As filed with the Securities and Exchange Commission on January 7, 2010

Registration No. 333-162543

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CELLU TISSUE HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2621	06-1346495
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1855 Lockeway Drive, Suite 501

Alpharetta, Georgia 30004

(678) 393-2651

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

W. Edwin Litton

General Counsel, Senior Vice President, Human Resources and Secretary

1855 Lockeway Drive, Suite 501

Alpharetta, Georgia 30004

(678) 393-2651

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Alan J. Prince Tracy Kimmel King & Spalding LLP 1180 Peachtree Street, N.E. Atlanta, Georgia 30309 (404) 572-4600	John C. Ericson Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Larger accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price per share	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Common Stock, $0.01 par value per share	8,970,000 shares	$16.00	$143,520,000	$8,296(3)

(1)	Includes shares to be sold upon exercise of the underwriters’ option to purchase additional shares. See “Underwriting.”
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)	$6,975 of which was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated January 7, 2010

7,800,000 Shares

Common Stock

This is an initial public offering of the common stock of Cellu Tissue Holdings, Inc.

Cellu Tissue Holdings, Inc. is offering 2,175,000 of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional 5,625,000 shares. Cellu Tissue will not receive any proceeds from the sale of the shares being sold by the selling stockholders.

Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $15.00 and $17.00. Cellu Tissue intends to list the common stock on the New York Stock Exchange under the symbol “CLU”.

See “Risk Factors” beginning on page 16 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price
Underwriting discount
Proceeds, before expenses, to Cellu Tissue
Proceeds, before expenses, to the selling stockholders

To the extent the underwriters sell more than 7,800,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,170,000 shares from the selling stockholders at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on                      , 2010.

Goldman, Sachs & Co.	J.P. Morgan

BofA Merrill Lynch

Baird	William Blair & Company	D.A. Davidson & Co.

Prospectus dated                     , 2010.

CELLU TISSUE HOLDINGS, INC.

Napkins
Paper Towels
Bath Tissue
Napkins
Bath Tissue
Bath Tissue

PRICE RITE
Paper Towels
3 ROLLS

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

INDUSTRY AND MARKET DATA

The data included in this prospectus regarding our industry, including market size, industry product mix and growth rates, are based on a variety of sources, including publicly available data, information obtained from customers, other industry sources, management estimates and management’s assessments of industry sources. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable but do not guarantee the accuracy and completeness of such information. Although we believe that the publications and reports are reliable, neither we nor the underwriters have independently verified the data. Our internal data and estimates are based upon information obtained from our investors, partners, trade and business organizations and contacts in the markets in which we operate and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had such information verified by any independent sources.

i

PROSPECTUS SUMMARY

This summary highlights significant aspects of our business and this offering, but it is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the information presented under the section entitled “Risk Factors” and the historical and pro forma financial data and related notes, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements as a result of certain factors, including those set forth in this prospectus under the headings “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” In this prospectus, unless indicated otherwise or the context otherwise requires, “we,” “us,” “our” and “Cellu Tissue” refer to Cellu Tissue Holdings, Inc., the issuer of the common stock, and its subsidiaries. Unless otherwise noted, the term “tons” refers to short tons.

Our Company

We are a North American producer of tissue products, with a strategic focus on consumer-oriented private label tissue products and a growing presence in the value retail tissue market. We manufacture large rolls of tissue, which we refer to as hardrolls, from purchased pulp and our own recycled fiber. We are a vertically integrated manufacturer, which means that we convert some of the hardrolls we produce into finished and packaged tissue products, and we sell the remainder of our hardrolls to third-party converters of tissue products. Our vertically integrated manufacturing operations and extensive geographic footprint enable us to deliver a broad range of cost-competitive products with brand-like quality manufactured to our customers’ specifications. For the twelve months ended November 26, 2009, we sold 331,425 tons of tissue along with our other products, generating aggregate net sales of $515.3 million, Adjusted EBITDA of $81.3 million and net income of $11.0 million. For an explanation of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA, see pages 12, 13, 14 and 15.

We own and operate nine strategically-located manufacturing and converting facilities in Connecticut, Georgia, Michigan, Mississippi, New York, Ontario and Wisconsin. Six of these facilities manufacture hardrolls for internal conversion and external hardroll sales, two of these facilities produce converted tissue products and one facility is an integrated hardroll manufacturing and converting site. We have grown our annual hardroll production capacity from approximately 264,171 tons, as of February 28, 2006, to approximately 327,000 tons as of November 26, 2009. In response to significant market demand for our converted tissue products, we have grown our annual converting capacity from approximately 85,000 tons as of February 28, 2006, to approximately 194,000 tons as of November 26, 2009.

Our Products

Our tissue products consist of two primary product lines sold predominantly to (1) the consumer private label and away-from-home markets and (2) third-party converters.

•

Converted tissue.    Our converted tissue products include a full product line of consumer private label and away-from-home bathroom tissue, facial tissue, napkins, folded towels and kitchen roll towels. We manufacture our converted tissue products according to our customers’ specifications with a quality range from super premium to value quality. Our flexible manufacturing assets enable us to produce converted tissue products according to a variety of specifications, including fiber type, weight, softness, size, color, prints, embossing patterns, fold and package configuration. For the nine months ended November 26, 2009, sales of converted tissue products comprised 46.4% of our total net sales compared to 22.5% of our total net sales for fiscal year 2008.

•

Hardroll tissue.    We manufacture a variety of hardroll tissue and absorbent cover stock to our customers’ specifications, which our customers print, cut and process into an assortment of finished converted tissue products and disposable absorbent products in the personal and health care markets. These absorbent products include a complete line of away-from-home and consumer bath and towel products, liners for diapers, adult incontinence and feminine care products, surgical waddings and other medical and sanitary disposable products. For the nine months ended November 26, 2009, sales of hardroll tissue products comprised 31.1% of our total net sales compared to 52.8% of our total net sales for fiscal year 2008. We also produce machine-glazed tissue hardrolls, which are sold to third-party converters of products such as fast food and commercial food wrappers. Machine-glazed tissue is glazed with a coating and, in some cases, other moisture and grease-resistant coatings. We convert a limited amount of our machine-glazed tissue hardrolls into rolls for retail food wrappers. For the nine months ended November 26, 2009, sales of machine-glazed tissue products comprised 21.0% of our total net sales compared to 24.8% of our total net sales for fiscal year 2008.

Our Industry

According to RISI, a leading information provider for the global forest products industry, the North American tissue market exceeded 9 million tons in 2008. From 1995 to 2008, North American tissue demand grew in the aggregate by 32%, according to RISI. RISI estimates that the annual operating rate for North American tissue manufacturers will remain above 92% through 2012. According to RISI, tissue demand has grown at a higher rate than any other major paper sector in North America since 1995.

Tissue paper is sold into two primary market sectors: (1) the consumer retail sector and (2) the commercial and industrial, or away-from-home, sector. The consumer retail sector comprises approximately 6.3 million tons, or 70%, of the North American tissue paper market, with the away-from-home sector comprising approximately 2.7 million tons. The consumer retail sector is further divided between private label, estimated at 1.6 million tons, and branded, estimated at 4.7 million tons. Within the consumer private label sector, mass retailers, value retail chains and dollar stores, such as Dollar General, Dollar Tree and Family Dollar, represent the fastest growing portion of the private label market. The balance of private label tissue products are sold through grocery and drug retail chains, and warehouse clubs such as Costco and Sam’s Club. We believe that competition in the dollar stores market is relatively fragmented among many small regional converters with a limited private label presence from large branded tissue producers.

We also compete in the away-from-home sector, where products are generally sold to paper, food service and janitorial supply distributors, which resell these products for use in hotels, restaurants, factories, schools, office buildings and other commercial, government and industrial institutions.

Machine-glazed tissue represents a much smaller market than the consumer and away-from-home tissue markets. End markets for machine-glazed tissue include fast food and commercial food wrap as well as niche market products such as gum wrappers, coffee filters, cigarette pack liner paper, wax paper and butter wraps.

Our Strengths

We believe our core strengths include the following:

Strategic focus on consumer private label tissue products.    As a North American tissue manufacturer with a strategic focus on consumer private label products, we benefit from: (1) strong consumer demand for brand-like tissue products, (2) our ability to produce private label products that are equivalent in quality to branded products, (3) growing consumer acceptance of private label products, (4) consumer demand for products sold through the value retail channel and (5) our ability to generate higher margins from our converted tissue products than from our sales of hardrolls to third parties or our machine-glazed tissue products.

Low-cost manufacturing operations.    Our flexible production capability, low overhead costs and branded-quality products contribute to our competitive position in the marketplace. We have a proven track record of ongoing cost-savings and productivity improvement initiatives. We have contracted for approximately 50% to 65% of our anticipated fiber requirements through fiscal year 2012 while achieving highly competitive market discounts and ensuring consistency of supply. Also, because of our significant scale, we are able to optimize our machine schedules to take full advantage of our production capabilities and minimize freight costs for our customers. To ensure supply and reduce market dependency, we have invested in green energy projects such as a third-party biomass gasification steam project in Wiggins, Mississippi and our cogeneration installation in East Hartford, Connecticut, which produces steam and electricity.

Significant scale and footprint in the Northeast, Southeast, South and Central United States.    Our strategic manufacturing facilities produce a full line of private label products and support geographic coverage of the U.S. market east of the Rocky Mountains. The geographic location of our facilities enables us to be a provider in the consumer private label and away-from-home converted tissue markets in the Northeast, Southeast, South and Central United States, which collectively account for approximately 76% of the U.S. population. Our Neenah, Wisconsin; Thomaston, Georgia; and Long Island, New York converting lines have approximately 194,000 tons of annual converting capacity. The APF Acquisition described below under “—Our History” has allowed us to reach new distribution channels and expand our geographic footprint in the South, Southeast, Midwest and Northeast United States. In addition, our proximity to customers and our diverse reach give us an economic advantage over smaller, and often one- or two-plant, regional tissue converters.

Strong financial position and operating results.    We believe our significant growth in Adjusted EBITDA and net cash provided by operating activities, coupled with our balance sheet liquidity will allow us to execute our converting strategy, whether through organic growth or strategic acquisitions. Our net sales and Adjusted EBITDA have increased 49.7% and 175%, respectively, from fiscal year 2007 to the twelve months ended November 26, 2009. Our net income has grown from a net loss of $13.1 million in fiscal year 2007 to net income of $11.0 million for the twelve months ended November 26, 2009. For the twelve months ended November 26, 2009, our Adjusted EBITDA margin equaled 15.8% and our gross margin equaled 15.3%, compared to 11.4% and 10.6%, respectively, for fiscal year 2009. In July 2009, we successfully refinanced most of our debt with $255 million of 11 1/2% senior secured notes due 2014. Our net cash provided by operating activities equaled $24.1 million and $68.1 million for fiscal year 2009 and for the twelve months ended November 26, 2009, respectively. As of November 26, 2009, we also had $52.2 million available under our revolving line of credit.

Proven acquisition integration capabilities.    Since 2007, we have made two strategically important acquisitions: (1) in March 2007, we acquired CityForest Corporation, which greatly expanded our recycled fiber capabilities, and (2) in July 2008, we acquired our Long Island, New York and Thomaston, Georgia facilities in the APF Acquisition described below, which provided us with two geographically diverse, stand-alone converting facilities. Due to the successful integration of these businesses, these acquisitions were accretive to our earnings and generated synergies in excess of original estimates. These acquisitions were strategically important because they have enabled us to reach new distribution channels and expand our geographical footprint in the South, Southeast and Northeast. Given the fragmented nature of our industry, we believe there are additional opportunities for profitable expansion and consolidation in our markets.

Significant capital investment.    Since 2001, we have made significant capital investment in our hardroll manufacturing capacity, which has increased our hardroll capacity by more than 120,000 tons. These tons are available to support our vertically integrated, converting growth strategy and further solidify our ability to provide brand-equivalent quality and consistent supply. Furthermore, this additional capacity was added at a capital cost well below that of new tissue manufacturing assets. We have also grown our converting capacity capabilities over the last three years, increasing our converting capacity by 109,000 tons.

Diversified and high-quality customer base.    We sell to a highly diversified customer base of over 200 companies, without dependence on any single customer. In fiscal year 2009, no customer accounted for more than 10% of our sales and, for the nine months ended November 26, 2009, Dollar General was our largest single customer, representing 10.5% of our sales. Our customers include leading consumer retailers and away-from-home distributors including Dollar General, Wal-Mart and Guest Supply, other vertically integrated tissue manufacturers and third-party converters.

Experienced and incentivized management team.     Our executive management team has an average of over 25 years of experience in the paper products industry. Russell C. Taylor (53) has been our President and Chief Executive Officer since 2001 and has over 25 years of industry experience. Prior to coming to our company, he was a senior executive at Kimberly-Clark Corporation, a leading personal care consumer products company. Steven D. Ziessler (49), our Chief Operating Officer since 2005, has over 25 years of industry experience and prior to joining our company was President of Kimberly-Clark Europe Ltd.’s away-from-home business. David J. Morris (53), our Chief Financial Officer, has spent 27 years in the paper and wood products business, including 15 years at Georgia-Pacific Corporation and seven years at Kimberly-Clark Corporation. After this offering, we expect that our executive officers will own approximately 8.4% of our outstanding common stock.

Environmentally friendly manufacturing capabilities.    We have the ability to manufacture hardrolls that contain up to 100% recycled fiber. We also convert recycled fiber hardrolls into products that are sold in the consumer retail and away-from-home markets. Our recycled fiber content exceeds current applicable Environmental Protection Agency guidelines and contains up to 100% recycled, post-consumer wastepaper (including magazines, phonebooks and manufacturing and office waste) that is processed without the use of chlorine compounds. Our acquisition of CityForest Corporation expanded our ability to manufacture recycled hardrolls and enabled us to produce our own recycled fiber. We also focus on other ways to avoid waste, including recycling water used in our manufacturing processes and reconstituting the fiber from our paper waste. In addition, 100% of our contractually purchased pulp is certified by the Sustainable Forestry Initiative or the Forest Stewardship Council.

Our Strategy

Our principal strategy is to be the private label tissue manufacturer of choice in North America by continuing to grow sales of our converted tissue products. We believe that our intense focus on “customer delight” through high levels of service, efficient and reliable supply-chain management, brand-like quality and consistency, and low cost manufacturing will provide us with continued growth opportunities. Our key initiatives include:

Continue to grow converted tissue sales to both consumer product retailers and value retailers.    We have substantially increased our sales of private label converted tissue products as a percentage of our total sales to both the consumer retail and value retail chains from 3.0% of our net sales in fiscal year 2008 to 30.2% of our net sales for the nine months ended November 26, 2009. As these retailers invest heavily in their private label brands, we will continue to focus on growing our business to support this profitable and growing segment of the U.S. tissue market. We also believe that through organic growth and acquisitions we have attractive opportunities to increase our market share in this growing customer segment. In addition, we currently have the ability to shift a majority of our lower margin, externally sold hardrolls to converted products sales, which have historically generated higher margins. For the nine months ended November 26, 2009, sales of tissue hardrolls and machine-glazed tissue hardrolls comprised 48.7% of our total net sales compared to 73.2% in fiscal year 2008. The decline in hardroll sales resulted from a mix shift to higher margin converted products.

Invest in converting capacity to service these growing private label market segments.    To satisfy increased customer demand and to further expand our geographic reach, we have accelerated our growth strategy and expect to invest approximately $30 million over the next 18 to 24 months to increase our retail converting capacity by 50,000 tons. We anticipate that a portion of this investment will be used to add converting capacity to our new 323,000 square foot facility in Oklahoma City, Oklahoma. We expect that the balance of this investment will be used to add converting capacity to our three established facilities in Neenah, Wisconsin, Thomaston, Georgia and Long Island, New York. In December 2009, we completed installation of a new tissue converting line at our Long Island, New York facility. In addition, we also believe the fragmentation of the U.S. tissue market provides potential acquisition opportunities that would strengthen our market position, continue to expand our geographic reach and offer potential for industry consolidation.

Enhance our fiber and energy cost management initiatives.    We have developed and implemented a fiber procurement strategy that has been effective in reducing our fiber costs while helping to ensure consistent supply. Our agreements with various pulp suppliers enable us to purchase a majority of our fiber requirements at discounts below published list prices. In addition, these agreements do not preclude us from shifting a portion of our fiber purchases to the spot market to react to favorable market conditions. We believe these supply agreements offer substantial savings from purchasing pulp on the spot market during periods of tight supply. Furthermore, approximately 50% of our hardroll sales are contracted to customers and include escalators that allow for the pass-through of increased pulp costs. These contracts track a published pulp benchmark price index that is well accepted in the industry. We also have a targeted strategy that has successfully generated greater energy cost control. This strategy includes the use of gas strips or hedges to minimize price volatility, and capital projects that reduce consumption through alternative green-energy sources, further reducing our dependence on the energy market.

Further reduce manufacturing costs.    We continually pursue opportunities to contain and reduce our costs. As part of our cost management strategy, we benchmark our machines and manufacturing operations against those of other leading paper manufacturers. Our benchmarking is applied by business sector and machine type on a monthly, year-to-date and year-on-year basis. We review metrics such as total machine efficiency, fiber loss, waste percentage, tons produced per machine per person per year, fixed and variable costs per ton produced and total energy cost per ton produced. In addition, our cost management strategy focuses on reducing variable costs through increased operating efficiencies and reduced energy consumption, allowing us to better manage our costs and lessen the impact of fiber price cyclicality.

Our History

We were incorporated in Delaware in 1984. At the time of our incorporation, we acquired the assets of our East Hartford, Connecticut facility and, in 1995, we purchased our Wiggins, Mississippi facility. Throughout 1998, we acquired the assets of each of our Menominee, Michigan; Gouverneur, New York; and St. Catharines, Ontario facilities and, in 2002, we purchased our Neenah, Wisconsin facility.

Weston Presidio V, L.P.

We have been controlled by Weston Presidio V, L.P. since June 2006. Weston Presidio V, L.P. is a partnership managed by Weston Presidio. Weston Presidio, founded in 1991, has managed five investment funds aggregating over $3.3 billion. The firm focuses its investment activities on growth companies. With offices in Boston, San Francisco and Menlo Park, Weston Presidio has completed transactions across a broad range of industries, including consumer, business services and manufacturing and industrial.

Strategic Acquisitions

In March 2007, we acquired our Ladysmith, Wisconsin facility in connection with our purchase of CityForest Corporation, doubling our recycled fiber capabilities. In July 2008, we acquired our Long Island, New York and Thomaston, Georgia facilities from Atlantic Paper & Foil, which we refer to in this prospectus as the APF Acquisition, providing us with two geographically diverse, stand-alone converting facilities and nearly doubling our converting capacity.

Concurrent Reorganization Transactions

Prior to the completion of this offering, we intend to complete an internal restructuring designed to eliminate our direct and indirect parent entities. In this prospectus, we refer to this restructuring and the 167.27 for 1 stock split to be effected prior to the closing of this offering as our reorganization transactions. Pursuant to the reorganization transactions, Cellu Paper Holdings, Inc., our direct parent, will merge with and into Cellu Tissue, with Cellu Tissue surviving the merger. Immediately following this merger, Cellu Parent Corporation, which will then be our direct parent, will merge with and into Cellu Tissue, with Cellu Tissue surviving this second merger. In connection with these reorganization transactions, the holders of Cellu Parent Corporation’s outstanding Series A preferred stock will ultimately receive an aggregate of 12,729,233 shares of our common stock, the holders of Cellu Parent Corporation’s outstanding Series B preferred stock will ultimately receive an aggregate of 2,620,410 shares of our common stock, and the holders of Cellu Parent Corporation’s common stock will receive an aggregate of 1,082,913 shares of our common stock. Except as otherwise indicated, the information in this prospectus gives effect to the reorganization transactions. As described in this prospectus under the heading “—The Offering—Pricing Sensitivity Analysis,” to the extent that the actual initial public offering price per share for this offering is greater or less than $16.00, the actual number of shares of our common stock that the holders of Cellu Parent Corporation’s outstanding Series A preferred stock and Series B preferred stock will ultimately receive will be lower or higher, respectively. See “Capitalization” and “Certain Relationships and Related Party Transactions” for more information on the reorganization transactions.

Risk Factors

Investing in our common stock involves substantial risk, and our ability to successfully operate our business is subject to numerous risks, including those that are generally associated with our industry. Any of the factors set forth under “Risk Factors” may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our common stock.

Our principal executive offices are located at 1855 Lockeway Drive, Suite 501, Alpharetta, Georgia 30004, and our telephone number at that address is (678) 393-2651. Our website is located at www.cellutissue.com. The information on our website is not part of this prospectus.

Our fiscal year ends on the last day of February. In this prospectus, we refer to our fiscal year ended February 28, 2009 as fiscal year 2009, to our fiscal year ended February 29, 2008 as fiscal year 2008 and to our fiscal year ended February 28, 2007 as fiscal year 2007.

The Offering

Shares of common stock offered by us	2,175,000 shares

Shares of common stock offered by the selling stockholders	5,625,000 shares

Shares of our common stock to be outstanding after this offering	18,607,556 shares

Option to purchase additional shares of common stock	The selling stockholders have granted the underwriters a 30-day option to purchase up to 1,170,000 additional shares of our common stock at the initial public offering price.

Use of proceeds	We estimate that the net proceeds we will receive from this offering, after deducting underwriting discounts and other estimated offering expenses payable by us, will be approximately $29.4 million, assuming the shares are offered at $16.00 per share, which is the mid-point of the estimated offering price range set forth on the cover page of this prospectus.

We intend to use the net proceeds we will receive from this offering to repay, repurchase, redeem or otherwise retire (including paying any redemption or repurchase premiums or related pre-payment penalties) existing indebtedness, including potentially, but not limited to, redeeming or repurchasing a portion of our outstanding 11 1/2% senior secured notes due 2014, which we refer to in this prospectus either as our senior secured notes or our 2014 Notes, or repaying our $6.3 million promissory note issued in the APF Acquisition. See “Use of Proceeds.”

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

Dividend policy	We currently expect to retain all future earnings, if any, for use in the operation and expansion of our business and debt repayment; therefore, we do not anticipate paying cash dividends in the foreseeable future. See “Dividend Policy” below.

Proposed New York Stock Exchange ticker symbol	“CLU”

Risk factors	You should carefully read and consider the information set forth under “Risk Factors” beginning on page 16 of this prospectus and all other information set forth in this prospectus before investing in our common stock.

The common stock to be outstanding after this offering excludes the following:

•	as of November 26, 2009, 797,499 shares issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $5.12 per share; and

•

2,795,000 shares reserved for future issuance under our 2010 Equity Compensation Plan, which will become effective prior to the completion of this offering, as more fully described in “Compensation Discussion and Analysis—2010 Equity Compensation Plan”.

Except as otherwise indicated, the information in this prospectus:

•	gives effect to the reorganization transactions, which include a 167.27 for 1 stock split of shares of all our common stock to be effected prior to the closing of this offering;

•	assumes the adoption of our amended and restated certificate of incorporation and our amended and restated bylaws upon completion of this offering;

•	assumes the underwriters do not exercise their option to purchase up to 1,170,000 additional shares from the selling stockholders; and

•	assumes that our shares of common stock will be sold at $16.00 per share, which is the mid-point of the price range set forth on the cover page of this prospectus.

Pricing Sensitivity Analysis

In connection with the reorganization and this offering, holders of Cellu Parent Corporation Series A preferred stock will receive one share of our common stock plus a liquidation preference of $5.98 for each share of Series A preferred stock payable in shares of our common stock. In addition, holders of Cellu Parent Corporation Series B preferred stock will receive one share of our common stock plus a liquidation preference of $8.91 for each share of Series B preferred stock payable in shares of our common stock. The exact number of shares they will receive as a result of the liquidation preference will be based on the initial public offering price set forth on the cover page of this prospectus. The information in this prospectus is based on our estimate that 15,349,643 shares of our common stock will be issued to the holders of Cellu Parent Corporation preferred stock based on an initial public offering price per share of $16.00, which is the mid-point of the price range set forth on the cover page of this prospectus. To the extent that the actual initial public offering price per share for this offering is greater or less than $16.00, the actual number of shares of common stock to be issued to them will be lower or higher, respectively. For example, if the actual initial public offering price per share for this offering were to equal $17.00, the number of shares of common stock to be issued to the holders of Cellu Parent Corporation preferred stock would equal 15,090,806 and, consequently, the aggregate number of shares of common stock to be outstanding after this offering would equal 18,348,719. Similarly, if the actual initial public offering price per share for this offering were to equal $15.00, the number of shares of common stock to be to be issued to the holders of Cellu Parent Corporation preferred stock would equal 15,642,979 and, consequently, the aggregate number of shares of common stock to be outstanding after this offering would equal 18,900,892.

Summary Consolidated Data for Cellu Tissue Holdings, Inc.

The following table contains our summary consolidated financial data for fiscal year 2009, for fiscal year 2008, for the period from March 1, 2006 to June 12, 2006 (pre-merger), for the period from June 13, 2006 to February 28, 2007 (post-merger), for the nine months ended November 26, 2009 and November 27, 2008 and for the twelve months ended November 26, 2009, as well as our summary pro forma statement of operations and other financial data for fiscal year 2009. Our summary consolidated results of operations and other data for fiscal year 2009, for fiscal year 2008, for the period from March 1, 2006 to June 12, 2006 (pre-merger) and for the period from June 13, 2006 to February 28, 2007 (post-merger), and our summary consolidated balance sheet data at February 28, 2009 and February 29, 2008 have been derived from audited consolidated financial statements included elsewhere in this prospectus. Our summary consolidated results of operations and other data for the nine months ended November 26, 2009 and November 27, 2008 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, and, in our opinion, such financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the data for those periods. Our summary consolidated results of operations and other data for the twelve months ended November 26, 2009 have been derived from our unaudited consolidated financial statements for the nine months ended November 27, 2008 and November 26, 2009 and from our audited consolidated financial statements for fiscal year 2009. The fiscal year 2007 information is presented separately for the periods prior to and after the 2006 merger transaction in which Weston Presidio V, L.P. gained control of Cellu Tissue. We refer to the 2006 merger transaction in this prospectus as the 2006 Merger. For more information about the 2006 Merger, see “Business—Our History—Weston Presidio V, L.P.”

The summary unaudited pro forma combined statement of operations and other financial data give effect to the APF Acquisition as if it had occurred on March 1, 2008 and include historical financial results of Cellu Tissue and Atlantic Paper & Foil Corp. of N.Y., Atlantic Lakeside Properties, LLC, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC and Consumer Licensing Corporation, collectively referred to in this prospectus as APF, adjusted to exclude the income and expense items related to the non-operating assets and liabilities that were not acquired by Cellu Tissue in the APF Acquisition. The excluded income and expense items primarily relate to depreciation, aircraft-related expenses, and interest expense.

The summary unaudited pro forma combined statement of operations data for fiscal year 2009 has been derived from the historical statement of operations data of Cellu Tissue for fiscal year 2009 appearing elsewhere in this prospectus and historical statement of operations data derived from the accounting records of APF for the period from March 1, 2008 through July 1, 2008. This historical statement of operations data of APF for the period from March 1, 2008 through July 1, 2008 was computed as the sum of (1) statement of operations data for March 2008, and (2) statement of operations data for the period from April 1, 2008 through June 30, 2008, which was derived by subtracting the data for the three months ended March 31, 2008 from statement of operations data for the six months ended June 30, 2008 included elsewhere in this prospectus.

The summary unaudited pro forma combined statement of operations data includes the adjustments that have a continuing impact on the combined company to reflect the application of purchase accounting. The pro forma adjustments are described in the notes to the unaudited pro forma combined statement of operations and other financial data contained elsewhere in this prospectus.

Any savings or additional costs that may be realized through the integration of the operations of APF with Cellu Tissue have not been estimated or included in the summary unaudited pro forma statement of operations.

The summary pro forma data are presented for illustrative purposes only and do not purport to be indicative of, and should not be relied upon as indicative of, the operating results that may occur in the future or that would have occurred if the acquisition had been consummated on March 1, 2008.

The unaudited consolidated other financial data set forth below include calculations of EBITDA and Adjusted EBITDA. These measures should not be construed as an alternative to our operating results or cash flows as determined in accordance with U.S. generally accepted accounting principles. Please see footnote (2) below for further discussion of EBITDA and Adjusted EBITDA.

You should read the information set forth below in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information” and our and APF’s consolidated financial statements and related notes included elsewhere in this prospectus.

(Amounts in thousands except share amounts and tons sold)	March 1, 2006- June 12, 2006	June 13, 2006- February 28, 2007	Fiscal year ended		Fiscal year ended February 28, 2009 pro forma	Nine months ended		Twelve months ended November 26, 2009
			February 29, 2008	February 28, 2009(1)		November 27, 2008(1)	November 26, 2009(1)
	(Pre-merger)		(Post-merger)		(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statement of operations data:
Net sales:
Tissue segment	$68,715	$174,074	$333,342	$400,640	N/A	$300,355	$299,880	$400,164
Machine-glazed tissue segment	28,029	73,338	109,739	114,376	N/A	87,904	81,195	107,667
Foam segment	—	—	—	4,006	N/A	2,323	5,797	7,481

Total net sales	96,744	247,412	443,081	519,022	$551,109	390,582	386,872	515,312
Cost of goods sold	88,556	234,897	401,352	464,118	489,019	351,693	324,143	436,567

Gross profit	8,188	12,515	41,729	54,904	62,090	38,889	62,729	78,745
Income (loss) from operations	(3,330)	611	19,630	30,163	33,772	21,649	43,642	52,156
Net income (loss)	$(6,439)	$(6,660)	$3,702	$6,560	$7,344	$2,584	$7,028	$11,004
Basic and diluted income (loss) per share	$(64,392.31)	$(66,596.06)	$37,017.56	$65,601.88	$73,440.00	$25,841.33	$70,283.50	$110,043.50
Basic and diluted shares outstanding	100	100	100	100	100	100	100	100
Unaudited pro forma basic and diluted income (loss) per share(2)	$(0.39)	$(0.41)	$0.23	$0.40	$0.45	$0.16	$0.43	$0.67
Unaudited pro forma basic and diluted shares outstanding(2)	16,432,556	16,432,556	16,432,556	16,432,556	16,432,556	16,432,556	16,432,556	16,432,556

Balance sheet data (at end of period):
Cash and cash equivalents	N/A	$16,261	$883	$361	$361	$513	$7,149	$7,149
Total assets	N/A	345,343	423,217	484,047	484,047	494,040	502,101	502,101
Total debt	N/A	160,356	208,647	261,653	261,653	270,998	269,083	269,083
Stockholders’ equity	N/A	38,752	46,085	67,737	67,737	64,792	84,362	84,362

Other financial data:
Net cash provided by (used in) operating activities	$(6,384)	$9,785	$19,796	$24,060	N/A	$9,601	$53,684	$68,142
Net cash (used in) investing activities	(1,938)	(7,677)	(64,141)	(80,557)	N/A	(73,882)	(19,773)	(26,447)
Net cash provided by (used in) financing activities	(290)	—	29,193	55,244	N/A	63,277	(27,131)	(35,163)
Depreciation and amortization	4,227	16,759	24,146	26,529	28,126	19,676	21,447	28,300
Capital expenditures	1,938	7,677	20,477	16,402	N/A	9,734	19,773	26,441
EBITDA(3)	895	17,605	43,996	57,187	62,390	41,480	64,435	80,142
Adjusted EBITDA(3)	6,828	22,713	46,764	59,274	64,477	42,535	64,512	81,251
Gross margin%	8.5	5.1	9.4	10.6	11.3	10.0	16.2	15.3
Adjusted EBITDA margin %(4)	7.1	9.2	10.6	11.4	11.7	10.9	16.7	15.8

Other operational data:
Tons sold:
Tissue segment	50,406	122,471	235,395	250,073	N/A	188,004	183,850	245,919
Machine-glazed tissue segment	23,108	57,231	81,685	82,482	N/A	62,474	65,498	85,506

(1)	We completed the APF Acquisition in July 2008. As a result, the fiscal year ended February 28, 2009 includes APF’s results for eight months. Our results for the nine months ended November 27, 2008 and November 26, 2009 include APF’s results for five and nine months, respectively. For additional information relating to these periods, see “Unaudited Pro Forma Condensed Combined Financial Information” and the consolidated financial statements included elsewhere in this prospectus.

(2)	The unaudited pro forma computation of basic and diluted earnings per share includes the effect of the reorganization transactions, including the conversion of preferred stock into shares of common stock and the stock split of such stock as well as the existing shares of common stock into 16,432,556 shares of common stock; however, it excludes the shares expected to be issued in connection with this offering. Unaudited pro forma basic and diluted shares outstanding are equal for all periods presented as there were no potentially dilutive shares in these periods. The 16,432,556 shares of common stock is based on an assumed initial public offering price of $16.00 per share, the mid-point of the range set forth on the cover of this prospectus. See “Prospectus Summary—The Offering—Pricing Sensitivity Analysis.”

(3)	EBITDA represents earnings before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to reflect the additions and eliminations described in the table below. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by U.S. generally accepted accounting principles, or U.S. GAAP, and our calculation thereof may not be comparable to that reported by other companies. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations are:

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA and Adjusted EBITDA only supplementally. We further believe that our presentation of these U.S. GAAP and non-GAAP financial measurements provide information that is useful to analysts and investors because they are important indicators of the strength of our operations and the performance of our core business.

Management uses EBITDA and Adjusted EBITDA:

•

as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis, as both remove the impact of items not directly resulting from our core operations;

•	for planning purposes, including the preparation of our internal annual operating budget;

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the performance and effectiveness of our operational strategies;

•	to evaluate our capacity to fund capital expenditures and expand our business; and

•	to calculate incentive compensation for our employees.

In addition, these measurements are used by investors as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. Many investors are interested in understanding the performance of our business by comparing our results from ongoing operations from one period to the next and would ordinarily add back events that are not part of normal day-to-day operations of our business. By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing strategic initiatives.

The following is a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA:

(Dollars in thousands)	March 1, 2006- June 12, 2006	June 13, 2006- February 28, 2007	Fiscal year ended		Fiscal year ended February 28, 2009 pro forma	Nine months ended		Twelve months ended November 26, 2009
			February 29, 2008	February 28, 2009		November 27, 2008	November 26, 2009
	(Pre-merger)		(Post-merger)		(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income (loss)	$(6,439)	$(6,660)	$3,702	$6,560	$7,344	$2,584	$7,028	$11,004
Add (subtract):
Interest expense	5,001	11,685	20,057	24,709	27,105	17,951	27,351	34,109
Provision for (benefit from) income taxes	(1,894)	(4,179)	(3,909)	(611)	(185)	1,269	8,610	6,729
Depreciation and amortization	4,227	16,759	24,146	26,529	28,126	19,676	21,446	28,300

EBITDA(a)	$895	$17,605	$43,996	$57,187	$62,390	$41,480	$64,435	$80,142
Add (subtract):
APF transition and related costs(b):
Elimination and alignment of certain overhead functions	—	—	—	373	373	373	—	—
Facility consolidation	—	—	—	282	282	—	373	655
Fair value accounting for acquired inventory	—	—	—	284	284	284	—	—
Mill restructuring(c)	—	—	247	—	—	—	—	—
Whistleblower investigation(d)	—	—	443	—	—	—	—	—
Mississippi sales tax audit(e)	—	—	—	258	258	258	—	—
Corporate restructuring(f)	—	240	—	—	—	—	—	—
Impairment of fixed assets(g)	—	488	—	—	—	—	—	—
Terminated acquisition costs(h)	—	—	2,078	140	140	140	—	—
Merger transaction costs(i)	5,933	4,380	—	—	—	—	—	—
Restatement—legal/accounting fees(j)	—	—	—	750	750	—	—	750
Natural Dam fire(k)	—	—	—	—	—	—	250	250
Insurance claim for wrapper damage(l)	—	—	—	—	—	—	(546)	(546)

Adjusted EBITDA(a)	$6,828	$22,713	$46,764	$59,274	$64,477	$42,535	$64,512	$81,251

(a)	EBITDA and Adjusted EBITDA include stock-based compensation expense related to equity awards and cash payment of taxes associated with such equity awards. In addition, EBITDA and Adjusted EBITDA also include management fees and expenses paid to Weston Presidio Service Company, LLC, an affiliate of Weston Presidio V, L.P. and, from March 1, 2006 to June 12, 2006, to Charterhouse Group International, Inc., our former majority stockholder. We incurred stock-based compensation expense of $497 thousand from June 13, 2006 to February 28, 2007 (post-merger), $1,359 thousand and $1,140 thousand for the fiscal years ended February 29, 2008 (post-merger) and February 28, 2009 (including pro forma year ended February 28, 2009), respectively, and $690 thousand and $637 thousand for the nine months ended November 27, 2008 and November 26, 2009, respectively, and $1,087 thousand for the twelve months ended November 26, 2009. Management fees and expenses paid to Charterhouse Group International, Inc. equaled $153 thousand from March 1, 2006 to June 12, 2006. Management fees and expenses paid to Weston Presidio Service Company, LLC equaled $303 thousand from June 13, 2006 to February 28, 2007 (post-merger), $450 thousand for fiscal years ended February 29, 2008 (post-merger) and February 28, 2009 (including pro forma year ended February 28, 2009), respectively, and $338 thousand and $338 thousand for the nine months ended November 27, 2008 and November 26, 2009, respectively, and $450 thousand for the twelve months ended November 26, 2009.
(b)

In fiscal year 2009, we acquired APF, which was a significant acquisition because of its size and complexity of operations. In connection with the APF Acquisition, we determined that several initiatives, to be completed over a twelve-month period, would help achieve the identified synergies. These initiatives included eliminating certain overhead functions and aligning those activities with our existing infrastructure as well as consolidating production and inventory storage facilities. Our consolidation of facilities included centralizing the acquired APF production facility and two APF inventory storage facilities located in Hauppauge, New York into one consolidated facility in Long Island, New York and moving machinery for a napkin line from our Neenah, Wisconsin location to the acquired APF Thomaston, Georgia facility. In addition, as a result of applying purchase accounting to record inventory at fair market value, we increased the book value of acquired inventory, which we amortized to cost of goods sold as the inventory was sold to customers during the second quarter of fiscal year 2009.

(c)	Mill restructuring relates to severance costs at one of our mills related to the termination of six employees.
(d)	We incurred legal and accounting costs associated with a whistleblower investigation that was ultimately determined to be without merit.
(e)	State tax catch-up costs for fiscal year 2009 relate to a Mississippi sales and use tax assessment based on an audit of prior periods. The Mississippi taxing authority assessed sales and use tax for natural gas consumption purchased in prior periods for which our service provider had not charged the appropriate sales and use tax amounts.
(f)	Corporate restructuring for fiscal year 2007 related to severance costs associated with the elimination of a corporate position.
(g)	Expenses incurred in connection with our decision in the fourth quarter of fiscal year 2007 to permanently shut down one of our paper machines at our St. Catharines, Ontario facility.
(h)	Acquisition-related costs incurred in connection with an acquisition that did not transpire.
(i)	In 2006, Weston Presidio V, L.P. acquired its ownership interest in us from our former majority stockholder, Charterhouse Group International, Inc. In connection with this acquisition, we incurred significant expenses within a finite period of time that were a direct result of the acquisition and did not reflect the ongoing nature of the business. Merger transaction costs for the period from March 1, 2006 to June 12, 2006 include bond consent solicitation fees and expenses of $3.0 million, investment banking fees of $2.0 million and legal fees and other of $0.9 million. Merger transaction costs for the period from June 13, 2006 to February 28, 2007 include $3.3 million of merger incentive compensation and legal and other acquisition-related transactions costs of $0.2 million. In addition, as a result of applying purchase accounting to record inventory at fair value, we increased the book value of acquired inventory by $0.9 million, which we amortized to cost of goods sold as the inventory was sold to customers during the period from June 13, 2006 to February 28, 2007.
(j)	Legal and accounting fees incurred in connection with the restatement of our consolidated financial statements for the fiscal year ended February 29, 2008 and for the first and second quarters of fiscal year 2009.
(k)	Insurance deductible costs related to a fire at our Natural Dam mill at our Gouverneur, New York facility.
(l)	Reflects insurance proceeds exceeding the book value for damaged packaging equipment (damaged in transit).

(4)	Adjusted EBITDA margin is defined as the ratio of Adjusted EBITDA to net sales. We present Adjusted EBITDA margin because it is used by management as a performance measurement of Adjusted EBITDA generated from net sales. See note 3 above for a discussion of Adjusted EBITDA as a non-GAAP measurement and a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA.

RISK FACTORS

This offering involves a high degree of risk. In addition to the other information contained in this prospectus, prospective investors should carefully consider the following risks before investing in our common stock. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or part of you investment in our common stock. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements” in this prospectus.

Risks Related to Our Business

Fluctuating demand in the tissue and specialty paper industry could have a material adverse effect on our business, financial condition and operating results.

The market for tissue and specialty paper products is sensitive to changes in general business conditions, industry capacity, consumer preferences and other factors. Our business exhibits some of this sensitivity, particularly in the away-from-home tissue market. Demand is influenced by fluctuations in inventory levels held by customers and consumer preferences. Supply depends primarily on industry capacity and capacity utilization rates. In periods of economic weakness, reduced spending by consumers and businesses results in decreased demand, potentially causing downward price pressure. In particular, the away-from-home market has experienced a recent decline because of the slowdown in the travel and restaurant industries and an increase in lay-offs as a result of the current economic downturn. This decline has had an effect on our net sales throughout fiscal year 2010 and may continue to have an effect in the future. Industry participants may also, at times, add new capacity or increase capacity utilization rates, potentially causing supply to exceed demand and exerting downward price pressure. We have no control over these factors, and they can heavily influence our financial performance.

Our operating results depend upon our wood pulp costs. An increase in wood pulp costs could have a material adverse effect on our business, financial condition and operating results.

Pulp is the principal raw material used in the manufacture of our specialty paper and tissue products. It is purchased in highly competitive, price sensitive markets. We buy a significant amount of pulp and other raw materials either through supply agreements or on the spot market. For fiscal year 2009, we purchased approximately 331,000 metric tons of pulp and recycled fiber at a cost of $185.7 million compared to 322,000 metric tons in fiscal year 2008 at a cost of $178.5 million. For the nine months ended November 26, 2009, we purchased approximately 239,126 metric tons of pulp and recycled fiber at a cost of $100.5 million compared to 244,544 metric tons in the nine months ended November 27, 2008 at a cost of $144.5 million. Pulp prices continued to increase in the third quarter of fiscal 2010 from their low point in April 2009 and are expected to increase in the fourth quarter of fiscal 2010. When pulp prices increase, we can generally pass most increases in the cost of pulp through to our customers, but price increases may not be passed to customers for three months or more after such increases in pulp prices occur. In some cases, the lag may be longer or we may not be able to pass through such cost increases at all. When pulp prices decline, we generally pass most decreases in the cost of pulp through to our tissue and machine-glazed tissue hardroll customers. For example, net sales in our machine-glazed tissue segment decreased 8.0% in the fourth quarter of fiscal year 2009 in part because of a decrease in net selling price per ton following a decrease in pulp prices. In addition, many of our arrangements with away-from-home hardroll customers do not have price escalators relating to wood pulp prices, and consequently, in some instances, we are unable to pass along an increase in pulp costs to these customers.

We have agreements with various pulp vendors to purchase various amounts of pulp over the next two years. These commitments require purchases of pulp up to approximately 153,000 metric tons per year at pulp prices below published list prices and allow us to shift a portion of our pulp purchases to the spot market to take advantage of spot market prices when such prices fall. We believe that our current commitment under these arrangements or their equivalent approximates 50% to 65% of our current budgeted pulp needs through fiscal year 2012. If upon expiration of these agreements, or upon failure of our suppliers to fulfill their obligations under these agreements, we are unable to obtain wood pulp on terms as favorable as those contained therein, our cost of goods sold may increase and results of operations will be impaired. As a result, our ability to satisfy customer demands and to manufacture products in a cost-effective manner may be materially adversely affected.

In addition, the costs and availability of wood pulp have at times fluctuated greatly because of weather, economic global buying behaviors or general industry conditions. From time to time, timber harvesting may be limited by natural events, such as fire, insect infestation, disease, ice storms, excessive rainfall and wind storms or by harvesting restrictions. Production levels within the forest products industry are also affected by such factors as currency fluctuations, duties and finished lumber prices. These factors may increase the price we have to pay to our existing or any new suppliers. In the presence of oversupply in the markets we serve, selling prices of our finished products may not increase in response to raw material price increases. If we are unable to pass any raw material price increases through to our customers, our business financial condition and operating results may be materially adversely affected.

Our significant debt obligations, or our incurrence of additional debt, could limit our flexibility in managing our business and could materially and adversely effect our financial performance.

We are highly leveraged. As of November 26, 2009, we had approximately $268.3 million of long-term indebtedness outstanding. In addition, we are permitted under our revolving line of credit, which we refer to in this prospectus as our working capital facility, and the indenture governing our senior secured notes to incur additional debt, subject to certain limitations. Our high degree of leverage may have important consequences to you, including the following:

•	we may have difficulty satisfying our obligations under our indebtedness and, if we fail to comply with these requirements, an event of default could result;

•

we may be required to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general corporate activities (please refer to the table below under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations,” which sets forth our payment obligations with respect to our existing long-term debt);

•	covenants relating to our debt may limit our ability to obtain additional financing for working capital, capital expenditures and other general corporate activities;

•	covenants relating to our debt may limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	we may be more vulnerable than our competitors to the impact of economic downturns and adverse developments in our business; and

•	we may be placed at a competitive disadvantage against any less leveraged competitors.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, operating results, and ability to satisfy our obligations under our indebtedness.

In addition, subject to restrictions in the indenture governing our senior secured notes and restrictions in our working capital facility, we may incur additional indebtedness. As of November 26, 2009, we had approximately $52.2 million of availability under our working capital facility, after giving effect to outstanding letters of credit having a face amount of approximately $4.6 million. The terms of the indenture governing our senior secured notes permit us to incur additional debt, including a limited amount of additional secured debt. Any additional indebtedness we incur could increase the risks associated with our already substantial indebtedness and could have a material adverse effect on our business, financial condition and operating results.

Our energy costs may be higher than we anticipate, which could have a material adverse effect on our business, financial condition and operating results.

We use energy—mainly natural gas and electricity—to operate machinery and to generate steam, which we use in our production process. In the past, energy prices, particularly for natural gas and fuel oil, have increased, with a corresponding effect on our production costs. Although energy prices have been decreasing recently, such costs may increase again in the future. During fiscal year 2009 and 2008, and the nine months ended November 26, 2009 and November 27, 2008, we spent approximately $56.3 million, $50.9 million, $33.7 million and $42.6 million, respectively, on electricity, natural gas, oil and coal. If our energy costs are greater than anticipated, our business, financial condition and operating results may be materially adversely affected.

Unforeseen or recurring operational problems and maintenance outages at any of our facilities may cause significant lost production, which could have a material adverse effect on our business, financial condition and operating results.

Our manufacturing process could be affected by operational problems that could impair our production capability. Each of our facilities contains complex and sophisticated machines that are used in our manufacturing process. Disruptions or shutdowns at any of our facilities could be caused by:

•	maintenance outages to conduct maintenance operations that cannot be performed safely during operations;

•	prolonged power failures or reductions, including the effect of lightning strikes on our electrical supply;

•	breakdowns, failures or substandard performance of any of our pulping machines, paper machines, recovery boilers, converting machines, de-inking facility or other equipment;

•	the effect of noncompliance with material environmental requirements or permits;

•	shortages of raw materials, a drought or lower than expected rainfall on our water supply;

•	disruptions in the transportation infrastructure, including railroad tracks, bridges, tunnels or roads;

•	fires, floods, tornados, hurricanes, earthquakes or other catastrophic disasters;

•	labor difficulties; or

•	other operational problems.

If our facilities are shut down, they may experience prolonged startup periods, regardless of the reason for the shutdown. Those startup periods could range from several days to several weeks, depending on the reason for the shutdown and other factors. Any prolonged disruption in operations of any of our facilities could cause significant lost production, which would have a material adverse effect on our business, financial condition and operating results.

Labor disputes or increased labor costs could disrupt our business and have a material adverse effect on our financial condition and operating results.

As of February 28, 2009, approximately 54% of our active full-time employees were represented by either the United Steelworkers of America or the Independent Paper Workers of Canada through various collective bargaining agreements. The collective bargaining agreements for our facilities expire between October 2009 and June 2013. We commenced collective bargaining negotiations at our Menominee, Michigan facility in late November 2009 and we are currently preparing for collective bargaining negotiations at our Gouverneur, New York facility, which we expect to begin in January 2010. It is likely that our workers will seek an increase in wages and benefits at the expiration of each of those contracts. Any significant work stoppage in the future or any significant increase in labor costs could have a material adverse effect on our business, financial condition and operating results.

We are dependent upon continued demand from our large customers. If we lose order volumes from any of our largest customers, our business, financial condition and operating results could be materially and adversely affected.

Our largest customers account for a significant portion of our sales. Our ten largest customers represented 54.9% of our sales for fiscal year 2007, 51.3% of our sales for fiscal year 2008 and 46.3% of our sales for the fiscal year 2009. Our largest single customer represented 13.4% of our sales in fiscal year 2008 and less than 10% of our sales in fiscal year 2009. Our ten largest customers represented 46.5% and 46.7% of our sales for the nine months ended November 26, 2009 and November 27, 2008, respectively. Our single largest customer represented 10.5% and 8.1% of our sales in the nine months ended November 26, 2009 and November 27, 2008, respectively. Some of our large customers (including four of our ten largest customers) have the capability of producing the products that they currently buy from us. The loss or significant reduction of orders from any of our largest customers could have a material adverse effect on our business, financial condition and operating results.

Restrictive covenants in our working capital facility and the indenture governing our senior secured notes may restrict our ability to pursue our business strategies.

Our working capital facility and the indenture governing our senior secured notes limit our ability, among other things, to:

•	incur additional debt and guarantees;

•	pay dividends and repurchase our stock;

•	make other restricted payments, including without limitation, investments;

•	create liens;

•	sell or otherwise dispose of assets, including capital stock of restricted subsidiaries;

•	enter into sale and leaseback transactions;

•	enter into agreements that restrict dividends from subsidiaries;

•	enter into transactions with our affiliates;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into new lines of business.

The agreement governing our working capital facility also requires us to maintain compliance with a 1:1 fixed charge coverage ratio if the average monthly availability under the facility is less than 15% of the facility commitment. Although the average monthly availability as of November 26, 2009 was

$52.2 million, which was significantly higher than the covenant trigger level of $9 million, our ability to comply with this ratio may be affected by events beyond our control.

The restrictions contained in the indenture governing our senior secured notes and the agreement governing our working capital facility could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

Any failure on our part to comply with these restrictive covenants may result in an event of default. Such event of default may trigger an acceleration right for our lenders under our working capital facility or the holders of our senior secured notes. If our obligations to repay the indebtedness under our working capital facility or our senior secured notes were accelerated, we cannot assure you that we would have sufficient assets to repay in full such indebtedness.

We may not be able to generate sufficient cash flows to meet our debt service obligations.

Our ability to make scheduled payments on, or to refinance, our obligations with respect to our indebtedness will depend on our financial and operating performance, which in turn will be affected by general economic conditions and by financial, competitive, regulatory and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of capital will be available to us in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs. If we are unable to generate sufficient cash flow to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds that may be realized from those sales, or that additional financing could be obtained on acceptable terms, if at all. Our working capital facility and the indenture governing our senior secured notes restrict our ability to dispose of assets and use the proceeds from the disposition. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms, would materially and adversely affect our financial condition and operating results.

We are subject to significant environmental, health and safety laws and regulations and compliance expenditures. The cost of compliance with, and liabilities under, such laws and regulations could materially and adversely affect our business, financial condition and operating results.

Our business is subject to a wide range of federal, state, local and foreign general and industry specific environmental, health and safety laws and regulations, including those relating to air emissions, wastewater discharges, solid and hazardous waste management and disposal and site remediation. We are also subject to frequent inspections and monitoring by government enforcement authorities. Compliance with these laws and regulations is a significant factor in our business. From time to time, we incur significant capital and operating expenditures to achieve and maintain compliance with applicable environmental laws and regulations. Our failure to comply with applicable environmental laws and regulations or permit requirements could result in substantial civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring remedial or corrective measures, installation of pollution control equipment or other actions, which could have a material adverse effect on our business, financial condition and operating results.

Certain of our operations also require environmental permits or other approvals from governmental authorities, and certain of these permits and approvals are subject to expiration, denial, revocation or modification under various circumstances. Failure to obtain or comply with these permits and approvals, or with other environmental requirements, may subject us to civil or criminal enforcement proceedings that could lead to substantial fines and penalties being imposed against us, orders requiring us to take certain actions or temporary or permanent shutdown of our affected operations. Such enforcement proceedings could also have a material adverse effect on our business, financial condition and operating results.

In addition, as an owner and operator of real estate, we may be responsible under environmental laws and regulations for the investigation, remediation and monitoring, as well as associated costs, expenses and third-party damages, including tort liability and natural resource damages, relating to past or present releases of hazardous substances on or from our properties. Liability under these laws may be imposed without regard to whether we knew of, or were responsible for, the presence of those substances on our property, may be joint and several, meaning that the entire liability may be imposed on each party without regard to contribution, and retroactive and may not be limited to the value of the property. In addition, we or others may discover new material environmental liabilities, including liabilities related to third-party owned properties that we or our predecessors formerly owned or operated, or at which we or our predecessors have disposed of, or arranged for the disposal of, certain materials. We may be involved in administrative or judicial proceedings and inquiries in the future relating to such environmental matters which could have a material adverse effect on our business, financial condition and operating results.

New environmental laws or regulations (or changes in existing laws or regulations or their enforcement) may be enacted that require significant expenditures by us. If the resulting expenses significantly exceed our expectations, our business, financial condition and operating results could be materially and adversely affected. For example, there has been a recent legislative focus on greenhouse gas emissions, which could lead to laws or regulations requiring expenditures at our coal-based Menominee, Michigan facility or at other of our facilities.

We are also subject to various federal, state, local and foreign requirements concerning safety and health conditions at our manufacturing facilities. We may also be subject to material financial penalties or liabilities for noncompliance with those safety and health requirements, as well as potential business disruption, if any of our facilities or a portion of any facility is required to be temporarily closed as a result of any noncompliance with those requirements. Such financial penalties, liabilities or business disruptions could have a material adverse effect on our business, financial condition and operating results.

We may expand through acquisitions of other companies, which may divert our management’s attention and result in unexpected operating difficulties, increased costs and dilution to our stockholders.

We may make strategic acquisitions of other businesses. An acquisition may result in unforeseen operating difficulties and expenditures in assimilating or integrating the businesses, technologies, products, personnel or operations of the acquired companies. Furthermore, future acquisitions may:

•	involve our entry into geographic or business markets in which we have little or no prior experience;

•	create difficulties in retaining the customers of any acquired business;

•	result in a delay or reduction of sales for both us and the company we acquire; and

•	disrupt our ongoing business, divert our resources and require significant management attention that would otherwise be available for ongoing development of our current business.

To complete an acquisition, we may be required to use a substantial amount of our cash or engage in equity or debt financing. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges senior to those of holders of our common stock. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters that make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all, which could limit our ability to engage in acquisitions. Moreover, we can make no assurances that the anticipated benefits of any acquisition, such as operating improvements or anticipated cost savings, would be realized or that we would not be exposed to unexpected liabilities.

Further, an acquisition may negatively impact our results of operations because it may require us to incur charges and substantial debt or liabilities, may cause adverse tax consequences, substantial depreciation and amortization or deferred compensation charges, or may require the amortization, write-down or impairment of amounts related to deferred compensation, goodwill and other intangible assets, or may not generate sufficient financial return to offset acquisition costs.

We face many competitors, several of which have greater financial and other resources, and our customers may choose their products instead of ours.

We face competition in each of our markets from companies that produce the same type of products that we produce or that produce alternative products that customers may use instead of our products. We currently compete in the tissue, converted paper and specialty paper markets. Some of our competitors may be able to produce certain of our products at lower cost than us. Additionally, several of our competitors are large, vertically integrated companies that are more strongly capitalized than us or have more financial resources than us. Any of the foregoing factors may enable our competitors to better withstand periods of declining demand and adverse operating conditions. In addition, changes within the paper industry, including the consolidation of our competitors and consolidation of companies in the distribution channels for our products, have occurred and may continue to occur and may have a material adverse effect on our business, financial condition and operating results.

We compete on the basis of product quality and performance, price, service, sales and distribution. Competing in our markets involves the following key risks:

•	our failure to anticipate and respond to changing customer preferences and demographics;

•	our failure to develop new and improved products;

•	aggressive pricing by competitors, which may force us to decrease prices in an attempt to maintain market share;

•	consolidation of our customer base that diminishes our negotiating leverage;

•	the decision by our large customers to discontinue outsourcing the production of their products to us and to produce their products themselves;

•	acquisition of a customer by one of our competitors, who thereafter replaces us as a supplier for that customer; and

•	our failure to control costs.

These competitive factors could cause our customers to shift to other products or attempt to produce products themselves. Additional competition could result in lost market share or reduced prices for our products.

Excess supply in the markets we serve may reduce the prices we are able to charge for our products.

Our competitors may build new machines or may activate idle machines, which would add more capacity to the tissue, specialty paper and converted paper and tissue product markets. Increased production capacity in any of these markets could cause an oversupply, resulting in lower market prices for our products and increased competition, either of which could have a material adverse effect on our business, financial condition and operating results.

We may lose business to competitors who underbid us, and we may be otherwise unable to compete favorably under declining market conditions.

Demand for tissue, converted paper and tissue products and specialty paper products tends to be more price-sensitive during declining market conditions than during normal market conditions. When market conditions decline, our competitors are more likely to try to underbid our prices in markets where we enjoy a leading position to target some of our market share in those markets. This competitive behavior could drive market prices down and hinder our ability to pass on increases in raw material costs to our customers. Because of the fixed-cost nature of our business, our overall profitability is sensitive to minor shifts in the balance between supply and demand. Competitors having lower operating costs than we do will have a competitive advantage over us with respect to products that are particularly price-sensitive.

The loss of our key managers could materially and adversely affect our business, financial condition and operating results.

Our future success depends, in significant part, upon the continued services of our management personnel. Our Chief Executive Officer, Russell C. Taylor, has over 25 years experience in the paper and paper products industry. Our senior executives have an average of over 25 years experience in the paper and paper products industry. The market for qualified individuals is highly competitive and we may not be able to attract and retain qualified personnel to replace or succeed members of our senior management or other key employees, should the need arise. Therefore, the loss of services of one or more of our key senior managers could materially and adversely affect our business, financial condition and operating results.

Exposure to interest rate changes and other types of capital market volatility could increase our financing costs.

We require both short-term and long-term financing to fund our operations, including capital expenditures. We are exposed to changes in interest rates with respect to our working capital facility and any new debt offerings. Changes in the capital markets, our credit rating or prevailing interest rates can increase or decrease the cost or availability of financing which may have an adverse effect on our financial condition and operating results. In addition, because some of our operations and sales are in international markets, we could be adversely affected by unfavorable fluctuations in foreign currency exchange rates.

Changes in the political or economic conditions in the United States, Canada and, to a lesser extent, other countries in which our products are sold could materially and adversely affect our business, financial condition and operating results.

We sell our products in the United States, Canada, Mexico and South America. The economic and political climate of each of these regions has a significant impact on costs, prices and demand for our products in these areas. Changes in regional economies or political stability (including acts of war or terrorism) and changes in trade restrictions or laws (including tax laws and regulations, increased tariffs or other trade barriers) can affect the cost of manufacturing and distributing our products and the price and sales volume of our products, which could materially and adversely affect our business, financial condition and operating results.

We may develop unexpected legal contingencies, which may have a material adverse effect on our business, financial condition and operating results.

We are, from time to time, party to various routine legal proceedings arising out of our business. These proceedings primarily involve commercial claims, personal injury claims and workers’ compensation claims. We cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. In the event of unexpected future developments, it is possible that the ultimate resolutions of such matters, if unfavorable, could have a material adverse effect on our business, financial condition and operating results. In addition, there may also be adverse publicity associated with legal proceedings that could negatively affect the perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, legal proceedings may have a material adverse effect on our business, financial condition and operating results.

If we fail to establish and maintain effective internal control over financial reporting, we may have material misstatements in our financial statements, and we may not be able to report our financial results in a timely and reliable manner.

Pursuant to the Sarbanes-Oxley Act of 2002, we are required to provide a report by management in our Form 10-K on internal control over financial reporting, including management’s assessment of the effectiveness of such control. Internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If we fail to maintain the adequacy of our internal controls, we may be unable to provide financial information in a timely and reliable manner. Any such difficulties or failure may have a material adverse effect on our business, financial condition and operating results.

During fiscal year 2009, we identified a material weakness in our internal control related to the application of GAAP as it relates to complex purchase accounting issues and accounting for derivatives, specifically:

•	deferred income taxes associated with purchase accounting;

•	shipping and handling fees and costs;

•	foreign exchange gains and losses; and

•	derivatives.

These deficiencies resulted in our restatement in February 2009 of our consolidated financial statements as of and for the fiscal years ended February 29, 2008 and February 28, 2007 and for the first two quarters of fiscal year 2009. In connection with the restatement, we also corrected errors in our treatment of classification of borrowings and repayments on the working capital facility in the statement of cash flows and classification of the equity investment by Weston Presidio V, L.P. and other stockholders.

In order to remediate the material weakness, we have:

•

implemented formal policies and procedures to identify, review, research and document accounting and disclosure of any unusual, nonrecurring and/or complex accounting transactions on a quarterly basis, including consultation with third-party consultants, when appropriate;

•	corrected shipping and handling fees and costs presentation by restating prior periods and applied consistent presentation prospectively;

•	implemented monthly reconciliation processes with respect to the translation of our foreign subsidiary’s accounts from the functional currency to the U.S. dollar;

•	enhanced documentation with respect to our hedging transactions; and

•	reviewed the responsibilities within our accounting and finance department.

Management believes that the additional control procedures that have been implemented have fully remediated the material weakness; however, we cannot guarantee that we will not have additional material weaknesses in the future.

Risks Related to This Offering and Ownership of Our Common Stock

Our stock price will likely be volatile and your investment could decline in value.

The trading price of our common stock following this offering may fluctuate substantially, and the price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay, depending on many factors. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include the following:

•	quarterly variations in our results of operations;

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	announcements by us, our competitors or our vendors of significant contracts, acquisitions, or capital commitments;

•	announcements by third parties of significant claims or proceedings against us;

•	increases in prices of raw materials for our products or energy costs;

•	future sales of our common stock; and

•	general domestic and international economic conditions.

In addition, the stock market in general has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to operating performance. These broad market factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in potential liabilities, substantial costs and the diversion of our management’s attention and resources, regardless of the outcome.

Our common stock has no prior market and our stock price may decline after the offering.

Prior to this offering, there has been no public market for shares of our common stock. Although we have applied to have our common stock listed on the New York Stock Exchange, an active trading market for our common stock may not develop or, if it develops, may not be maintained after this offering. Our company and the representatives of the underwriters will negotiate to determine the initial public offering price. The initial public offering price may be higher than the trading price of our common stock following the offering and you may not be able to sell your shares of our common stock at or above the price you paid in the offering, or at all.

Our principal stockholders will have significant influence over our business affairs. If the ownership of our common stock continues to be highly concentrated, it will prevent you and other stockholders from influencing significant corporate decisions, which may adversely affect the value of your investment.

After this offering, it is anticipated that our major stockholder, Weston Presidio V, L.P., will beneficially own shares of our common stock, which in the aggregate will represent approximately 48.46% of the outstanding shares of our common stock, or 43.15% if the underwriters’ option to purchase additional shares is exercised in full, based on an assumed initial public offering price per share of $16.00, the mid-point of the range set forth on the cover of this prospectus. For example, if the offering price were to equal $15.00, Weston Presidio V, L.P. would beneficially own shares of our common stock, which in the aggregate would represent approximately 49.1% of the outstanding shares of our common stock, or 43.88% if the underwriters’ option to purchase additional shares is exercised in full. If the offering price were to equal $17.00, Weston Presidio V, L.P. would beneficially own shares of our common stock, which in the aggregate would represent approximately 47.88% of the outstanding shares of our common stock, or 42.49% if the underwriters’ option to purchase additional shares is exercised in full. As a result, Weston Presidio V, L.P. will have the ability to exercise significant influence over matters submitted to our stockholders for approval, including the election and removal of directors, amendments to our certificate of incorporation and bylaws and the approval of any business combination. This concentration of ownership may also have the effect of delaying or preventing a change of control of our company or discouraging others from making tender offers for our shares, which could prevent our stockholders from receiving a premium for their shares.

In addition, pursuant to a replacement shareholders’ agreement that we expect to enter into with Weston Presidio V, L.P. effective immediately prior to the closing of the offering, Weston Presidio V, L.P. will have a consent right over the hiring or firing of our chief executive officer, a change of control of our company, certain acquisitions or divestitures of assets or entities and the issuance of equity securities in certain transactions. In addition, Weston Presidio V, L.P. will have the right under the replacement shareholders’ agreement to nominate one director for election to our board at our annual meeting of stockholders to be held in 2010. See “Certain Relationships and Related Party Transactions—Replacement Shareholders’ Agreement.”

Weston Presidio V, L.P. may have interests different from yours. For example, because Weston Presidio V, L.P. acquired its investment in our company at a cost of $63.3 million in the aggregate, Weston Presidio V, L.P. may be more interested in selling our company to an acquiror than other investors or may want us to pursue strategies that deviate from the interests of other stockholders.

Additionally, Weston Presidio V, L.P. is in the business of making investments in companies and it, or its affiliates, may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Weston Presidio V, L.P. or its affiliates may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as Weston Presidio V, L.P. continues to own, or hold proxies with respect to, a significant amount of our common stock, Weston Presidio V, L.P. will continue to be able to significantly influence or effectively control our decisions.

Investors purchasing common stock in this offering will experience immediate and substantial dilution.

The initial public offering price of shares of our common stock will be substantially higher than the net tangible book value per outstanding share of our common stock. Our net tangible book value per share as of November 26, 2009, on a pro forma basis to give effect to the reorganization transactions, this offering and the application of the net proceeds thereof, is $2.25 per share. You will incur immediate and substantial dilution of $13.75 per share in the pro forma net tangible book value per share of our common stock, based on an assumed initial public offering price of $16.00, the mid-point of the range set forth on the cover of this prospectus. If the offering price were to equal $15.00, you would incur dilution of $12.88 per share in the pro forma net tangible book value per share, and if the offering price were to equal $17.00, you would incur dilution of $14.62 per share in the pro forma net tangible book value per share. In addition, we have outstanding options with exercise prices significantly below the initial public offering price. To the extent outstanding options are ultimately exercised, there will be further dilution to investors in this offering.

Future sales, or the perception of future sales, of a substantial amount of our common shares could depress the trading price of our common stock.

If we or our stockholders sell shares of common stock in the public market following this offering or if the market perceives that these sales could occur, the market price of shares of our common stock could decline. These sales may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate, or to use equity as consideration for future acquisitions.

Upon completion of this offering, we will have 200 million shares of common stock authorized and 18,607,556 shares of common stock outstanding, based on an assumed initial public offering price per share of $16.00, the mid-point of the range set forth on the cover of this prospectus. See “Prospectus Summary—The Offering—Pricing Sensitivity Analysis.” Of these shares, the 7,800,000 shares to be sold in this offering will be freely tradable. We, our executive officers, our directors and the selling stockholders have entered into agreements with the underwriters not to sell or otherwise dispose of shares of our common stock for a period of at least 180 days following completion of this offering, with certain exceptions. Immediately upon the expiration of this lock-up period, 101,533 shares will be freely tradable pursuant to Rule 144 under the Securities Act of 1933 by non-affiliates, and another 10,582,450 shares will be eligible for resale pursuant to Rule 144 under the Securities Act of 1933, subject to the volume, manner of sale, holding period and other limitations of Rule 144.

Anti-takeover provisions in our charter documents could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

Our corporate documents, to be effective upon the completion of this offering, and the Delaware General Corporation Law contain provisions that may enable our board of directors to resist a change in control of our company even if a change in control were to be considered favorable by you and other stockholders. These provisions:

•	stagger the terms of our board of directors (which provision will expire beginning with our annual meeting of stockholders in 2013) and require supermajority stockholder voting to remove directors;

•	authorize our board of directors to issue preferred stock and to determine the rights and preferences of those shares, which will be senior to our common stock, without prior stockholder approval;

•	establish advance notice requirements for nominating directors and proposing matters to be voted on by stockholders at stockholder meetings;

•	prohibit our stockholders from calling a special meeting of stockholders and prohibit stockholders from acting by written consent; and

•	require supermajority stockholder voting to effect certain amendments to our certificate of incorporation and bylaws.

In addition, our certificate of incorporation will prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock (other than Weston Presidio V, L.P., its affiliates and associates and subsequent purchasers of 5% or more of our outstanding voting stock from Weston Presidio V, L.P. and its affiliates and associates, subject to certain exceptions), from merging or consolidating with us except under certain circumstances. These provisions could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire.

We do not expect to pay any dividends on our common stock for the foreseeable future.

We currently expect to retain all future earnings, if any, for future operation, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our operating results, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Many of these statements are contained under the headings “Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” In some cases, we have identified such forward-looking statements with typical conditional words such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would, “could” or “should,” the negative of these terms or other comparable terminology.

While we always intend to express our best judgment when we make statements about what we believe will occur in the future, and although we base these statements on assumptions that we believe to be reasonable when made, these forward-looking statements are not a guarantee of performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many uncertainties and other variable circumstances, including those discussed in this prospectus under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” many of which are outside of our control, that could cause our actual results and experience to differ materially from those we thought would occur.

The following listing represents some, but not necessarily all, of the factors that may cause actual results to differ from those anticipated or predicted:

•	the fluctuating demand of the paper industry;

•	changes in the cost and availability of raw materials, including future demand for pulp in domestic and export markets;

•	the effects on us from competition;

•	our ability to service our debt obligations and fund our working capital requirements;

•	increases in our energy costs;

•	operational problems at our facilities causing significant lost production;

•	the maintenance of relationships with customers;

•	our ability to realize operating improvements and anticipated cost savings;

•	changes in our regulatory environment, including environmental regulations;

•	increases in interest rates;

•	loss of key management;

•	assessment of market and industry conditions;

•	general economic conditions and their effects on our business;

•	our ability to establish and maintain effective control over financial reporting; and

•	those factors listed in the “Risk Factors” section of this prospectus.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake, and specifically decline, any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of 2,175,000 shares of our common stock in this offering, after deducting underwriting discounts and other offering expenses payable by us, will be approximately $29.4 million. This estimate assumes an initial public offering price of $16.00 per share, the mid-point of the range set forth on the cover page of this prospectus. A $1.00 increase (decrease) in the assumed initial public offering price of $16.00 per share would increase (decrease) the net proceeds to us from this offering by $2.0 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and other offering expenses payable by us. We will not receive any proceeds from the sale of shares of our common stock by Weston Presidio V, L.P. or any of the other selling stockholders (including any shares sold by the selling stockholders pursuant to the underwriters’ option to purchase additional shares).

We intend to use the net proceeds we will receive from this offering to repay, repurchase, redeem or otherwise retire approximately $29.4 million of existing indebtedness (including paying any redemption or repurchase premiums or related pre-payment penalties), including potentially, but not limited to, redeeming or repurchasing a portion of our outstanding senior secured notes or repaying our $6.3 million promissory note issued in the APF Acquisition.

In June 2009, we issued $255 million in aggregate principal amount of our senior secured notes and used the proceeds of this issuance to redeem all of our 9 3/4% senior secured notes due 2010, which we refer to in this prospectus as the 2010 Notes, and to fund an earnout payment made on August 28, 2009 in conjunction with the 2006 Merger. This redemption was completed in July 2009. The senior secured notes mature on June 1, 2014, pay interest in arrears on June 1 and December 1 of each year (commencing on December 1, 2009) at the rate of 11 1/2% and have an effective interest rate of 12.48%.

In connection with the APF Acquisition in July 2008, we issued a promissory note in the principal amount of $6.3 million, which bears interest at 12% per year and is payable in quarterly installments with the principal due on July 2, 2011.

DIVIDEND POLICY

We have not declared or paid recurring dividends on our common stock. We currently expect to retain all future earnings, if any, for use in the operation and expansion of our business and debt repayment; therefore, we do not anticipate paying cash dividends in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our operating results, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends is limited by covenants in our working capital facility and in the indenture governing our senior secured notes. See “Description of Indebtedness” for restrictions on our ability to pay dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of November 26, 2009:

•	on an actual basis;

•	on a pro forma basis to give effect to the reorganization transactions; and

•

on a pro forma as adjusted basis to give effect to (1) the reorganization transactions, (2) the adoption of our amended and restated certificate of incorporation in connection with this offering, (3) our sale of 2,175,000 shares of common stock in this offering at an assumed initial public price of $16.00 per share, which is the mid-point of the estimated price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and other offering expenses payable by us, (4) the repayment of indebtedness with the proceeds from this offering and (5) the payment of an estimated $2.4 million in redemption or repurchase premiums or penalties.

You should read the information set forth below in conjunction with “Use of Proceeds,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of November 26, 2009
	Actual	Pro Forma	Pro Forma As Adjusted(1)
		(unaudited)	(unaudited)
	(dollars in thousands, except per share data)
Cash and cash equivalents(2)	$7,149	$7,149	$7,149

Total debt(3):
11 1/2% senior secured notes due in 2014(4)	246,428	246,428	226,438
CityForest industrial revenue bonds	16,355	16,355	16,355
APF Acquisition seller promissory note(4)	6,300	6,300	—
Borrowing under variable rate working capital facility	—	—	—

Total debt(4)	269,083	269,083	242,793
Stockholders’ equity:
Common stock, par value $0.01 per share: 1,000 shares authorized, 100 shares issued and outstanding, actual; 200,000,000 shares authorized, 16,432,556 shares issued and outstanding, pro forma; and 200,000,000 shares authorized, 18,607,556 shares issued and outstanding pro forma as adjusted	1	164	186
Capital in excess of par value	73,284	73,121	102,463
Accumulated earnings	10,726	10,726	8,291
Accumulated other comprehensive (loss) income	351	351	351

Total stockholders’ equity	84,362	84,362	111,291
Total capitalization	$353,445	$353,445	$354,084

(1)	A $1.00 increase (decrease) in the assumed initial public offering price of $16.00, which is the mid-point of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) each of the amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $2.0 million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and other offering expenses payable by us. The pro forma information discussed above is illustrative only and following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

The table above excludes:

•	as of November 26, 2009, 797,499 shares issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $5.12 per share; and

•

2,795,000 shares reserved for future issuance under our 2010 Equity Compensation Plan, which will become effective prior to the completion of this offering, as more fully described in “Compensation Discussion and Analysis—2010 Equity Compensation Plan”.

In addition, the number of shares to be outstanding after this offering as set forth in the table is based on an initial public offering price per share of $16.00, which is the mid-point of the price range set forth on the cover page of this prospectus. The actual number of shares of common stock to be issued to holders of Cellu Parent Corporation preferred stock in connection with the reorganization and this offering, as well as the actual number of shares of common stock to be outstanding following this offering, will be based on the initial public offering price set forth on the cover page of this prospectus. As described above in this prospectus under the heading “Prospectus Summary—The Offering—Pricing Sensitivity Analysis,” to the extent that the actual initial public offering price per share for this offering is greater or less than $16.00, the actual number of shares of common stock to be issued to the holders of preferred stock and to be outstanding after this offering will be lower or higher, respectively.

(2)	Does not reflect a potential reduction to cash and cash equivalents of up to $0.9 million in connection with the put right granted to certain option holders as described below under the heading “Compensation Discussion and Analysis—Existing Equity Compensation Plans—2006 Stock Option and Restricted Stock Plan.”

(3)	Includes the current portion of long-term debt of $760,000 related to the City Forest industrial revenue bonds at November 26, 2009.

(4)	The amount of our indebtedness that we redeem or repurchase with the net proceeds of this offering set forth in the table is based on an assumed initial public offering price per share of $16.00, the mid-point of the range set forth on the cover of this prospectus. To the extent that the actual initial public offering price is greater or less than $16.00, the actual amount of indebtedness that we redeem or repurchase will be greater or less, respectively, than the amount shown. For example, if the actual initial public offering price per share for this offering were to equal $17.00, our total debt outstanding on a pro forma as adjusted basis would be $241.0 million. Similarly, if the actual initial public offering price per share for this offering were to equal $15.00, our total debt outstanding on a pro forma as adjusted basis would be $244.6 million.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following table contains our pro forma statement of operations data for the fiscal year ended February 28, 2009. The unaudited pro forma combined statement of operations data for the fiscal year ended February 28, 2009 gives effect to the APF Acquisition as if it had occurred on March 1, 2008 and includes historical financial results of Cellu Tissue, including APF from the date of acquisition (July 2, 2008 through February 28, 2009), and APF (adjusted to exclude the income and expense items related to the non-operating assets and liabilities that were not acquired by Cellu Tissue in the APF Acquisition) for the period from March 1, 2008 through July 1, 2008. The excluded income and expense items primarily relate to depreciation, aircraft-related expenses and interest expense.

Our unaudited pro forma combined statement of operations data for fiscal year 2009 has been derived from the historical statement of operations data of Cellu Tissue for fiscal year 2009 appearing elsewhere in this prospectus and historical statement of operations data derived from the accounting records of APF for the period from March 1, 2008 through July 1, 2008. This historical statement of operations data of APF for the period from March 1, 2008 through July 1, 2008 was computed as the sum of (1) statement of operations data for March 2008, and (2) statement of operations data for the period from April 1, 2008 through June 30, 2008, which was derived by subtracting the data for the three months ended March 31, 2008 from statement of operations data for the six months ended June 30, 2008 included elsewhere in this prospectus.

The unaudited pro forma combined statement of operations data includes the adjustments that have a continuing impact on the combined company and reflect the application of purchase accounting. The pro forma adjustments are described in the notes to the unaudited pro forma combined statement of operations data. The adjustments are based upon available information and certain management judgments and estimates. The purchase accounting adjustments are subject to revisions, which may be reflected in future periods. Revisions, if any, are not expected to have a material effect on the statement of operations or financial position of the combined company.

Any savings or additional costs that may be realized through the integration of the operations of APF with Cellu Tissue have not been estimated or included in the unaudited pro forma combined statement of operations.

The unaudited pro forma financial information and accompanying notes are presented for illustrative purposes only and do not purport to be indicative of, and should not be relied upon as indicative of, the operating results that may occur in the future or that would have occurred if the acquisition had been consummated on March 1, 2008. A number of factors may affect our actual results. See “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Special Note Regarding Forward-Looking Statements.” The unaudited pro forma financial information set forth below should be read in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Cellu Tissue’s audited consolidated financial statements and notes thereto for the fiscal year ended February 28, 2009 included elsewhere in this prospectus and APF’s audited combined financial statements and notes thereto as of and for the year ended December 31, 2007, APF’s audited combined financial statements and notes thereto as of December 31, 2006 and for the years ended December 31, 2006 and 2005 and APF’s unaudited combined financial statements and notes thereto as of June 30, 2008 and for the three and six months ended June 30, 2007 and 2008, all included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Fiscal Year Ended February 28, 2009

	Cellu Tissue Holdings, Inc.	APF	Excluded results		Acquired results	Pro forma adjustments		Pro forma combined
(Amounts in thousands except share amounts)	Fiscal year ended February 28, 2009	Period from March 1, 2008- July 1, 2008	Period from March 1, 2008- July 1, 2008		Period from March 1, 2008- July 1, 2008	February 28, 2009		February 28, 2009

Net sales	$519,022	$32,087	$—		$32,087	$—		$551,109
Cost of goods sold	464,118	24,211	(824	)(1A)	23,387	1,514	(1)(4)	489,019

Gross profit	54,904	7,876	824		8,700	(1,514)		62,090
Selling, general and administrative expenses	21,869	4,548	(1,054	)(1A)	3,494	(1,377	)(4)	23,986
Amortization expense	2,872	—	—		—	1,460	(1)	4,332

Income from operations	30,163	3,328	1,878		5,206	(1,597)		33,772
Interest expense, net	(24,709)	(650)	650	(1A)	—	(2,396	)(2)	(27,105)
Foreign currency gain	562	—	—		—	—		562
Other expense	(67)	(3)	—		(3)	—		(70)
Income before income tax (benefit) expense	5,949	2,675	2,528		5,203	(3,993)		7,159
Income tax (benefit) expense	(611)	—	—			426	(3)	(185)

Net income	$6,560	2,675	$2,528		$5,203	$(4,419)		$7,344

Basic and diluted income per share	$65,602							$73,440
Basic and diluted shares outstanding	100							100
Pro forma basic and diluted income per share(5)	$0.40							$0.45
Pro forma basic and diluted shares outstanding(5)	16,432,556							16,432,556

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands)

In July 2008, we acquired certain assets and assumed certain liabilities from APF. We paid total cash for the acquisition of $70,455, representing a purchase price of $68,000 less a working capital adjustment of $63 and acquisition costs of $2,518. We financed the acquisition in part through the issuance of additional 9 3/4% Senior Secured Notes due 2010 in an aggregate principal amount of $40,000 at a discount of $3,100 (for net proceeds of $36,900), borrowings under our working capital facility of $11,368, contribution by our ultimate parent company from the proceeds of an issuance of its preferred stock in the amount of $15,001, the issuance of a promissory note by Cellu Tissue to the sellers in an aggregate principal amount equal to $6,300 and available cash on hand. In addition, we incurred $886 of costs for the working capital facility and bond financing.

(1)	We considered outside third-party appraisals of the acquired business’ tangible and intangible assets to determine the applicable fair market values, which are as follows:

Tangible fixed assets	$5,306
Trademarks	56
Customer lists	12,319
Noncompete agreements	12,770
Goodwill	29,685

Depreciation of the fair market value assigned to tangible fixed assets based on the remaining useful lives is $137 for the period from March 1, 2008 through July 1, 2008 and has been recorded within cost of goods sold. Intangible assets identified are being amortized over the following periods:

Trademarks	3 years
Noncompete agreements	5 years
Customer lists	7 years

Goodwill is not being amortized, and amortization expense related to intangible assets is $1,460 for the period from March 1, 2008 through July 1, 2008.

(1A)	Depreciation expense and airplane expenses recorded in the historical results of APF for the period from March 1, 2008 through July 1, 2008 have been excluded and consisted of the following:

Depreciation expense (cost of goods sold)	$824

Depreciation expense (selling, general and administrative expenses)	429
Aircraft expenses (selling, general and administrative expenses)	625

Total selling, general and administrative expenses	$1,054

Historically, depreciation expense was computed using both straight-line and accelerated methods over the estimated useful lives of the assets as follows:

Land improvements	15 years
Buildings and improvements	7-39 years
Machinery and equipment	3-7 years
Office furniture and fixtures	3-7 years
Automobiles	5 years
Aircraft	20 years

Furthermore, depreciation expense related to the aircraft, office furniture and fixtures and a storage facility historically was recorded to selling, general and administrative expenses. All other deprecation expense was recorded to cost of goods sold. As not all fixed assets were acquired and those that were acquired are valued at fair value, all historical deprecation has been excluded for purposes of the pro forma combined statement of operations and depreciation has been recorded based on the fair value of the acquired assets over the remaining estimated useful lives (ranging from 4-28 years, depending on the equipment) on a straight-line basis.

Interest expense, net of $650 for the period from March 1, 2008 to July 1, 2008, has been excluded as the existing debt was not assumed.

(2)	Interest recorded historically by APF has been excluded. Interest on new debt, financing and capitalized costs has been included for the period March 1, 2008 through July 1, 2008 and consists of the following:

Debt and bond issuance costs	$132
Discount on notes	512
9 3/4% Senior Secured Notes due 2010	1,314
Seller note	255
Working capital facility	183

Total interest	$2,396

The interest rate on the senior secured notes was 9 3/4%, and the weighted average interest rate on the revolving line of credit is 4.6%. If the interest rate on the revolving line of credit were to change by 0.25%, interest expense would have changed by $10.

We incurred debt and bond issuance costs of $886 in connection with financing the transaction. These costs are being amortized over the remaining term of the working capital facility (June 12, 2011), and bond issuance costs were being amortized over the term of the 9 3/4% Senior Secured Notes (March 15, 2010) before the redemption of the 9 3/4% Senior Secured Notes with the net proceeds of the offering of our 11 1/2 % Senior Secured Notes due 2014, which were issued on June 3, 2009. Giving effect to the refinancing of the 9 3/4% Senior Secured Notes with a portion of the net proceeds from the issuance of the 11 1/2% Senior Secured Notes on June 3, 2009, the interest expense of $1,314 recorded above would have been $1,550.

(3)	Prior to the acquisition, APF operated as an S Corporation. The pro forma tax rate assumes that APF was taxed as a C Corporation and was part of the consolidated tax return of Cellu Tissue. The statutory tax rate of 35% was applied to tax effect the pro forma adjustments.

(4)	Shipping and handling costs of $1,377 have been reclassified from selling, general and administrative expenses to cost of goods sold as APF historically classified such costs as operating expenses and Cellu Tissue classifies such costs as cost of goods sold.

(5)	The unaudited pro forma computation of basic and diluted earnings per share includes the effect of the reorganization transactions, including the conversion of preferred stock into shares of common stock and the stock split of such stock as well as the existing shares of common stock into 16,432,556 shares of common stock; however, it excludes the shares expected to be issued in connection with this offering. Unaudited pro forma basic and diluted shares outstanding are equal for all periods presented as there were no potentially dilutive shares in these periods. The 16,432,556 shares of common stock is based on an assumed initial public offering price of $16.00 per share, the mid-point of the range set forth on the cover of this prospectus. See “Prospectus Summary—The Offering—Pricing Sensitivity Analysis.”

SELECTED CONSOLIDATED FINANCIAL DATA

The following table contains our selected consolidated financial data for fiscal year 2009, for fiscal year 2008, for the period from March 1, 2006 to June 12, 2006 (pre-merger), for the period from June 13, 2006 to February 28, 2007 (post-merger), for fiscal year 2006 and for fiscal year 2005 and for the nine months ended November 26, 2009 and November 27, 2008. Our selected consolidated results of operations and other data for fiscal year 2009, for fiscal year 2008, for the period from March 1, 2006 to June 12, 2006 (pre-merger) and for the period from June 13, 2006 to February 28, 2007 (post-merger), and our summary consolidated balance sheet data at February 28, 2009 and February 29, 2008 have been derived from audited consolidated financial statements included elsewhere in this prospectus. Our selected consolidated results of operations and other data for fiscal years 2006 and 2005 and our selected consolidated balance sheet data at February 28, 2007, February 28, 2006 and February 28, 2005 have been derived from audited consolidated financial statements not included elsewhere in this prospectus. Our selected consolidated results of operations and other data for the nine months ended November 27, 2008 and November 26, 2009 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus and, in our opinion, such financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the data for those periods. The fiscal year 2007 information is presented separately for the periods prior to the 2006 Merger and after the 2006 Merger. For more information about the 2006 Merger, in which Weston Presidio V, L.P. gained control of Cellu Tissue, see “Business.”

You should read the information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

(Amounts in thousands except share amounts)	Fiscal year		March 1, 2006- June 12, 2006	June 13, 2006- February 28, 2007	Fiscal year		Nine months ended
	2005	2006			2008	2009(1)	November 27, 2008(1)	November 26, 2009(1)
	(Pre-merger)				(Post-merger)
Statement of operations data:
Net sales:
Tissue segment	$233,710	$237,998	$68,715	$174,074	$333,342	$400,640	$300,355	$299,880
Machine-glazed tissue segment	106,023	99,365	28,029	73,338	109,739	114,376	87,904	81,195
Foam segment	—	—	—	—	—	4,006	2,323	5,797

Total net sales	339,733	337,363	96,744	247,412	443,081	519,022	390,582	386,872
Cost of goods sold	298,891	309,641	88,556	234,897	401,352	464,118	351,693	324,143

Gross profit	40,842	27,722	8,188	12,515	41,729	54,904	38,889	62,729
Income (loss) from operations	21,955	11,433	(3,330)	611	19,630	30,163	21,649	43,642
Net income (loss)	$3,096	$(2,569)	$(6,439)	$(6,660)	$3,702	$6,560	$2,584	$7,028
Basic and diluted income (loss) per share	$30,960	$(25,694)	$(64,392)	$(66,596)	$37,017	$65,601	$25,841	$70,283
Basic and diluted shares outstanding	100	100	100	100	100	100	100	100
Unaudited pro forma basic and diluted income (loss) per share (2)	$0.19	$(0.16)	$(0.39)	$(0.41)	$0.23	$0.40	$0.16	$0.43
Unaudited pro forma basic and diluted shares outstanding (2)	16,432,556	16,432,556	16,432,556	16,432,556	16,432,556	16,432,556	16,432,556	16,432,556
Balance sheet data (at end of period):
Cash and cash equivalents	$26,959	$22,824	N/A	$16,261	$883	$361	$513	$7,149
Total assets	210,843	210,232	N/A	345,343	423,217	484,047	494,040	502,101
Total debt	161,060	161,080	N/A	160,356	208,647	261,653	270,998	269,083
Stockholders’ equity	(7,586)	(6,906)	N/A	38,752	46,085	67,737	64,792	84,362
Other financial data:
Net cash provided by (used in) operating activities	$32,235	$8,600	$(6,384)	$9,785	$19,796	$24,060	$9,601	$53,684
Net cash (used in) investing activities	(7,416)	(13,050)	(1,938)	(7,677)	(64,141)	(80,557)	(73,882)	(19,773)
Net cash (used in) provided by financing activities	1,437	(282)	(290)	—	29,193	55,244	63,277	(27,131)
Depreciation and amortization	16,264	16,277	4,227	16,759	24,146	26,529	19,676	21,447
Capital expenditures	11,419	13,050	1,938	7,677	20,477	16,402	9,734	19,773

(1)	We completed the APF Acquisition in July 2008. As a result, the fiscal year ended February 28, 2009 includes APF’s results for eight months. Our results for the nine months ended November 27, 2008 and November 26, 2009 include APF’s results for five and nine months, respectively. For additional information relating to these periods, see “Unaudited Pro Forma Condensed Combined Financial Information” and the consolidated financial statements included elsewhere in this prospectus.
(2)	The unaudited pro forma computation of basic and diluted earnings per share includes the effect of the reorganization transactions, including the conversion of preferred stock into shares of common stock and the stock split of such stock as well as the existing shares of common stock into 16,432,556 shares of common stock; however, it excludes the shares expected to be issued in connection with this offering. Unaudited pro forma basic and diluted shares outstanding are equal for all periods presented as there were no potentially dilutive shares in these periods. The 16,432,556 shares of common stock is based on an assumed initial public offering price of $16.00 per share, the mid-point of the range set forth on the cover of this prospectus. See “Prospectus Summary—The Offering—Pricing Sensitivity Analysis.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to these differences include, but are not limited to, those identified below and those discussed in “Risk Factors” appearing elsewhere in this prospectus.

Overview

We produce converted tissue products, tissue hardrolls and machine-glazed tissue, and we believe we are one of the leaders in the value retail converted tissue market. Our customers include leading consumer retailers and away-from-home distributors of tissue products, vertically integrated manufacturers and third-party converters serving the tissue and machine-glazed tissue segments. Most of the tissue products we convert are internally sourced from the tissue hardrolls that we manufacture to the specifications requested by our customers. The tissue hardrolls that we manufacture, but do not convert, are marketed to customers for use in various end products, including diapers, bath and facial tissue, assorted paper towels and napkins. In addition to converted tissue products and tissue hardrolls, we also manufacture machine-glazed tissue and polystyrene foam used in various end products, including food wraps and foam plates. However, foam products are not a significant portion of our business.

We own and operate six facilities in the United States, located in East Hartford, Connecticut; Menominee, Michigan; Wiggins, Mississippi; Gouverneur, New York; Neenah, Wisconsin; and Ladysmith, Wisconsin and one facility located in St. Catharines, Ontario, Canada. We also lease and operate facilities in Long Island, New York and Thomaston, Georgia. In addition, we recently added a new 323,000 square foot facility in Oklahoma City, Oklahoma, which we expect will add to our converting capacity and become operational by June 2010.

Our fiscal year ends on the last day of February. We refer to our fiscal year ending February 28, 2010 as our fiscal year 2010, to our fiscal year ended February 28, 2009 as fiscal year 2009, to our fiscal year ended February 29, 2008 as fiscal year 2008 and to our fiscal year ended February 28, 2007 as fiscal year 2007.

Our Segments

We operate in three segments, tissue, machine-glazed tissue and foam, although we generally operate our business as an integrated tissue paper company. In our tissue segment, we derive our revenues from the sale of:

•	converted tissue products, including a variety of consumer private label and away-from-home bath and facial tissue, napkins and folded and rolled towels; and

•	tissue hardrolls sold as facial and bath tissue, special medical tissue, industrial wipers, napkin and paper towel stock, as well as absorbent cover stock.

We derive our revenues in our machine-glazed tissue segment from the sale of:

•

machine-glazed tissue hardrolls to third-party converters that manufacture fast food and commercial food wrap, as well as niche market products such as gum wrappers, coffee filters, paper used to line packs of cigarettes, wax paper and butter wraps; and

•	converted wax paper products, including wet and dry wax paper, sandwich bags and wax paper.

We derive our revenues in our foam segment, which was added in fiscal year 2009 in connection with the APF Acquisition, primarily from the sale of foam plates as a private branded product to a single customer.

For fiscal year 2009, our tissue segment generated net sales of $400.6 million, or approximately 77.2% of our net sales, our machine-glazed tissue segment generated net sales of $114.4 million, or approximately 22.0% of our net sales, and our foam segment generated net sales of $4.0 million, or approximately 0.8% of our net sales. For fiscal year 2008, our tissue segment generated net sales of $333.4 million or approximately 75.2% of our net sales, and our machine-glazed tissue segment generated net sales of $109.7 million or approximately 24.8% of our net sales. For fiscal year 2007, our tissue segment generated $242.8 million, or approximately 70.5% of our net sales and our machine-glazed tissue segment generated $101.4 million, or approximately 29.5% of our net sales.

We entered the consumer and away-from-home converted tissue products market following our August 2002 acquisition of our Neenah, Wisconsin manufacturing and converting facility. Over the last seven years, our Neenah, Wisconsin facility has added approximately 85,000 tons of annual hardroll tissue production capacity and 14 converting lines with approximately 90,000 tons of annual converting production capacity. Sales of our converted tissue products in the consumer and away-from-home converted tissue products market generate significantly greater revenue per ton than sales of hardroll tissue. Our Neenah, Wisconsin facility produces our full line of consumer and away-from-home converted tissue products.

In July 2008, we completed the APF Acquisition, which is described below, adding the strategic geographic converting operations and increasing our capacity to convert tissue hardrolls into finished cases for sale to consumer private label retailers.

During the second quarter of fiscal 2010, we filled our converting capacity for a number of converted tissue product grades, as strong customer demand reduced inventory below targeted levels. Therefore, to maintain effective customer service levels, improve product mix and support the growth of converted tissue products, we rebuilt inventory levels during the third quarter of fiscal 2010 and completed the installation of a new tissue converting line at our Long Island, New York facility that became fully operational in December 2009.

Acquisition by Weston Presidio V, L.P.

On May 8, 2006, Cellu Paper Holdings, Inc., our parent, entered into a merger agreement with Cellu Parent Corporation, a corporation organized and controlled by Weston Presidio V, L.P., and Cellu Acquisition Corporation, a newly formed wholly-owned subsidiary of Cellu Parent Corporation. Pursuant to the agreement, Cellu Acquisition Corporation was merged with and into Cellu Paper Holdings, Inc., with our Cellu Paper Holdings, Inc. surviving and becoming a wholly-owned subsidiary of Cellu Parent Corporation. As a result, we have been controlled by Weston Presidio V, L.P. since June 12, 2006.

The following discussion of our fiscal year 2007 combines our operating results for the period March 1, 2006 to June 12, 2006 (pre-merger) and June 13, 2006 to February 28, 2007 (post-merger).

CityForest Acquisition

On March 21, 2007, we acquired CityForest Corporation, or CityForest, which is now our wholly-owned subsidiary. We refer to this transaction as the CityForest Acquisition. The results of CityForest’s operations from the date of acquisition, March 21, 2007, are included in our tissue segment.

APF Acquisition

On July 2, 2008, we consummated the APF Acquisition. The aggregate purchase price paid was $68.0 million, including a cash payment at closing of $61.7 million and the issuance of a promissory note by Cellu Tissue to Atlantic Paper & Foil Corp. of N.Y. in the principal amount of $6.3 million (the “Seller Note”), plus the assumption of certain liabilities. We also incurred $2.5 million of transaction-related costs. The purchase price, which was subject to post-closing working capital adjustments, was adjusted downward by approximately $63,000 by the working capital adjustment settlement that was finalized in the third quarter of fiscal year 2009.

The results of operations of the APF entities from the July 2, 2008 date of acquisition are primarily included in our tissue segment. Part of the acquisition related to the foam business, which we report as a separate segment. Unaudited pro forma results of operations for the fiscal year ended February 28, 2009, as if we and APF had been combined at the beginning of the period presented, are presented in “Unaudited Pro Forma Condensed Combined Financial Information” elsewhere in this prospectus.

Business Drivers and Measures

Our business is driven by several factors affecting our revenues, costs and results of operations. In managing our business, we closely monitor these factors as well as the industry trends described in “Business—Our Industry.”

Revenue Factors

•

Price and volume dynamics.    Our business is highly dependent on the timing and magnitude of price increases in our industry, the sensitivity of those prices to subsequent changes in our costs and the volumes we are able to sell to our customers. Because we manufacture consumer products or products that are converted into consumer products and sold in a competitive market, a small increase in price can have a significant effect on our revenues, and any inability to increase prices can require a disproportionate increase in volumes to achieve the same revenues. We manage these dynamics differently depending on the type of product.

•

Value retail and retail converted tissue products.    Our value retail and retail customers generally award contracts for delivery of products to specified distribution centers annually with committed volumes and prices. These contracts can generally be terminated by our customers but typically provide that they will continue to take deliveries for a specified period following termination. Although prices are fixed in the contracts, if major increases in cost occur in the industry, we generally have the ability to negotiate increases in price with these customers so long as we remain market competitive.

•

Away-from-home converted tissue products.    Approximately three-fourths of our away-from-home business is subject to contracts with a duration of six months to one year. We sell the remainder of our away-from-home products on the spot market, which we believe increases our flexibility in reacting to cost increases.

•

Tissue hardrolls.    We generally sell our tissue hardrolls either under contracts with six-month to three-year terms and price escalators and de-escalators designed to pass through the majority of increases and decreases in pulp and energy costs to our customers or pursuant to sales at current market prices. We experienced downward price pressures in this sector in the first half of fiscal 2010 due to decreases in pulp prices and general market conditions, although we have begun to see some increases in tissue hardroll prices as pulp prices have increased in the latter half of fiscal 2010.

Given our product mix, approximately one-half of our hardroll business is protected by pulp price escalators or specific customer agreements that allow us to pass through cost increases to our customers. Under these provisions, a price escalation generally becomes effective within a period of one month to three months.

•

Product mix.    Our product mix is also an essential driver of our revenues and margins. Converted products generate our highest gross margins, followed by tissue hardrolls and machine-glazed tissue, respectively. While we expect to continue to be active in all three of these sectors, the higher margins in the converted tissue business have influenced our strategic decision to expand our production of private label products for value retail and retail customers. In recent periods, we have chosen to increase the number of tissue hardrolls that we in-source into our converting operations, which has reduced the number of tissue hardrolls that we sold to third parties but has had a positive effect on our gross margins.

Cost Factors

•

Pulp.    The primary component of cost of goods sold for each of our segments is pulp, which represented approximately 46%, 45% and 43% of our cost of goods sold in fiscal year 2009, fiscal year 2008 and fiscal year 2007, respectively. We have supply agreements with various pulp suppliers over the next two years. We believe under these agreements or their equivalents, we will purchase approximately 50% to 65% of our anticipated pulp requirements through fiscal year 2012. The balance of our pulp requirements are purchased on the open market. These supply agreements permit us to purchase pulp at prices that are discounted from published list prices and allow us to shift a portion of our pulp purchases to the spot market to take advantage of more favorable spot market prices when such prices fall. In addition, our Ladysmith, Wisconsin facility processes over 98% of the fiber used in its product, which provides us with a lower cost alternative to purchasing fiber from a third-party supplier.

•

Energy.    Energy costs are also a significant cost of our business, representing approximately 12% for fiscal year 2009, and 13% for each of fiscal year 2008 and fiscal year 2007. Other than as described below, we satisfy our energy requirements through purchases of natural gas and electricity from local utility companies. At our Menominee, Michigan facility, our power boilers generate most of our energy requirements through the use of coal, with the balance being supplied through the purchase of natural gas by contract. In recent years, we have increasingly managed our energy costs by entering into forward swap contracts for natural gas. We have also developed other initiatives to reduce our energy costs, including (1) a third-party gasification steam project at our Wiggins, Mississippi plant to replace a portion of our natural gas consumption with steam, (2) a cogeneration project at our East Hartford, Connecticut facility to reduce electrical consumption, which generates an annual benefit of $2.0 million and (3) a third-party gasification steam project at our Neenah, Wisconsin facility to replace a portion of our natural gas consumption with steam.

•

Manufacturing overhead.    Manufacturing overhead represented approximately 18%, 17% and 19% for fiscal year 2009, fiscal year 2008 and fiscal year 2007, respectively. These are comprised of mill salary overhead, maintenance labor and materials and other facility costs.

•

Labor.    Wages and benefits made up approximately 9% for fiscal year 2009 and 10% for each of fiscal year 2008 and fiscal year 2007. We have collective bargaining agreements with the United Steelworkers of America in each of our Menominee, Michigan; Wiggins, Mississippi; Gouverneur, New York; and Neenah, Wisconsin facilities covering 551 of our hourly employees. In addition, we have a collective bargaining agreement with Independent Paper Workers of Canada covering 81 hourly employees in our St. Catharines, Ontario facility. Our agreements expire between October 2009 and June 2013. We commenced collective bargaining negotiations at our Menominee, Michigan facility in late November 2009 and we are currently preparing for collective bargaining negotiations at our Gouverneur, New York facility, which we expect to begin in January 2010. Historically, we have not experienced any significant labor disputes or work stoppages.

•

Other materials.    Our costs for other materials, including chemicals, wax, dye and packaging, represented approximately 10%, 9% and 10%, for fiscal year 2009, fiscal year 2008 and fiscal year 2007, respectively.

•	Depreciation and amortization. Depreciation and amortization expense represented approximately 5%, 6% and 6%, for fiscal year 2009, fiscal year 2008 and fiscal year 2007, respectively.

Other Factors

•

Effect of APF Acquisition on our production processes.    The APF Acquisition has significantly increased the capacity of our converted tissue business and expanded our footprint, particularly in the Northeast, South and Southeast. The equipment of the APF entities is comparable to that at the facilities we already owned and is currently operating below full capacity, representing an opportunity for growth and production flexibility. We expect that an important aspect of managing our business in the near future will be the flexible and efficient allocation of production among all our facilities and the optimization of production at the APF facilities.

•

Further investments in converting capacity.    We expect to invest approximately $30 million over the next 18 to 24 months to increase our retail converting capacity by 50,000 tons. We anticipate that a portion of this investment will be used to add converting capacity to our new facility in Oklahoma City, Oklahoma. We expect to begin operations at our Oklahoma City facility in the second half of fiscal 2011 and to continue to increase production throughout fiscal 2011 and fiscal 2012. We also recently completed installation of a new tissue converting line at our Long Island, New York facility.

Results of Operations

We compare fiscal year 2009 to fiscal year 2008 (post-merger) and the combined periods from March 1, 2006 to June 12, 2006 (pre- merger) and from June 13, 2006 to February 28, 2007 (post- merger) for purposes of management’s discussion and analysis of the results of operations. Any references below to fiscal year 2007 refer to the combined periods. Material fluctuations in operations resulting from the effect of purchase accounting have been highlighted.

U.S. GAAP does not allow for such combination of pre-merger and post-merger financial results. We believe the combined results provide the most meaningful way to comment on our results of operations for fiscal year 2007 compared to fiscal year 2008 because discussion of any partial period comparisons would not be meaningful. The combined information is the result of merely adding the pre-merger and post-merger columns and does not include any pro forma assumptions or adjustments.

The following table sets forth certain sales and operating data for our business segments for the periods indicated:

(Dollars in millions)	March 1, 2006- June 12, 2006	June 13, 2006- February 28, 2007	Combined fiscal year ended February 28, 2007	Fiscal year ended		Nine months ended
				February 29, 2008	February 28, 2009	November 27, 2008	November 26, 2009
	(Pre-merger)			(Post-merger)
Statement of operations data:
Net Sales:
Tissue segment	$68.7	$174.1	$242.8	$333.4	$400.6	$300.4	$299.9
Machine-glazed tissue segment	28.0	73.3	101.4	109.7	114.4	87.9	81.2
Foam segment	—	—	—	—	4.0	2.3	5.8

Total	$96.7	$247.4	$344.2	$443.1	$519.0	$390.6	$386.9
Gross Profit:
Tissue segment	$6.4	$9.8	$16.2	$35.0	$46.0	$32.3	$52.7
Machine-glazed tissue segment	1.8	2.7	4.5	6.7	8.4	6.3	8.0
Foam segment	—	—	—	—	0.5	0.3	2.0

Total	$8.2	$12.5	$20.7	$41.7	$54.9	$38.9	$62.7
Percentage of Net Sales:
Tissue segment	71.0%	70.4%	70.5%	75.2%	77.2%	76.9%	77.5%
Machine-glazed tissue segment	29.0%	29.6%	29.5%	24.8%	22.0%	22.5%	21.0%
Foam segment	—	—	—	—	0.8%	0.6%	1.5%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Gross margin:
Tissue segment	9.3%	5.6%	6.7%	10.5%	11.5%	10.8%	17.6%
Machine-glazed tissue segment	6.4%	3.7%	4.5%	6.1%	7.4%	7.2%	10.0%
Foam segment	—	—	—	—	13.0%	11.2%	34.5%
Total	8.5%	5.1%	6.0%	9.4%	10.5%	10.0%	16.2%
Tons sold:
Tissue segment	50,406	122,471	172,877	235,395	250,073	188,004	183,850
Machine-glazed tissue segment	23,108	57,231	80,339	81,685	82,482	62,474	65,498

Total	73,514	179,702	253,216	317,080	332,555	250,478	249,348

Three Months Ended November 26, 2009 (the fiscal 2010 three-month period) compared to the Three Months Ended November 27, 2008 (the fiscal 2009 three-month period)

Consolidated net sales for the fiscal 2010 three-month period decreased $12.9 million, or 9.0%, to $130.1 million from $143.0 million for the comparable prior year period. On an overall basis, volume contributed $10.0 million to the decrease and lower pricing contributed $2.9 million. During the fiscal 2010 three-month period, we sold 82,012 tons of tissue hardrolls, machine-glazed tissue hardrolls and converted tissue products, a decrease of 6,010 tons, or a decrease of 6.8% over the comparable prior year period. During the fiscal 2010 three-month period, we in-sourced an additional 5,484 tons of hardrolls for our converting operations that were previously purchased on the hardroll market in the prior year period. This served to reduce external hardroll shipments by a similar amount and improved our overall sales mix due to higher selling prices for converted tissue products. This is consistent with our strategy to increase the vertical integration of our acquired operations, supporting improved quality control and profitability. Net selling price per ton decreased to $1,564 during the current period from $1,609 during the comparable prior year period. This decrease in price primarily reflects the downward pricing pressure brought on by lower pulp prices, which was partially offset by the impact of mix improvements.

Net sales for our tissue segment were $98.6 million during the fiscal 2010 three-month period, a decrease of $12.5 million, or 11.3%, from $111.1 million in the comparable prior year period. The decrease was due primarily to in-sourcing an additional 5,484 tons of hardrolls into our converting operations, partially offset by our October 2009 hardroll price increase and an improved mix with respect to converted tissue products sold. Net selling price per ton increased to $1,675 for the fiscal 2010 three-month period from $1,661 for the fiscal 2009 three-month period. This increase in net selling price per ton was primarily the result of improvements in product mix and an increase in converted product selling prices, partially offset by downward pricing pressure brought on by lower pulp prices. For the fiscal 2010 three-month period, we sold 58,884 tons of tissue, of which 30,920 tons were sold as hardrolls and 27,964 tons were sold as converted tissue products, compared to the fiscal 2009 three-month period when we sold 66,903 tons of tissue, of which 39,188 tons were sold as hardrolls and 27,715 tons were sold as converted tissue products.

Net sales for our machine-glazed tissue segment for the fiscal 2010 three-month period were $29.7 million, a decrease of $0.8 million, or 2.6%, compared to $30.4 million in the comparable prior year period. Tons sold during the fiscal 2010 three-month period increased 9.5%, but this increase was offset by a decline in selling prices associated with lower pulp prices. Net selling price per ton was $1,283 for the fiscal 2010 three-month period compared to $1,442 per ton for the fiscal 2009 three-month period. For the fiscal 2010 three-month period, we sold 23,128 tons of machine-glazed tissue, of which 21,057 tons were sold as hardrolls and 2,071 tons were sold as converted machine-glazed tissue products, compared to the fiscal 2009 three-month period when we sold 21,119 tons of machine-glazed tissue, of which 19,452 tons were sold as hardrolls and 1,667 tons were sold as converted machine-glazed tissue products.

Net sales for our foam segment for the fiscal 2010 three-month period were $1.8 million compared to $1.4 million in the comparable prior year period, due to higher prices and volumes.

Consolidated gross profit was $20.3 million for the fiscal 2010 three-month period or an increase of $4.2 million from $16.1 million in the comparable prior year period. As a percentage of net sales, gross profit increased to 15.6% in the fiscal 2010 three-month period from 11.3% in the fiscal 2009 three-month period. The improvement was primarily driven by an increase in converted product selling prices, sales mix, as well as lower pulp and energy costs.

Gross profit by segment is as follows (in thousands):

	For the three months ended		Increase (Decrease)
	November 26, 2009	November 27, 2008
Tissue	$16,645	$12,736	$3,909
Machine-glazed tissue	2,833	3,287	(454)
Foam	795	78	717

Total	$20,273	$16,101	$4,172

Tissue gross margins increased to 16.9% for the three months ended November 26, 2009 compared to 11.5% in the comparable prior year period. In addition to the factors noted above for net sales, these favorable results were also due to reduced fiber and energy prices and increased sales of our converted tissue products, which leveraged our ability to incrementally use more internally manufactured hardrolls.

Machine-glazed tissue gross margins decreased to 9.5% for the three months ended November 26, 2009 compared to 10.8% in the comparable prior year period. The decrease in gross margin was primarily attributable to lower selling prices, partially offset by lower fiber costs.

Foam gross margins were 43.2% for the three months ended November 26, 2009 compared to 5.4% in the comparable prior year period as a result of lower resin prices, the primary raw material used to manufacture our foam products, and an improvement in selling prices.

Selling, general and administrative expenses were $5.0 million for the three months ended November 26, 2009 compared to $5.5 million for the comparable three-month period in fiscal 2009. As a percentage of net sales, expenses were 3.9% for the current period, compared to 3.8% for the prior period. Additionally, stock-based compensation was $0.2 million in both the 2010 and 2009 three-month period.

Amortization expense in the fiscal 2010 three-month period of $1.1 million relates to the amortization of the intangible assets recorded in connection with the APF Acquisition.

Interest expense, net in the fiscal 2010 three-month period was $8.5 million compared to $6.9 million in the fiscal 2009 three-month period. The increase in the fiscal 2010 three-month period is primarily attributable to the higher interest rate and debt issuance costs related to the 2014 Notes that were issued in the three-month period ended August 27, 2009.

Foreign currency gain (loss) in the fiscal 2010 three-month period was a loss of $0.4 million compared to a gain of $0.2 million in the fiscal 2009 three-month period. The fluctuation relates to the change in the Canadian currency exchange rate period over period.

Income tax expense for the fiscal 2010 third quarter was $3.4 million compared to income tax expense of $0.9 million for the fiscal 2009 third quarter. During the fiscal 2010 third quarter, we reduced our estimate of foreign tax credits that will be generated in the current year, which increased our underlying estimated annual effective tax rate from 34.7% to 36.3%. In addition, included in income tax expense for the fiscal 2010 third quarter are $1.2 million of discrete tax adjustments that increased income tax expense. These discrete adjustments primarily arose from changes in management estimates relating to the calculation of foreign subsidiary deemed dividends and the generation and utilization of alternative minimum tax credits, which were recorded as tax expense in the current quarter.

Nine Months Ended November 26, 2009 (the fiscal 2010 nine-month period) compared to the Nine Months Ended November 27, 2008 (the fiscal 2009 nine-month period)

Consolidated net sales for the fiscal 2010 nine-month period decreased $3.7 million, or 0.9%, to $386.9 million from $390.6 million for the comparable prior year period. On an overall basis, pricing contributed $4.8 million of the decrease and was partially offset by higher volume of $1.1 million. During the fiscal 2010 nine-month period, we sold 249,348 tons of tissue hardrolls, machine-glazed tissue hardrolls and converted paper products. This decrease of 1,130 tons, or 0.5%, over the comparable prior year period, which was due to fewer tons of tissue hardrolls sold, partially offset by an increase in tons sold of converted tissue products, a portion of which was due to the July 2008 acquisition of APF, and machine-glazed tissue. During the fiscal 2010 nine-month period, we in-sourced an additional 9,025 tons of hardrolls for our converting operations that were previously purchased on the hardroll market. This served to reduce external hardroll shipments by a similar amount. Net selling price per ton decreased to $1,528 during the current period from $1,550 during the prior year period. This decrease in price primarily reflects the downward pricing pressure associated with declines in pulp prices, partially offset by improvements in product mix.

Net sales for our tissue segment were $299.9 million during the fiscal 2010 nine-month period, a decrease of $0.5 million over the comparable prior year period. Decreased hardroll sales volumes were partially offset by an improvement in mix with respect to increased converting tons sold and moderate overall price improvements in revenue per ton of approximately 2.1%. Price and mix improvements were driven by the APF Acquisition in fiscal 2009 and the achievement of related synergies. Net selling price per ton increased to $1,631 for the fiscal 2010 nine-month period from $1,598 for the fiscal 2009 nine-month period. This increase in net selling price per ton was primarily the result of improvements in product mix derived both from the APF Acquisition and organic growth in converted sales and, to a lesser extent, increase in prices. During the fiscal 2010 nine-month period, we in-sourced an additional 9,025 tons of hardrolls for our converting operations that were previously purchased on the hardroll market. This served to reduce external hardroll shipments by a similar amount. For the fiscal 2010 nine-month period, we sold 183,850 tons of tissue, of which 102,010 tons were sold as hardrolls and 81,840 tons were sold as converted tissue products, compared to the fiscal 2009 nine-month period when we sold 188,004 tons of tissue, of which 121,953 tons were sold as hardrolls and 66,051 tons were sold as converted tissue products. Compared to the fiscal 2009 nine-month period, the increase in converted tons sold primarily reflects the APF Acquisition and organic growth in our converted tissue shipments. The reduction in hardroll shipments reflects a mix shift from hardrolls to converted tons within the tissue segment.

Net sales for our machine-glazed tissue segment for the fiscal 2010 nine-month period were $81.2 million, a decrease of $6.7 million, or 7.6%, compared to $87.9 million in the comparable prior year period. Tons sold during the fiscal 2010 nine-month period increased 4.8%, but were more than offset by an 11.9% decline in selling prices that resulted from lower pulp prices. Net selling price per ton was $1,240 for the fiscal 2010 nine-month period compared to $1,407 per ton for the fiscal 2009 nine-month period. For the fiscal 2010 nine-month period, we sold 65,498 tons of machine-glazed tissue, of which 61,003 tons were sold as hardrolls and 4,495 tons were sold as converted machine-glazed tissue products, compared to the fiscal 2009 nine-month period when we sold 62,474 tons of machine-glazed tissue, of which 57,960 tons were sold as hardrolls and 4,514 tons were sold as converted machine-glazed tissue products.

Net sales for our foam segment for the fiscal 2010 nine-month period were $5.8 million compared to $2.3 million in the prior year period. The comparable prior year nine-month period consisted of approximately five months of results from APF, which was acquired in July 2008.

Consolidated gross profit was $62.7 million for the fiscal 2010 nine-month period or an increase of $23.8 million from $38.9 million in the comparable prior year period. As a percentage of net sales, gross profit increased to 16.2% in the fiscal 2010 nine-month period from 10.0% in the fiscal 2009 nine-month period. The improvement was driven by the overall volume, mix and selling price changes as discussed above, as well as favorable improvements in pulp pricing and lower energy costs, which were partially offset by a $2.1 million increase in expense to record inventory at the lower of cost or market value.

Gross profit by segment is as follows, (in thousands):

	For the nine months ended		Increase
	November 26, 2009	November 27, 2008
Tissue	$52,700	$32,328	$20,372
Machine-glazed tissue	7,994	6,300	1,694
Foam	2,035	261	1,774

Total	$62,729	$38,889	$23,840

Tissue gross margins increased to 17.6% for the nine months ended November 26, 2009 compared to 10.8% in the comparable prior year period. In addition to the factors noted above for net sales, these favorable results were also due to lower fiber and energy costs and increased sales of our converted tissue products, which leveraged our ability to incrementally use more internally manufactured hardrolls, which were partially offset by a $2.1 million increase in expense to record inventory at the lower of cost or market value.

Machine-glazed tissue gross margins increased to 9.8% for the nine months ended November 26, 2009 compared to 7.2% in the comparable prior year period. In addition to the factors noted above for net sales, the increase in gross margin was primarily attributable to lower pulp, energy and other raw material prices, along with favorable machine productivity.

Foam gross margins were 35.1% for the nine months ended November 26, 2009 compared to 11.2% in the comparable prior year period as a result of reduced resin prices, which is the primary raw material used to manufacture our foam products, and improvement in selling prices.

Selling, general and administrative expenses were $15.9 million for the nine months ended November 26, 2009 compared to $15.0 million for the comparable nine-month period. As a percentage of net sales, expenses were 4.1% for the current period, compared to 3.9% for the prior period. The increase is primarily attributable to cash-based incentive compensation expense as a result of the achievement of previously established performance goals. Additionally, stock-based compensation was $0.6 million and $0.7 million in the 2010 and 2009 nine-month periods, respectively.

Amortization expense in the fiscal 2010 nine-month period of $3.2 million relates to the amortization of the intangible assets recorded in connection with the APF Acquisition.

Interest expense, net in the fiscal 2010 nine-month period was $27.4 million compared to $18.0 million in the fiscal 2009 nine-month period. The fiscal 2010 nine-month period includes the effects of extinguishing our 2010 Notes and the issuance of our 2014 Notes. Non-recurring costs of extinguishing our 2010 Notes include both the write-off of deferred financing fees of $2.2 million and incremental interest expense of $1.7 million due to the period of time that elapsed between the issuance of the 2014 Notes and the extinguishment of the 2010 Notes. The remaining increase is primarily attributable to the higher interest rates and debt issuance costs related to the 2014 Notes.

Foreign currency (gain) loss in the fiscal 2010 nine-month period was a loss of $1.1 million compared to a gain of $0.2 million in the fiscal 2009 nine-month period. The fluctuation relates to the change in the Canadian currency exchange rate period over period.

Income tax expense for the fiscal 2010 nine-month period was $8.6 million compared to income tax expense of $1.3 million for the fiscal 2009 comparable period. During the fiscal 2010 nine-month period, we reduced our estimate of foreign tax credits that will be generated in the current year, which increased our underlying estimated annual effective tax rate from 34.7% to 36.3%. In addition, included in income tax expense for the fiscal 2010 nine-month period are $1.2 million of discrete tax adjustments that increased income tax expense. These discrete adjustments primarily arose from changes in management estimates relating to the calculation of foreign subsidiary deemed dividends and the generation and utilization of alternative minimum tax credits, which were recorded as tax expense in the current quarter. Additionally, the fiscal 2010 nine-month period also includes discrete tax expense of $1.8 million associated with an increase in our federal tax rate from 34% to 35% for fiscal 2010 based on projected taxable income and the benefit of a change in state tax laws.

Fiscal year ended February 28, 2009 (fiscal year 2009) compared to fiscal year ended February 29, 2008 (fiscal year 2008)

Net sales for fiscal year 2009 increased $75.9 million, or 17.1%, to $519.0 million from $443.1 million for fiscal year 2008. On a consolidated basis, tons sold increased for fiscal year 2009 compared to fiscal year 2008. For fiscal year 2009, we sold 332,555 tons of tissue hardrolls, machine-glazed tissue hardrolls and converted paper products, an increase of 15,475, or 4.9%, compared to fiscal year 2008. The net selling price per ton increased from $1,397 for fiscal year 2008 to $1,549 for fiscal year 2009.

•

Tissue.    Net sales for our tissue segment for fiscal year 2009 increased $67.2 million, or 20.2%, to $400.6 million from $333.4 million for fiscal year 2008. The majority of this increase was the result of the APF Acquisition; sales were also favorably impacted by improvements in price and mix. Net selling price per ton increased from $1,416 for fiscal year 2008 to $1,602 for fiscal year 2009. This increase was primarily the result of improvements in product mix derived both from the APF Acquisition and organic growth in converted sales and, to a lesser extent, increases in prices. For fiscal year 2009, we sold 250,073 tons of tissue, of which 157,917 tons were sold as hardrolls and 92,156 tons were sold as converted tissue products, compared to 235,395 tons sold in fiscal year 2008, of which 180,539 tons were sold as hardrolls and 54,856 tons were sold as converted tissue products. Compared to fiscal year 2008, the increase in tons sold as converted tissue products primarily reflects of the APF Acquisition and organic growth in our converted tissue shipments. The reduction in hardroll shipments reflects a mix shift from hardrolls to converted tons within the tissue segment.

•

Machine-glazed tissue.    Net sales for our machine-glazed tissue segment for fiscal year 2009 increased $4.7 million, or 4.2%, to $114.4 million from $109.7 million for fiscal year 2008. This increase is primarily as a result of increases in prices. Net selling price per ton increased from $1,343 for fiscal year 2008 to $1,387 for fiscal year 2009. For the fiscal year 2009, we sold 82,482 tons of machine-glazed tissue, of which 76,688 tons were sold as hardrolls and 5,794 tons were sold as converted machine-glazed products, compared to the fiscal year 2008 when we sold 81,685 tons of machine-glazed tissue, of which 74,599 tons were sold as hardrolls and 7,086 tons were sold as converted machine-glazed tissue products.

•

Foam.    Net sales for our foam segment for fiscal year 2009 from the date of acquisition, July 2, 2008, were $4.0 million. We started reporting with respect to the foam segment following the APF Acquisition.

Gross profit for fiscal year 2009 increased to $54.9 million from $41.7 million for fiscal year 2008, an increase of $13.3 million, or 31.9%, from fiscal year 2008. The increase reflects both the 17.1% increase in sales noted above and an increase in gross profit as a percentage of sales from 9.4% in fiscal year 2008 to 10.5% in fiscal year 2009. The increase in gross profit as a percentage of sales reflects improvements in product mix and prices, partially offset by increases in pulp and energy costs.

Gross profit for our tissue segment for fiscal year 2009 was $46.0 million, an increase of $11.0 million, or 31.7%, from fiscal year 2008. Gross profit for our machine-glazed tissue segment for fiscal year 2009 was $8.4 million, an increase of $1.7 million, or 25.7%, from fiscal year 2008. As a percentage of net sales, gross profit for the tissue segment increased to 11.5% for fiscal year 2009 from 10.5% in fiscal year 2008. As a percentage of net sales, gross profit for the machine-glazed tissue segment increased to 7.4% for fiscal year 2009 from 6.1% in fiscal year 2008. Gross profit for our foam segment for fiscal year 2009 from the date of acquisition, July 2, 2008, was $0.5 million.

Selling, general and administrative expenses for fiscal year 2009 increased $2.1 million, or 11.1%, to $20.7 million from $18.6 million for fiscal year 2008. As a percentage of net sales, selling, general and administrative expenses decreased to 4.0% in fiscal year 2009 from 4.2% for fiscal year 2008. Included in fiscal year 2009 are $0.3 million of ongoing APF administrative expenses and $0.4 million of transition expenses related thereto. Also, included in fiscal year 2009 are increases in workers compensation expense, bad debt expense due to two customer bankruptcies and an increase in incentive compensation expense associated with strong business performance.

Terminated acquisition related transaction costs for fiscal year 2008 were $2.1 million and consisted of costs incurred related to an acquisition that did not transpire.

Stock and related compensation expense for fiscal year 2009 was $0.2 million compared to $0.6 million for fiscal year 2008. These amounts relate to compensation expense associated with the payment of taxes associated with restricted stock award grants in each year.

Vesting of stock option/restricted stock grants for fiscal year 2009 was $0.9 million compared to $0.8 million for fiscal year 2008. The increase is associated with a restricted stock award grant in the third quarter of fiscal year 2009.

Amortization expense for fiscal year 2009 of $2.9 million relates to the amortization of the intangible assets recorded in connection with the APF Acquisition.

Interest expense, net for fiscal year 2009 was $24.7 million compared to $19.9 million for fiscal year 2008. This increase is due to the additional debt incurred in connection with the APF Acquisition.

Foreign currency gain (loss) for fiscal year 2009 was a gain of $0.6 million and for fiscal year 2008 was a loss of $0.1 million. This fluctuation relates to the change in the Canadian currency year over year.

Income tax benefit for fiscal year 2009 was $0.6 million compared to a benefit for fiscal year 2008 of $3.9 million. Included in the income tax benefit for fiscal year 2009 is a $1.1 million benefit related to foreign tax credits generated in the current year and a $2.9 million benefit associated with changes in our effective state tax rates, which are expected to be realized in the future. Included in the income tax benefit for fiscal year 2008, is $1.5 million and $1.4 million, respectively, of benefit associated with future changes in Canadian tax rates due to legislative changes and changes in our effective state tax rates, which are expected to be realized in the future.

Net income for fiscal year 2009 was $6.6 million compared to $3.7 million for fiscal year 2008. Included in fiscal year 2008 net income is $2.1 million of terminated acquisition-related costs and $1.4 million of cash and non-cash stock compensation charges. Also, included in fiscal year 2008 net income is a tax benefit of $3.9 million.

Fiscal year ended February 29, 2008 (fiscal year 2008) compared to fiscal year ended February 28, 2007 (fiscal year 2007)

Net sales for fiscal year 2008 increased $98.9 million, or 28.7%, to $443.1 million from $344.1 million for fiscal year 2007. On a company-wide basis, tons sold increased for fiscal year 2008 compared to fiscal year 2007. For fiscal year 2008, we sold 317,080 tons of tissue hardrolls, machine-glazed tissue hardrolls and converted paper products, an increase of 62,323 tons, or 24.5%, compared to fiscal year 2007.

Furthermore, net selling price per ton increased from $1,351 for fiscal year 2007 to $1,397 for fiscal year 2008.

•

Tissue.    Net sales for our tissue segment for fiscal year 2008 increased $90.6 million, or 37.3%, to $333.4 million from $242.8 million for fiscal year 2007. This increase is attributable to the CityForest Acquisition, an increase in net selling price per ton and an increase in tonnage sold. Net selling price per ton increased from $1,392 for fiscal year 2007 to $1,416 for fiscal year 2008. For fiscal year 2008, we sold 235,395 tons of tissue, of which 180,539 tons were sold as hardrolls and 54,856 tons were sold as converted tissue products, compared to 172,877 tons sold in fiscal year 2007, of which 131,282 tons were sold as hardrolls and 41,595 tons were sold as converted tissue products. Compared to fiscal year 2008, sales of converted tons increased as a result of organic growth in converted shipments and sales of hardroll tons increased as a result of the CityForest Acquisition.

•

Machine-glazed tissue.    Net sales for our machine-glazed tissue segment for fiscal year 2008 increased $8.4 million, or 8.3%, to $109.7 million from $101.4 million for fiscal year 2007. This increase is also attributable to an increase in net selling price per ton and an increase in tonnage sold. Net selling price per ton increased from $1,262 for fiscal year 2007 to $1,343 for fiscal year 2008. For the fiscal year 2008, we sold 81,685 tons of machine-glazed tissue, of which 74,599 tons were sold as hardrolls and 7,086 tons were sold as converted machine-glazed products, compared to the fiscal year 2007 when we sold 80,339 tons of machine-glazed tissue, of which 73,140 tons were sold as hardrolls and 7,199 tons were sold as converted machine-glazed tissue products.

Gross profit for fiscal year 2008 increased to $41.7 million from $20.7 million for fiscal year 2007, an increase of $21.0 million, or 101.6%, from fiscal year 2007. As a percentage of net sales, gross profit increased to 9.4% for fiscal year 2008, compared to 6.0% for fiscal year 2007. The increases in gross profit are attributable to the CityForest Acquisition, continued improvement in product mix and the strong market for tissue hardrolls, compared to the comparable period in the prior year.

Gross profit for our tissue segment for fiscal year 2008 was $35.0 million, an increase of $18.8 million, or 117.0%, from fiscal year 2007. Gross profit for our machine-glazed tissue segment for fiscal year 2008 was $6.7 million, an increase of $2.0 million, or 46.7%, from fiscal year 2007. As a percentage of net sales, gross profit for the tissue segment increased to 10.5% for fiscal year 2008 from 6.7% in fiscal year 2007. As a percentage of net sales, gross profit for the machine-glazed tissue segment increased to 6.1% for fiscal year 2008 from 4.5% in fiscal year 2007.

Selling, general and administrative expenses for fiscal year 2008 increased $6.8 million, or 57.2%, to $18.7 million from $11.9 million for fiscal year 2007. As a percentage of net sales, selling, general and administrative expenses increased to 4.2% in fiscal year 2008 from 3.4% for fiscal year 2007. Included in fiscal year 2008 are $1.6 million of ongoing CityForest administrative expenses. Also, included in fiscal year 2008 are additional costs incurred in connection with Sarbanes-Oxley compliance and increases in incentive compensation expense associated with strong business performance.

Restructuring costs for fiscal year 2007 were $0.2 million related to severance costs associated with the elimination of a corporate position.

Merger-related transaction costs for fiscal year 2007 were $6.1 million.

Terminated acquisition related transaction costs for fiscal year 2008 were $2.1 million related to costs incurred related to an acquisition that did not transpire.

Stock and related compensation expense for fiscal year 2008 were $0.6 million compared to $3.3 million for fiscal year 2007. The $0.6 million for fiscal year 2008 was primarily related to compensation expense related to the payment of taxes associated with a restricted stock award grant. The $3.3 million for fiscal year 2007 was related to non-cash compensation expense related to the vesting of restricted stock awards, payment of taxes associated with such awards and other compensation expense related to the 2006 Merger.

Vesting of stock option/restricted stock grants for fiscal year 2008 was $0.8 million compared to $1.4 million for fiscal year 2007.

Impairment of property, plant and equipment for fiscal year 2007 resulted in a charge of $0.5 million related to our decision in the fourth quarter of fiscal year 2007 to shut down permanently the paper machine at our St. Catharines, Ontario facility, which we had idled in the third quarter of fiscal year 2006.

Foreign currency gain (loss) for fiscal year 2008 and 2007 were both a loss of $0.1 million.

Income tax benefit for fiscal year 2008 was $3.9 million compared to $6.1 million for fiscal year 2007. Included in the income tax benefit for fiscal year 2008 is $1.5 million and $1.4 million, respectively, of benefit associated with future changes in Canadian tax rates due to legislative changes and changes in our effective state tax rates which are expected to be realized in the future. The effective income tax rate for fiscal year 2007 was 31.7%, which differs from the federal statutory rate primarily due to non-deductible transaction costs expensed for book purposes.

Net income for fiscal year 2008 was $3.7 million compared to a net loss of $13.1 million for fiscal year 2007. Included in fiscal year 2008 net income is $2.1 million of terminated acquisition-related costs and $1.4 million of cash and non-cash stock compensation charges. Also, included in fiscal year 2008 net income is a tax benefit of $3.9 million. Included in fiscal year 2007 net loss is $0.2 million of restructuring costs, $6.1 million of merger-related transaction costs, $3.8 million of merger- related and other compensation charges and $0.5 million related to an impairment charge for our paper machine at our St. Catharines, Ontario facility.

Results of Operations of APF

As described above under “—Overview—APF Acquisition,” we acquired certain assets and assumed certain liabilities of APF on July 2, 2008. The assets and liabilities of APF are reflected in our consolidated balance sheet as of February 28, 2009. The results of operations of APF from the date of acquisition (July 2, 2008) through February 28, 2009 are included in our consolidated statement of operations for the fiscal year ended February 28, 2009.

We have included the audited combined financial statements of Atlantic Paper & Foil Corp. of NY, Consumer Licensing Corporation, Atlantic Paper & Foil LLC, Atlantic Paper & Foil of Georgia, LLC, Atlantic Lakeside Properties, LLC, Blue Skies EL 600, LLC and 260G Ventures LLC, which we refer to as the APF entities, as of and for the years ended December 31, 2007, 2006 and 2005 in this prospectus. Blue Skies EL 600, LLC and 260G Ventures LLC became part of the combined group during fiscal year 2007. In reviewing these financial statements, you should bear in mind the following:

•

We did not acquire the assets or assume the liabilities of Consumer Licensing Corporation, Atlantic Lakeside Properties, LLC, Blue Skies EL 600, LLC or 260G Ventures LLC, four entities included in the audited combined financial statements for the APF entities as of and for the year ended December 31, 2007. Consumer Licensing Corporation was formed for the purpose of obtaining design licenses for tissue boxes and reselling them and had no activity since 2001. Atlantic Lakeside Properties, LLC owned certain of the real property. Blue Skies EL 600 was engaged in the charter of an airplane for the benefit of certain of the other entities and outside charters. 260G Ventures LLC was an investment company that had invested funds in a brokerage account with an investment bank.

•	We did not assume the existing indebtedness of the APF entities.

•	The year end of the APF entities previously was December 31, whereas our fiscal year ends on the last day of February.

See “Unaudited Pro Forma Condensed Combined Financial Information.”

Net Sales

The APF assets we purchased consisted of equipment used to produce converted tissue products and other current assets, primarily accounts receivable and inventory. We include the operating results of APF primarily in our tissue segment. Part of the acquisition related to the foam business, which we now show as a separate segment.

The price and volume dynamics that influence net sales of APF are generally similar to those that affect our company as a whole.

For the year ended December 31, 2007, sales to the three major customers of APF accounted for approximately 51% of net sales. One of those customers was an existing customer of ours and has now become our largest customer. APF’s other major customers were generally not significant customers of ours, which has enabled us to expand our customer base in the retail sector.

Gross Profit

Gross profit of the APF entities was historically higher than that of our company due to higher margin product mix in the retail converting sector, customer mix and other factors. Furthermore, APF historically classified shipping and handling costs as selling and delivery expenses, as described below, as opposed to classifying shipping and handling costs as a component of cost of goods sold, which is our company policy. Our accounting policies and procedures have been applied to APF’s operations since the date of acquisition.

Operating Income

Operating income includes APF’s gross margin less selling and delivery expenses, general and administrative expenses and, in 2007, a gain on the sale of an aircraft. The largest single component of selling and delivery expenses was shipping and handling costs, which as noted above, were classified as operating expenses, historically. We have substantially completed the integration of the APF business into our operations, and we expect that prospectively, operating expenses of APF will generally be in line with our overall company’s operating expenses.

Tax Expense

Prior to the acquisition, APF operated as an S Corporation. Accordingly, those entities’ shareholders included their share of taxable income in their individual income tax returns and paid the majority of the income taxes related to the APF business, other than certain New York State corporate-level income taxes that were paid by the APF entities.

Liquidity and Capital Resources

Our principal liquidity requirements are to service debt and meet working capital, tax and capital expenditure needs. Our total debt at November 26, 2009 was $269.1 million. We fund our working capital requirements, capital expenditure needs and tax liabilities from net cash provided by operating activities and borrowings under our working capital facility. Additionally, in the past, we have issued debt securities to fund acquisitions.

Based on current forecasts and anticipated market conditions, we believe that funding generated from operating cash flows and available sources of liquidity will be sufficient to meet all of our operating needs, to make planned capital expenditures and to make all required interest and principal payments on indebtedness for the next twelve to eighteen months. However, our operating cash flows and liquidity are significantly influenced by numerous factors, including prices of pulp fiber, interest rates and the general economy.

As a result of the debt financing completed during June 2009, our principal debt payments are expected to be $0.8 million in fiscal 2010, $0.8 million in fiscal 2011, $7.1 million in fiscal 2012, $0.8 million in fiscal 2013, $0.8 million in fiscal 2014 and $268.3 million in fiscal 2015 and thereafter.

Additionally, cash interest payments are expected to be $22.4 million fiscal 2010, $30.6 million in fiscal 2011, $30.2 million in fiscal 2012, $29.8 million in fiscal 2013, $29.7 million in fiscal 2014 and $18.0 million in fiscal 2015 and thereafter.

The following is a summary of our indebtedness. For additional information regarding our indebtedness, see the notes to the consolidated financial statements.

Working Capital Facility

We have a $60.0 million working capital facility that matures on June 12, 2011. Borrowings under the working capital facility are secured by liens on substantially all of our assets and guaranteed by our subsidiaries. As of November 26, 2009, there were no borrowings outstanding under the working capital facility and excess availability, less letters of credit of $4.6 million in the aggregate principal amount, was $52.2 million.

2014 Notes

In June 2009, we issued $255 million principal face amount of 11 1/2% senior secured notes maturing on June 1, 2014, with an effective interest rate of 12.48%. The 2014 Notes pay interest in arrears on June 1 and December 1 of each year, commencing on December 1, 2009. The 2014 Notes are secured by liens on substantially all of our assets and guaranteed by our subsidiaries. The net proceeds of $245.7 million from the issuance of the 2014 Notes were primarily used to redeem the 2010 Notes and fund the contingent earnout payment made on August 28, 2009 in conjunction with the 2006 Merger.

APF Note

As part of the financing of the APF Acquisition, we entered into a subordinated, unsecured promissory note in the amount of $6.3 million that bears interest at 12% per year payable in quarterly installments with the principal due July 2, 2011.

CityForest Industrial Revenue Bonds

Our subsidiary, CityForest, had approximately $16.4 million in aggregate principal amount of industrial revenue bonds outstanding as of November 26, 2009. We have guaranteed all of the obligations of CityForest. We are required to annually pay $760,000 of principal of the bonds in two semi-annual payments of $380,000.

Contingent Payment

In connection with the acquisition of Cellu Tissue by the current owners, we were required to pay up to $35.0 million of contingent consideration, in cash and shares of Cellu Parent Corporation’s Series A preferred stock, to the former owners and advisors of Cellu Parent Corporation in the event certain financial targets were met. All financial targets were met and $15.0 million, consisting of cash and shares of Series A preferred stock, was paid in fiscal 2009. The second payment of $15.0 million, consisting of $13.7 million in cash and 1,274 shares of Cellu Parent Corporation’s Series A preferred stock (which was valued at approximately $1.3 million) was paid on August 28, 2009. The final payment of $5.0 million, consisting of $4.6 million in cash and 425 shares of Cellu Parent Corporation’s Series A preferred stock (which was valued at approximately $0.4 million) was paid on November 24, 2009.

Cash Flows

The table that follows presents cash flows information for the nine months ended November 26, 2009 and November 27, 2008, fiscal year 2009, fiscal year 2008, and combined fiscal year 2007.

	Pre-merger	Post-merger	Combined	Post-merger
	March 1, 2006- June 12, 2006	June 13, 2006- February 28, 2007	Fiscal year ended February 28, 2007	Fiscal year ended February 29, 2008	Fiscal year ended February 28, 2009	Nine months ended November 27, 2008	Nine months ended November 26, 2009
Net cash provided by (used in) operating activities
Net (loss) income	$(6,439,231)	$(6,659,606)	$(13,098,837)	$3,701,756	$6,560,188	$2,584,133	$7,028,350
Non-cash items	5,245,238	12,064,306	17,309,544	18,435,763	27,619,677	22,896,836	30,372,139
Changes in working capital	(5,190,415)	4,380,317	(810,098)	(2,341,640)	(10,120,022)	(15,879,959)	16,283,176

Net cash provided by (used in) operating activities	$(6,384,408)	$9,785,017	$3,400,609	$19,795,879	$24,059,843	9,601,010	$53,683,665
Net cash (used in) provided by investing activities	$(1,937,610)	$(7,677,141)	$(9,614,751)	$(64,140,696)	$(80,556,754)	$(73,882,196)	$(19,772,877)
Net cash (used in) provided by financing activities	$(290,000)	$—	$(290,000)	$29,193,000	$55,244,403	$63,277,034	$(27,130,667)
Effect of foreign currency	$206,800	$(266,119)	$(59,319)	$(225,396)	$730,155	$634,126	$8,083

Net increase (decrease) in cash and cash equivalents	$(8,405,218)	$1,841,757	$(6,563,461)	$(15,377,213)	$(522,353)	$(370,026)	$6,788,204

Cash flows for the Nine Months Ended November 26, 2009 (the fiscal 2010 nine-month period) compared to the Nine Months Ended November 27, 2008 (the fiscal 2009 nine-month period)

Net cash provided by operations was $53.7 million for the fiscal 2010 nine-month period compared to $9.6 million for the fiscal 2009 nine-month period. Net income for the fiscal 2010 nine-month period was $7.0 million, an increase of $4.4 million over the fiscal 2009 nine-month period. Net cash flow provided from working capital was $16.3 million for the fiscal 2010 nine-month period compared to net cash used by working capital of $15.9 million in the fiscal 2009 period. This favorable increase is primarily reflective of the timing of long-term debt interest payments, the timing of payments related to purchases of pulp fiber, an improvement in customer cash collections and a focus on managing inventory production to more closely match the timing of our customers’ orders. We also incurred $2.2 million of non-cash expenditures as a result of extinguishing a portion of our debt during the fiscal 2010 period. Additionally, net deferred income tax assets increased $3.4 million during the fiscal 2010 period as a result of an increase in Cellu Tissue’s federal tax rate, and amortization expense increased by $1.2 million in the fiscal 2010 period as a result of the APF Acquisition.

Net cash used in investing activities for the fiscal 2010 nine-month period was $19.8 million compared to $73.9 million in the fiscal 2009 nine-month period. The fiscal 2009 nine-month period includes $64.2 million of cash paid for the APF Acquisition. The remaining change relates to the level of capital spending period over period. The increased level of spending is primarily due to expanding our converting capacity and the completion of our East Hartford, Connecticut energy cogeneration facility.

Net cash used by financing activities for the fiscal 2010 nine-month period was $27.1 million compared to cash provided by financing activities of $63.3 million in fiscal 2009 nine-month period. The activity in the fiscal 2010 period is primarily driven by the refinancing of our debt that was to mature during fiscal 2010 and the excess cash generated by operations. Both were used to reduce borrowings on our revolving line of credit to zero. The financing activity for the fiscal 2009 period was primarily related to financing obtained in connection with the APF Acquisition.

Balance Sheet

Receivables, net as of November 26, 2009 decreased to $50.6 million from $54.1 million as of the end of fiscal year 2009. Receivables decreased as a result of increased cash collections that resulted primarily from a focus on accelerating certain customer payments.

Property, plant and equipment, net as of November 26, 2009 increased $5.4 million to $307.4 million from $302.0 million as of the end of fiscal year 2009. Routine capital expenditures, including deposits made in conjunction with our efforts to expand our converting capacity, were partially offset by depreciation expense.

Other intangibles, net as of November 26, 2009 decreased to $28.5 million from $31.7 million as of the end of fiscal year 2009 as a result of amortization expense during the current period.

Other assets as of November 26, 2009 increased to $10.4 million from $1.9 million as of the end of fiscal year 2009 due to payment of deferred financing fees that were capitalized in conjunction with the issuance of the 2014 Notes.

Bank overdrafts were $0 as of November 26, 2009 compared to $3.3 million at February 28, 2009 due to increased cash balances as of November 26, 2009.

Revolving line of credit was $0 as of November 26, 2009 compared to a balance of $18.5 million as a result of cash generated from operations and the issuance of the 2014 Notes during fiscal 2010. Available cash generated during the current period was applied to the revolving line of credit.

Accounts payable as of November 26, 2009 increased to $21.3 million from $16.7 million as of the end of fiscal year 2009 primarily as a result of the timing of various payments, including for spot pulp purchases.

Accrued interest as of November 26, 2009 increased to $14.4 million from $10.2 million at the end of fiscal year 2009 as a result of the issuance of the 2014 Notes which have interest payments due in June and December. The 2010 Notes, which were retired during the quarter ended August 27, 2009, had interest payments due in March and September.

Other current liabilities as of November 26, 2009, decreased to $1.0 million from $17.4 million as of the end of fiscal year 2009 as a result of the $15.0 million earnout payment paid on August 28, 2009.

Deferred income tax assets and liabilities increased as a result of Cellu Tissue’s increase in the statutory federal income rate from 34% to 35% and the current year income tax provision.

Long-term debt as of November 26, 2009 increased to $268.3 million from $242.4 million as of the end of fiscal year 2009 as a result of the issuance of the 2014 Notes and the redemption of the 2010 Notes during the quarter ended August 27, 2009.

Other liabilities as of November 26, 2009 decreased to $1.0 million from $5.4 million as of the end of fiscal year 2009 as a result of the $5.0 million earnout payment paid on November 24, 2009.

Cash flows for fiscal year 2009, fiscal year 2008, and combined fiscal year 2007

Net cash provided by (used in) operations was $24.1 million for fiscal year 2009, $19.8 million for fiscal year 2008 and $3.4 million for fiscal year 2007. Non-cash items for fiscal year 2009, fiscal year 2008 and fiscal year 2007 totaled $27.6 million, $18.4 million and $17.3 million, respectively, and consisted primarily of amortization, derivative gain (loss), depreciation, stock compensation and deferred income taxes. Cash flows used by changes in working capital totaled $10.1 million, $2.4 million and $0.8 million for fiscal year 2009, fiscal year 2008 and fiscal year 2007, respectively. With respect to changes in accounts receivable and inventory, cash used by these items was $9.7 million for fiscal year 2009, cash used by these items was $8.5 million for fiscal year 2008 and cash provided by these items was $0.1 million for fiscal year 2007. Cash provided by changes in prepaid expenses, income tax receivable and other assets was $1.6 million for fiscal year 2009, $1.9 million for fiscal year 2008 and $0.9 million for fiscal year 2007. Cash used by changes in accounts payable, accrued expenses, accrued interest and other liabilities was $2.0 million for fiscal year 2009, cash provided by changes in accounts payable, accrued expenses, accrued interest and other liabilities was $4.3 million for fiscal year 2008 and cash used by changes in accounts payable, accrued expenses, accrued interest and other liabilities was $1.8 million for fiscal year 2007.

Net cash provided by (used in) investing activities was cash used in investing activities of $80.6 million for fiscal year 2009, cash used in investing activities of $64.2 million for fiscal year 2008 and cash used in investing activities of $9.6 million in fiscal year 2007. Included in fiscal year 2009 is the cash paid for the APF Acquisition, net of cash received of $64.2 million. Included in fiscal year 2008 is the cash paid for the CityForest Acquisition, net of cash received, of $43.7 million. Investing activities in 2007 related to the level of capital spending year over year.

Net cash (used in) provided by financing was cash provided by financing activities of $55.2 million for fiscal year 2009, which includes proceeds from the issuance of the additional 2010 Notes of $36.9 million on July 2, 2008, $8.7 million of net borrowings on the working capital facility, $15.0 million equity investment and $7.0 million cash portion of earnout payment. Cash provided by financing activities of $29.2 million for fiscal year 2008 includes proceeds from the issuance of the additional 2010 Notes of $20.0 million on March 21, 2007, $9.8 million of net borrowings on the working capital facility and $0.6 million payment on the industrial revenue bonds assumed in the CityForest Acquisition. The remaining $0.3 million for fiscal year 2007 relates to payments on our industrial revenue bond. Our final payment was made in the first quarter of fiscal year 2007.

Balance Sheet

Assets

Cash as of February 28, 2009 decreased to $0.4 million from $0.9 million as of the end of the prior fiscal year as a result of the items described above.

Receivables, net as of February 28, 2009 increased to $54.1 million from $44.5 million as of the end of the prior fiscal year. Included in the $54.1 million is $9.4 million of receivables related to APF. Without the effect of the acquisition, receivables increased $0.2 million.

Inventories as of February 28, 2009 increased to $47.2 million from $34.0 million as of the end of the prior fiscal year. Included in the $47.2 million is $8.9 million of inventories related to APF. Without the effect of the acquisition, inventories increased $4.3 million in support of increased net sales.

Deferred income taxes as of February 28, 2009 decreased to $3.5 million from $7.2 million as of the end of the prior fiscal year. This decrease is primarily attributable to the utilization of net operating loss carryforwards, or NOLs, for federal and state tax purposes.

Property, plant and equipment, net as of February 28, 2009 decreased to $302.0 million from $310.5 million as of the prior fiscal year. Included in the $302.0 million of property, plant and equipment, net is $10.7 million related to APF. Without the effect of the acquisition, property plant and equipment decreased $19.2 million from the end of the prior fiscal year due to depreciation expense partially offset by capital expenditures.

Goodwill as of February 28, 2009 increased to $41.0 million from $11.3 million as of prior fiscal year due to the APF Acquisition.

Other intangibles, net as of February 28, 2009 increased to $31.7 million from $9.4 million as of the end of the prior fiscal year. The additions to other intangibles relate to the APF Acquisition, reduced by amortization expense from the date of acquisition (July 2, 2008) through year-end.

Other assets as of February 28, 2009 increased to $0.9 million from $0.2 million as of the end of the prior fiscal year due to debt and bond issuance costs capitalized and included in other assets resulting from the financing in connection with the APF Acquisition.

Liabilities

Bank overdrafts as of February 28, 2009 were $3.3 million compared to $0 as of the end of the prior fiscal year. As of the end of the current fiscal year checks outstanding exceeded cash balances in our lockbox account by this amount due to timing of payments.

Revolving line of credit as of February 28, 2009 increased to $18.5 million from $9.8 million as of the end of the prior fiscal year primarily due to additional borrowings in connection with the financing of the APF Acquisition, the semi-annual interest payments on the 2010 Notes and the earnout payment made in connection with the 2006 Merger, offset by net payments of $10.0 million in the fourth quarter of the current fiscal year.

Accounts payable as of February 28, 2009 decreased to $16.7 million from $24.1 million as of the end of the prior fiscal year. Included in the $16.7 million of accounts payable is $0.9 million related to APF. Without the effect of the acquisition, accounts payable decreased $8.3 million primarily due to timing of payments.

Accrued expenses as of February 28, 2009 increased to $26.5 million from $19.1 million as of the end of the prior fiscal year. Included in the $26.5 million of accrued expenses is $1.5 million related to APF. Without the effect of the acquisition, accrued expenses increased $5.9 million primarily due to the timing lag between receipt of goods and receipt of invoices at year-end.

Accrued interest as of February 28, 2009 increased to $10.2 million from $8.3 million as of the end of the prior fiscal year. The increase is due to the additional borrowings to finance the APF Acquisition and the debt assumed in the transaction.

Other current liabilities as of February 28, 2009 increased to $17.4 million from $15.0 million as of the end of the prior fiscal year. Included in the $17.4 million is a liability of $2.4 million related to the fair value of our cash flow hedging instruments. The remaining $15.0 million, consistent with the prior fiscal year end relates to the earnout payment of $15.0 million earned for fiscal year 2009 to be paid in fiscal year 2010.

Long-term debt as of February 28, 2009 increased to $243.1 million from $198.8 million as of the end of the prior fiscal year due to the debt incurred to finance the APF Acquisition.

Other liabilities as of February 29, 2008 decreased to $5.4 million from $20.1 million as of the end of the prior fiscal year primarily due to the earnout payment in August 2008.

Capital in excess of par value as of February 28, 2009 increased to $70.9 million from $47.0 million as of the end of the prior fiscal year due to an equity investment by our Parent to fund a portion of the APF Acquisition and the stock portion of the earnout payment in August 2008 and the equity investment by Weston Presidio V, L.P. used to fund a part of the cash portion of the earnout payment in August 2008.

Accumulated earnings (deficit) as of February 28, 2009 was accumulated earnings of $3.7 million compared to accumulated deficit of $2.9 million as of the end of the prior fiscal year due to the earnings generated in fiscal year 2009.

Accumulated other comprehensive (loss) income as of February 28, 2009 was a loss of $6.9 million compared to income of $1.9 million as of the end of the prior fiscal year due to the negative impact of natural gas derivatives and foreign currency rates over the prior year.

Capital Spending Summary

Capital expenditures were $16.4 million, $20.5 million and $9.6 million for fiscal year 2009, fiscal year 2008 and fiscal year 2007, respectively. We have increased capital expenditures since fiscal year 2002 to support ongoing cost savings programs (cost improvements) and growth in our manufacturing capacity. Cost improvement refers to our initiatives to continue to reduce our manufacturing costs in accordance with our business strategy. We have concentrated the growth in our manufacturing capacity since fiscal year 2003 on our converting operations at our Neenah, Wisconsin facility for the production of value-added converted tissue products. Our capital expenditures over the two-year period ended February 28, 2009 have been divided generally among three categories: 44% for maintenance capital, 30% to expand converting capacity and 26% related to cost improvement programs.

Additionally, included in the fiscal year 2008 spending described above is $5.5 million that we spent to buy out an operating lease. The assets and the associated lease were put into place in 1999.

We expect that the percentage of our capital expenditures dedicated to additional converting capacity may increase in the future as we execute our strategy of increasing our sales of converted tissue products. In order to satisfy increased customer demand for converted tissue products and to further expand our geographic reach, we completed the installation of a new tissue converting line in our Long Island, New York facility (which became operational in December 2009) and we expect to invest approximately $30 million (over the next 18-24 months) to further increase our retail converting capacity by 50,000 tons. It is anticipated that a portion of this investment will be used to add converting capacity to our new 323,000 square foot facility in Oklahoma City, Oklahoma. We expect that the balance of this investment will be used to add converting capacity to our three established facilities in Neenah, Wisconsin, Thomaston, Georgia and Long Island, New York.

Contractual Obligations

At February 28, 2009, our material obligations under firm contractual arrangements, including commitments for future payments under long-term debt arrangements, operating lease arrangements and other long-term obligations, are summarized below.

	Cash payments due by period
(Dollars in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt obligations(1)	$245,671	$760	$230,076	$1,520	$13,315
Interest obligations(1)	28,687	22,939	1,638	468	3,642
Operating lease obligations	13,006	3,136	8,392	1,478	—
Purchase obligations	141,076	62,288	78,788	—	—

Total(2)	$428,440	$89,123	$318,894	$3,466	$16,957

(1)

Interest incurred at 9 3/4%, payable semi-annually for the 9 3/4% senior secured notes due 2010 through March 15, 2010, 12% for the Seller Note through July 2, 2011 and an assumed rate of 3% on the outstanding balance for the industrial revenue bonds through March 1, 2028. In July 2009, we refinanced the 9 3/4% senior secured notes due 2010 with a portion of the net proceeds of our 11 1/2% senior secured notes due 2014, which will mature on June 1, 2014. As a result of this refinancing:

•

our principal debt payments are expected to be $0.8 million in fiscal 2010, $0.8 million in fiscal 2011, $7.1 million in fiscal 2012, $0.8 million in fiscal 2013, $0.8 million in fiscal 2014 and $268.3 million in fiscal 2015 and thereafter; and

•

our cash interest payments are expected to be $22.4 million fiscal 2010, $30.6 million in fiscal 2011, $30.2 million in fiscal 2012, $29.8 million in fiscal 2013, $29.7 million in fiscal 2014 and $18.0 million in fiscal 2015 and thereafter.

(2)	Due to uncertainty regarding potential tax audits and their possible outcomes, the estimate of obligations related to unrecognized tax benefits cannot be made. See Note 8 to the Consolidated Financial Statements for additional detail.

Off-Balance Sheet Transactions

We do not currently have any off-balance sheet transactions.

Net Operating Loss Carryforwards

At February 28, 2009, we had state NOLs of approximately $9.9 million, which begin to expire in 2019 and foreign tax credit carryforwards of approximately $3.6 million. We currently anticipate fully utilizing recorded state NOLs and foreign tax credits prior to their expiration.

In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, we believe it is more likely than not that we will realize the benefits of these deductible differences.

New Accounting Standards

Refer to Note 2 (Summary of Significant Accounting Policies) of the notes to our consolidated financial statements included elsewhere in this prospectus for a discussion of new accounting pronouncements and the potential impact to our consolidated results of operations and financial position.

On July 31, 2009, the Financial Accounting Standards Board Accounting Standards Codification became the authoritative source of accounting principles to be applied to the financial statements of nongovernmental entities prepared in accordance with U.S. GAAP. The following is a list of recent pronouncements issued by the Financial Accounting Standards Board and which we adopted during the second quarter of fiscal 2010:

•

Fair Value Measurements and Disclosures: The pronouncements define fair value, establish guidelines for measuring fair value and expand disclosures regarding fair value measurements. The adoption of fair value measurements and disclosures did not have a material impact on our results of operations and financial position.

•

Subsequent Events: The pronouncement codifies existing standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. We adopted the pronouncement in the second quarter of fiscal 2010. The adoption did not have any impact on our consolidated financial statements.

Critical Accounting Policies and Estimates

Preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Significant accounting policies used in the preparation of our consolidated financial statements are described in Note 2 (Summary of Significant Accounting Policies) of the notes to our consolidated financial statements included elsewhere in this prospectus. Management believes the most complex and sensitive judgments, because of their critical nature, result primarily from the need to make estimates about the effects of matters with inherent uncertainty. The most critical areas involving management estimates are described below. Actual results in these areas could differ from management’s estimates.

Allowance for Doubtful Accounts

We estimate our allowance for doubtful accounts using two methods. First, we determine a specific reserve for individual accounts where information is available that the customer may have an inability to meet its financial obligation. Second, we estimate additional reserves for all customers based on historical write-offs. Accounts are charged-off against the allowance for doubtful accounts when we have exhausted all collection efforts and have deemed the accounts uncollectible.

Goodwill and Trademarks

Goodwill is not amortized but tested for impairment annually at year-end, and at any time when events suggest impairment may have occurred. Our goodwill impairment test is performed by comparing the fair value of each reporting unit to the carrying value of each reporting unit. We incorporate assumptions involving future growth rates, discount rates and tax rates in projecting the future cash flows. In the event the carrying value of a reporting unit exceeds its fair value, an impairment loss would be recognized to the extent the carrying amount of the reporting unit’s goodwill exceeds its implied fair value. Goodwill as of February 28, 2007 was $4.4 million. Goodwill as of

February 29, 2008 was $11.4 million, of which $7.0 million was recorded in connection with an acquisition in that year. Goodwill as of February 28, 2009 was $41.0 million, of which $29.6 million was recorded in connection with an acquisition in the current year. No goodwill impairment has been noted through February 28, 2009.

Trademarks are not generally amortized but tested for impairment annually at the end of our second quarter, and at any time when events suggest impairment may have occurred. Our impairment test is performed by comparing the carrying amount to its fair market value at the time of assessment. We incorporate assumptions involving future growth rates, discount rates and tax rates in projecting the future cash flows. In the event the carrying value of the trademark exceeds its fair value, an impairment loss would be recognized. No trademark impairments were recorded during fiscal year 2009, fiscal year 2008 or the period from June 13, 2006 to February 28, 2007 (post-merger).

Income Taxes

We recognize deferred tax assets and liabilities for expected future tax consequences of events that have been included in the financial statements or income tax returns. Under this methodology, deferred tax assets and liabilities are determined based on the difference between the financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Derivatives and Hedging

We use derivative financial instruments to offset a substantial portion of our exposure to market risk arising from changes in the price of natural gas. Hedging of this risk is accomplished by entering into forward swap contracts, which are designated as hedges of specific quantities of natural gas expected to be purchased in future months. These contracts are held for purposes other than trading and are designated as cash flow hedges. We measure fair value of our derivative financial instruments as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. We use a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows: level 1-inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access; level 2-inputs utilize data points that are observable such as quoted prices, interest rate and yield curves; level 3-inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

Our derivative contracts, natural gas forward contracts, are valued using industry-standard models that use observable market inputs (forward market prices for natural gas) as their basis. We classify these instruments within level 2 of the valuation hierarchy. For level 2 and 3 of the fair value hierarchy, where appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit considerations (non performance risk).

Quantitative and Qualitative Disclosures About Market Risk

We use natural gas swap contracts with a cumulative total notional amount of approximately $3.7 million for 525,767 MMbtu at November 26, 2009 to hedge against cash flow variability arising from changes in natural gas prices in conjunction with our anticipated purchases of natural gas through August 2010. These swap contracts fix the rates on portions of our natural gas purchases to rates ranging from $4.62 per MMbtu to $7.52 per MMbtu for various periods through August 2010. These swap contracts were accounted for as effective hedges during fiscal year 2010. These natural gas swap contracts had a liability fair value of $1.0 million at November 26, 2009, which was included in other current liabilities. Approximately 52% of our natural gas requirements are hedged through August 2010.

We have minimal foreign currency translation risk. All international sales, other than sales originating from our Canadian subsidiary, are denominated in U.S. dollars. Due to our Canadian operations, however, we could be adversely affected by unfavorable fluctuations in foreign currency exchange rates.

Although, as of November 26, 2009, we did not have any outstanding borrowings under our working capital facility, to the extent that we borrow under the working capital facility in the future, our interest expense for such borrowings would be affected by changes in interest rates. In addition, amounts borrowed by CityForest Corporation under the Associated Bank Revolving Credit Facility, as described below under the heading “Description of Indebtedness,” bear interest at a rate per annum equal to the LIBOR Rate (as defined in the Reimbursement Agreement described below under the heading “Description of Indebtedness”), plus an applicable margin. Accordingly, the interest expense for borrowings under the Associated Bank Revolving Credit Facility would also be affected by changes in interest rates.

We are also subject to commodity price risk associated with pulp costs and take advantage of spot prices on pulps to minimize market risk arising from changes in pulp costs.

BUSINESS

Our Company

We are a North American producer of tissue products, with a strategic focus on consumer-oriented private label tissue products and a growing presence in the value retail tissue market. We manufacture large rolls of tissue from purchased pulp and our own recycled fiber. We are a vertically integrated manufacturer, which means that we convert some of the hardrolls we produce into finished and packaged tissue products, and we sell the remainder of our hardrolls to third-party converters of tissue products. Our vertically integrated manufacturing operations and extensive geographic footprint enable us to deliver a broad range of cost-competitive products with brand-like quality manufactured to our customers’ specifications. For the twelve months ended November 26, 2009, we sold 331,425 tons of tissue along with our other products, generating aggregate net sales of $515.3 million, Adjusted EBITDA of $81.3 million and net income of $11.0 million. For an explanation of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA, see pages 12, 13, 14 and 15.

We own and operate nine strategically-located manufacturing and converting facilities in Connecticut, Georgia, Michigan, Mississippi, New York, Ontario and Wisconsin. Six of these facilities manufacture hardrolls for internal conversion and external hardroll sales, two of these facilities produce converted tissue products and one facility is an integrated hardroll manufacturing and converting site. We have grown our annual hardroll production capacity from approximately 264,171 tons, as of February 28, 2006, to approximately 327,000 tons as of November 26, 2009. In response to significant market demand for our converted tissue products, we have grown our annual converting capacity from approximately 85,000 tons, as of February 28, 2006, to approximately 194,000 tons as of November 26, 2009.

Our Products

Our tissue products consist of two primary product lines sold predominantly to (1) the consumer private label and away-from-home markets and (2) third-party converters.

•

Converted tissue.    Our converted tissue products include a full product line of consumer private label and away-from-home bathroom tissue, facial tissue, napkins, folded towels and kitchen roll towels. We manufacture our converted tissue products according to our customers’ specifications with a quality range from super premium to value quality. Our flexible manufacturing assets enable us to produce converted tissue products according to a variety of specifications, including fiber type, weight, softness, size, color, prints, embossing patterns, fold and package configuration. We sell our converted tissue products through various retailers and away-from-home distributors that serve the consumer and away-from-home markets. We entered the consumer and away-from-home converted tissue products market following our August 2002 acquisition of the manufacturing and converting facility in Neenah, Wisconsin. We began manufacturing at this facility in August 2002 and began producing our full line of converted tissue products in March 2003. We have significantly increased sales of products out of our Neenah, Wisconsin facility since its acquisition to $154.0 million in fiscal year 2009. In July 2008, we completed the APF Acquisition, which provided us with two geographically diverse, stand-alone converting facilities and nearly doubling our converting capacity. For the nine months ended November 26, 2009, sales of converted tissue products comprised 46.4% of our total net sales compared to 22.5% of our total net sales for fiscal year 2008.

•

Hardroll tissue.    We manufacture a variety of hardroll tissue and absorbent cover stock to our customers’ specifications, which our customers print, cut and process into an assortment of finished converted tissue products and disposable absorbent products in the personal and health care markets. These absorbent products include a complete line of away-from-home and consumer bath and towel products, liners for diapers, adult incontinence and feminine care products, surgical waddings and other medical and sanitary disposable products. For the nine months ended November 26, 2009, sales of hardroll tissue products comprised 31.1% of our total net sales compared to 52.8% of total net sales for fiscal year 2008. We produce hardroll tissue at all of our facilities, except our Menominee, Michigan; Long Island, New York; and Thomaston, Georgia facilities. In March 2007, we acquired CityForest Corporation which increased our capacity to sell hardrolls to third-party converters and to utilize for internal conversion. We manufacture our hardroll tissue with a variety of pulps and recycled fibers and produce hardroll tissue to our customers’ specifications by controlling brightness, absorbency, bulk, strength, porosity and color. We also produce absorbent cover stock in a variety of weights and widths for sale to consumer products companies or third-party converters.

For the fiscal year 2009, we sold 250,073 tons of converted tissue and tissue hardrolls, generating net sales of $400.6 million, or approximately 77.2% of our net sales, and 83.8% of our gross margin. For the nine months ended November 26, 2009, we sold 183,850 tons of converted tissue and tissue hardrolls, generating net sales of $299.9 million, or approximately 77.5% of our net sales, and 84.1% of our gross margin.

We also produce machine-glazed tissue hardrolls at our Menominee, Michigan; Wiggins, Mississippi; and St. Catharines, Ontario facilities in a variety of weights, widths and surface characteristics. Machine-glazed tissue is glazed with a coating and, in some cases, other moisture and grease-resistant coatings. We sell our machine-glazed tissue hardrolls to third-party converters of products such as fast food and commercial food wrappers, gum wrappers, coffee filters, cigarette pack liner paper, wax paper and butter wraps. We also convert a limited amount of our machine-glazed tissue hardrolls into rolls for retail food wrappers. The majority of our converted wax paper products manufactured at our Menominee, Michigan facility is sold as branded products to a single customer. For the fiscal year 2009, we sold 82,482 tons of machine-glazed tissue hardrolls and converted wax paper products, generating net sales of $114.4 million, or approximately 22.0% of our net sales, and 15.3% of our gross margin. For the nine months ended November 26, 2009, we sold 65,498 tons of machine-glazed tissue hardrolls and converted wax paper products, generating net sales of $81.2 million, or approximately 21.0% of our net sales, and 12.8% of our gross margin.

We sell a small amount of foam as a result of our acquisition of the assets of the Thomaston, Georgia facility from APF. We manufacture polystyrene foam for conversion into foam plates using polystyrene pellets that are heated with natural gas to form a sheet of polystyrene foam. We then convert the sheets into foam plates of various sizes by stamping the sheet with a plate mold. We have the capability of using different molds to manufacture different products, including foam trays and bowls. We sell our products primarily to a single value retail customer, which also purchases a variety of converted tissue products from us. From the date of acquisition through fiscal year-end 2009, we sold 344,208 cases of polystyrene foam rolls generating net sales of $4.0 million, or approximately 0.8% of our net sales, and 1.0% of our gross margin. For the nine months ended November 26, 2009, we sold 494,526 cases of polystyrene foam products generating net sales of $5.8 million, or approximately 1.5% of our net sales, and 3.2% of our gross margin.

Our Industry

According to RISI, a leading information provider for the global forest products industry, the North American tissue market exceeded 9 million tons in 2008. From 1995 to 2008, North American tissue demand grew in the aggregate by 32%, according to RISI. RISI estimates that the annual operating rate for North American tissue manufacturers will remain above 92% through 2012. According to RISI, tissue demand has grown at a higher rate than any other major paper sector in North America since 1995.

Tissue paper is sold into two primary market sectors: (1) the consumer retail sector and (2) the commercial and industrial, or away-from-home, sector. The consumer retail sector comprises approximately 6.3 million tons, or 70%, of the North American tissue paper market, with the away-from- home sector comprising approximately 2.7 million tons. The consumer retail sector is further divided between private label, estimated at 1.6 million tons, and branded, estimated at 4.7 million tons. Within the consumer private label sector, mass retailers, value retail chains and dollar stores, such as Dollar General, Dollar Tree and Family Dollar, represent the fastest growing portion of the private label market. The balance of private label tissue products are sold through grocery and drug retail chains, and warehouse clubs such as Costco and Sam’s Club. We believe that competition in the dollar stores market is relatively fragmented among many small regional converters with a limited private label presence from large branded tissue producers. Concentration in the North American branded products sector is high, with approximately 65% of capacity concentrated among the top three producers, Kimberly-Clark Corporation, Georgia-Pacific Corporation and Proctor & Gamble.

Unlike other paper products that are more easily shipped, tissue is a national or even regional business, with limited import/export trade flow. Tissue does not ship well because it is voluminous and easily damaged in transit. High quality tissue is made from virgin pulp, while lower quality tissue may be made from either virgin pulp or recycled fiber. Across the spectrum of personal care products, the manufacturing of tissue is among the most capital intensive, which provides an inherent constraint among industry participants to allocate additional capital towards tissue production and acts as a barrier to entry for potential new entrants.

We also compete in the away-from-home sector, where products are generally sold to paper, food service and janitorial supply distributors, which resell these products for use in hotels, restaurants, factories, schools, office buildings and other commercial, government and industrial institutions. The top three North American branded producers in this sector are Kimberly-Clark Corporation, Georgia-Pacific Corporation and SCA.

Machine-glazed tissue represents a much smaller market than the consumer and away-from-home tissue markets. End markets for machine-glazed tissue include fast food and commercial food wrap as well as niche market products such as gum wrappers, coffee filters, cigarette pack liner paper, wax paper and butter wraps. Because of the (1) breadth of product offerings, (2) high level of service required to effectively meet customer needs and (3) significant required investments in facilities, equipment and local inventories, there have been no substantial new domestic or international entrants in the North American machine-glazed tissue market in recent years. We believe that pricing and demand for our products will remain relatively stable due to the elimination of several major producers of machine-glazed tissue.

Our Strengths

We believe our core strengths include the following:

Strategic focus on consumer private label tissue products.    As a North American tissue manufacturer with a strategic focus on consumer private label products, we benefit from: (1) strong consumer demand for brand-like tissue products, (2) our ability to produce private label products that are equivalent in quality to branded products, (3) growing consumer acceptance of private label products, (4) consumer demand for products sold through the value retail channel and (5) our ability to generate higher margins from our converted tissue products than from our sales of hardrolls to third parties or our machine-glazed tissue products.

Low-cost manufacturing operations.    Our flexible production capability, low overhead costs and branded-quality products contribute to our competitive position in the marketplace. We have a proven track record of ongoing cost-savings and productivity improvement initiatives. We have contracted for approximately 50% to 65% of our anticipated fiber requirements through fiscal year 2012 while achieving highly competitive market discounts and ensuring consistency of supply. Also, because of our significant scale, we are able to optimize our machine schedules to take full advantage of our production capabilities and minimize freight costs for our customers. To ensure supply and reduce market dependency, we have invested in green energy projects such as a third-party biomass gasification steam project in Wiggins, Mississippi and our cogeneration installation in East Hartford, Connecticut, which produces steam and electricity.

Significant scale and footprint in the Northeast, Southeast, South and Central United States.    Our strategic manufacturing facilities produce a full line of private label products and support geographic coverage of the U.S. market east of the Rocky Mountains. The geographic location of our facilities enables us to be a provider in the consumer private label and away-from-home converted tissue markets in the Northeast, Southeast, South and Central United States, which collectively account for approximately 76% of the U.S. population. Our Neenah, Wisconsin; Thomaston, Georgia; and Long Island, New York converting lines have approximately 194,000 tons of annual converting capacity. The APF Acquisition described below under “—Our History” has allowed us to reach new distribution channels and expand our geographic footprint in the South, Southeast, Midwest and Northeast United States. In addition, our proximity to customers and our diverse reach give us an economic advantage over smaller, and often one- or two-plant, regional tissue converters.

Strong financial position and operating results.    We believe our significant growth in Adjusted EBITDA and net cash provided by operating activities, coupled with our balance sheet liquidity will allow us to execute our converting strategy, whether through organic growth or strategic acquisitions. Our net sales and Adjusted EBITDA have increased 49.7% and 175%, respectively, from fiscal year 2007 to the twelve months ended November 26, 2009. Our net income has grown from a net loss of $13.1 million in fiscal year 2007 to net income of $11.0 million for the twelve months ended November 26, 2009. For the twelve months ended November 26, 2009, our Adjusted EBITDA margin equaled 15.8% and our gross margin equaled 15.3%, compared to 11.4% and 10.6%, respectively, for fiscal year 2009. In July 2009, we successfully refinanced most of our debt with $255 million of 11 1/2% senior secured notes due 2014. Our net cash provided by operating activities equaled $24.1 million and $68.1 million for fiscal year 2009 and for the twelve months ended November 26, 2009, respectively. As of November 26, 2009, we also had $52.2 million available under our revolving line of credit.

Proven acquisition integration capabilities.    Since 2007, we have made two strategically important acquisitions: (1) in March 2007, we acquired CityForest Corporation, which greatly expanded our recycled fiber capabilities, and (2) in July 2008, we acquired our Long Island, New York and Thomaston, Georgia facilities in the APF Acquisition described below, which provided us with two geographically diverse, stand-alone converting facilities. Due to the successful integration of these businesses, these acquisitions were accretive to our earnings and generated synergies in excess of original estimates. These acquisitions were strategically important because they have enabled us to reach new distribution channels and expand our geographical footprint in the South, Southeast and Northeast. Given the fragmented nature of our industry, we believe there are additional opportunities for profitable expansion and consolidation in our markets.

Significant capital investment.    Since 2001, we have made significant capital investment in our hardroll manufacturing capacity, which has increased our hardroll capacity by more than 120,000 tons. These tons are available to support our vertically integrated, converting growth strategy and further solidify our ability to provide brand-equivalent quality and consistent supply. Furthermore, this additional capacity was added at a capital cost well below that of new tissue manufacturing assets. We have also grown our converting capacity capabilities over the last three years, increasing our converting capacity by 109,000 tons.

Diversified and high-quality customer base.    We sell to a highly diversified customer base of over 200 companies, without dependence on any single customer. In fiscal year 2009, no customer accounted for more than 10% of our sales and, for the nine months ended November 26, 2009, Dollar General was our largest single customer, representing 10.5% of our sales. Our customers include leading consumer retailers and away-from-home distributors including Dollar General, Wal-Mart and Guest Supply, other vertically integrated tissue manufacturers and third-party converters.

Experienced and incentivized management team.    Our executive management team has an average of over 25 years of experience in the paper products industry. Russell C. Taylor (53) has been our President and Chief Executive Officer since 2001 and has over 25 years of industry experience. Prior to coming to our company, he was a senior executive at Kimberly-Clark Corporation, a leading personal care consumer products company. Steven D. Ziessler (49), our Chief Operating Officer since 2005, has over 25 years of industry experience and prior to joining our company was President of Kimberly-Clark Europe Ltd.’s away-from-home business. David J. Morris (53), our Chief Financial Officer, has spent 27 years in the paper and wood products business, including 15 years at Georgia-Pacific Corporation and seven years at Kimberly-Clark Corporation. After this offering, we expect that our executive officers will own approximately 8.4% of our outstanding common stock.

Environmentally friendly manufacturing capabilities.    We have the ability to manufacture hardrolls that contain up to 100% recycled fiber. We also convert recycled fiber hardrolls into products that are sold in the consumer retail and away-from-home markets. Our recycled fiber content exceeds current applicable Environmental Protection Agency guidelines and contains up to 100% recycled, post-consumer wastepaper (including magazines, phonebooks and manufacturing and office waste) that is processed without the use of chlorine compounds. Our acquisition of CityForest Corporation expanded our ability to manufacture recycled hardrolls and enabled us to produce our own recycled fiber. We also focus on other ways to avoid waste, including recycling water used in our manufacturing processes and reconstituting the fiber from our paper waste. In addition, 100% of our contractually purchased pulp is certified by the Sustainable Forestry Initiative or the Forest Stewardship Council.

Our Strategy

Our principal strategy is to be the private label tissue manufacturer of choice in North America by continuing to grow sales of our converted tissue products. We believe that our intense focus on “customer delight” through high levels of service, efficient and reliable supply-chain management, brand-like quality and consistency, and low cost manufacturing will provide us with continued growth opportunities. Our key initiatives include:

Continue to grow converted tissue sales to both consumer product retailers and value retailers.    We have substantially increased our sales of private label converted tissue products as a percentage of our total sales to both the consumer retail and value retail chains from 3.0% of our net sales in fiscal year 2008 to 30.2% of our net sales for the nine months ended November 26, 2009. As these retailers invest heavily in their private label brands, we will continue to focus on growing our business to support this profitable and growing segment of the U.S. tissue market. We also believe that through organic growth and acquisitions we have attractive opportunities to increase our market share in this growing customer segment. In addition, we currently have the ability to shift a majority of our lower margin, externally sold hardrolls to converted products sales, which have historically generated higher margins. For the nine months ended November 26, 2009, sales of tissue hardrolls and machine-glazed tissue hardrolls comprised 48.7% of our total net sales compared to 73.2% in fiscal year 2008. The decline in hardroll sales resulted from a mix shift to higher margin converted products.

Invest in converting capacity to service these growing private label market segments.    To satisfy increased customer demand and to further expand our geographic reach, we have accelerated our growth strategy and expect to invest approximately $30 million over the next 18 to 24 months to increase our retail converting capacity by 50,000 tons. We anticipate that a portion of this investment will be used to add converting capacity to our new 323,000 square foot facility in Oklahoma City, Oklahoma. We expect that the balance of this investment will be used to add converting capacity to our three established facilities in Neenah, Wisconsin, Thomaston, Georgia and Long Island, New York. In December 2009, we completed installation of a new tissue converting line at our Long Island, New York facility. In addition, we also believe the fragmentation of the U.S. tissue market provides potential acquisition opportunities that would strengthen our market position, continue to expand our geographic reach and offer potential for industry consolidation.

Enhance our fiber and energy cost management initiatives.    We have developed and implemented a fiber procurement strategy that has been effective in reducing our fiber costs while helping to ensure consistent supply. Our agreements with various pulp suppliers enable us to purchase a majority of our fiber requirements at discounts below published list prices. In addition, these agreements do not preclude us from shifting a portion of our fiber purchases to the spot market to react to favorable market conditions. We believe these supply agreements offer substantial savings from purchasing pulp on the spot market during periods of tight supply. Furthermore, approximately 50% of our hardroll sales are contracted to customers and include escalators that allow for the pass-through of increased pulp costs. These contracts track a published pulp benchmark price index that is well accepted in the industry. We also have a targeted strategy that has successfully generated greater energy cost control. This strategy includes the use of gas strips or hedges to minimize price volatility, and capital projects that reduce consumption through alternative green-energy sources, further reducing our dependence on the energy market.

Further reduce manufacturing costs.    We continually pursue opportunities to contain and reduce our costs. As part of our cost management strategy, we benchmark our machines and manufacturing operations against those of other leading paper manufacturers. Our benchmarking is applied by business sector and machine type on a monthly, year-to-date and year-on-year basis. We review metrics such as total machine efficiency, fiber loss, waste percentage, tons produced per machine per person per year, fixed and variable costs per ton produced and total energy cost per ton produced. In addition, our cost management strategy focuses on reducing variable costs through increased operating efficiencies and reduced energy consumption, allowing us to better manage our costs and lessen the impact of fiber price cyclicality.

Our History

We were incorporated in Delaware in 1984. At the time of our incorporation, we acquired the assets of our East Hartford, Connecticut facility and, in 1995, we purchased our Wiggins, Mississippi facility. Throughout 1998, we acquired the assets of each of our Menominee, Michigan; Gouverneur, New York; and St. Catharines, Ontario facilities and, in 2002, we purchased our Neenah, Wisconsin facility.

Weston Presidio V, L.P.

On May 8, 2006, Cellu Paper Holdings, Inc., our parent, entered into an Agreement and Plan of Merger with Cellu Parent Corporation, a corporation organized and controlled by Weston Presidio V, L.P., and Cellu Acquisition Corporation, a newly formed wholly-owned subsidiary of Cellu Parent Corporation. Pursuant to the agreement, on June 12, 2006, Cellu Acquisition Corporation was merged with and into Cellu Paper Holdings, Inc., with Cellu Paper Holdings, Inc. surviving and becoming a wholly-owned subsidiary of Cellu Parent Corporation. We refer to this transaction in this prospectus as the 2006 Merger. As of a result of the 2006 Merger, we are controlled by Weston Presidio V, L.P.

Weston Presidio V, L.P. is a partnership managed by Weston Presidio. Weston Presidio, founded in 1991, has managed five investment funds aggregating over $3.3 billion. The firm focuses its investment activities on growth companies. With offices in Boston, San Francisco and Menlo Park, Weston Presidio has completed transactions across a broad range of industries, including consumer, business services and manufacturing and industrial.

Strategic Acquisitions

In March 2007, we acquired our Ladysmith, Wisconsin facility in connection with our purchase of CityForest Corporation, doubling our recycled fiber capabilities. In July 2008, we acquired our Long Island, New York and Thomaston, Georgia facilities in connection with the APF Acquisition providing us with two geographically diverse, stand-alone converting facilities and nearly doubling our converting capacity.

Concurrent Reorganization Transactions

Prior to the completion of this offering, we intend to complete an internal restructuring designed to eliminate our direct and indirect parent entities. In this prospectus, we refer to this restructuring and the 167.27 for 1 stock split to be effected prior to the closing of this offering as our reorganization transactions. Pursuant to the reorganization transactions, Cellu Paper Holdings, Inc., our direct parent, will merge with and into Cellu Tissue, with Cellu Tissue surviving the merger. Immediately following this merger, Cellu Parent Corporation, which will then be our direct parent, will merge with and into Cellu Tissue, with Cellu Tissue surviving this second merger. In connection with these reorganization transactions, the holders of Cellu Parent Corporation’s outstanding Series A preferred stock will ultimately receive an aggregate of 12,729,233 shares of our common stock, the holders of Cellu Parent Corporation’s outstanding Series B preferred stock will ultimately receive an aggregate of 2,620,410 shares of our common stock, and the holders of Cellu Parent Corporation’s common stock will receive an aggregate of 1,082,913 shares of our common stock. Except as otherwise indicated, the information in this prospectus gives effect to the reorganization transactions. As described in this prospectus under the heading “Prospectus Summary—The Offering—Pricing Sensitivity Analysis,” to the extent that the actual initial public offering price per share for this offering is greater or less than $16.00, the actual number of shares of our common stock that the holders of Cellu Parent Corporation’s outstanding Series A preferred stock and Series B preferred stock will ultimately receive will be lower or higher, respectively. See “Capitalization” and “Certain Relationships and Related Party Transactions” for more information on the reorganization transactions.

Manufacturing

We currently operate three converting facilities at our Long Island, New York; Neenah, Wisconsin; and Thomaston, Georgia facilities. In addition, we recently added a new 323,000 square foot facility in Oklahoma City, Oklahoma, which we expect will add to our converting capacity and become operational by June 2010. The tissue converting process involves loading hardroll tissue onto converting machines which unwind, perforate, emboss and print on the tissue. The converting machines then roll or fold the processed tissue into converted tissue products, such as bath or facial tissue, napkins or paper towels to the specification ordered by our customers. Similarly, our converting operations at our Menominee, Michigan facility are designed to convert our machine-glazed tissue hardrolls into converted wax paper products.

We currently own and operate six manufacturing facilities located in the United States and one manufacturing facility located in St. Catharines, Ontario, Canada. We lease and operate two additional manufacturing facilities in the United States. We produce hardroll tissue at our East Hartford, Connecticut; Wiggins, Mississippi; Gouverneur, New York; St. Catharines, Ontario; Neenah, Wisconsin; and Ladysmith, Wisconsin facilities for sale to consumer products companies and third-party converters and for use in the production of converted tissue products at our Neenah, Wisconsin facility. We produce machine-glazed tissue at our Menominee, Michigan; Wiggins, Mississippi; and

St. Catharines, Ontario facilities in a variety of specialty hardrolls. We also produce converted wax paper products at our Menominee, Michigan facility.

Our hardroll tissue manufacturing process begins with wood pulp or recycled fiber. These raw materials typically are pulped in large blenders or pulpers and moved through networks of pipes and pumps to a tissue machine where sheets of tissue paper are formed according to customer or grade specifications. The tissue paper is then drawn through the machine and formed on wires as it travels through various press rolls. Once the sheets are formed, they are transferred to a dryer section of the machine that dries the tissue. Following the drying process, the tissue paper is removed from the drying cylinders and wound into hardroll tissue. Hardroll tissue is either used internally for our converting operations at our Neenah, Wisconsin, Long Island, New York or Thomaston, Georgia facilities or sold to consumer products companies and third-party converters. We undergo a similar process at each of our Menominee, Michigan; Wiggins, Mississippi; and St. Catharines, Ontario facilities in our machine-glazed tissue operations, which are designed to produce machine-glazed tissue hardrolls. Also, at our Ladysmith, Wisconsin facility, we process the majority of fiber used in our products received in the form of bales of recycled paper (mostly office paper). The de-inking process removes contaminants such as ink, staples, paper clips, plastic and paper coatings. Non-chlorine whiteners are used to brighten the fiber and strip colors. The end product is clean, bright fiber pulp.

Our foam business was acquired as part of the APF Acquisition. We manufacture polystyrene foam for conversion into foam plates using polystyrene pellets that are heated with natural gas to form a sheet of polystyrene foam. We then convert the sheets into foam plates of various sizes by stamping the sheet with a plate mold. We have the capability of using different molds to manufacture different products, including foam trays and bowls. Our production is primarily sold to a single retail customer, who also purchases a variety of converted tissue products from us.

The following table illustrates the annual hardroll production capacity at each of our manufacturing facilities based on current utilization and the type of products produced at each such facility:

Location	Total hardroll capacity (tons per year)	Hardroll tissue	Hardroll machine- glazed paper	Tissue converting	Machine- glazed paper converting	Foam
East Hartford, Connecticut	29,000	X
Thomaston, Georgia	—			X		X
Menominee, Michigan	32,000		X		X
Wiggins, Mississippi	54,000	X	X
Gouverneur, New York	32,000	X
Long Island, New York	—			X
St. Catharines, Ontario	45,000	X	X
Ladysmith, Wisconsin	55,000	X
Neenah, Wisconsin	85,000	X		X

In addition, we recently added a new 323,000 square foot facility in Oklahoma City, Oklahoma, which we expect will add to our converting capacity and become operational by June 2010.

East Hartford, Connecticut Facility

Our East Hartford, Connecticut facility is a 59,000 square foot facility consisting of two paper machines, each of which produces dry creped tissue that is used by consumer products companies and third-party converters in the manufacture of liner for disposable baby diapers, adult incontinence products, surgical waddings and disposable bibs. The tissue paper is produced with 100% virgin pulp to insure absolute cleanliness. For fiscal year 2009, both machines in the aggregate produced approximately 28,000 tons of hardroll tissue with an annual production capacity of 29,000 tons. In addition, our East Hartford, Connecticut facility has the capacity to produce base sheets for facial and bath tissue, napkins and paper towel products.

Thomaston, Georgia Facility

Our Thomaston, Georgia facility is a 426,000 square foot facility, with the capacity to expand further. Its production capacity includes the manufacture of bath tissue, towels, facial tissue, napkins and foam plates. We produce all of our foam at this facility. We acquired this facility as part of the APF Acquisition.

Menominee, Michigan Facility

Our Menominee, Michigan facility is a 397,000 square foot complex located along Lake Michigan’s Bay of Green Bay in the City of Menominee. The facility consists of a paper machine for the manufacture of machine-glazed tissue hardrolls and 20 converting line operations for both wet and dry wax papers. This facility is a producer of machine-glazed tissue hardrolls which are used by third-party converters to make food packaging, wrapping, laminating and moisture-resistant paper products. A portion of the machine-glazed tissue hardrolls produced at the Menominee, Michigan facility is converted through our converting equipment into converted wax paper products, including wet and dry wax paper, sandwich bags and microwavable wax paper. The majority of our converted wax paper products manufactured at the Menominee, Michigan facility is sold as branded products to the facility’s largest customer. For fiscal year 2009, the facility produced approximately 32,000 tons of machine-glazed tissue hardrolls and converted paper products, with an annual production capacity of 32,000 tons.

Wiggins, Mississippi Facility

Our Wiggins, Mississippi facility complex consists of a 163,200 square foot manufacturing and warehousing facility in addition to a 6,800 square foot office. The facility is close to major interstate highways and a railroad, with a rail spur that runs directly to the facility. In addition, the facility is strategically located near the Wiggins, Mississippi gulf coast and three major seaports, including the Port of Gulfport, through which we ship our exports. Our Wiggins, Mississippi facility is centrally located between Atlanta and Dallas, allowing for optimal service to many of our key customers.

Our manufacturing facility at the Wiggins, Mississippi location consists of two paper machines. One machine produces machine-glazed tissue hardrolls for food packaging, wrapping, laminating and moisture-resistant and grease-resistant paper products. The second machine produces dry creped paper that is used in the diaper and hygiene products market. In addition, it produces tissue, napkin and towel roll stock. For fiscal year 2009, the machines in the aggregate produced approximately 52,500 tons of hardroll tissue with an annual production capacity of 54,000 tons.

Gouverneur, New York Facility

Our Gouverneur, New York facility consists of a 242,000 square foot manufacturing complex and an 86,000 square foot warehouse. The manufacturing facility consists of two light dry creped paper machines, each of which produces a variety of specialty tissue products, such as personal hygiene grades, medical and surgical drapes, face mask wadding, filtration grades and tissues used in the personal care markets. In addition, the facility produces flexographic printed (a lower-cost, lower resolution graphic) colored napkins for the party goods industry and premium facial tissue. The facility is in close proximity to major interstate highways and a railroad, with a rail spur that runs directly to the facility. For fiscal year 2009, the facility produced in the aggregate approximately 32,000 tons of hardroll tissue with an annual production capacity of 32,000 tons.

Long Island, New York Facility

Our Long Island, New York facility is a 180,000 square foot complex. Its production capacity includes the conversion of bath tissue, towels, facial tissue and napkins. We acquired this facility as part of the APF Acquisition.

St. Catharines, Ontario Facility

Our St. Catharines, Ontario facility is a 256,000 square foot complex currently consisting of two types of actively used machines: through-air dried and machine-finished. Both of these types of machines have color capability.

Our through-air dried machine produces highly absorbent bulky sheets in basis weights from nine to 25 pounds used in the manufacture of folded and rolled towels, facial and bath tissue, napkins and absorbent tissues. Our machine-finished machine produces wax paper base stock and wet creped tissue used in the manufacture of coffee filters and washroom towel base papers. All of the products manufactured at our St. Catharines, Ontario facility are produced in jumbo rolls and either converted into finished product at one of our three converting sites or sold to North American converters for further processing. For fiscal year 2009, the facility produced in the aggregate approximately 44,500 tons of hardroll tissue and machine-glazed tissue hardrolls with an annual production capacity of 45,000 tons.

Neenah, Wisconsin Facility

Our Neenah, Wisconsin facility is a 1.2 million square foot facility. We acquired this facility in August 2002 and added converting capacity to the facility subsequent to its acquisition. The facility currently consists of five light dry creped paper machines with up to 85,000 tons of annual hardroll tissue production capacity and 14 converting lines with approximately 90,000 tons of annual converting capacity. A complete distribution center with fully automated unitizing and wrapping capabilities is located adjacent to the facility. This facility produces converted tissue products such as facial and bath tissue, napkins and paper towels, as well as unconverted hardroll tissue, and enables us to offer our customers flexibility in the price, grade, softness, package configuration and size of our products. For example, our products can be manufactured completely with virgin pulp (for premium products) or recycled fiber (for value products) or any combination thereof. Our machines have color and multi-ply capacity. For fiscal year 2009, the facility produced approximately 83,000 tons of hardroll tissue and converted tissue products in the aggregate.

Ladysmith, Wisconsin Facility

Our Ladysmith, Wisconsin facility is a 259,000 square foot facility. We acquired this facility in March 2007 in the CityForest Acquisition. At this facility, we manufacture tissue hardrolls for third-party converters that resize and convert the rolls into napkins, towels, bath tissue, specialty medical tissue, industrial wipers and facial tissue. The majority of our sales from this facility are either converted into finished product at one of our three converting sites or sold to third-party converters serving the away-from-home market, the consumer market, as well as state and federal government agencies and the medical industry. We do not currently convert rolls into finished products at this facility. Our manufacturing process includes a de-inking facility, two light dry creped paper machines with a combined annual capacity of 55,000 tons used to manufacture tissue hardrolls and water and wastewater treatment capabilities. The facility processes over 98% of the fiber used in its product. This pulp can be used to make 100% recycled tissue or can be combined with other fiber, such as virgin pulp, at the paper machine. The ability to combine fibers of different types allows the facility to precisely match the specific requirements for a customer’s existing or new products. For fiscal year 2009, the facility produced in the aggregate approximately 53,000 tons of hardroll tissue.

Raw Material and Energy Sources and Supply

The primary raw material used in our various facilities is wood pulp (both virgin pulp and recycled fiber). Other costs include natural gas, electricity, fuel oil and, in our Menominee, Michigan facility, coal. We have developed and implemented a pulp cost management strategy that has been highly effective in controlling our pulp costs. Our supply agreements with various pulp suppliers enable us to purchase a majority of our anticipated total pulp requirements for a given year at competitive market discounts. These agreements further allow us to shift a portion of our pulp purchases to the spot market to take advantage of more favorable spot market prices when such prices fall. We believe these supply agreements provide us with significant protection against the risk of fluctuating pulp costs and offer a substantial savings from purchasing pulp on the spot market during periods of tight supply. In addition, our Ladysmith, Wisconsin facility processes over 98% of the fiber used in its product. We satisfy all of our energy requirements through purchases of natural gas (other than for our Menominee, Michigan facility) and electricity from local utility companies. At our Menominee, Michigan facility, our power boilers generate most of our energy requirements through the use of coal, with the balance being supplied through the purchase of natural gas by contract.

Sales and Customer Support

Hardroll tissue.    Our hardroll sales group markets and sells our tissue hardrolls and specialty products to consumer and away-from-home products companies and third-party converters.

Consumer and away-from-home converted tissue.    Our converted products sales group markets and sells our converted tissue products to a variety of retail and away-from-home customers, directly to retailers or to distributors, which in turn sell to end-users. The same members of our consumer and away-from-home tissue sales group are also responsible for polystyrene foam sales.

Our machine-glazed tissue sales group markets and sells our machine-glazed tissue in a variety of specialty hardrolls from each of our Menominee, Michigan; Wiggins, Mississippi; and St. Catharines, Ontario facilities. In addition, at our Menominee, Michigan facility, our machine-glazed tissue sales group markets and sells converted wax paper products. We sell our machine-glazed tissue products to third-party converters, consumer products companies and, in certain instances, directly to distributors.

Seasonality

Our business is not subject to material seasonal variations.

Distribution

We sell and distribute our machine-glazed tissue and tissue hardrolls to our customers’ manufacturing sites primarily in North America. Our away-from-home converted cases are sold through major North American distributors. Our retail converted products are sold directly to North American retailers or through other large manufacturers. All of our products are either shipped from our nine strategically located manufacturing sites east of the Mississippi via third-party common carriers according to contracted freight agreements or are picked up by the customer at the producing mill.

Competition

The hardroll tissue market and consumer and away-from-home converted tissue products market are highly competitive and are led by a number of large, international companies, such as Kimberly-Clark, Georgia-Pacific, SCA and Proctor & Gamble, as well as smaller, regional companies, such as Cascades, Irving, Stefco, Orchids, Royal and Clearwater Paper Corporation. Among the value retailers there is a growing trend towards branded-quality private label converted products. Our primary focus since 2005 has been on delivering branded-quality private label converted products to this fast growing value retail market. We believe these retailers, which are primarily based east of the Mississippi, see us as consistently delivering branded-quality converted products due to our vertical integration and the geographic locations of our converting facilities.

We also compete in the machine-glazed tissue market. Our primary competitors in the machine-glazed tissue market are medium-sized North American-based independent organizations, such as Burrows Paper Corporation, Thilmany Papers and Domtar Inc.

We manufacture a limited line of polystyrene foam products primarily for a single customer that purchases the foam products as well as converted tissue products. Our primary competitors in this business are small to medium-sized North American-based independent organizations that have the ability to convert both tissue and foam, such as Genpak, Dalco and Pactiv.

In all areas, we believe that we compete on the basis of product quality, price and service. See “Risk Factors—We face many competitors, several of which have greater financial and other resources and our customers may choose their products instead of ours.”

Major Customers

Our customer base is comprised of leading tissue consumer products companies, tissue and machine-glazed tissue converters, manufacturers of private label products and distributors of tissue products. Our ten largest customers represented 54.9% of sales for fiscal year 2007, 51.3% of sales for fiscal year 2008 and 46.3% of sales for fiscal year 2009. Our ten largest customers represented 46.5% and 46.7% of our sales for the nine months ended November 26, 2009 and November 27, 2008, respectively. For the nine months ended November 26, 2009, Dollar General was our largest single customer, representing 10.5% of our sales. Our largest single customer represented 8.1% and 13.4% of our sales in the nine months ended November 27, 2008 and in fiscal year 2008, respectively. No customer accounted for more than 10% of our sales in fiscal year 2009 or fiscal year 2007. A summary of our net sales and long-lived assets by geographic area for fiscal years 2007, 2008 and 2009 is presented in Note 13 to our consolidated financial statements for fiscal year 2009 included elsewhere in this prospectus.

We have specific agreements with some, but not all, of our customers that allow us to pass through cost increases to them. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Drivers and Measures.”

Employees and Labor Relations

As of February 28, 2009, we employed 1,160 active full-time employees, consisting of 972 hourly employees and 188 salaried employees. We have collective bargaining agreements with the United Steelworkers of America covering approximately 551 of our hourly employees in our Menominee, Michigan; Wiggins, Mississippi; Gouverneur, New York; and Neenah, Wisconsin facilities, collectively. In addition, we have a collective bargaining agreement with Independent Paperworkers of Canada covering approximately 81 employees in our St. Catharines, Ontario facility. Our collective bargaining agreements expire between October 2009 and June 2013. We commenced collective bargaining negotiations at our Menominee, Michigan facility in late November 2009 and we are currently preparing for collective bargaining negotiations at our Gouverneur, New York facility, which we expect to begin in January 2010.

Our facilities have active health and safety programs in place. We have not experienced any work stoppages or significant labor disputes and we consider relations with our employees to be satisfactory. All of our facilities are situated in areas where adequate labor pools exist.

Properties

We own and operate seven facilities located in East Hartford, Connecticut; Menominee, Michigan; Wiggins, Mississippi; Gouverneur, New York; St. Catharines, Ontario, Canada; Ladysmith, Wisconsin; and Neenah, Wisconsin. In addition, we lease facilities in Thomaston, Georgia, Long Island, New York, and Oklahoma City, Oklahoma as well as our corporate headquarters in Alpharetta, Georgia.

The following table lists each of our facilities and its location, use, approximate square footage and status:

Facility	Use	Approximate square footage	Owned or leased
East Hartford, Connecticut facility	Tissue manufacturing	59,000	Owned

Alpharetta, Georgia administrative offices	Corporate headquarters and administrative offices	9,000	Leased

Thomaston, Georgia facility	Tissue converting and foam manufacturing and converting	426,000	Leased

Menominee, Michigan facility	Machine-glazed tissue manufacturing and converting	397,000	Owned

Wiggins, Mississippi facility	Tissue and machine-glazed tissue manufacturing	170,000	Owned

Gouverneur, New York facility	Tissue manufacturing, warehousing	328,000	Owned

Long Island, New York facility	Tissue converting	180,000	Leased

Oklahoma City, Oklahoma(1)	Tissue Converting	323,000	Leased

St. Catharines, Ontario facility	Tissue and machine-glazed tissue manufacturing	256,000	Owned

Neenah, Wisconsin facility	Tissue manufacturing, tissue converting and distribution center	1,200,000	Owned

Ladysmith, Wisconsin facility	Tissue manufacturing, de-inking facility	259,000	Owned

(1)	We recently added this new facility in Oklahoma City, Oklahoma, which we expect will add to our converting capacity and become operational by June 2010.

Intellectual Property

We are the owner of certain trademarks relating to our products. We are not aware of any existing infringing uses that could materially affect our business. We believe that our trademarks are valuable to our operations in our tissue and machine-glazed tissue segments and are important to our overall business strategy.

We own the trademark Waxtex™ which is used in connection with our machine-glazed tissue products brand produced at our Menominee, Michigan facility. We also own the trademark Magic Soft™ used in association with the converted facial and bath tissue, paper towel and napkin products manufactured at our Neenah, Wisconsin facility and the trademarks acquired as part of the APF Acquisition and used in association with the converted facial and bath tissue, paper towel and napkin products manufactured at our Long Island, New York and Thomaston, Georgia facilities, as well as the trademarks Interlake™ and Interlake Paper™.

Environmental Laws

We are subject to comprehensive and frequently changing federal, state, local and foreign environmental, health and safety laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of wastewater and storm water, storage, treatment and disposal of materials and waste, site remediation and liability for damage to natural resources. We are also subject to frequent inspections and monitoring by government enforcement authorities. Compliance with these laws and regulations is an important factor in our business. From time to time, we incur significant capital and operating expenditures to comply with applicable federal, state and local environmental laws and regulations and to meet new statutory and regulatory requirements. We have implemented practices and procedures at our operating facilities that are intended to promote compliance with environmental laws, regulations and permit requirements. We believe that our facilities and manufacturing operations are currently in material compliance with such laws, regulations and requirements; however, we may not always be in compliance with all such laws, regulations or requirements.

We may be subject to strict liability for the investigation and remediation of environmental contamination (including contamination that may have been caused by other parties) at properties that we own or operate and at other third-party owned properties where we or our predecessors have disposed of or arranged for the disposal of regulated materials. As a result, we may be involved in administrative and judicial proceedings and inquiries in the future relating to environmental matters. The total of such environmental compliance costs and liabilities cannot be determined at this time and may be material.

Other Governmental Regulation

We are regulated by the U.S. Food and Drug Administration because we manufacture paper products used in the food service industry. We are also regulated by the U.S. Occupational Safety and Health Administration. We believe that our manufacturing facilities are in compliance, in all material respects, with these laws and regulations.

We are committed to ensuring that safe operating practices are established, implemented and maintained throughout our organization. In addition, we have instituted active health and safety programs throughout our company.

Legal Matters

Gabayzadeh Litigation

We were a defendant in a suit filed August 11, 2008 in the United States District Court for the Eastern District of New York by Mahin Gabayzadeh, as trustee for and on behalf of The Diane Gabayzadeh Trust, The Deborah Gabayzadeh Trust and The John Gabayzadeh U.T.M.A. Trust (the “Gabayzadeh Litigation”). The other defendants in the lawsuit were Russell C. Taylor, our chief executive officer; Steven C. Catalfamo; Kimberly-Clark Corporation; and Charterhouse Group, Inc. The complaint alleged that we fraudulently acquired American Tissue Co.’s Neenah, Wisconsin plant for $5.85 million, which the plaintiffs alleged was approximately $125 million below the then-current appraised liquidation value. The other defendants were alleged to have participated in the fraud. Plaintiffs sought $250 million in damages and alleged joint and several liability. On September 15, 2009, the United States District Court for the Eastern District of New York entered a judgment dismissing the complaint without prejudice.

Other Litigation

We are, from time to time, party to various routine legal proceedings arising out of our business. These proceedings primarily involve commercial claims, personal injury claims and workers’ compensation claims. We cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. Nevertheless, we believe that the outcome of any currently existing proceedings, even if determined adversely, would not have a material adverse effect on our business, financial condition and operating results.

MANAGEMENT

The following table sets forth certain information regarding the members of our board of directors and our executive officers upon the closing of this offering, with their respective ages as of October 1, 2009. Our officers serve at the discretion of our board of directors. There are no family relationships between any of our directors or executive officers.

Name	Age	Position(s)
Executive Officers:
Russell C. Taylor	53	President, Chief Executive Officer and Director
David J. Morris	53	Senior Vice President, Finance and Chief Financial Officer
W. Edwin Litton	45	General Counsel, Senior Vice President, Human Resources and Secretary
Steven D. Ziessler*	49	President, Tissue & Machine-Glazed, Chief Operating Officer and Proposed Director

Other Directors:
R. Sean Honey	38	Chairman of the Board of Directors
David L. Ferguson	54	Director

Proposed Directors:*
Cynthia T. Jamison	50	Proposed Director
Joseph J. Troy	46	Proposed Director
Gordon A. Ulsh	63	Proposed Director

*	We expect to add Mr. Ziessler and three independent directors, Cynthia T. Jamison, Joseph J. Troy and Gordon A. Ulsh, to our board of directors immediately following the closing of this offering.

Russell C. Taylor has been our President and Chief Executive Officer since October 2001. Mr. Taylor became a member of our board of directors upon assuming his role as Chief Executive Officer in October 2001. Prior to that, he was employed by Kimberly-Clark Corporation, a manufacturer of personal care paper products, from May 1997 to January 1999 as President, Kimberly-Clark, Professional/Pulp, North America/Europe, and from January 1999 to October 2001 as group president, Kimberly-Clark, Professional Pulp/Tissue Paper/Environmental, North America/Europe.

David J. Morris has been our Chief Financial Officer and Senior Vice President-Finance since August 2007. Previously, Mr. Morris was employed by BlueLinx Holdings, Inc., a building products distribution business, as Chief Financial Officer and Treasurer from May 2004 to December 2006. Prior to that time, Mr. Morris spent 15 years with Georgia-Pacific Corporation, a pulp and paper company, most recently as Vice President of Finance for the distribution division from 1999 to May 2004.

W. Edwin Litton has been our General Counsel and Senior Vice President of Human Resources since July 2006 and Secretary since December 2006. From August 2003 to July 2006, Mr. Litton was retained by us as outside counsel. Mr. Litton served as in-house legal counsel for Lacerte Technologies, Inc., a provider of management consulting and advisory services, from May 2002 until May 2003 and was employed in the private practice of law from September 1990 until April 2002.

Steven D. Ziessler has been our President, Tissue & Machine-Glazed and Chief Operating Officer since August 2005. We also expect that Mr. Ziessler will be elected to our board of directors effective immediately following the closing of this offering. Previously, Mr. Ziessler was employed by Kimberly-Clark Corporation as Vice President, Global Health Care from January 2005 to April 2005; President, Kimberly-Clark Professional Europe from 2003 to 2004; and Vice President of Kimberly-Clark Professional North America from 1999 to 2003.

R. Sean Honey was appointed to our board of directors in June 2006 and has served as Chairman since that date. Mr. Honey is a partner with Weston Presidio, which he joined in 1999. Mr. Honey performs investment activities and portfolio company management for Weston Presidio. Prior to Weston Presidio, Mr. Honey was an associate with JP Morgan Capital (the predecessor to JP Morgan Partners), where he focused on growth investments and buyouts of consumer, healthcare and industrial companies. Mr. Honey also worked in the mergers and acquisitions group at JPMorgan. In addition to Cellu Tissue, Mr. Honey currently serves on the boards of directors of Apple American Group, Nebraska Book Company and Purcell Systems.

David L. Ferguson was appointed to our board of directors in June 2006. Mr. Ferguson is a partner with Weston Presidio, which he joined in 2003. Mr. Ferguson performs investment activities and portfolio company management for Weston Presidio. Prior to Weston Presidio, Mr. Ferguson was a general partner of JP Morgan Partners. His prior work experience includes Bankers Trust New York Corporation and Prudential Securities, as well as the audit departments of KPMG Peat Marwick and Deloitte & Touche. In addition to Cellu Tissue, Mr. Ferguson is currently a member of the boards of directors of MacDermid, Evenflo and Robbins Bros. Jewelry.

Proposed Directors

Cynthia T. Jamison has been the National Director of CFO Services at Tatum, LLC, a provider of executive services, executive consulting and executive search, since August 2005. Prior to that, Ms. Jamison served as an engagement partner at Tatum. As a Tatum partner, Ms. Jamison has held several chief financial officer positions for its clients, including (currently) AquaSpy, Inc., Cosi, Inc., Savista Corporation, Near North Insurance, Inc., CultureWorx, Inc. and Illinois Superconductor Corporation. Prior to joining Tatum, Ms. Jamison served as the chief financial officer of Chart House Enterprises and previously held various financial positions at Allied Domecq Retailing USA, Kraft General Foods and Arthur Andersen. Ms. Jamison currently serves on the boards of directors of B&G Foods, Inc. and Tractor Supply Company, Inc.

Joseph J. Troy has been the Chairman and Chief Financial Officer of GuardianLion Wireless, LLC, a developer of unique personal locator devices, since January 2009. From March 2000 until December 2008, Mr. Troy held various senior leadership positions with Walter Industries, Inc., a multi-industry conglomerate and producer and exporter of premium hard coking coal for the global steel industry. From February 2008 until December 2008, Mr. Troy served as the Executive Vice President of Structured Finance for JWH Holding Company, LLC, Walter Industries’ financing and homebuilding business. Mr. Troy also previously served as Executive Vice President, Chief Financial Officer of Walter Industries, Inc., from August 2006 until February 2008, and as Senior Vice President—Financial Services, President of Walter Mortgage Company and Senior Vice President and Treasurer of Walter Industries, Inc. from November 2000 until August 2006. Prior to Walter Industries, Mr. Troy held various banking positions with NationsBank and its predecessor institutions.

Gordon A. Ulsh has been the President, Chief Executive Officer and member of the board of directors of Exide Technologies, a provider of stored electrical energy products and services for industrial and transportation applications, since April 2005. From 2001 until March 2005, Mr. Ulsh was Chairman, President and Chief Executive Officer of FleetPride Inc., an independent aftermarket distributor of heavy-duty truck parts. Prior to joining FleetPride in 2001, Mr. Ulsh worked with Ripplewood Equity Partners, providing analysis of automotive industry segments for investment opportunities. Mr. Ulsh served as President and Chief Operating Officer of Federal-Mogul Corporation in 1999 and as head of its Worldwide Aftermarket Division in 1998. Prior to Federal-Mogul, he held a number of leadership positions with Cooper Industries, including Executive Vice President of its automotive products segment. Mr. Ulsh joined Cooper’s Wagner Lighting business unit in 1984 as Vice President of Operations, following 16 years in manufacturing and engineering management at Ford Motor Company. Mr. Ulsh also serves on the board of directors of OM Group, Inc.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks (none of our executive officers serves as a member of the board of directors or the compensation committee of another entity that has an executive officer serving on our board of directors).

Board of Directors and Committees

Our board of directors currently consists of R. Sean Honey, David Ferguson and Russell C. Taylor. Messrs. Honey and Ferguson currently serve on our audit committee and compensation committee. Effective immediately following the completion of this offering, we intend to appoint Ms. Jamison and Messrs. Troy, Ulsh and Ziessler as directors to our board.

Our board of directors has determined that Messrs. Taylor and Ziessler are not independent under the listing standards of the New York Stock Exchange because they serve as our chief executive officer and chief operating officer, respectively. Our board of directors has also affirmatively determined that Messrs. Honey and Ferguson satisfy the independence requirements of the New York Stock Exchange listing standards for service on the board of directors and the compensation, nominating and corporate governance committee. In addition, the board of directors has determined that Ms. Jamison and Messrs. Troy and Ulsh will satisfy the independence requirements of the New York Stock Exchange listing standards for service on the board of directors and each of its committees, effective upon their appointment to the board of directors.

Initial Terms

As of the completion of this offering, our board of directors will be divided into three classes and will serve the following initial terms:

•	Class I, whose initial term will expire at the annual meeting of stockholders to be held in 2010;

•	Class II, whose initial term will expire at the annual meeting of stockholders to be held in 2011; and

•	Class III, whose initial term will expire at the annual meeting of stockholders to be held in 2012.

The Class I directors will be Messrs. Ferguson and Taylor, the Class II directors will be Messrs. Ulsh and Ziessler and the Class III directors will be Messrs. Honey and Troy and Ms. Jamison. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so as to ensure that no one class has more than one director more than any other class. This classification of the board of directors may have the effect of delaying or preventing changes in control of our company.

Subsequent Terms

At the 2010 annual meeting of stockholders, the Class I directors will be elected for a term expiring at the 2013 annual meeting of stockholders. At the 2011 annual meeting of stockholders, the Class II directors will be elected for a term expiring at the 2013 annual meeting of stockholders. At the 2012 annual meeting of stockholders, the Class III directors will be elected for a term expiring at the 2013 annual meeting of stockholders. Beginning with the 2013 annual meeting of stockholders, directors will be elected for a term expiring at the next annual meeting of stockholders and until his or her successor shall be elected and qualified, subject, however to prior death, resignation, retirement, disqualification or removal from office.

Audit Committee

Our audit committee currently consists of Messrs. Honey and Ferguson. Upon completion of this offering, the current audit committee members will resign, and we intend to appoint Ms. Jamison and Messrs. Troy and Ulsh to our audit committee. Our board has affirmatively determined that each of such nominees meets the definition of “independent director” for purposes of the New York Stock Exchange rules and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our board of directors has also determined that Ms. Jamison and Mr. Troy qualify as “audit committee financial experts” under Securities and Exchange Commission rules and regulations. Previously, our board of directors had determined that none of the current audit committee members qualify as an audit committee financial expert; however, the board of directors believes that these members had sufficient expertise to have previously acted as members of the audit committee.

Our audit committee will be responsible for, among other matters:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing with our independent registered public accounting firm the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the Securities and Exchange Commission;

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•	establish procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and

•	reviewing and approving related person transactions.

Our board of directors will update its written charter for the audit committee which will be available on our website prior to the closing of this offering.

Compensation, Nominating and Corporate Governance Committee

We currently have a compensation committee which consists of Messrs. Honey and Ferguson. Upon completion of this offering, our board of directors will establish a new compensation, nominating and corporate governance committee and we intend to appoint Messrs. Ferguson, Troy and Ulsh as the members of this committee. Our board of directors has affirmatively determined that each such newly-appointed nominee meets the definition of “independent director” under the New York Stock Exchange listing standards for serving on the compensation, nominating and corporate governance committee. In addition, we intend to establish a sub-committee of our compensation, nominating and corporate governance committee consisting of Messrs. Troy and Ulsh for purposes of approving any compensation that may otherwise be subject to Section 16 of the Exchange Act.

The compensation, nominating and corporate governance committee will be responsible for, among other matters:

•	annually reviewing and approving our goals and objectives for executive compensation;

•

annually reviewing and approving for the chief executive officer and other executive officers (1) the annual base salary level, (2) the annual cash incentive opportunity level, (3) the long-term incentive opportunity level, and (4) any special or supplemental benefits or perquisites;

•	reviewing and approving employment agreements, severance arrangements and change of control agreements for the chief executive officer and other executive officers, as appropriate;

•	making recommendations and reports to the board of directors concerning matters of executive compensation;

•	administering our executive incentive plans;

•	reviewing compensation plans, programs and policies;

•	developing and recommending criteria for selecting new directors;

•	screening and recommending to the board of directors individuals qualified to become executive officers; and

•	handling such other matters that are specifically delegated to the compensation, nominating and corporate governance committee by the board of directors from time to time.

Our board of directors will adopt a written charter for the compensation, nominating and corporate governance committee which will be available on our website prior to the closing of this offering.

See “Compensation Discussion and Analysis” for a description of the processes and procedures of the current compensation committee and for additional information regarding the committee’s role and management’s role in determining compensation for executive officers and directors prior to this offering.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of Cellu Tissue’s compensation programs and policies, the material compensation decisions our compensation committee made under those programs and policies, and the material factors that the committee considered in making those decisions. Following this section, you will find tables containing specific information about the compensation earned by the following executive officers, all of whom received compensation in excess of $100,000 in fiscal year 2009, whom we refer to as our “named executive officers”:

•	Russell C. Taylor, president, chief executive officer and director

•	David J. Morris, senior vice president, finance and chief financial officer since August 2007

•	W. Edwin Litton, general counsel, senior vice president, human resources and secretary

•	Steven D. Ziessler, president and chief operating officer

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within Cellu Tissue’s overall compensation program.

Compensation Philosophy

Our compensation programs are designed to attract, motivate and retain key employees, rewarding them for the achievement of significant goals that continuously improve our business performance and increase our value. Performance and compensation are evaluated annually to ensure that we maintain our ability to attract and retain outstanding employees in key positions and that compensation provided to our key employees is competitive relative to the compensation paid to similarly situated employees of comparable companies.

Our compensation committee’s decisions with respect to executive officer salaries and annual incentives, as well as long-term incentives such as restricted stock awards and stock option grants, are influenced by (a) the executive’s level of responsibility and function, (b) Cellu Tissue’s overall performance and profitability and (c) our compensation committee’s assessment of the competitive marketplace, including other peer companies. As discussed below in more detail, Cellu Tissue’s philosophy is to focus on total direct compensation opportunities through a mix of base salary and annual cash bonus, as applicable, and long-term incentives, including stock-based awards.

Overview of Compensation Committee

Cellu Tissue’s executive compensation philosophy, policies, plans and programs are under the supervision of the compensation committee of the board of directors. The compensation committee’s responsibilities include (1) compensation of executives; (2) administration and overview of equity-based compensation plans, including, without limitation, the 2006 Stock Option and Restricted Stock Plan, in which officers and employees may participate and (3) arrangements with executive officers related to their employment relationships, including, without limitation, employment agreements and restrictive covenants. The compensation committee has overall responsibility for approving and evaluating executive officer compensation plans, policies and programs, as well as all equity-based compensation plans and policies.

Following this offering, we intend to appoint Messrs. Ferguson, Troy and Ulsh as members of the newly formed compensation, nominating and corporate governance committee. Our board of directors has affirmatively determined that each such newly-appointed committee member meets the definition of “independent director” under the New York Stock Exchange listing standards for serving on the compensation, nominating and corporate governance committee.

Our current compensation committee has already set base salary amounts and granted equity-based incentive compensation for the named executive officers for fiscal year 2010. The current compensation committee has also taken the following actions, which will be effective upon the consummation of this offering:

•	approved the Cellu Tissue Holdings, Inc. 2010 Equity Compensation Plan described below;

•	set base salaries for the named executive officers for fiscal year 2011, which will equal $525,000 for Mr. Taylor, $283,000 for Mr. Morris, $345,000 for Mr. Ziessler and $182,476 for Mr. Litton;

•

approved equity-based incentive compensation for the named executive officers for fiscal year 2011, which will consist of options to purchase shares of our common stock to be granted upon or shortly after the consummation of this offering; and

•	approved amendments to the employment agreements for Messrs. Taylor, Morris and Ziessler.

The amendments to the employment agreements with Messrs. Taylor and Ziessler extend the initial term of their employment agreements for one year so that each of their initial terms will expire on June 12, 2011. The amendments to the employment agreements with Messrs. Taylor and Ziessler as well as Mr. Morris also provide that their annual bonus will be determined by the compensation committee in accordance with the Cellu Tissue Holdings, Inc. Annual Executive Bonus Program. These employment agreements are described in this prospectus under the heading “—Employment Agreements; Restricted Stock Agreements.”

The current compensation committee approved granting options to the named executive officers upon or shortly after the consummation of the initial public offering. The value of these options will equal approximately 150%, 75%, 100% and 40% of the fiscal 2011 base salary amounts for Messrs. Taylor, Morris, Ziessler and Litton, respectively. The options will vest pro rata over a four-year period and will have an exercise price equal to the fair market value of our common stock on the date of grant. The current compensation committee intends to make equity-based incentive compensation grants for the non-executive officers and other employees for fiscal year 2011.

Following the consummation of this offering, we expect that the newly composed compensation, nominating and corporate governance committee will:

•

determine and approve the amount and payout of performance-based cash incentive compensation for the named executive officers relating to fiscal year 2010, which bonuses cannot be determined until after the completion of fiscal year 2010;

•

set the performance goals for, and determine and approve the amount and payout of performance-based cash incentive compensation, relating to all future periods beginning with fiscal year 2011 for the named executive officers; and

•	make all other future compensation determinations.

The newly composed committee will not be required to review or approve the actions taken by the committee prior to the consummation of this offering.

Overview of Compensation Program

The key compensation package provided to our named executive officers includes:

•	base salary, which provides fixed compensation based on competitive market practice and, except for W. Edwin Litton, in accordance with the terms of each individual’s employment agreement;

•

bonus/performance-based cash incentive compensation, which provides focus on meeting corporate annual goals that lead to our long-term success and motivates achievement of critical annual performance metrics;

•

equity compensation, as applicable, in the form of restricted stock awards or stock option grants by Cellu Parent Corporation, our indirect parent, which is designed to reward and motivate employees by aligning their interests with those of the stockholders of Cellu Parent Corporation and provide an opportunity to acquire an indirect proprietary interest in us;

•	matching cash contributions to named executive officers who participate in our 401(k) Plan; and

•	other benefits.

Determination of Appropriate Pay Levels

Cellu Tissue competes with many other companies for experienced and talented executives. As such, the compensation committee has reviewed market information to assist in gaining an understanding of current compensation practices in the marketplace. However, the compensation committee does not target compensation levels at any particular level or percentile based on this information.

In addition, as described elsewhere in this prospectus, three of our executive officers entered into employment agreements with us that establish various terms and conditions of their employment. For a further description of these agreements, see “Employment Agreements; Restricted Stock Award Agreements.”

In February 2008, Cellu Tissue engaged Hewitt Consulting, at the recommendation of Cellu Tissue management, to perform a compensation review of Cellu Tissue’s executive officers and employees. The compensation committee considered this review to provide a general understanding of current market compensation and concluded Cellu Tissue’s compensation practices were generally competitive.

The study encompassed the following components of pay: base salary, target bonus and long-term incentives for executives and base salary and bonus for other employees. In addition, the study included an analysis comparing Cellu Tissue’s compensation practices with 17 companies selected by Hewitt Consulting with industry input from Cellu Tissue’s management. This comparative group of companies was drawn from the consumer products, forest and paper products and manufacturing industries and included both public and private companies. The companies comprising this comparative group are listed below:

• Valmont Industries, Inc. • Rayonier Inc. • Brady Corporation • Alter Trading Corporation	• Mine Safety Appliances Co. • Elkay Manufacturing Company • Fraser Papers Inc. • Lance, Inc.	• OMNOVA Solutions Inc. • Playtex Products, Inc. • Lord Corporation • Neenah Paper, Inc.	• Ameron International Corporation • Uline, Inc. • ESCO Technologies Inc. • Johnson Outdoors Inc. • Potlatch Corp.

Each element of compensation (including any base adjustments to the terms and conditions set forth in the employment agreements) is reviewed so that the overall compensation package will attract, motivate and retain our key employees, including our named executive officers, by rewarding superior performance and providing an incentive for the achievement of our strategic goals. The compensation committee considered the following factors to determine the amount of compensation paid to each executive officer:

•	overall job performance, including performance against corporate and individual objectives;

•	job responsibilities, including unique skills necessary to support our long-term corporate performance;

•	teamwork, both contributions as a member of the executive management team and fostering an environment of personal and professional growth for the entire work force;

•	performance of general management responsibilities, execution of our objectives and contributions to our continuing success; and

•	our overall financial position and structure for providing for an equitable distribution of compensation.

Allocation of Compensation

There is no pre-established policy or target for the allocation of compensation, other than the employment agreements, as discussed below. The compensation committee reviews the factors described above, as well as Cellu Tissue’s overall compensation philosophy, to determine appropriate level and mix of compensation for our named executive officers.

Timing of Compensation

As discussed elsewhere, the compensation committee reviews the compensation for our named executive officers annually, including incentive plan goal specifications and incentive plan payments for our named executive officers.

Compensation Components for Fiscal Year 2009

For fiscal year 2009, the principal components of compensation for the named executive officers were:

•	base salary;

•	bonus;

•	equity awards under the 2006 Stock Option and Restricted Stock Plan of Cellu Parent Corporation; and

•	401(k) matching contributions and other benefits.

Base Salary

Our named executive officers receive a base salary to compensate them for services rendered during the fiscal year. In general, base salary amounts are determined for each executive based on his or her position and responsibility and any applicable employment agreement. Base salary levels are reviewed annually by our chief executive officer and compensation committee, as part of our performance review process. The compensation committee adjusts base salary amounts based on a subjective analysis of an executive’s performance and responsibilities and upon recommendations from the chief executive officer and management. Management’s recommendations are based on a general market review of publicly available compensation information and knowledge of industry practices. Our chief executive officer makes recommendations to the compensation committee with respect to any adjustments to the compensation package for each named executive officer except for his own, which is determined by the compensation committee based on the overall performance of Cellu Tissue. In addition, management and the compensation committee considered the 2008 Hewitt Consulting review and concluded that Cellu Tissue’s base salary practices were generally competitive.

On June 12, 2006, in connection with the 2006 Merger, we entered into employment agreements with Russell C. Taylor and Steven D. Ziessler. On August 2, 2007, we entered into an employment agreement with David J. Morris. We discuss the terms and conditions of these agreements elsewhere in this prospectus under “Additional Information Regarding Executive Compensation—Employment Agreements; Restricted Stock Award Agreements.”

Annual Bonus Compensation

For fiscal year 2008, and for each fiscal year thereafter, named executive officers are eligible to receive an annual cash incentive award, subject to the achievement by us of adjusted EBITDA performance goals recommended by the chairman of our board of directors and approved by the compensation committee. Adjusted EBITDA differs from EBITDA presented elsewhere in this prospectus, because adjusted EBITDA is adjusted to remove the effects of any non-recurring or extraordinary charges for such period as approved by the compensation committee.

It is anticipated that, for each fiscal year, an adjusted EBITDA threshold performance goal and an adjusted EBITDA maximum performance goal will be set by our compensation committee, annually, in the first quarter of such fiscal year. If the threshold performance goal is met, each executive officer will be entitled to receive 50% of the officer’s maximum award amount, and if the maximum performance goal is achieved, each executive officer will be entitled to receive 100% of the officer’s maximum award amount. The maximum award amounts for each executive officer are described below. If adjusted EBITDA falls between the threshold performance goal and the maximum performance goal, the amount of the incentive award earned by each executive officer will be prorated between 50% and 100% of the officer’s maximum award amount. In addition, the compensation committee of the board of directors may, in its discretion, increase the award to 120% of an officer’s maximum award amount, if adjusted EBITDA exceeds the maximum performance goal, or reduce award amounts on a discretionary basis. Any such discretionary adjustments would be based solely on the chief executive officer’s and compensation committee’s subjective evaluation of the applicable officer’s individual performance for the fiscal year. The compensation committee does not rely on qualitative inputs in determining whether the performance goals have been met.

The compensation committee sets the maximum award for each executive officer as a percentage of base salary depending on the officer’s position and any applicable employment agreement. These percentages are recommended by the chairman of our board of directors and approved by the compensation committee. In addition, while the compensation committee considered the 2008 review from Hewitt Consulting, it did not target awards at any particular level or percentile based on this information. For fiscal year 2009, the maximum award amount for each named executive officer was as follows, expressed as a percentage of salary and in an equivalent dollar amount:

Named Executive Officer	Percentage of Salary	Maximum Award Amount
Russell C. Taylor	100%	$475,000
David J. Morris	100%	$250,000
Steven D. Ziessler	100%	$300,000
W. Edwin Litton	50%	$88,580

For fiscal year 2009, the annual incentive awards were subject to our achieving the threshold performance goal of at least $55.89 million of adjusted EBITDA. The maximum performance goal for fiscal year 2009 was adjusted EBITDA (which is consistent with the definition of Adjusted EBITDA described in “Prospectus Summary—Summary Consolidated Data for Cellu Tissue Holdings, Inc.,” except that it also excludes, or adds back, stock-based compensation expense) of $60.0 million. Based on our fiscal year 2009 adjusted EBITDA in excess of $60.0 million, each executive officer is entitled to receive in excess of 100% of the officer’s maximum award amount. The annual incentive awards will be paid in the first quarter of fiscal year 2010. Although we exceeded the maximum performance goal, the compensation committee did not exercise its discretion to increase the awards beyond the maximum amount. In addition, the compensation committee of the board of directors did not exercise its discretion to reduce awards to the named executive officers based on individual performance in fiscal year 2009.

Equity Awards

On June 12, 2006, the board of directors of Cellu Parent Corporation adopted the 2006 Stock Option and Restricted Stock Plan, or the Plan. Under the Plan, the board of directors of Cellu Parent Corporation or its delegate (referred to as the plan administrator) may grant to participants, including named executive officers, stock option awards to purchase shares of common stock of Cellu Parent Corporation and/or awards of restricted shares of common stock of Cellu Parent Corporation. For the named executive officers, all stock option and restricted stock grants are approved by the board of directors of Cellu Parent Corporation. A maximum of 12,095 shares of common stock of Cellu Parent Corporation may be delivered in satisfaction of awards under the Plan, determined net of shares of common stock withheld by Cellu Parent Corporation in payment of the exercise price of an award or in satisfaction of tax-withholding requirements. Key employees and directors of, and consultants and advisors to, Cellu Parent Corporation or its affiliates who, in the opinion of the plan administrator, are in a position to make a significant contribution to the success of Cellu Parent Corporation and its affiliates are eligible to participate in the Plan. Stock options are granted at the fair market value as determined by the plan administrator in accordance with the applicable regulations of the Internal Revenue Code on the date of grant and have a 10-year term. Generally, stock option grants vest ratably over four years from the date of grant. Periodically, senior executives will make recommendations with respect to a stock option grant, which is approved by the board of directors of Cellu Parent Corporation, to select individuals in recognition of their contribution to the success of Cellu Tissue. In addition, awards of restricted shares of common stock generally vest ratably over four years from the date of grant. We did not award shares of restricted common stock to our named executive officers during fiscal 2009. On August 6, 2007, Mr. Morris received a grant of 700 shares of restricted common stock, which vest 25% per year from August 6, 2008 until August 6, 2011. On June 12, 2006, Messrs. Taylor and Ziessler were granted 3,778 shares of restricted common stock and 1,349 shares of restricted common stock, respectively, which vest 25% per year from June 12, 2007 until June 12, 2010. We did not award options to our named executive officers during fiscal year 2009, except for options to purchase 25 shares granted to Mr. Litton on April 7, 2008. See “Employment Agreements; Restricted Stock Award Agreements” for a discussion of restricted stock awards to our named executive officers.

In April 2009, we granted options to purchase an aggregate of 2,253 shares, at an exercise price of $883.27 per share, to our named executive officers in the following individual amounts: Mr. Taylor was granted options to purchase 574 shares; Mr. Morris was granted options to purchase 723 shares; Mr. Ziessler was granted options to purchase 829 shares; and Mr. Litton was granted options to purchase 127 shares. These option grants were designed to reward and motivate employees by aligning their interests with those of the stockholders of Cellu Parent Corporation and provide an opportunity to acquire an indirect proprietary interest in us.

The April 2009 options granted to Messrs. Taylor, Morris and Ziessler vest if our current majority stockholder, Weston Presidio V, L.P., realizes certain stated returns (ranging from 2.5 times to 3.5 times) on its total cash investment in Cellu Tissue at the time of sale or other transfer for value and if the individual remains employed on the date of such sale or transfer. However, effective upon the consummation of this offering, any remaining portion of these options that do not vest in connection with this offering will be amended to vest in equal installments over a three-year period, subject to the executive’s continued employment.

Similarly, Mr. Litton’s options to purchase 83 shares also vest if Weston Presidio V, L.P. realizes a return of 2.5 times its total cash investment in Cellu Tissue at the time of sale or other transfer for value and Mr. Litton remains employed at such time. Mr. Litton’s remaining options to purchase 44 shares vest 25% per year from April 13, 2010 until April 13, 2013 if Mr. Litton remains employed on such vesting dates. However, effective upon the consummation of this offering, Mr. Litton will be deemed to have fully vested in all of the 83 options (that vest in accordance with Weston Presidio’s investment return) and he will be permitted to exercise the put right described below under the heading “Existing Equity Compensation Plans—2006 Stock Option and Restricted Stock Plan.”

401(k) and Other Benefits

401(k) Plan

We have a Savings Incentive and Profit-Sharing Plan qualified under Section 401(k) of the Code, which is available to all our employees who are 21 years of age or older with one or more years of service. Employees may contribute up to 20% of their annual compensation (subject to certain statutory limitations) to the plan through voluntary salary deferred payments. We match 100% of each employee’s contribution up to 2% of the employee’s salary and 70% of the employee’s remaining contribution up to 6% of the employee’s salary. Eligible named executive officers participated in the 401(k) Plan received matching contributions from us under the 401(k) Plan as follows:

Named Executive	2009 Matching Contributions under the 401(k) Plan	2008 Matching Contributions under the 401(k) Plan	2007 Matching Contributions under the 401(k) Plan
Russell C. Taylor	$10,144	$10,812		$4,562
David J. Morris	$9,231	$2,308	$	N/A
Steven D. Ziessler	$7,245	N/A	$	N/A
W. Edwin Litton	$8,430	$8,630		$1,328

Other Benefits

Each of the named executive officers receives medical and dental insurance coverage on the same terms as other employees.

In connection with the investment in Cellu Tissue by Weston Presidio, agreements were executed with Messrs. Taylor and Ziessler to provide compensation to such executive officers in the event of a termination of employment. These agreements generally called for increased payments if the termination of employment occurred in connection with a change of control. Upon execution of the employment agreement with Mr. Morris, similar provisions were included. Such provisions were made to enhance retention. For further description of the employment agreements and restrictive stock agreements governing these payments, see “Employment Agreements; Restricted Stock Award Agreements.”

Cellu Tissue does not provide any other perquisites, other than auto allowances, and no pension plans or deferred compensation plans.

Tax Deductibility Under Section 162(m)

Under Section 162(m) of the Internal Revenue Code, Cellu Tissue may not be able to deduct certain forms of compensation in excess of $1,000,000 paid to any of the named executive officers who are employed by Cellu Tissue at year-end. Cellu Tissue believes that it is generally in its best interests to satisfy the requirements for deductibility under Section 162(m). Accordingly, Cellu Tissue has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. However, notwithstanding this general policy, Cellu

Tissue also believes there may be circumstances in which its interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

Annual Executive Bonus Program

We intend to adopt the Cellu Tissue Holdings, Inc. Annual Executive Bonus Program, which we refer to in this prospectus as the Bonus Program, prior to the completion of this offering.

Background.    Under Section 162(m) of the Internal Revenue Code, after the initial public offering of our common stock, we cannot deduct compensation paid in any fiscal year to our chief executive officer and our three other highest paid officers for such year which exceeds $1 million, unless such compensation meets the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code or satisfies a transition rule available for a company that becomes a publicly held corporation. One of the requirements for this transition rule is that the prospectus accompanying our initial public offering disclose information regarding the program under which the compensation is provided. We are providing the following information for purposes of satisfying this transition rule.

Purpose.    The purpose of the Bonus Program is to give each participant the opportunity to receive an annual bonus in each fiscal year payable in cash if, and to the extent, the committee administering the Bonus Program determines that the performance goals set by the committee for each participant for such year have been satisfied.

Administration.    The committee administering the Bonus Program will be our board’s compensation committee or, following the expiration of a transition period under the Internal Revenue Code and if all members of that committee fail to qualify as “outside directors” within the meaning of Section 162(m), a subcommittee of such committee that consists solely of outside directors.

Participants.    The committee has the right to designate any of our executive officers, including our chief executive officer and any other of our employees whom the committee deems a key employee, as a participant in the Bonus Program provided (1) such designation is made no later than 90 days from the beginning of our fiscal year or (2) such designation is effective on the date an individual is first employed if he or she will be a key employee on the date he or she is first employed by us.

Performance Criteria Upon Which Performance Goals are Based.    The committee will establish performance goals for each participant for each fiscal year no later than 90 days after the beginning of such year (or for an individual who is a key employee on the date he or she is first employed, within the 30-day period that starts on the date he or she is first employed by Cellu Tissue). The performance goals for participants may be different and, further, each participant’s performance goals may be based on different performance criteria. However, all performance goals will be based on one or more of the following performance criteria, or any variations of the following business criteria: (1) our return over capital costs or increases in our return over capital costs, (2) our total earnings or the growth in such earnings, (3) our consolidated earnings or the growth in such earnings, (4) our earnings per share or the growth in such earnings, (5) our net earnings or the growth in such earnings, (6) our earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (7) our earnings before interest and taxes or the growth in such earnings, (8) our consolidated net income or the growth in such income, (9) the value of our common stock or the growth in such value, (10) our stock price or the growth in such price, (11) our return on assets or the growth on such return, (12) our cash flow or the growth in such cash flow, (13) our total shareholder return or the growth in such return, (14) our expenses or the reduction of our expenses, (15) our sales growth, (16) our overhead ratios or changes in such ratios, (17) our expense-to-sales ratios or the changes in such ratios, or (18) our economic value added or changes in such value added.

The performance goals may, as the committee deems appropriate, be based on criteria related to company-wide performance, division-specific performance, department-specific performance, region-specific performance, personal performance or any combination of such criteria.

Maximum Annual Bonus.    The maximum annual bonus payable under the Bonus Program to any participant for any fiscal year cannot exceed 200% of the base salary which is paid to such participant in such fiscal year or $2.0 million, whichever is less. However, a bonus will be paid to a participant under the Bonus Program for a fiscal year only to the extent the participant satisfies his or her performance goals for such bonus for such fiscal year, and the committee certifies in writing prior to payment of any bonus under the Bonus Program the extent, if any, to which a participant has satisfied his or her performance goals for each fiscal year. Finally, the committee shall have the discretion to reduce but not to increase the bonus payable to any participant if the committee acting in its discretion determines that such reduction is appropriate.

Amending and Terminating the Bonus Program.    The committee shall have the power to amend the Bonus Program from time to time as the committee deems necessary or appropriate and to terminate the Bonus Program if the committee deems such termination in the best interest of Cellu Tissue.

Compensation Tables

Summary Compensation Table

The following table shows the compensation earned for services rendered to us and our subsidiaries in fiscal year 2009, fiscal year 2008 and fiscal year 2007 by each of our named executive officers.

Name and principal position (a)	Fiscal Year (b)	Salary (c)		Bonus(1) (d)		Stock Awards(2) (e)		Option Awards(3) (f)		Non-Equity Incentive Plan Compensation(4) (g)		All Other Compensation(5) (i)		Total (j)
Russell C. Taylor, President and Chief Executive Officer	2009 2008 2007	$ $ $	475,000 475,000 469,428	$ $ $	— — 425,000	$ $ $	403,009 403,009 287,075	$ $ $	— — —	$ $ $	475,000 406,125 —	$ $ $	20,350 10,812 4,562	$ $ $	1,373,359 1,294,946 1,186,065

David J. Morris, Senior Vice President, Finance, and Chief Financial Officer(6)	2009 2008 2007	$ $ $	250,000 144,231 —	$ $ $	— — —	$ $ $	171,369 97,188 —	$ $ $	— — —	$ $ $	250,000 60,738 —	$ $ $	9,231 516,290 —	$ $ $	680,600 818,447 —

Steven D. Ziessler, President, Tissue and Machine-Glazed & Chief Operating Officer	2009 2008 2007	$ $ $	300,000 267,127 247,885	$ $ $	— — 250,000	$ $ $	143,901 143,901 581,321	$ $ $	— — —	$ $ $	300,000 235,125 —	$ $ $	15,045 — 311,111	$ $ $	758,946 646,153 1,390,317

W. Edwin Litton, General Counsel, Senior Vice President, Human Resources and Secretary	2009 2008 2007	$ $ $	177,160 172,000 102,314	$ $ $	— — —	$ $ $	— — —	$ $ $	9,983 6,402 966	$ $ $	88,580 73,530 —	$ $ $	16,230 8,630 1,328	$ $ $	291,953 260,562 104,608

(1)	Amounts for fiscal year 2007 represent one-time retention bonuses in fixed amounts pursuant to bonus agreements entered into with certain named executives in connection with the 2006 Merger.
(2)	Reflects shares of restricted stock of (1) Cellu Paper Holdings, Inc. granted under the Cellu Paper Holdings, Inc. 2001 Incentive Plan that fully vested at the effective date of the 2006 Merger and were repurchased by Cellu Paper Holdings, Inc. in fiscal year 2007 (Mr. Ziessler—$478,816); and (2) Cellu Parent Corporation granted under the 2006 Stock Option and Restricted Stock Plan in fiscal years 2009, 2008 and 2007, respectively, (Mr. Taylor—$403,009, $403,009 and $287,075; Mr. Morris—$171,369, $97,188 and $0; and Mr. Ziessler—$143,901, $143,901 and $102,505) The amounts in column (e) represent the proportionate amount of the total fair value of restricted stock recognized by us as an expense in fiscal year 2009, fiscal year 2008 and fiscal year 2007 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in fiscal year 2007, fiscal year 2008 and fiscal year 2009 were determined in accordance with FAS No. 123R. The assumptions used in determining the grant date fair values of these awards are set forth in Note 2 to our consolidated financial statements included elsewhere in this prospectus.
(3)	Reflects options granted under the 2006 Stock Option and Restricted Stock Plan to purchase shares of common stock of Cellu Parent Corporation upon exercise of such options. The amounts in column (f) represent the proportionate amount of the total fair value of options recognized by us as an expense in fiscal year 2007, fiscal year 2008 and fiscal year 2009 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in fiscal year 2007, fiscal year 2008 and fiscal year 2009 were determined in accordance with FAS No. 123R. The assumptions used in determining the grant date fair values of these awards are set forth in Note 3 to our consolidated financial statements included elsewhere in this prospectus.
(4)	The amounts in column (g) represent the incentive-based cash awards earned in fiscal year 2009 and payable in the fiscal year ending February 28, 2010 and earned in fiscal year 2008 and paid in the fiscal year ended February 28, 2009, which are further discussed under “Compensation Discussion and Analysis-Compensation Components for Fiscal Year 2008-Annual Bonus Compensation.”
(5)	Reflects matching contributions to the 401(k) plan. Also, included are the gross-up amounts paid to cover income taxes payable on the fair value of the restricted stock awards as a result of an “83(b)” election under the Internal Revenue Code and were as follows: $311,111 to Mr. Ziessler in fiscal year 2007 and $513,982 to Mr. Morris in fiscal year 2008. These restricted stock awards are discussed in greater detail under “Employment Agreements; Restricted Stock Award Agreements.” Also, included are auto allowances in fiscal year 2009 of $7,800 each to Mr. Ziessler and Mr. Litton and $10,206 to Mr. Taylor.
(6)	Mr. Morris commenced employment with us as chief financial officer and senior vice president, finance on August 6, 2007.

Grants of Plan-Based Awards in Fiscal Year 2009

Name (a)	Grant Date (b)	Estimated Potential/ Future Payouts Under Non-Equity Incentive Plan Awards Threshold ($) (c)	Estimated Potential/ Future Payouts Under Non-Equity Incentive Plan Awards Target ($) (d)	Estimated Potential/ Future Payouts Under Non-Equity Incentive Plan Awards Max ($) (e)	All Other Stock Awards Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/SH) (k)	Grant Date Fair Value of Stock and Option Awards(1)(2)
Russell C. Taylor	—	—	—	—	—	—	—	—
	(2)	$237,500	$475,000	$475,000	—	—	—	—

David J. Morris	—	—	—	—	—	—	—	—
	(2)	$125,000	$250,000	$250,000	—	—	—	—

Steven D. Ziessler	—	—	—	—	—	—	—	—
	(2)	$150,000	$300,000	$300,000	—	—	—	—

W. Edwin Litton	4/08	—	—	—	—	25	$942.99	$15,132
	(2)	$44,290	$88,580	$88,580	—	—	—	—

(1)	This column reflects the full grant date value of the option award under FAS No. 123R granted to Mr. Litton in fiscal year 2009. We use the Black-Scholes option pricing model to estimate the fair value of options on the date of grant which requires certain estimates to be made by management including the expected forfeiture rate and expected term of the options. The actual value, if any, that a named executive officer may realize upon exercise of stock options will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The assumptions used in determining the grant date fair values of these stock and option awards are set forth in the notes to our consolidated financial statements included elsewhere in this prospectus.
(2)	The amounts reflected in columns (c), (d) and (e) represent the potential minimum and target/maximum payouts of the incentive-based cash awards that could be earned for fiscal year 2009 by each of the named executive officers. See footnote 4 to Summary Compensation Table for actual amounts earned in fiscal year 2009 and payable in fiscal year 2010.

Employment Agreements; Restricted Stock Award Agreements

We have entered into an employment agreement with Russell C. Taylor, dated June 12, 2006, pursuant to which Mr. Taylor will continue to serve as our chief executive officer and president. The agreement is for a term of four years, commencing on June 12, 2006, and will automatically extend for successive terms of one year each, unless either Mr. Taylor or we provide notice to the other at least 60 days prior to the expiration of the original or any extension term that the agreement is not to be extended. Pursuant to an amendment to this agreement, which will become effective upon the consummation of this offering, the initial term of the agreement has been extended until June 12, 2011. The agreement provides Mr. Taylor with an annual base salary of $475,000 (subject to review and adjustment annually by the compensation committee), a target bonus opportunity of 100% of base salary (the “Target Bonus”) (which pursuant to the amendment to this agreement will be determined by the compensation committee in accordance with the Cellu Tissue Holdings, Inc. Annual Executive Bonus Program following the consummation of this offering) and certain severance benefits under the following circumstances:

(A) If Mr. Taylor’s employment is terminated due to death or disability, he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus (as defined); (4) a lump sum payment equal to the lesser of (A) 12 months of base salary or (B) base salary for a period equal to the remainder of the term of the employment agreement; and (v) any reimbursed business expenses.

(B) If Mr. Taylor’s employment is terminated by us without cause (as defined) or by him with good reason (as defined), he will be entitled to (i) any earned, but unpaid, base salary through the date of termination; (ii) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (iii) a pro rata portion of his Target Bonus; (iv) a lump sum payment equal to the greater of (a) 24 months of base salary or (b) base salary for a period equal to the remainder of the term of the employment agreement; (v) a lump sum equal to the greater of (x) one times the Target Bonus or (y) payment of the Target Bonus with respect to a period equal to the remainder of the term; and (vi) any reimbursed business expenses.

(C) If Mr. Taylor’s employment is terminated by non-renewal of his employment agreement by us for any reason (other than for cause), he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to 24 months of base salary; and (5) any reimbursed business expenses.

If a change of control (as defined) occurs and, within three months before and two years following such change of control, we terminate Mr. Taylor’s employment other than for cause or by reason of death or disability, or Mr. Taylor terminates his employment for good reason, then, in lieu of any payments otherwise due under Clauses (B) or (C) he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to the greater of (a) 36 months of base salary or (b) base salary for a period equal to the remainder of the term of the employment agreement; (5) a lump sum equal to the Target Bonus and (6) any reimbursed business expenses.

In addition, the agreement also provides that, during the term and for a period of one year after the end of the term, we will pay the premium for a term life insurance policy covering Mr. Taylor in the amount of $1,000,000. The agreement includes a non-competition, non-solicitation and nondisparagement covenant by Mr. Taylor that extends during the term of his employment and for two years thereafter. The agreement also provides that Mr. Taylor will receive an award of restricted shares of Cellu Parent Corporation’s common stock, or the Cellu Parent Shares, pursuant to the 2006 Stock Option and Restricted Stock Plan, and a Restricted Stock Award Agreement. On June 12, 2006, Cellu Parent Corporation awarded Mr. Taylor 3,778 Cellu Parent Shares. The Cellu Parent Shares are subject to vesting in accordance with the following vesting schedule: (1) 25% of the Cellu Parent Shares are vested on and after June 12, 2007; (2) an additional 25% of the Cellu Parent Shares are vested on and after June 12, 2008; (3) an additional 25% of the Cellu Parent Shares are vested on and after June 12, 2009; and (4) an additional 25% of the Cellu Parent Shares are vested on and after June 12, 2010. None of the Cellu Parent Shares will vest on any vesting date unless Mr. Taylor is then, and since the date of the award has continuously been, employed by Cellu Parent Corporation or its subsidiaries (including Cellu Tissue). If Mr. Taylor ceases to be employed by Cellu Parent Corporation or its subsidiaries, any then outstanding and unvested Cellu Parent Shares will be automatically and immediately forfeited, unless employment ceases due to death or disability, in which case 50% of the Cellu Parent Shares that are not then already vested will vest, or unless employment ceases by reason of Cellu Parent Corporation’s election not to renew the employment agreement (and, at the time of such election, there exists no cause for the termination), in which case one hundred percent 100% of the Cellu Parent Shares that are not then already vested will vest. The foregoing description is qualified in its entirety by reference to the actual employment agreement executed with Mr. Taylor.

We have entered into an employment agreement with David Morris, dated August 6, 2007, pursuant to which Mr. Morris will continue to serve as our chief financial officer. The agreement is for a term of four years, commencing on August 6, 2007, and will automatically extend for successive terms of one year each, unless either Mr. Morris or we provide notice to the other at least 60 days prior to the expiration of the original or any extension term that the agreement is not to be extended. The agreement provides Mr. Morris with an annual base salary of $250,000, a target bonus opportunity of 100% of base salary (which pursuant to the amendment to this agreement will be determined by the compensation committee in accordance with the Cellu Tissue Holdings, Inc. Annual Executive Bonus Program following the consummation of this offering), and certain severance benefits under the following circumstances:

(A) If Mr. Morris’ employment is terminated due to death or disability, he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to the lesser of (A) 12 months of base salary or base salary for a period equal to the remainder of the term of the employment agreement; and (5) any reimbursed business expenses.

(B) If Mr. Morris’ employment is terminated by us without cause or by him with good reason, he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to the greater of (x) 24 months of base salary and (y) base salary for a period equal to the remainder of the term of the employment agreement; (5) a lump sum equal to the greater of (x) one times the Target Bonus and (y) payment of the Target Bonus with respect to a period equal to the remainder of the term of the employment agreement; and (6) any reimbursed business expenses.

(C) If Mr. Morris’ employment is terminated by non-renewal of his employment agreement by us for any reason (other than for cause), he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to 24 months of base salary; and (5) any reimbursed business expenses.

The agreement includes restrictive covenants as described above for Mr. Taylor. The agreement also provides that Mr. Morris will receive an award of Cellu Parent Shares, pursuant to the 2006 Stock Option and Restricted Stock Plan, and a Restricted Stock Award Agreement. On August 6, 2007, Cellu Parent Corporation awarded Mr. Morris 700 Cellu Parent Shares. The vesting and forfeiture terms applicable to Mr. Morris’ award are the same as those applicable to Mr. Taylor’s award as described above. The foregoing description is qualified in its entirety by reference to the actual employment agreement executed with Mr. Morris.

We have entered into an employment agreement with Steven D. Ziessler, dated June 12, 2006, pursuant to which Mr. Ziessler will continue to serve as our chief operating officer. The agreement is for a term of four years, commencing on June 12, 2006, and will automatically extend for successive terms of one year each, unless either Mr. Ziessler or we provide notice to the other at least 60 days prior to the expiration of the original or any extension term that the agreement is not to be extended. Pursuant to an amendment to this agreement, which will become effective upon the consummation of this offering, the initial term of the agreement has been extended until June 12, 2011. The agreement provides Mr. Ziessler with an annual base salary of $250,000, a bonus opportunity of up to 100% of base salary (which pursuant to the amendment to this agreement will be determined by the compensation committee in accordance with the Cellu Tissue Holdings, Inc. Annual Executive Bonus Program following the consummation of this offering), and certain severance benefits under the following circumstances:

(A) If Mr. Ziessler’s employment is terminated due to death or disability, he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to the lesser of (A) 12 months of base salary or base salary for a period equal to the remainder of the term of the employment agreement; and (5) any reimbursed business expenses.

(B) If Mr. Ziessler’s employment is terminated by us without cause or by him with good reason, he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to 24 months of base salary; (5) a lump sum equal to one times the Target Bonus; and (6) any reimbursed business expenses.

(C) If Mr. Ziessler’s employment is terminated by non-renewal of his employment agreement by us for any reason (other than for cause), he will be entitled to (1) any earned, but unpaid, base salary through the date of termination; (2) any earned, but unpaid, annual bonus for any fiscal year prior to the fiscal year of his termination; (3) a pro rata portion of his Target Bonus; (4) a lump sum payment equal to 24 months of base salary; and (5) any reimbursed business expenses.

In addition, the agreement also provides for an auto allowance of $650 per month and that, during the term and for a period of one year after the end of the term, we will pay the premium for a term life insurance policy covering Mr. Ziessler in the amount of $1,000,000. The agreement includes a non-competition and non-solicitation covenant by Mr. Ziessler that extends during the term of his employment and for two years thereafter. The agreement also provides that Mr. Ziessler will receive an award of Cellu Parent Shares, pursuant to the 2006 Stock Option and Restricted Stock Plan, and a Restricted Stock Award Agreement. On June 12, 2006, Cellu Parent Corporation awarded Mr. Ziessler 1,349 Cellu Parent Shares. The vesting and forfeiture terms applicable to Mr. Ziessler’s award are the same as those applicable to Mr. Taylor’s award as described above. The foregoing description is qualified in its entirety by reference to the actual employment agreement executed with Mr. Ziessler.

In the case of termination for any of the above-referenced reasons, for each of the named executive officers (x) we shall continue the insurance coverage benefits for the period contemplated therein, and (y) subject to any employee contribution applicable to employees and their dependents, generally for the period following termination of 24 months (36 months in the case of a change in control for Mr. Taylor), or if earlier, until the date that the executive becomes eligible for coverage with a subsequent employer, we will continue to contribute to the premium cost of coverage for the executive and the executive’s dependents under our medical and dental plans provided that a timely election is made pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, at the executive’s expense.

2010 Equity Compensation Plan

We intend to adopt the Cellu Tissue Holdings, Inc. 2010 Equity Compensation Plan, which we refer to in this prospectus as the 2010 Plan, prior to the completion of this offering. The following description assumes the adoption of the 2010 Plan. The purpose of the 2010 Plan is to:

•	attract and retain employees and directors;

•	provide an additional incentive to employees and directors to work to increase the value of our common stock; and

•	provide employees and directors with a stake in the future of our company which corresponds to the stake of each of our stockholders.

No grants shall be made under our 2006 Stock Option and Restricted Stock Plan on or after the date the 2010 Plan becomes effective.

Share Reserve.    We have reserved a total of 2,795,000 shares of our common stock for issuance pursuant to our 2010 Plan. All shares reserved for issuance shall remain available for issuance under our 2010 Plan until issued pursuant to the exercise of any option, stock appreciation right or issued pursuant to a stock grant, and when any shares are issued pursuant to any option, stock appreciation right or stock grant, the shares reserved for issuance shall be reduced on a one-to-one basis. Any shares of common stock issued pursuant to a stock grant, which are forfeited will again be available for grants under the 2010 Plan, and if the option price is paid in common stock or if shares of common stock are tendered in satisfaction of any condition to the stock grant, such shares shall not be available for grant under the 2010 Plan.

Administration.    The compensation committee of our board of directors, or a subcommittee of the compensation committee, will administer our 2010 Plan. All grants under the 2010 Plan will be evidenced by a certificate that incorporates such terms and conditions as the compensation committee (or its subcommittee) deems necessary or appropriate.

Types of Awards.    Our 2010 Plan provides for the following types of awards to certain eligible employees and outside directors: stock options; stock grants; and stock appreciation rights, or SARs. Under the 2010 Plan, stock options may be incentive stock options, which we refer to as ISOs, or non-incentive stock options.

Eligibility.    The compensation committee may grant options that are intended to qualify as ISOs only to eligible employees and may grant all other awards to eligible employees and outside directors. An eligible employee is an employee of Cellu Tissue or any subsidiary, parent or affiliate of Cellu Tissue who has been designated by the compensation committee to receive a grant under the 2010 Plan. No eligible employee or outside director in any calendar year may be granted an option to purchase more than 185,000 shares of common stock, a SAR based on the appreciation with respect to more than 185,000 shares of common stock or stock grants, which are intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code, for more than 111,000 shares of common stock; provided, that, the compensation committee will have the discretion to increase each such grant limit to 222,000 shares of common stock if deemed necessary or appropriate in connection with hiring any eligible employee.

Options.    The exercise price for stock options granted under our 2010 Plan may not be less than the fair market value of our common stock on the option grant date. Option recipients may, in the discretion of the compensation committee, pay the exercise price by using cash, check, stock or through an approved cashless exercise procedure. Our options vest at the time or times determined by the compensation committee. The compensation committee, in its discretion, may require completion of a period of service as an eligible employee or outside director and/or satisfaction of a performance requirement before an option may be exercised. Our options will expire at a time determined by the compensation committee, but in no event more than ten years after they are granted. At the compensation committee’s discretion, the option certificate may provide for the exercise of an option after an employee’s or director’s status has been terminated for any reason whatsoever, including death and disability.

Tax Limitations on Incentive Stock Options.    The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. No ISO may be granted to any person who, at the time of grant, owns or is deemed to own stock possessing more than ten percent of our total combined voting power or that of any of our affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (b) the term of the ISO does not exceed five years from the date of grant.

Stock Appreciation Rights.    SARs may be granted by the compensation committee to eligible employees and outside directors under the 2010 Plan, either as part of an option or as stand alone SARs. The terms and conditions for a SAR granted as part of an option will be set forth in the option certificate for the related option, while the terms and conditions for a stand alone SAR will be set forth in a SAR certificate. SARs entitle the holder to receive the appreciation of the fair market value of one share of common stock as of the date such right is exercised over the baseline price specified in the option or SAR certificate, or the SAR Value, multiplied by the number of shares of common stock in respect of which the SAR is being exercised. The SAR Value for a SAR must equal or exceed the fair market value of a share of common stock as determined on the grant date in accordance with the 2010 Plan. The SAR Value for a SAR granted together with an option shall be no less than the option price under the related option. If a SAR is granted together with an option, then the exercise of the SAR shall cancel the right to exercise the related option, and the exercise of a related option shall cancel the right to exercise the SAR. A SAR granted as a part of an option shall be exercisable only while the related option is exercisable. The compensation committee, in its discretion, may require completion of a period of service as an eligible employee or outside director and/or satisfaction of a performance requirement before a SAR may be exercised. At the discretion of the compensation committee, any payment due upon the exercise of a SAR can be made in cash or in the form of common stock.

Stock Grants.    Stock grants are grants which are designed to result in the issuance of common stock to the eligible employee or outside director to whom the grants are made, and stock grants may be granted by the compensation committee subject to such terms and conditions, if any, as the compensation committee acting in its absolute discretion deems appropriate. The compensation committee, in its discretion, may make the issuance of common stock under a stock grant and/or the vesting of such stock subject to certain conditions. These conditions may include, for example, a requirement that the eligible employee continue employment or the outside director continue service with us for a specified period or that we or the eligible employee achieve stated performance or other conditions. To the extent the performance conditions are intended to result in the stock grant qualifying as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the performance conditions will be one or more of the following: (1) our return over capital costs or increase in return over capital costs, (2) our total earnings or the growth in such earnings, (3) our consolidated earnings or the growth in such earnings, (4) our earnings per share or the growth in such earnings, (5) our net earnings or the growth in such earnings, (6) our earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (7) our earnings before interest and taxes or the growth in such earnings, (8) our consolidated net income or the growth in such income, (9) the value of our stock or the growth in such value, (10) our stock price or the growth in such price, (11) our return on assets or the growth in such return, (12) our cash flow or the growth in our cash flow, (13) our total stockholder return or the growth in such return, (14) our expenses or the reduction in such expenses, (15) our sales growth, (16) our overhead ratios or changes in such ratios, (17) our expense-to-sales ratios or changes in such ratios, and (18) our economic value added or changes in such value added.

Each stock grant shall be evidenced by a certificate which will specify what rights, if any, an eligible employee or outside director has with respect to such stock grant as well as any conditions applicable to the stock grant.

Transfer of Awards.    No award shall be transferable otherwise than by will or the laws of descent and distribution without the consent of the compensation committee.

Change in Control.    Pursuant to the 2010 Plan, all conditions to the exercise of outstanding options and SARs, and all conditions to the issuance or forfeiture of outstanding stock grants, will be deemed satisfied as of the effective date of the change in control, if as a result of a change in control:

•	all of the outstanding options, SARs and stock grants granted under the 2010 Plan are not continued in full force and effect or there is no assumption or substitution of the options, SARs and stock grants (with their terms and conditions unchanged) in connection with such change in control; or

•

the terms of an option certificate, SAR certificate or stock grant certificate expressly provide that this provision applies to the grant made under such certificate even if there is such a continuation, assumption, or substitution of such grant or the 2010 Plan.

In this case, our board of directors shall also have the right, to the extent required as a part of a change in control transaction, to cancel all outstanding options, SARs and stock grants after giving eligible employees and outside directors a reasonable period of time to exercise their outstanding options and SARs or to take such other action as is necessary to receive common stock subject to stock grants. However, any forfeiture conditions relating to the satisfaction of a performance goal will be deemed satisfied under a change in control only to the extent of the target unless the target has been exceeded by the time of the change in control.

The 2010 Plan also provides that if outstanding options, SARs and stock grants are continued in full force and effect or there is an assumption or substitution of the options, SARs and stock grants in connection with a change in control and the terms of option certificate, SAR certificate or stock grant certificate do not otherwise provide, then any conditions to the exercise of an eligible employee’s or director’s outstanding options and SARs and any issuance and forfeiture conditions of outstanding stock grants will automatically expire and have no further force or effect on or after the date that the employee’s or director’s service terminates, if:

•

the employee’s employment with Cellu Tissue is terminated at our initiative for reasons other than “cause” (as defined in the 2010 Plan) or is terminated at the employee’s initiative for “good reason” (as defined in the 2010 Plan) within the two-year period starting on the date of the change in control; or

•	an outside director’s service on our board of directors terminates for any reason within the two-year period starting on the date of the change in control.

A change in control means, generally:

•

any sale by us of all or substantially all of our assets or our consummation of any merger, consolidation, reorganization or business combination with any person, except for certain transactions to be described in the 2010 Plan;

•	the acquisition by any person, other than certain acquisitions to be specified in the 2010 Plan, of 30% or more of the combined voting power of our then-outstanding voting securities;

•	a change in the composition of our board of directors that causes less than a majority of the directors to be directors that meet one or more of the descriptions to be set forth in the 2010 Plan; or

•	stockholder approval of our liquidation or dissolution, other than as will be provided in the 2010 Plan.

Adjustment of Shares.    The number, kind or class of shares of common stock reserved for issuance under the 2010 Plan, the annual grant caps, the number, kind or class of shares of common stock subject to options or SARs granted under the 2010 Plan, and the option price of the options and the SAR Value of the SARs, as well as the number, kind or class of shares of common stock granted pursuant to stock grants under the 2010 Plan, shall be adjusted by the compensation committee in a reasonable and equitable manner to reflect any equity restructuring, change in the capitalization of our company or any transaction described in Internal Revenue Code section 424(a) which does not constitute a change in control, as provided in our 2010 Plan.

Adjustment of Shares—Mergers.    The compensation committee, as part of any transaction described in Code Section 424(a) which does not constitute a change in control, shall have the right to adjust the number of shares of common stock reserved for issuance under the 2010 Plan without seeking approval of our stockholders, unless such approval is required by applicable laws or rules of the stock exchange. The compensation committee will also have the right to make stock, option and SAR grants to effect the assumption of, or the substitution for, stock, option and SAR grants previously made by any other corporation to the extent that such transaction calls for the substitution or assumption of such grants.

Amendments or Termination.    Our board of directors may amend or terminate our 2010 Plan at any time, subject to applicable laws and regulations requiring stockholder approval. No amendment may be made to the section of the plan governing a change in control which might adversely affect any rights that would otherwise vest on a change in control with respect to awards granted prior to the date of any such amendment. The 2010 Plan will terminate on the earlier of (1) the tenth anniversary of the date our stockholders approve its adoption and (2) the date upon which all of the stock reserved for use under the 2010 Plan has been issued or is no longer available for use under this plan.

Existing Equity Compensation Plans

2006 Stock Option and Restricted Stock Plan

The board of directors of Cellu Parent Corporation has adopted the 2006 Stock Option and Restricted Stock Plan. The 2006 Stock Option and Restricted Stock Plan authorizes the award of incentive stock options, which are stock options that qualify for special federal income tax treatment, as well as non-qualified stock options. The exercise price of any stock option granted under the 2006 Stock Option and Restricted Stock Plan may not be less than the fair market value of the common stock on the date of grant. In general, each option granted under the 2006 Stock Option and Restricted Stock Plan vests annually in four equal installments and expires ten years from the date of grant, subject to earlier expiration in case of termination of employment. The vesting of stock options is subject to certain acceleration provisions if a change in control occurs. The Plan also authorizes awards of restricted stock. Upon a change in control or an initial public offering, any unvested restricted stock awards become fully vested.

Effective upon the consummation of this offering, eleven of our employees will be deemed to have satisfied in full any performance-based vesting conditions (excluding any time-based vesting conditions not otherwise satisfied on or prior to the consummation of this offering) set forth in their outstanding stock option agreements. These eleven employees include our general counsel, Mr. Litton, and ten other non-executive officers and employees, including A. Michael Barsevich, Gregory P. Destiche, Bambi Gorman, Katherine Hendricks, Laura Luhm, Gregory McNulty, Michael Roache, Anthony Sanders, D’Arcy Schnekenburger and Stanley W. Trevisan. Pursuant to an amendment to the 2006 Stock Option and Restricted Stock Plan, if any of the foregoing eleven employees (other than Mr. Trevisan), and any of an additional eight employees, including Umberto DeCal, Christopher R. Fielder, Kevin M. French, Maria Lana Graham, John McGrath, Steven Michalko, Keith Schenk and Deborah Swenson, exercises stock options during a three-day period following this offering, the employee will have the right at the time of such exercise to put to Cellu Tissue a specified percentage of the shares acquired upon such exercise (less any shares applied to satisfy the exercise price under Cellu Tissue’s cashless exercise program or any applicable tax withholding) at the initial public offering price per share set forth on the cover page of this prospectus. Each employee’s put right will be limited to a percentage of their vested options that equals the percentage of the total number of shares of common stock held by Weston Presidio V, L.P. that it sells in this offering (excluding any option to purchase additional shares). If this offering is not consummated, this put right provision of the 2006 Stock Option and Restricted Stock Plan will be null and void.

2001 Stock Incentive Plan

Prior to the 2006 Merger, the board of directors of our parent, Cellu Paper Holdings, Inc., adopted the 2001 Stock Incentive Plan, or the 2001 Plan. The 2001 Plan authorized the award of incentive stock options, which are stock options that qualify for special federal income tax treatment, to purchase shares of common stock of Cellu Paper Holdings, Inc., as well as non-qualified stock options. In the event of any change in control, any outstanding equity awards become fully vested. The 2001 Plan also authorized awards of restricted stock of Cellu Paper Holdings, Inc.

Outstanding Equity Awards at Fiscal 2009 Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares Or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Russell C. Taylor	—	—	—	—	1,889	1,668,497
David J. Morris	—	—	—	—	525	463,717
Steven D. Ziessler	—	—	—	—	675	596,207
W. Edwin Litton	—	25	$942.99	2018	—	—
	—	25	$979.25	2017	—	—
	—	50	$426.69	2016	—	—

(1)	Stock option and restricted stock award generally vest ratably over four years from the date of grant. The restricted stock award grant date for both Mr. Taylor and Mr. Ziessler stock award was 6/12/06 and for Mr. Morris’ 8/6/07. See “Employment Agreements; Restricted Stock Award Agreements” for a discussion of restricted stock awards to our named executive officers. The stock option grant dates for stock option grants to Mr. Litton were as follows: 25—8/15/06; 25—12/3/06; 25—4/9/07; 25—4/7/08.
(2)	The fair market value is determined based on the number of shares not vested as of February 28, 2009 at the fair market value of Cellu Parent Corporation common stock as of the closest valuation date to February 28, 2009.

Option Exercises and Stock Vested in Fiscal 2009

The following table includes certain information with respect to restricted stock awards that vested during fiscal year 2009:

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Russell C. Taylor	—	—	944.5	$890,654
David J. Morris	—	—	175	$164,850
Steven D. Ziessler	—	—	337.5	$318,259
W. Edwin Litton	—	—	—	—

(1)	Represents restricted shares of our parent’s common stock, which became vested during fiscal year 2009. Restricted shares vested in four equal annual installments beginning on June 12, 2006. The value realized is determined based on the fair market value of Cellu Parent Corporation common stock on the date of vesting. These restricted stock awards are discussed in greater detail under “Employment Agreements; Restricted Stock Award Agreements.”

Potential Payments Upon Termination or Change in Control

The following tables summarize the value of the termination payments and benefits that Messrs. Taylor, Ziessler, Morris and Litton would receive if they had terminated employment on February 28, 2009 under the circumstances shown, pursuant to employment agreements and restricted stock agreements we have entered into with each of them. For further description of the employment agreements and restricted stock agreements governing these payments, see “Employment Agreements; Restricted Stock Award Agreements.” The tables exclude (1) amounts accrued through February 28, 2009 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for fiscal year 2009 and reimbursed business expenses and (2) vested account balances under our 401(k) Plan that is generally available to all of our employees.

Russell C. Taylor

Benefit	Retirement ($)	Death ($)		Disability ($)		Termination by Company without cause or Executive with Good Reason ($)		Termination due to Non- Renewal by Company (Other Than for Cause) ($)		Termination Within Two Years Following or Three Months Prior to a Change in Control ($)(1)		Change in Control Without a Termination ($)
Cash Severance	—	475,000	(2)	475,000	(2)	1,543,750	(3)	950,000	(4)	1,900,000	(5)	—
Acceleration of Restricted Stock Vesting	—	834,249	(6)	834,249	(6)	—		1,668,497	(7)	—		1,668,497	(7)
Health & Welfare Benefits	—	23,900	(8)	23,900	(8)	23,900	(8)	23,900	(8)	34,700	(8)	—
Excise Tax Gross Up	—	—		—		—		—		—	(9)	—

Total	—	1,333,149		1,333,149		1,567,650		2,642,397		3,603,197		1,668,497

(1)	Excluding a termination for cause or by reason of death or disability.
(2)	Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a lump sum payment equal to the lesser of (A) 12 months of base salary or (B) base salary for a period equal to the remainder of the term of the employment agreement.
(3)	Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a (1) lump sum payment equal to the greater of (A) 24 months of base salary or (B) base salary for a period equal to the remainder of the term of the employment; and (2) lump sump equal to the greater of (x) one times the Target Bonus or (y) payment of the Target Bonus with respect to a period equal to the remainder of the term of the employment agreement.
(4)	Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a lump sum payment equal to 24 months of base salary.
(5)	Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a (1) lump sum payment equal to the greater of (A) 36 months of base salary or (B) base salary for a period equal to the remainder of the term of the employment agreement; and (2) lump sump equal to one times the Target Bonus. Payments in respect of a change in control with a termination are in lieu of payments for termination by reason of death or disability or by Cellu Tissue without cause or the executive for good reason or non-renewal of the employment agreement.
(6)	Reflects the value of 50% of the restricted shares not yet vested which vest on an accelerated basis in connection with a termination due to death or disability, calculated in accordance with the fair market value of the common stock of Cellu Parent Corporation as of February 28, 2009.
(7)	Reflects the value of 100% of the restricted shares not yet vested which vest on an accelerated basis in connection with a termination due to non-renewal of the executive’s employment agreement (other than for cause), or in a change in control without a termination calculated in accordance with the fair market value of the common stock of Cellu Parent Corporation as of February 28, 2009.
(8)	Executive is entitled to continued medical insurance coverage for the applicable period and, if terminated without cause or by executive with good reason, the premium cost for a one-year term life insurance policy in the amount of $1,000,000.
(9)	Based on a change in control date of February 28, 2009 and a termination of employment on such date, the resulting parachute payments did not exceed the threshold for imposing any excise taxes under Internal Revenue Code section 4999. As a result, no excise tax gross up would have been required.

David J. Morris

Benefit	Retirement ($)	Death ($)		Disability ($)		Termination by Company without cause or Executive with Good Reason ($)		Termination due to Non- Renewal by Company (Other Than for Cause) ($)		Termination Within Two Years Following or Three Months Prior to a Change in Control ($)(1)		Change in Control Without a Termination ($)
Cash Severance	—	250,000	(2)	250,000	(2)	772,500	(3)	515,000	(4)	—	(5)	—	(5)
Acceleration of Restricted Stock Vesting	—	231,859	(6)	231,859	(6)	—		463,717	(7)	463,717		463,717
Health & Welfare Benefits	—	21,600	(8)	21,600	(8)	27,000	(8)	21,600	(8)	—	(8)	—
Excise Tax Gross Up	—	—		—		—		—	(9)	—		—

Total	—	503,459		503,459		799,500		1,000,317		463,717		463,717

(1)	Excluding a termination for cause or by reason of death or disability.
(2)	Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a lump sum payment equal to the lesser of (A) 12 months of base salary or (B) base salary for a period equal to the remainder of the term of the employment agreement.
(3)	Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a (1) lump sum payment equal to 24 months of base salary; and (2) lump sump equal to one times the Target Bonus.
(4)	Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a lump sum payment equal to 24 months of base salary.
(5)	Executive is not entitled to any specific payments upon a change in control, other than such payments that executive would otherwise be entitled to if termination upon a change in control is by reason of death or disability or by Cellu Tissue for cause or the executive for good reason or non-renewal of the employment agreement, as provided in the related columns.
(6)	Reflects the value of 50% of the restricted shares not yet vested which vests on an accelerated basis in connection with a termination due to death or disability, calculated in accordance with the fair market value of the common stock of Cellu Parent Corporation as of February 28, 2009.
(7)	Reflects the value of 100% of the restricted shares not yet vested which vests on an accelerated basis in connection with a termination due to non-renewal of the executive’s employment agreement (other than for cause), or in a change in control without a termination calculated in accordance with the fair market value of the common stock of Cellu Parent Corporation as of February 28, 2009.
(8)	Executive is entitled to continued medical insurance coverage for the applicable period.
(9)	Based on a change in control date of February 28, 2009 and a termination of employment on such date, the resulting parachute payments did not exceed the threshold for imposing any excise taxes under Internal Revenue Code section 4999. As a result, no excise tax gross up would have been required.

Steven D. Ziessler

Benefit	Retirement ($)	Death ($)		Disability ($)		Termination by Company without cause or Executive with Good Reason ($)		Termination due to Non- Renewal by Company (Other Than for Cause) ($)		Termination Within Two Years Following or Three Months Prior to a Change in Control ($)(1)		Change in Control Without a Termination ($)
Cash Severance	—	300,000	(2)	300,000	(2)	945,000	(3)	630,000	(4)	—	(5)	—	(5)
Acceleration of Restricted Stock Vesting	—	298,104	(6)	298,104	(6)	—		596,207	(7)	596,207		596,207	(7)
Health & Welfare Benefits	—	13,100	(8)	13,100	(8)	13,100	(8)	23,900	(8)	—		—
Excise Tax Gross Up	—	—		—		—		—		—	(9)	—

Total	—	611,204		611,204		958,100		1,250,107		596,207		596,207

(1)	Excluding a termination for cause or by reason of death or disability.
(2)	Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a lump sum payment equal to the lesser of (A) 12 months of base salary or (B) base salary for a period equal to the remainder of the term of the employment agreement.

(3)	Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a (1) lump sum payment equal to 24 months of base salary; and (2) lump sump equal to one times the Target Bonus.
(4)	Excluding accrued, but unpaid, base salary and annual bonus, executive is entitled to receive a lump sum payment equal to 24 months of base salary.
(5)	Executive is not entitled to any specific payments upon a change in control, other than such payments that executive would otherwise be entitled to if termination upon a change in control is by reason of death or disability or by Cellu Tissue for cause or the executive for good reason, or non-renewal of the employment agreement, as provided in the related columns.
(6)	Reflects the value of 50% of the restricted shares not yet vested which vest on an accelerated basis in connection with a termination due to death or disability, calculated in accordance with the fair market value of the common stock of Cellu Parent Corporation as of February 28, 2009.
(7)	Reflects the value of 100% of the restricted shares not yet vested which vest on an accelerated basis in connection with a termination due to non-renewal of the executive’s employment agreement (other than for cause), or in a change in control without a termination, calculated in accordance with the fair market value of the common stock of Cellu Parent Corporation as of February 28, 2009.
(8)	Executive is entitled to continued medical insurance coverage for the applicable period and, if terminated without cause or by executive with good reason, the premium cost for a one-year term life insurance policy in the amount of $1,000,000.
(9)	Based on a change in control date of February 28, 2009 and a termination of employment on such date, the resulting parachute payments did not exceed the threshold for imposing any excise taxes under Internal Revenue Code section 4999. As a result, no excise tax gross up would have been required.

W. Edwin Litton

Mr. Litton is not entitled to any payments in connection with any termination, including, without limitation, resignation, severance, retirement, death, disability, for cause, without cause or as a result of a change in control (nor is he entitled to any gross-up payments under Section 4999 of the Internal Revenue Code), except that, in the event of a change in control, any unvested stock options held by Mr. Litton to purchase shares of common stock of Cellu Parent Corporation would be fully accelerated. Accordingly, if Mr. Litton’s employment was terminated on February 28, 2009 due to a change in control, the difference between the exercise price and the fair market value of 50 shares of common stock of Cellu Parent Corporation as of February 29, 2008 was $25,815. Mr. Litton holds 25 other stock options for which the fair market value as of February 28, 2009 equaled the exercise price of his unvested options and 25 other stock options for which the fair market value as of February 28, 2009 was less than the exercise price, which would accelerate in connection with a change in control. Notwithstanding the foregoing, Mr. Litton is entitled to (1) amounts accrued through the date of termination that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus, (2) vested account balances under our 401(k) Plan that is generally available to all of our employees and (3) any post-employment benefits that are available to all of our salaried employees and do not discriminate in favor of Mr. Litton. Furthermore, under the provisions of the severance plan, he would be entitled severance equal to one year’s salary of $177,160.

Compensation of Directors

Following this offering, we expect that our non-employee directors will receive annual cash compensation consisting of a $30,000 retainer as well as $1,500 for each in-person meeting and $1,000 for each telephonic meeting of the board of directors and its committees. The chairman of the audit committee and the chairman of the compensation, nominating and corporate governance committee will also receive an additional $10,000 annual cash retainer. The non-employee chairman of the board of directors will receive an additional $20,000 annual cash retainer. In addition, we will reimburse our directors for their reasonable expenses incurred in attending meetings of our board of directors and its committees. Our employees do not receive any additional compensation for serving on the board of directors.

We expect that our non-employee directors will receive annual equity compensation consisting of options to purchase shares of our common stock valued at $50,000 on the grant date, which will vest one year from the grant date. We will also provide our non-employee directors, upon their initial election to the board, a one-time grant of restricted shares of our common stock valued at $25,000 on the grant date and a one-time grant of options to purchase shares of our common stock valued at $35,000 on the grant date, each vesting one year from the grant date. In addition, we will pay each non-employee director an amount sufficient to cover the income taxes payable by the director on the $25,000 restricted stock grant issued upon their initial election to the board of directors.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth the beneficial ownership of shares of our common stock before and immediately following the closing of this offering by:

•	each stockholder who is known by us to be a beneficial owner of 5% or more of our outstanding shares of common stock;

•	each selling stockholder;

•	each of our current directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

This table assumes the consummation of the reorganization transactions. The column entitled “Percentage of shares outstanding—Before offering” is based on 16,432,556 shares of our common stock outstanding as of January 1, 2010. The column entitled “Percentage of shares outstanding—After offering” is based on 18,607,556 shares of common stock to be outstanding after this offering after giving effect to the 2,175,000 shares we are selling in this offering and assumes no further exercises of outstanding options or the underwriters’ option to purchase additional shares. In addition, the information in this table is based on an initial public offering price per share of $16.00, which is the mid-point of the price range set forth on the cover page of this prospectus. The actual number of shares of common stock to be issued to holders of Cellu Parent Corporation preferred stock in connection with the reorganization and this offering, as well as the actual number of shares of common stock to be outstanding following this offering, will be based on the initial public offering price set forth on the cover page of this prospectus. As described above in this prospectus under the heading “Prospectus Summary—The Offering—Pricing Sensitivity Analysis,” to the extent that the actual initial public offering price per share for this offering is greater or less than $16.00, the actual number of shares of common stock to be issued to the holders of preferred stock and to be outstanding after this offering will be lower or higher, respectively.

Unless otherwise indicated in the footnotes to the table, we believe, based on the information furnished to us, that each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options or which are otherwise subject to vesting and that are currently exercisable or will become exercisable within 60 days after January 1, 2010 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person. Unless otherwise indicated below, the address of each named person is c/o Cellu Tissue Holdings, Inc., 1855 Lockeway Drive, Alpharetta, Georgia 30004.

Name of beneficial owner	Number of shares beneficially owned		Percentage of shares outstanding		Number of shares to be sold in the offering
	Before offering	After offering	Before offering	After offering
5% Stockholders and other selling stockholders:
Weston Presidio V, L.P.(1)(2)	13,764,467	9,017,077	83.8%	48.5%	4,747,390
Russell C. Taylor(3)	1,915,446	1,266,226	11.6%	6.8%	649,220
Chipping Wood Fund, LLC(4)	1,286,197	842,585	7.8%	4.5%	443,612
Taylor Investment Partners(5)	581,942	381,229	3.5%	2.0%	200,713
RGIP LLP(6)	141,187	92,491	*	*	48,696
Stanley W. Trevisan(7)	43,742	38,981	*	*	4,761
Named executive officers and directors:
Russell C. Taylor(3)	1,915,446	1,266,226	11.6%	6.8%	649,220
David J. Morris(8)	177,025	130,354	1.1%	*	46,671
Steven D. Ziessler(9)	419,703	291,441	2.5%	1.6%	128,262
W. Edwin Litton(10)	23,290	23,290	*	*	—
R. Sean Honey(1)	13,764,467	9,017,077	83.8%	48.5%	4,747,390
David L. Ferguson(1)	13,764,467	9,017,077	83.8%	48.5%	4,747,390
All current executive officers and directors as a group(11) (6 persons):	16,299,931	10,728,388	99.2%	57.6%	5,571,543

*	Less than 1%
(1)	The address for Weston Presidio V, L.P. and for each of Messrs. Honey and Ferguson is Pier 1 Bay 2, San Francisco, California 94111. Each of Messrs. Honey and Ferguson is a non-managing member of the general partner of Weston Presidio V, L.P. and, as such, may be deemed to have shared voting and investment power (along with other members of the general partner) as to the shares of common stock beneficially owned directly by Weston Presidio V, L.P. Each of Messrs. Honey and Ferguson disclaims beneficial ownership with respect to the shares beneficially owned by Weston Presidio V, L.P.
(2)	Includes 11,304,904 shares of common stock issuable upon conversion of Cellu Parent Corporation Series A preferred stock owned by Weston Presidio V, L.P., 2,457,891 shares of common stock issuable upon conversion of Cellu Parent Corporation Series B preferred stock owned by Weston Presidio V, L.P. and 1,672 shares of common stock issuable upon conversion of Cellu Parent Corporation common stock owned by Weston Presidio V, L.P. in connection with the reorganization transactions.
(3)

Includes 14,193 shares of common stock issuable upon conversion of Cellu Parent Corporation Series A preferred stock owned by Mr. Taylor, 581,942 shares of common stock issuable upon conversion of Cellu Parent Corporation Series A preferred stock owned by Taylor Investment Partners, 567,019 shares of common stock issuable upon the conversion of Cellu Parent Corporation Series A preferred stock owned by Chipping Wood Fund, LLC, 87,251 shares of common stock issuable upon the conversion of Cellu Parent Corporation Series B preferred stock owned by Chipping Wood Fund, LLC and 631,927 shares of common stock issuable upon conversion of Cellu Parent Corporation common stock owned by Chipping Wood Fund, LLC in connection with the reorganization transactions. Includes 33,114 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of January 1, 2010. Mr. Taylor is a manager of Taylor Investment Partners, an irrevocable trust in which he shares investment and voting power with respect to the shares of common stock owned by Taylor Investment Partners, and therefore may be deemed the beneficial owner of such shares. Mr. Taylor is the manager of Chipping Wood Fund, LLC, a limited liability company in which he has investment and voting power with respect to the shares of common stock owned by Chipping Wood Fund, LLC, and therefore may be deemed the beneficial owner of such shares. Mr. Taylor disclaims beneficial ownership with respect to the shares beneficially owned by Taylor Investment Partners and Chipping Wood Fund, LLC. The number of shares to be sold in the offering includes 443,612 shares to be sold by Chipping Wood Fund, LLC and 200,713 shares to be sold by Taylor Investment Partners. The aggregate number of shares to be sold by Mr. Taylor, Chipping Wood Fund, LLC and Taylor Investment Partners may be allocated among these three parties in amounts other than as indicated in the table above.

(4)	Includes 567,019 shares of common stock issuable upon conversion of Cellu Parent Corporation Series A preferred stock, 87,251 shares of common stock issuable upon conversion of Cellu Parent Corporation Series B preferred stock and 631,927 shares of common stock issuable upon conversion of Cellu Parent Corporation common stock in connection with the reorganization transactions. Chipping Wood Fund, LLC is a limited liability company owned by Mr. Taylor’s brother, who may be deemed to be the beneficial owner of the shares owned by Chipping Wood Fund, LLC. The aggregate number of shares to be sold by Mr. Taylor, Chipping Wood Fund, LLC and Taylor Investment Partners may be allocated among these three parties in amounts other than as indicated in the table above.
(5)	Includes 581,942 shares of common stock issuable upon conversion of Cellu Parent Corporation Series A preferred stock. The aggregate number of shares to be sold by Mr. Taylor, Chipping Wood Fund, LLC and Taylor Investment Partners may be allocated among these three parties in amounts other than as indicated in the table above.
(6)	Includes 114,882 shares of common stock issuable upon conversion of Cellu Parent Corporation Series A preferred stock owned by RGIP LLP and 26,305 shares of common stock issuable upon conversion of Cellu Parent Corporation Series B preferred stock owned by RGIP LLP in connection with the reorganization transactions. RGIP LLP is an investment vehicle formed by Ropes & Gray LLP, which has acted as counsel to our company, and certain of its partners and employees. The address for RGIP LLP is c/o Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110.
(7)	Includes 13,803 shares of common stock issuable upon conversion of Cellu Parent Corporation Series B preferred stock owned by Mr. Trevisan. Includes 29,939 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of January 1, 2010. Mr. Trevisan has served as our vice president of manufacturing since February 2007.
(8)	Includes 18,231 shares of common stock issuable upon conversion of Cellu Parent Corporation Series B preferred stock owned by Mr. Morris and 117,085 shares of common stock issuable upon conversion of Cellu Parent Corporation common stock owned by Mr. Morris in connection with the reorganization transactions. Includes 41,709 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of January 1, 2010.
(9)	Includes 129,309 shares of common stock issuable upon conversion of Cellu Parent Corporation Series A preferred stock owned by Mr. Ziessler, 16,929 shares of common stock issuable upon conversion of Cellu Parent Corporation Series B preferred stock owned by Mr. Ziessler and 225,640 shares of common stock issuable upon conversion of Cellu Parent Corporation common stock owned by Mr. Ziessler in connection with the reorganization transactions. Includes 47,825 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of January 1, 2010.
(10)	Includes 23,290 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of January 1, 2010.
(11)	Includes an aggregate of 145,938 shares of common stock issuable upon the exercise of options that are exercisable with 60 days of January 1, 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below the transactions that have occurred since March 1, 2006, and any currently proposed transactions, that involve our company and exceed $120,000, and in which a related party had or has a direct or indirect material interest. All descriptions of the agreements below are qualified in their entirety by reference to the actual agreements.

Concurrent Reorganization Transactions

Prior to the completion of this offering, we intend to complete an internal restructuring designed to eliminate our direct and indirect parent entities. In this prospectus, we refer to this restructuring and the 167.27 for 1 stock split to be effected prior to the closing of this offering as our reorganization transactions. Pursuant to the reorganization transactions, Cellu Paper Holdings, Inc., our direct parent, will merge with and into Cellu Tissue, with Cellu Tissue surviving the merger. Immediately following this merger, Cellu Parent Corporation, which will then be our direct parent, will merge with and into Cellu Tissue, with Cellu Tissue surviving this second merger. In connection with these reorganization transactions, the holders of Cellu Parent Corporation’s outstanding Series A preferred stock will ultimately receive an aggregate of 12,729,233 shares of our common stock, the holders of Cellu Parent Corporation’s outstanding Series B preferred stock will ultimately receive an aggregate of 2,620,410 shares of our common stock, and the holders of Cellu Parent Corporation’s common stock will receive an aggregate of 1,082,913 shares of our common stock. As described in this prospectus under the heading “Prospectus Summary—The Offering—Pricing Sensitivity Analysis,” to the extent that the actual initial public offering price per share for this offering is greater or less than $16.00, the actual number of shares of our common stock that the holders of Cellu Parent Corporation’s outstanding Series A preferred stock and Series B preferred stock will ultimately receive will be lower or higher, respectively. For more information on our current capital structure and the ownership of our common stock as a result of the concurrent reorganization transactions, see “Capitalization” and “Principal and Selling Stockholders.”

2006 Merger

On May 8, 2006, Cellu Paper Holdings, Inc. entered into an Agreement and Plan of Merger with Cellu Parent Corporation, a corporation organized and controlled by Weston Presidio V, L.P. and Cellu Acquisition Corporation, a newly formed wholly-owned subsidiary of Cellu Parent Corporation. Pursuant to the agreement, on June 12, 2006, Cellu Acquisition Corporation was merged with and into Cellu Paper Holdings, Inc., with Cellu Paper Holdings, Inc. surviving and becoming a wholly-owned subsidiary of Cellu Parent Corporation. As a result of the 2006 Merger, we are controlled by Weston Presidio V, L.P. Two of our current directors, R. Sean Honey and David L. Ferguson are partners of Weston Presidio, which is an affiliate of Weston Presidio V, L.P. Our former director, Scott M. Bell, who resigned from the board of directors on October 16, 2009, is a principal of Weston Presidio.

In connection with the 2006 Merger, we were required to pay up to $35.0 million, in cash and shares of Cellu Parent Corporation Series A preferred stock, of contingent consideration to certain shareholders (including Russell C. Taylor, our president, chief executive officer and director, Steven D. Ziessler, our chief operating officer, and Ms. Dianne M. Scheu, our former senior vice president, finance and chief financial officer) in the event an adjusted EBITDA financial target equal to $40 million was met for any fiscal year ended February 28, 2007 through February 28, 2010. All financial targets were met and $13.7 million in cash and 1,272 shares of Cellu Parent Corporation Series A preferred stock (which was valued at approximately $1.3 million), was paid on August 29, 2008. In order to fund a portion of the cash payment on August 29, 2008, Cellu Parent Corporation issued 6,700 shares of its Series A preferred stock to Weston Presidio V, L.P. for approximately $6.7 million. The second payment of $15.0 million, consisting of $13.7 million in cash and 1,274 shares of Cellu Parent Corporation Series A preferred stock (which was valued at approximately $1.3 million), was paid on August 28, 2009. The portion of these contingent consideration payments received by Messrs. Taylor and Ziessler equaled in the aggregate approximately $2.1 million and $0.4 million, respectively. The final payment of $5.0 million, consisting of $4.6 million in cash and 425 shares of Cellu Parent Corporation’s Series A preferred stock (which was valued at approximately $0.4 million) was paid on November 24, 2009.

In addition, Messrs. Taylor and Ziessler and Ms. Scheu were offered the opportunity to roll over portions of their common stock of Cellu Paper Holdings, Inc. in connection with the 2006 Merger. Pursuant to the roll over, Mr. Taylor and his affiliates received 2,668 shares of Cellu Parent Corporation Series A preferred stock, Ms. Scheu received 100 shares of Cellu Parent Corporation Series A preferred stock and Mr. Ziessler received 100 shares of Cellu Parent Corporation Series A preferred stock.

Management Agreements

On June 12, 2006, we entered into a management agreement with Cellu Parent Corporation and Weston Presidio Service Company, LLC, an affiliate of Weston Presidio V, L.P., pursuant to which Weston Presidio Service Company, LLC agreed to provide us with certain management, consulting and financial and other advisory services. In consideration for such services, we agreed to pay Weston Presidio Service Company, LLC an annual fee of $450,000, payable in equal quarterly installments, and to reimburse expenses of Weston Presidio Service Company, LLC and its affiliates. In addition, pursuant to the management agreement, we also paid Weston Presidio Service Company, LLC a fee in the amount of $2.0 million upon closing of the 2006 Merger.

The management agreement will terminate upon the completion of the offering, provided that certain of our obligations with respect to indemnification and expense reimbursement will survive its termination as described below.

Following termination of the management agreement, we will have a continuing obligation to jointly and severally indemnify Weston Presidio Service Company, LLC and its affiliates and their related persons from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and expenses incurred as a result of, arising out of, or in any way relating to the management agreement, the services provided under the management agreement, the acquisition of us by Weston Presidio V, L.P. or its equity interest in us, except for any such indemnified liabilities arising on account of gross negligence or willful misconduct of the party seeking indemnification. If and to the extent that indemnification may be unavailable or unenforceable for any reason, we agreed to make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law.

In addition, our obligations to reimburse Weston Presidio Service Company, LLC for accrued and unpaid expenses incurred prior to this offering by Weston Presidio Service Company, LLC and Weston Presidio V, L.P. will survive the termination of the management agreement in the following circumstances:

•	in connection with our acquisition in 2006 by Weston Presidio V, L.P.;

•	relating to the management, consulting and financial and other advisory services provided to us by Weston Presidio Service Company, LLC; or

•	otherwise relating to Weston Presidio V, L.P.’s ownership of our equity securities.

Prior to the 2006 Merger, we paid management fees and expenses, which equaled $153,482 from March 1, 2006 to June 12, 2006, to Charterhouse Group International, Inc., a former majority stockholder.

2006 Shareholders Agreement

On June 12, 2006, Cellu Parent Corporation entered into a shareholders agreement with certain of our stockholders, including Weston Presidio V, L.P., Messrs. Taylor and Ziessler and Ms. Scheu. David J. Morris, our chief financial officer, became a party to the 2006 shareholders agreement in July 2008. The 2006 shareholders agreement, which will terminate immediately prior to the closing of this offering in connection with our entry into the replacement shareholders’ agreement described below, sets forth certain rights and restrictions with respect to Cellu Parent Corporation’s common stock, including:

•	restrictions on the transfer of stock;

•	tag-along rights, in the event of a sale of stock by Weston Presidio V, L.P.;

•	drag-along rights, in the event of a sale of stock by Weston Presidio V, L.P.;

•	preemptive rights; and

•	call rights, which permit us to purchase shares from employees who are parties to the agreement upon termination of employment.

Replacement Shareholders’ Agreement

Immediately prior to the closing of this offering, we expect to enter into a shareholders’ agreement with Weston Presidio V, L.P., which we refer to in this prospectus as the replacement shareholders’ agreement. Pursuant to the replacement shareholders’ agreement, Weston Presidio V, L.P. will have the right to nominate one director for election to our board at our annual meeting of stockholders to be held in 2010 and we will agree to use our best efforts to cause the election of such nominee to the board. We anticipate that Weston Presidio V, L.P. will nominate Mr. Ferguson for election at the 2010 annual meeting of stockholders. If elected at the 2010 annual meeting of stockholders, Mr. Ferguson would continue to serve as a class I director with a term expiring at the 2013 annual meeting of stockholders.

In addition, the replacement shareholders’ agreement will provide that the following actions by us or any of our subsidiaries require the approval of Weston Presidio V, L.P. for so long as it owns 35% or more of our outstanding shares of common stock:

•	the hiring or firing of our chief executive officer;

•	any change of control as defined in the replacement shareholders agreement;

•	entering into any agreement providing for the acquisition or divestiture of assets or persons for aggregate consideration in excess of $50 million; and

•	any issuance of equity securities for aggregate consideration in excess of $25 million.

Registration Rights Agreement

In connection with our 2006 Merger, Cellu Parent Corporation entered into a registration rights agreement with Weston Presidio V, L.P. and certain of our other stockholders, including Messrs. Taylor and Ziessler and Ms. Scheu. Mr. Morris became a party to the registration rights agreement in July 2008. The registration rights agreement provides Weston Presidio V, L.P. with an unlimited number of demand registration rights pursuant to which we are required to register shares of our common stock held by Weston Presidio V, L.P. with the Securities and Exchange Commission for sale by them to the public. In addition, in the event we are registering additional shares of common stock for sale to the public other than in this offering or in a demand registration, the other parties to the registration rights agreement have piggyback registration rights providing them with the right to have us include the shares of common stock owned by them in any such registration. We are required to pay all registration expenses (other than certain selling expenses) incurred by us or Weston Presidio V, L.P. in any demand registration or piggyback registration as well as all other reasonable fees and expenses of a single legal counsel representing the other parties to the registration rights agreement in an amount not to exceed $25,000.

Management Rights Agreement

On June 12, 2006, Cellu Parent Corporation entered into a management rights agreement with Weston Presidio V, L.P. pursuant to which we granted Weston Presidio V, L.P. certain management rights, including the right to consult with our management on significant business issues, review our operating plans, examine our books and records and inspect our facilities. The management rights agreement will terminate upon completion of this offering.

APF Acquisition

On July 2, 2008, we consummated the APF Acquisition. The aggregate purchase price paid was $68.0 million, including a cash payment at closing of $61.7 million and the issuance of a promissory note by Cellu Tissue to Atlantic Paper & Foil Corp. of N.Y. in the principal amount of $6.3 million, plus the assumption of certain liabilities. We funded approximately $15.0 million of the purchase price by issuing an aggregate of 10,061 shares of Cellu Parent Corporation’s Series B preferred stock at a value of $1,491 per share to certain of our shareholders, including 9,437 shares to Weston Presidio V, L.P., 335 shares to Mr. Taylor, 70 shares to Mr. Morris, 65 shares to Mr. Ziessler and an aggregate of 154 shares to other parties.

Transactions Prior to APF Acquisition

In connection with the July 2008 APF Acquisition, we acquired our Long Island, New York and Thomaston, Georgia facilities from APF, which were owned by members of the Gabbay family. Prior to the completion of the APF Acquisition, APF was a party to the related party transactions described below. Each of the entities described below was owned by or affiliated with members of the Gabbay family.

•	APF purchased approximately $557,300 in shipping and handling services from Terrapin Express Corp. in 2007.

•

On October 31, 2007, the members of 260 G Ventures LLC assigned their membership interests to Atlantic Paper and Foil Corp. of N.Y. The operations of 260 G Ventures LLC were included in the APF combined financial statements effective as of that date.

•

On December 9, 2005, Atlantic Paper & Foil Corp. of N.Y. and Consumer Licensing Corporation entered into a capital lease with Atlantic Long Island Properties, Inc., or ALIP, ending on January 31, 2026. Amounts due to ALIP at December 31, 2007, amounted to $940,626 and were paid in 2008.

Employment Agreements; Stock Options and Restricted Stock

We entered into employment agreements with certain of our named executive officers, as described in “Compensation Discussion and Analysis—Employment Agreements; Restricted Stock Award Agreements.” We also granted restricted stock and stock options to certain of our named executive officers, as described in “Compensation Discussion and Analysis.”

Indemnification Agreements

Cellu Parent Corporation entered into indemnification agreements with Messrs. Bell, Ferguson, Honey and Taylor pursuant to which it agreed to indemnify and hold these directors harmless to the fullest extent permitted by law if they were, are or become parties to or participants in litigation related to their positions as directors.

Following this offering, we anticipate entering into new indemnification agreements with our directors and officers to provide them with additional contractual assurances regarding the scope of their indemnification. We also intend to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim against him or her incurred by him or her in any such capacity, subject to certain exclusions.

Policies and Procedures With Respect to Related Party Transactions

Upon the closing of this offering, we intend to adopt policies and procedures whereby our audit committee will be responsible for reviewing and approving related party transactions. In addition, our Code of Ethics will require that all of our employees and directors inform the chairman of the audit committee of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each director and executive officer will complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest.

DESCRIPTION OF INDEBTEDNESS

The following summary of certain provisions of the instruments evidencing our material indebtedness does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Credit Agreement

We are a party to a Credit Agreement, dated as of June 12, 2006, among Cellu Tissue, as U.S. Borrower, Interlake Acquisition Corporation Limited (“Interlake”), a subsidiary of Cellu Tissue, as Canadian Borrower, Cellu Paper Holdings, Inc., the loan guarantors party thereto, JPMorgan Chase Bank, N.A., as U.S. Administrative Agent (the “U.S. Administrative Agent”), JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent (the “Canadian Administrative Agent”) and the other lenders party thereto (as amended and supplemented from time to time, the “Credit Agreement”). The Credit Agreement provides for a $55.0 million U.S. working capital facility and a $5.0 million Canadian working capital facility, including a letter of credit sub-facility and swing-line loan sub-facility. The Credit Agreement provides that amounts under the facility may be borrowed, repaid and re-borrowed, subject to a borrowing base test, until the maturity date, which is June 12, 2011. As of November 26, 2009, there were no borrowings outstanding under the working capital facility and excess availability was $52.2 million, including letters of credit of $4.6 million in the aggregate principal amount.

Amounts borrowed by Cellu Tissue under the Credit Agreement initially bear interest, at its option, at a rate per annum equal to: (1) the Alternate Base Rate (as defined in the Credit Agreement), plus an applicable rate, which is currently 0.5%, or (2) the Adjusted LIBO Rate (as defined in the Credit Agreement), plus an applicable rate, which is currently 1.75%. Amounts borrowed by the Canadian Borrower under the facility initially bear interest, at its option, at a rate per annum equal to: (1) the Canadian ABR (as defined in the Credit Agreement), plus an applicable rate, (2) the Canadian Prime Rate (as defined in the Credit Agreement), plus an applicable rate, or (3) the Adjusted LIBO Rate (as defined in the Credit Agreement), plus an applicable rate. Cellu Tissue and the Canadian Borrower also are obligated to pay a commitment fee to the lenders equal to 0.30% per annum in respect of any unused amounts under the facility. The applicable rates for the facility are subject to adjustment based upon Cellu Tissue’s net leverage ratio. During the continuance of a payment or bankruptcy default, overdue principal bears interest at a rate per annum equal to the then applicable interest rate plus 2.00% per annum and other overdue amounts bear interest at a rate per annum equal to the base rate, plus the applicable margin, plus 2.00%.

All of the obligations of Cellu Tissue and the Canadian Borrower under the facility are fully and unconditionally guaranteed jointly and severally by Cellu Paper Holdings, Inc. and all of Cellu Tissue’s present and certain of its future domestic subsidiaries. The facility is secured by a first-priority security interest in all of Cellu Tissue’s and its domestic and Canadian subsidiaries’ inventory and accounts receivable, and proceeds therefrom, and a second-priority security interest in all other collateral, subject, in each case, to certain exceptions.

The facility contains various affirmative and negative covenants customary for similar working capital facilities, including a fixed charge coverage ratio financial covenant that Cellu Tissue is required to comply with if the average availability under the facility is below an amount equal to 15% of the total availability for the most recently ended month. The negative covenants include limitations on indebtedness; liens; acquisitions, mergers and consolidations; investments; guarantees; asset sales; sale and leaseback transactions; dividends and distributions; transactions with affiliates; and prepayments of other debt.

The facility also contains customary events of default, including: payment defaults; breaches of representations and warranties; covenant defaults; cross-defaults with respect to certain other debt; certain events of bankruptcy and insolvency; judgment defaults; certain defaults related to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and a change of control of Cellu Tissue or Cellu Paper Holdings, Inc.

In connection with the offering of the 2014 Notes, we obtained an amendment to the Credit Agreement and the security documentation entered into in connection therewith to permit, (1) the offering of the notes, (2) the granting of a security interest in the collateral to the collateral agent pursuant to the terms of the notes, (3) the application of the net proceeds from the offering of the old notes to redeem the 2010 Notes and (4) the release of the guarantee given by Cellu Paper Holdings, Inc. and the pledge given by Cellu Paper Holdings, Inc. of 100% of the issued and outstanding common stock of Cellu Tissue.

In addition, in connection with this offering, we obtained an amendment to the Credit Agreement, effective upon closing of this offering, to:

•	remove Cellu Paper Holdings, Inc. from relevant provisions of the Credit Agreement;

•

revise the definition of the term “change in control” to include, among other items, any person becoming the beneficial owner of more than 50% of the total voting power of Cellu Tissue (other than Weston Presidio V, L.P. and its co-investors) or a change in the majority of our board of directors;

•	revise the definition of the term “prepayment event” to exclude from this definition the issuance of common stock in the offering;

•	revise the definition of the term “swap agreement” to include energy hedging contracts, which we may enter into from time to time to hedge or mitigate risks to which we have actual exposure;

•	permit the reorganization transactions and this offering under the Credit Agreement’s covenants prohibiting certain structural changes and changes to our organizational documents; and

•

permit the payment, redemption or repurchase of any portion of our 2014 Notes, our indebtedness related to our CityForest industrial revenue bonds and our $6.3 million promissory note issued in the APF Acquisition with the proceeds from this offering.

In addition, the amendment to the Credit Agreement provides that neither the reorganization transactions nor this offering will trigger any default or event of default under the Credit Agreement.

Description of Senior Secured Notes

In June 2009, we completed a private placement of $255 million principal face amount of our senior secured notes. The senior secured notes mature on June 1, 2014, pay interest in arrears on June 1 and December 1 of each year (commencing on December 1, 2009) at the rate of 11 1/2% and have an effective interest rate of 12.48%. The senior secured notes are governed by an Indenture, dated as of June 3, 2009 between us, certain of our subsidiaries and The Bank of New York Mellon Trust Company, N.A. as Trustee.

We may redeem some or all of the senior secured notes at any time at redemption prices described or set forth in the indenture. In particular, prior to June 1, 2011, we may, at our option and on one or more occasions, redeem up to 35% of the aggregate principal amount of the senior secured notes at a redemption price equal to 111.500%, plus accrued and unpaid interest thereon, if any, to the redemption date, with the net cash proceeds of certain equity offerings.

The senior secured notes are guaranteed on a senior basis by all of our existing subsidiaries and all of our future restricted subsidiaries, other than future foreign subsidiaries that do not guarantee any of our indebtedness. The senior secured notes and the guarantees of the senior secured notes are secured by first-priority liens, subject to permitted liens, on substantially all of our and our subsidiary guarantors’ assets (other than inventory, accounts receivable and proceeds therefrom), including, but not limited to, the property, plant and equipment we own or acquire, subject to certain exceptions. The senior secured notes and the guarantees of the senior secured notes are secured by second-priority liens, subject to permitted liens, on our and our subsidiary guarantors’ inventory, accounts receivable and proceeds therefrom.

The senior secured notes and the guarantees of the senior secured notes are our senior obligations and rank (1) equally in right of payment with all of our and our subsidiary guarantors’ existing and future senior indebtedness; and (2) senior in right of payment to all of our and our subsidiary guarantors’ existing and future subordinated indebtedness. The senior secured notes are effectively subordinated to our and our subsidiary guarantors’ obligations under the Credit Agreement to the extent of the inventory, accounts receivable and proceeds therefrom that secure those obligations on a first-priority basis.

If a “change of control” (as defined in the indenture governing the senior secured notes) occurs, unless we have exercised our right to redeem all of the senior secured notes, each holder of the senior secured notes will have the right to require us to repurchase all or any part of such holder’s senior secured notes at a purchase price in cash equal to 101% of the principal amount of the senior secured notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The indenture governing the senior secured notes contains certain covenants (subject to certain exceptions) limiting our ability and the ability of our restricted subsidiaries to:

•	incur additional debt and guarantees;

•	pay dividends and repurchase our common stock;

•	make other restricted payments, including without limitation, investments;

•	create liens;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into sale and leaseback transactions;

•	enter into agreements that restrict dividends from subsidiaries;

•	enter into transactions with our affiliates;

•	merge or consolidate or sell substantially all of our assets; and

•	enter into new lines of business.

The indenture governing the senior secured notes also provides for customary events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the senior secured notes to become or to be declared due and payable.

Seller Note Payable

As part of the financing of the APF Acquisition, we entered into a promissory note in the principal amount of $6.3 million payable to Atlantic Paper & Foil Corp. of N.Y. (the “Seller Note”). The Seller Note bears interest at 12% per year and is payable in quarterly installments with the principal due July 2, 2011. The Seller Note is subordinated to all of our existing and future senior indebtedness.

CityForest Industrial Revenue Bonds

CityForest is party to a Loan Agreement, dated March 1, 1998 (the “Loan Agreement”), with the City of Ladysmith, Wisconsin (“Ladysmith”). Pursuant to the Loan Agreement, Ladysmith loaned the proceeds of its Variable Rate Demand Solid Waste Disposal Facility Revenue Bonds, Series 1998 (CityForest Corporation Project) (the “Bonds”) to CityForest to finance the construction by CityForest of a solid waste disposal facility. Approximately $18.4 million in aggregate principal amount of the Bonds was outstanding as of the date of the CityForest Acquisition. CityForest is required, under the terms of the Indenture of Trust governing the Bonds (the “CityForest Indenture”), to provide a letter of credit in favor of the trustee under the CityForest Indenture (the “Bonds Trustee”). CityForest has entered into an Amended and Restated Reimbursement Agreement, dated March 21, 2007 (the “Reimbursement Agreement” and, together with the CityForest Indenture and the Loan Agreement, the “CityForest Bond Documents”), with Associated Bank, National Association (“Associated Bank”), pursuant to which Associated Bank has extended the required letter of credit (the “Associated Bank Letter of Credit”) and has provided a revolving credit facility to CityForest in an aggregate principal amount of up to $3.5 million (the “Associated Bank Revolving Credit Facility”).

The Bonds Trustee is permitted to draw upon the Associated Bank Letter of Credit to pay principal and interest due on the Bonds, and to provide liquidity to purchase Bonds put to CityForest by bondholders and not remarketed; and CityForest is obligated under the Reimbursement Agreement to reimburse Associated Bank for any such draws. CityForest is also obligated to pay a fee in respect of the aggregate amount available to be drawn under the Associated Bank Letter of Credit at a rate per annum initially equal to 1.25%, subject to adjustment on a quarterly basis based on CityForest’s leverage (currently a rate of 1.25%, subject to the amendment described below). The expiration date of the Associated Bank Letter of Credit is February 15, 2011.

Amounts borrowed by CityForest under the Associated Bank Revolving Credit Facility bear interest at a rate per annum equal to the LIBOR Rate (as defined in the Reimbursement Agreement), plus an applicable margin. The applicable margin percentage initially is 1.75%, subject to adjustment on a quarterly basis based upon CityForest’s leverage (currently a rate of 1.75%, subject to the amendment described below). During the continuance of an event of default, the outstanding principal balance bears interest at a rate per annum equal to the then applicable interest rate plus 2.00%. CityForest is also obligated to pay a commitment fee in respect of any unused commitment under the Associated Bank Revolving Credit Facility in an amount equal to 0.50% per annum. The maturity date of the Associated Bank Revolving Credit Facility is February 15, 2011.

The Reimbursement Agreement requires scheduled semi-annual payments of principal of the Bonds equal to approximately 2.00% of the principal amount outstanding as of the date of the CityForest Acquisition, with the balance payable at maturity of the Bonds on March 1, 2028. The Reimbursement Agreement also contains a number of other provisions regarding reserve funds and other mandatory and optional repayments in connection with the Bonds. In addition, the Reimbursement Agreement provides that in certain circumstances where Cellu Tissue incurs indebtedness, as defined, in excess of amounts currently permitted under the CityForest Indenture or refinances the indebtedness issued under the CityForest Indenture, Associated Bank may require CityForest to repay all of its obligations to Associated Bank under the Reimbursement Agreement and either to cause the Bonds to be redeemed or to replace the Associated Bank Letter of Credit with a Substitute Credit Facility, as such term is defined in the CityForest Indenture.

The Reimbursement Agreement contains various affirmative and negative covenants customary for working capital and term credit facilities, as well as additional covenants relating to the Bonds. The negative covenants include limitations on indebtedness; liens; acquisitions, mergers and consolidations; investments; guarantees; asset sales; sale and leaseback transactions; dividends and distributions; transactions with affiliates; capital expenditures; and changes to the status of the Bonds. CityForest is also required to comply on a quarterly basis with a maximum leverage covenant and a minimum fixed charge coverage covenant. The Reimbursement Agreement also contains customary events of default, including payment defaults; breaches of representations and warranties; covenant defaults; cross-defaults to certain other debt, including the 2010 Notes and indebtedness under the Credit Agreement, as amended from time to time; certain events of bankruptcy and insolvency; judgment defaults; certain defaults related to the ERISA; and a change of control of CityForest or Cellu Tissue.

Cellu Tissue has guaranteed all of the obligations of CityForest under the Reimbursement Agreement, pursuant to a Guaranty, dated March 21, 2007 (the “Cellu Tissue Guaranty”), executed by Cellu Tissue in favor of Associated Bank. The Cellu Tissue Guaranty contains certain affirmative and negative covenants, including a limitation on mergers and consolidations. In addition, the obligations of CityForest under the Reimbursement Agreement are secured by first-priority liens in favor of Associated Bank in all of CityForest’s assets. The U.S. Administrative Agent, the Canadian Administrative Agent, Associated Bank and CityForest have entered into an Intercreditor Agreement, dated March 21, 2007, which sets forth the respective rights and priorities of Associated Bank, on the one hand, and the U.S. Administrative Agent and the Canadian Administrative Agent, on the other hand, as to the collateral of CityForest securing the Reimbursement Agreement and the Credit Agreement. No intercreditor agreement was executed between Associated Bank and the collateral agent for the holders of the old notes or new notes.

In connection with this offering, we obtained an amendment to the Reimbursement Agreement, effective upon closing of this offering, to:

•	increase the annual letter of credit fee to 2.5%;

•

revise the definition of the term “change of control” to include, among other items, any person becoming the beneficial owner of more than 50% of the total voting power of Cellu Tissue (other than Weston Presidio V, L.P. and its co-investors) or a change in the majority of our board of directors;

•	decrease the maximum leverage ratio for CityForest from a ratio of 3.5 to 1.0 to a ratio of 2.5 to 1.0; and

•	increase the minimum fixed charge coverage ratio for CityForest from a ratio of 1.0 to 1.0 to a ratio of 1.2 to 1.0.

In connection with this amendment, Associated Bank also agrees that neither the reorganization transactions nor this offering will trigger any default or event of default under the Reimbursement Agreement.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, forms of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant portions of the Delaware General Corporation Law. References to our certificate of incorporation and bylaws are to our amended and restated certificate of incorporation and our amended and restated bylaws, respectively, each of which will become effective upon completion of this offering and the reorganization transactions.

Common Stock

General.    Giving effect to the reorganization transactions, as of the date of this prospectus, there would be 16,432,556 shares of our common stock outstanding, par value $0.01, and approximately 10 stockholders of record. After this offering, our certificate of incorporation will authorize the issuance of 200 million shares of our common stock, and there will be 18,607,556 shares of our common stock outstanding. As described in this prospectus under the heading “Prospectus Summary—The Offering—Pricing Sensitivity Analysis,” to the extent that the actual initial public offering price per share for this offering is greater or less than $16.00, the actual number of shares of our common stock outstanding would be lower or higher, respectively.

Voting Rights.    The holders of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Unless otherwise required by law, matters submitted to a vote of our stockholders will require the approval of a majority of votes cast by stockholders represented in person or by proxy and entitled to vote on such matter, except that directors are elected by a plurality of votes cast. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors will be able to elect all of the directors standing for election, if they so choose.

Dividend Rights.    Holders of common stock will be entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose. Our ability to pay dividends is limited by covenants in our working capital facility and in the indenture governing our senior secured notes. See “Description of Indebtedness” for restrictions on our ability to pay dividends.

Other Matters.    Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities. Holders of common stock will have no preemptive or conversion rights or other subscription rights, and no redemption or sinking fund provisions will be applicable to our common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation will permit our board of directors to issue up to 50 million shares of preferred stock from time to time in one or more classes or series. The board also may fix the relative rights and preferences of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any class or series or the designation of the class or series. Terms selected by our board of directors in the future could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock without any further vote or action by the stockholders. As a result, the rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future, which could have the effect of decreasing the market price of our common stock.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and Bylaws

The provisions of the Delaware General Corporation Law and our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers. Such provisions may also have the effect of preventing changes in our board of directors and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Election and Removal of Directors.    Our board of directors will initially be divided into three classes with initial terms ending at our annual meetings of stockholders in 2010, 2011 and 2012, respectively. Beginning with the 2013 annual meeting of stockholders, directors will be elected for a term expiring at the next annual meeting of stockholders. So long as we have a staggered board, directors may be removed only for cause. Further, directors may be removed only by the affirmative vote of at least 66 2/3% of our then outstanding common stock and, until the 2013 annual meeting of stockholders, may be removed only for cause. For more information on the terms of our directors, see the section entitled “Management—Board of Directors and Committees.” This system of electing and removing directors generally makes it more difficult for stockholders to replace a majority of our directors.

Authorized but Unissued Shares.    The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without any further vote or action by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Advance Notification of Stockholder Nominations and Proposals.    Our certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Our certificate of incorporation also requires that special meetings of stockholders be called only by a majority of our board of directors. In addition, our by-laws provide that candidates for director may be nominated and other business brought before an annual meeting only by the board of directors or by a stockholder who gives written notice to us no later than 90 days prior to nor earlier than 120 days prior to the first anniversary of the last annual meeting of stockholders, except that if the annual meeting is not scheduled to be held within a period starting 30 days before and ending 30 days after the anniversary date, the notice must be delivered by the later of the 10th day after the public announcement of the meeting or the 90th day prior to the date of the meeting, with limited exceptions. Our bylaws also provide that candidates for director may be nominated for election at a special meeting of stockholders only by or at the direction of the board of directors or, if the board of directors has determined that directors are to be elected at the meeting, by a stockholder who gives written notice to us not earlier than 120 days prior to the special meeting and not later than 90 days prior to the special meeting or the 10th day after the public announcement of the special meeting and the nominees proposed by the board of directors to be elected at the meeting. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

Amendment of Certain Provisions in Our Organizational Documents.    The amendment of any of the above provisions would require approval by holders of at least 66 2/3% of our then outstanding common stock.

Anti-Takeover Provisions.    Section 203 of the Delaware General Corporation Law, an anti-takeover law, will not apply to us. However, our certificate of incorporation will separately prohibit us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who owns, or is our affiliate or associate who owned at any time within the three years prior to the determination of interested stockholder status, 15% or more of our outstanding voting stock but specifically excluding Weston Presidio V, L.P., its affiliates and associates and subsequent purchasers of 5% or more of our outstanding voting stock from Weston Presidio V, L.P. and its affiliates and associates (unless the subsequent purchaser was an “interested stockholder” prior to the purchase).

Corporate Opportunities

To the fullest extent permitted by Delaware General Corporation Law, our certificate of incorporation will provide that investment funds affiliated with our current majority stockholder, Weston Presidio V, L.P., or their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries, have no obligation to offer us (including our wholly-owned subsidiaries) an opportunity to participate in business opportunities presented to such entities or persons, even if the opportunity is one that we might reasonably have pursued. No such entities or persons will be liable to us for breach of any duty by reason of any failure to present the opportunity to us, regardless of whether such person or entity acquires the opportunity or directs it elsewhere unless, in the case of any person who is a director or officer of Cellu Tissue, such business opportunity is expressly offered to the director or officer in writing solely in his or her capacity as an officer or director of Cellu Tissue. Stockholders will be deemed to have notice of and consented to this provision of our certificate of incorporation.

Replacement Shareholders’ Agreement

Pursuant to the replacement shareholders’ agreement that we expect to enter into with Weston Presidio V, L.P. effective immediately prior to the closing of the offering, Weston Presidio V, L.P. will have a consent right over certain significant corporate actions as well as certain rights to nominate one director for election to our board at our annual meeting of stockholders to be held in 2010. See “Certain Relationships and Related Party Transactions—Replacement Shareholders’ Agreement.”

Registration Rights

Some of our stockholders have the right to require us to register common stock for resale in some circumstances. See “Certain Relationships and Related Transactions—Registration Rights.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be BNY Mellon Shareowner Services.

SHARES ELIGIBLE FOR FUTURE SALE

Based upon the number of shares of our common stock outstanding as of November 26, 2009 and assuming an initial public offering price per share of $16.00, which is the mid-point of the price range set forth on the cover page of this prospectus, we will have 18,607,556 shares of common stock outstanding upon the closing of this offering. All of the shares of our common stock sold in this offering are freely tradable without restriction or further registration under the Securities Act of 1933, as amended, except for any such shares which may be held or acquired by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. The remaining 10,807,556 shares of common stock will be “restricted securities,” as that term is defined in Rule 144. These restricted securities will be eligible for public sale only if they are registered under the Securities Act of 1933, as amended, or if they qualify for an exemption from registration under Rule 144. As described in this prospectus under the heading “Prospectus Summary—The Offering—Pricing Sensitivity Analysis,” to the extent that the actual initial public offering price per share for this offering is greater or less than $16.00, the actual number of shares of our common stock outstanding upon the closing of this offering and the number of shares of common stock that will be “restricted securities” will be lower or higher, respectively.

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months, would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available and, after owning such shares for at least one year, would be entitled to sell an unlimited number of shares of our common stock without restriction. Our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which was equal to approximately 164,326 shares as of November 26, 2009; or

•	the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Options

Following the date of this prospectus, we intend to file one or more registration statements on Form S-8 under the Securities Act of 1933, as amended to register the issuance of up to 3,592,499 shares of common stock under our stock plans. These registration statements will become effective upon filing. All of the shares issued or to be issued upon the exercise of stock options or settlement of other awards under our stock plans are or will be eligible for resale in the public market without restrictions, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described below.

Registration Rights

Upon the closing of this offering, the holders of 10,757,377 shares of our common stock issued upon the consummation of the reorganization transactions, will be entitled to rights with respect to the registration of these shares under the Securities Act of 1933, as amended, based on an assumed initial public offering price per share of $16.00, the mid-point of the range set forth on the cover of this prospectus. To the extent that the actual initial public offering price is greater or less than $16.00, the actual number of shares of these holders that will be entitled to registration rights will be lower or higher, respectively. Registration of these shares under the Securities Act of 1933, as amended, would result in these shares becoming freely tradable without restriction under the Securities Act of 1933, as amended, immediately upon the effectiveness of registration, except for shares purchased by affiliates. For more information, see “Certain Relationships and Related Transactions—Registration Rights.”

Lock-up Agreements

Notwithstanding the foregoing, we, our executive officers, our directors and the selling stockholders (collectively representing approximately 16.3 million shares or approximately 99.2% of our common stock outstanding immediately prior to the offering) have agreed with the underwriters, subject to limited exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the 180-day period after the date of this prospectus, subject to extensions in certain cases, without the prior written consent of Goldman, Sachs & Co. and J.P. Morgan Securities Inc.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of material U.S. federal income and estate tax considerations relevant to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below) as of the date hereof. This summary deals only with non-U.S. holders that acquire our common stock in this offering and hold the common stock as a capital asset.

For purposes of this summary, a “non-U.S. holder” means a beneficial owner of our common stock that is not a partnership and is not any of the following for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or be subject to differing interpretations, so as to result in U.S. federal tax considerations different from those summarized below. This summary does not represent a detailed description of the U.S. federal tax considerations to you in light of your particular circumstances. In addition, it does not address the U.S. federal tax considerations to you if you are subject to special treatment under the U.S. federal tax laws (including if you are a bank or other financial institution, insurance company, broker or dealer in securities, tax-exempt organization, foreign government or agency, U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for U.S. federal income tax purposes, or a person who holds our common stock in a straddle or as part of a hedging, conversion or constructive sale transaction). Except where noted, this summary does not address any U.S. taxes other than U.S. federal income tax. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding our common stock, or a partner in such a partnership, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal tax consequences to you of the ownership and disposition of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

Dividends

We have not declared or paid recurring dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. If we were to pay cash dividends in the future on our common stock, they would be subject to U.S. federal income tax in the manner described below.

Distributions with respect to our common stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the United States and, where an income tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder, are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected dividends to be exempt from this withholding tax. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who is entitled to and wishes to claim the benefits of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, generally will be required to (i) complete Internal Revenue Service, or IRS, Form W-8BEN (or an acceptable substitute form) and make certain certifications, under penalty of perjury, to establish its status as a non-U.S. person and its entitlement to treaty benefits or (ii) if the common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder (in which case, for a non-U.S. holder that is a foreign corporation, the branch profits tax described above may also apply), (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

An individual described in (i) immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in (ii) immediately above will be subject to a flat 30% tax on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S.

We believe we currently are not, and do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld (if any) with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In addition, dividends paid to a non-U.S. holder may be subject to backup withholding unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Payment of the proceeds of a sale of our common stock within the United States or conducted through certain U.S. related financial intermediaries is subject to information reporting and, depending upon the circumstances, backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the holder is a United States person) or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

UNDERWRITING

Cellu Tissue, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Robert W. Baird & Co. Incorporated
William Blair & Company, L.L.C.
D.A. Davidson & Co.

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,170,000 shares from the selling stockholders. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above and the selling stockholders will severally sell shares in approximately the same proportion as the initial shares.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by Cellu Tissue Holdings and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional              shares.

Paid by the Company	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholders	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The company, its executive officers and directors, and the selling stockholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the company announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the company’s historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

An application has been made to list the common stock on the New York Stock Exchange under the symbol “CLU”. In order to meet one of the requirements for listing the common stock on the New York Stock Exchange, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We and the selling stockholders estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $3.0 million.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments certain underwriters may be required to make in respect to those liabilities.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses. Affiliates of J.P. Morgan Securities Inc. act as administrative agents and lenders under our working capital facility, for which they have received customary fees and expenses. We may use a portion of the net proceeds of this offering to repay indebtedness under our working capital facility, and in such an event, an affiliate of J.P. Morgan Securities Inc. would receive its pro rata portion of that repayment. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. acted as initial purchasers of our 11 1/2% Senior Secured Notes due 2014, for which each has received customary fees and expenses.

In addition, certain affiliates of Goldman, Sachs & Co. hold limited partnership interests representing less than 5% of the total limited partnership interests in Weston Presidio V, L.P., our controlling stockholder. Affiliates of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. hold limited partnership interests in other Weston Presidio funds that do not hold interests in our company.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by our counsel, King & Spalding LLP. The validity of the shares of common stock offered by this prospectus will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The financial statements as of February 28, 2009 and for the year ended February 28, 2009 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of the said firm as experts in auditing and accounting.

The consolidated financial statements of Cellu Tissue as of February 29, 2008, and for the year then ended (post-merger) and for the periods from June 13, 2006 to February 28, 2007 (post-merger) and from March 1, 2006 to June 12, 2006 (pre-merger), included in the prospectus, and the combined financial statements of Atlantic Paper & Foil Corp. of NY, Consumer Licensing Corporation, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC and Atlantic Lakeside Properties, LLC as of December 31, 2006 and for the two years then ended appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Atlantic Paper & Foil Corp. of NY, Consumer Licensing Corporation, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC, Atlantic Lakeside Properties, LLC, Blue Skies EL 600, LLC and 260 G Ventures LLC as of and for the year ended December 31, 2007 included in this prospectus have been audited by BDO Seidman, LLP, independent certified public accounting firm, as stated in their report appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, the SEC, a registration statement on Form S-1, including exhibits and schedules, under the Securities Act of 1933, as amended with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our Company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates.

In addition, we file annual, quarterly and current reports and other information with the SEC. Our SEC filings, including the registration statement on Form S-1 and all exhibits and schedules thereto, are available to the public on the SEC’s website at http://www.sec.gov. You may also read and copy any documents we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms.

Page

Index to Financial Statements of Cellu Tissue	F-1

Reports of independent registered public accounting firms	F-2
Consolidated balance sheets—February 28, 2009 and February 29, 2008	F-4

Consolidated statements of operations—for the fiscal year ended February  28, 2009 (post-merger), for the fiscal year ended February 29, 2008 and for the periods from June 13, 2006 to February 28, 2007 (post-merger) and from March 1, 2006 to June 12, 2006 (pre-merger)

F-5

Consolidated statements of changes in stockholders’ equity (deficiency)—for the fiscal year ended February 28, 2009 (post-merger), for the fiscal year ended February 29, 2008 and for the periods from June 13, 2006 to February 28, 2007 (post-merger) and from March 1, 2006 to June 12, 2006 (pre-merger)

F-6

Consolidated statements of cash flows—for the fiscal year ended February  28, 2009 (post-merger), for the fiscal year ended February 29, 2008 and for the periods from June 13, 2006 to February 28, 2007 (post-merger) and from March 1, 2006 to June 12, 2006 (pre-merger)

F-7
Notes to consolidated financial statements	F-8
Schedule II—Valuation and qualifying accounts of Cellu Tissue Holdings, Inc.	F-34
Consolidated statements of operations—for the three and nine months ended November 27, 2008 and November 26, 2009 (unaudited)	F-35
Consolidated balance sheets—November 26, 2009 (unaudited) and February 28, 2009	F-36
Consolidated statements of cash flows—for the nine months ended November 27, 2008 and November 26, 2009 (unaudited)	F-37
Notes to interim consolidated financial statements (unaudited)	F-38

Index to Combined Financial Statements of Atlantic Paper & Foil Corp. of NY, Consumer Licensing Corporation, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC, Atlantic Lakeside Properties, LLC, Blue Skies EL 600, LLC and 260 G Ventures LLC

Report of independent certified public accounting firm	F-51
Combined balance sheet—December 31, 2007	F-52
Combined statement of income and comprehensive income—for the fiscal year ended December 31, 2007	F-53
Combined statement of shareholders’ equity and members’ capital—for the fiscal year ended December 31, 2007	F-54
Combined statement of cash flows—for the fiscal year ended December 31, 2007	F-55
Summary of significant accounting policies	F-56
Notes to combined financial statements	F-59
Combined balance sheet—June 30, 2008	F-67
Combined statements of operations—for the three and six months ended June 30, 2008 and June 30, 2007	F-68
Combined statements of cash flows—for the six months ended June 30, 2008 and June 30, 2007	F-69
Notes to combined financial statements	F-70

Index to Combined Financial Statements of Atlantic Paper & Foil Corp. of NY, Consumer Licensing Corporation, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC and Atlantic Lakeside Properties, LLC

Report of independent auditors	F-76
Combined balance sheet—December 31, 2006	F-77
Combined statements of operations—for the fiscal years ended December 31, 2006 and December 31, 2005	F-78
Combined statements of changes in shareholders’ equity and members’ capital—for the fiscal years ended December 31, 2006 and December 31, 2005	F-79
Combined statements of cash flows—for the fiscal years ended December 31, 2006 and December 31, 2005	F-80
Notes to combined financial statements	F-81

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Cellu Tissue Holdings, Inc. and Subsidiaries:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders’ equity (deficiency) and of cash flows present fairly, in all material respects, the financial position of Cellu Tissue Holdings, Inc. and its subsidiaries (the Company) at February 28, 2009, and the results of their operations and their cash flows for the year ended February 28, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule information for the year ended February 28, 2009 listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinions.

PricewaterhouseCoopers LLP

Atlanta, Georgia

May 8, 2009, except for Note 18 for which the date is October 16, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Cellu Tissue Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Cellu Tissue Holdings, Inc. and Subsidiaries (the “Company”) as of February 29, 2008, and the related consolidated statements of operations, changes in stockholders’ equity (deficiency), and cash flows for the fiscal year ended February 29, 2008 (post-merger) and for the periods from June 13, 2006 to February 28, 2007 (post-merger) and from March 1, 2006 to June 12, 2006 (pre-merger). Our audits also include the financial statement schedule listed in the accompanying Index. These financial statements and related schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cellu Tissue Holdings, Inc. and Subsidiaries at February 29, 2008, and the consolidated results of their operations and their cash flows for the fiscal year ended February 29, 2008 (post-merger) and for the periods from June 13, 2006 to February 28, 2007 (post-merger), and from March 1, 2006 to June 12, 2006 (pre-merger), in conformity with U. S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 8 to the Consolidated Financial Statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of SFAS No. 109”, effective March 1, 2007.

/s/ Ernst & Young LLP

Hartford, Connecticut

January 28, 2009, except for Note 18, as to which the date is October 16, 2009

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	February 28, 2009	February 29, 2008
Assets
Current assets:
Cash and cash equivalents	$361,035	$883,388
Receivables, net of allowance of $385,323 in 2009 and $169,811 in 2008	54,065,899	44,542,337
Inventories	47,216,049	33,996,439
Prepaid expenses and other current assets	1,847,398	3,745,989
Reserved cash	238,376	209,057
Income tax receivable	174,084	177,281
Deferred income taxes	3,515,295	7,157,191

Total current assets	107,418,136	90,711,682

Property, plant and equipment, net	301,987,941	310,488,081
Goodwill	41,020,138	11,334,755
Other intangibles, net	31,672,477	9,400,000
Reserved cash	1,050,417	1,034,899
Other assets	897,691	247,262

Total assets	$484,046,800	$423,216,679

Liabilities and stockholders’ equity
Current liabilities:
Bank overdrafts	$3,285,420	$—
Revolving line of credit	18,530,824	9,800,000
Accounts payable	16,726,143	24,055,782
Accrued expenses	26,548,639	19,085,912
Accrued interest	10,160,124	8,253,915
Other current liabilities	17,448,707	15,000,000
Current portion of long-term debt	760,000	760,000

Total current liabilities	93,459,857	76,955,609

Long-term debt, less current portion	242,361,944	198,086,944
Deferred income taxes	75,110,277	81,940,082
Other liabilities	5,378,059	20,148,590
Stockholders’ equity:
Common stock, $.01 par value, 1,000 shares authorized, 100 shares issued and outstanding as of February 28, 2009 and February 29, 2008	1	1
Capital in excess of par value	70,948,860	47,035,214
Accumulated earnings (deficit)	3,698,071	(2,862,117)
Accumulated other comprehensive (loss) income	(6,910,269)	1,912,356

Total stockholders’ equity	67,736,663	46,085,454

Total liabilities and stockholders’ equity	$484,046,800	$423,216,679

See accompanying notes to consolidated financial statements.

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal year ended February 28, 2009	Fiscal year ended February 29, 2008	For the period June 13, 2006- February 28, 2007	For the period March 1, 2006- June 12, 2006
	(Post-merger)	(Post-merger)	(Post-merger)	(Pre-merger)
Net sales	$519,022,843	$443,081,130	$247,411,860	$96,743,812
Cost of goods sold	464,118,066	401,352,016	234,897,497	88,555,692

Gross profit	54,904,777	41,729,114	12,514,363	8,188,120
Selling, general and administrative expenses	20,729,184	18,661,904	7,207,057	4,661,285
Restructuring costs	—	—	240,218	—
Merger-related transaction costs	—	—	142,079	5,933,265
Terminated acquisition-related transaction costs	—	2,078,212	—	—
Stock and related compensation expense	200,275	550,804	3,328,834	—
Vesting of stock option/restricted stock grants	939,530	808,111	497,105	923,580
Amortization expense	2,872,523	—	—	—
Impairment of property, plant and equipment	—	—	488,274	—

Income (loss) from operations	30,163,265	19,630,083	610,796	(3,330,010)
Interest expense, net	(24,709,461)	(19,870,029)	(11,468,975)	(4,896,355)
Foreign currency gain (loss)	562,232	(100,335)	4,802	(133,598)
Other (expense) income	(67,123)	132,623	14,527	27,049

Income (loss) before income tax benefit	5,948,913	(207,658)	(10,838,850)	(8,332,914)
Income tax benefit	(611,275)	(3,909,414)	(4,179,244)	(1,893,683)

Net income (loss)	$6,560,188	$3,701,756	$(6,659,606)	$(6,439,231)

Basic and diluted income (loss) per share	$65,601.88	$37,017.56	$(66,596.06)	$(64,392.31)

Basic and diluted shares outstanding	100	100	100	100

Unaudited pro forma basic and diluted income (loss) per share	$0.40	$0.23	$(0.41)	$(0.39)
Unaudited pro forma basic and diluted shares outstanding	16,432,556	16,432,556	16,432,556	16,432,556

See accompanying notes to consolidated financial statements.

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

	Common stock	Capital in excess of par value	Accumulated earnings (deficit)	Accumulated other comprehensive income (loss)	Total stockholders’ equity (deficiency)
Balance, February 28, 2006	$1	$615,338	$(11,625,759)	$4,104,860	$(6,905,560)
Net loss 3/1/06-6/12/06			(6,439,231)		(6,439,231)
Foreign currency translation				586,186	586,186

Comprehensive loss 3/1/06-6/12/06					(5,853,045)
Vesting-stock awards 3/1/06-6/12/06		52,658			52,658
Accelerated vesting-stock awards		870,922			870,922
Recapitalization-June 12, 2006		44,223,078	18,064,990	(4,691,046)	57,597,022

Balance, June 12, 2006, after recapitalization	1	45,761,996	—	—	45,761,997
Vesting-stock awards 6/13/06-2/28/07		497,105			497,105
Net loss 6/13/06-2/28/07			(6,659,606)		(6,659,606)
Foreign currency translation			95,733	(942,732)	(846,999)

Comprehensive loss 6/13/06-2/28/07					(7,506,605)

Balance, February 28, 2007	1	46,259,101	(6,563,873)	(942,732)	38,752,497
Vesting-stock awards		776,113			776,113
Net income			3,701,756		3,701,756
Foreign currency translation				2,855,088	2,855,088

Comprehensive income					6,556,844

Balance, February 29, 2008	1	47,035,214	(2,862,117)	1,912,356	46,085,454
Vesting stock awards		939,530			939,530
Equity investment		22,974,116			22,974,116
Net income			6,560,188		6,560,188
Foreign currency translation				(6,105,161)	(6,105,161)
Derivative				(2,717,464)	(2,717,464)

Comprehensive loss					(2,262,437)

Balance, February 28, 2009	$1	$70,948,860	$3,698,071	$(6,910,269)	$67,736,663

See accompanying notes to consolidated financial statements.

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal year ended February 28, 2009	Fiscal year ended February 29, 2008	For the period June 13, 2006- February 28, 2007	For the period March 1, 2006- June 12, 2006
		(Post-merger)		(Pre-merger)
Cash flows from operating activities
Net income (loss)	$6,560,188	$3,701,756	$(6,659,606)	$(6,439,231)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Noncash inventory charge	—	—	909,264	—
Amortization of debt issuance costs	306,668	—	—	405,568
Amortization of intangibles	2,872,523	—	—	—
Derivative (gain) loss	242,686	(170,564)	(78,295)	—
Depreciation	23,656,245	24,146,137	16,758,505	4,226,643
Deferred income taxes	(2,232,976)	(6,964,358)	(6,891,107)	(396,024)
Accretion of debt discount	1,835,001	616,437	380,560	85,471
Stock-based compensation	939,530	808,111	497,105	923,580
Impairment of property and equipment	—	—	488,274	—
Changes in operating assets and liabilities net of effects of business acquisitions:
Receivables	(3,017,970)	(4,829,995)	2,908,202	(1,994,674)
Inventories	(6,702,780)	(3,696,311)	1,373,920	(2,208,757)
Prepaid expenses and other current assets	1,778,988	1,226,090	1,618,316	(683,329)
Other assets	(123,460)	552,555	(48,517)	(5,328)
Income tax receivable	3,197	137,153	—	—
Accounts payable, accrued expenses, accrued interest and other liabilities	(2,057,997)	4,268,868	(1,471,604)	(298,327)

Total adjustments	17,499,655	16,094,123	16,444,623	54,823

Net cash provided by (used in) operating activities	24,059,843	19,795,879	9,785,017	(6,384,408)

Cash flows from investing activities
Cash paid for acquisition, net of cash received	(64,154,906)	(43,663,270)	—	—
Capital expenditures	(16,401,848)	(20,477,426)	(7,677,141)	(1,937,610)

Net cash used in investing activities	(80,556,754)	(64,140,696)	(7,677,141)	(1,937,610)

Cash flows from financing activities
Equity investment by shareholders	15,001,463	(32,000)	45,761,997	—
Merger consideration paid to former shareholders	—	—	(45,761,997)	—
Cash portion of earnout payment	(7,027,346)	—	—	—
Bank overdrafts	3,285,420	—	—	—
Payments of long-term debt	(760,000)	(575,000)	—	(290,000)
Borrowings on revolving credit facility	85,448,141	69,600,000	—	—
Repayments on revolving credit facility	(76,717,317)	(59,800,000)	—	—
Proceeds from note offering	36,900,000	20,000,000	—	—
Debt issuance costs	(885,958)	—	—	—

Net cash provided by (used in) financing activities	55,244,403	29,193,000	—	(290,000)
Effect of foreign currency	730,155	(225,396)	(266,119)	206,800

Net (decrease) increase in cash and cash equivalents	(522,353)	(15,377,213)	1,841,757	(8,405,218)
Cash and cash equivalents at beginning of period	883,388	16,260,601	14,418,844	22,824,062

Cash and cash equivalents at end of period	$361,035	$883,388	$16,260,601	$14,418,844

Supplemental disclosure of cash flow information
Cash paid during the year for Interest	$18,939,787	$18,397,690	$8,000,787	$8,000,000

Cash paid during the year for Income taxes	$2,373,871	$2,828,444	$248,476	$20,804

See accompanying notes to consolidated financial statements.

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and nature of operations

The consolidated financial statements include the accounts of Cellu Tissue Holdings, Inc. (the “Company”) and its wholly owned subsidiaries. The Company, a wholly owned subsidiary of Cellu Paper Holdings, Inc. (the “Parent”), operates facilities in the United States and Canada. The Company manufactures specialty tissue paper for use in personal care products such as baby and adult diapers, incontinent products, surgical waddings and sanitary napkins and for use in fast food wrapping, gift wrapping and food service products. The Parent conducts no operating activities.

On June 12, 2006, the Parent consummated an Agreement and Plan of Merger with Cellu Parent Corporation (“Cellu Parent”), a corporation organized and controlled by Weston Presidio V, L.P. (“Weston Presidio”), and Cellu Acquisition Corporation (“Merger Sub”), a wholly owned subsidiary of Cellu Parent and a newly formed corporation indirectly controlled by Weston Presidio. Pursuant to the agreement, on June 12, 2006, Merger Sub was merged with and into Parent, with the Parent surviving (the “Merger”). Accordingly, the operating results and cash flows for the fiscal year 2007 are presented in the accompanying financial statements on a pre-merger (period from March 1, 2006 to June 12, 2006) and post-merger (period from June 13, 2006 to February 28, 2007) basis. The current and prior year operating results and cash flows are post-merger.

The Company accounted for the Merger as a purchase in accordance with the provisions of Statement of Financial Accounting Standards No. 141 (“SFAS 141”), Business Combinations , which resulted in a new valuation for the assets and liabilities of the Company based upon fair values as of the date of the Merger. As allowed under SEC Staff Accounting Bulletin No. 54, Push Down Basis of Accounting Required in Certain Limited Circumstances (“Push Down Accounting”), the Company has reflected all applicable purchase accounting adjustments in the Company’s consolidated financial statements for all periods subsequent to the Merger date. Push Down Accounting requires the Company to establish a new basis for its assets and liabilities based on the amount paid for its equity at the close of business on June 12, 2006. Accordingly, Cellu Parent’s ownership basis is reflected in the Company’s consolidated financial statements beginning upon completion of the Merger. In order to apply Push Down Accounting, Cellu Parent’s purchase price of $280.1 million, including assumption of $162.0 million in aggregate principal amount of the Company’s outstanding 9.75% senior secured notes (the “Original Notes”), and $39.0 million of operating liabilities and an additional $35 million of contingent consideration was allocated to the assets and liabilities based on their fair values. With respect to the contingent consideration, the Company has the option to settle contingent consideration due to certain members of management in preferred stock of Cellu Parent in lieu of cash if such individuals are no longer employed by the Company at the time of payout. If these individuals are not employed at the time of the payout, it is at the Company’s discretion if the individual receives cash or stock. As noted above, the total consideration includes an adjustment for up to an additional $35.0 million in contingent earnout consideration based upon the achievement of certain financial targets. If any portion of the earned contingent payment is unable to be made by the Company, then Weston Presidio has agreed to provide the necessary funds to former holders of the Parent’s capital stock, options and warrants through an equity investment in the Parent or otherwise. In accordance with SFAS 141, the $35.0 million has been recognized as a liability as of the date of the Merger, of which $15.0 million was paid in fiscal year 2009. Of the remaining $20.0 million, $15.0 million is expected to be paid in fiscal year 2010 and is recorded in other current liabilities as of February 28, 2009. The remaining $5.0 million is recorded in other liabilities as of February 28, 2009. The Merger has resulted in the recognition of goodwill, which has been allocated to the Tissue and Machine-glazed paper segments based on the relative fair values of the net assets acquired. Goodwill reflects the

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

1. Organization and nature of operations (Continued)

future earnings and cash flow potential of the acquired business in excess of fair values that are assigned to all other identifiable assets and liabilities.

The Company has allocated the purchase price based on its estimates of the fair value of acquired assets and liabilities as follows:

Purchase price allocated to:
Current assets	$85,975,953
Property, plant and equipment	253,873,052
Trademarks	7,200,000
Goodwill	4,364,700
Current liabilities	(39,276,861)
Long-term debt	(159,975,000)
Contingent consideration	(35,000,000)
Deferred income taxes	(71,399,847)

Total	$45,761,997

2. Summary of significant accounting policies

Principles of consolidation

The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances are eliminated in consolidation.

Cash equivalents

The Company considers all investments with an original maturity of three months or less at the date of purchase cash equivalents.

Revenue recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collection is reasonably assured. Typically, revenue is recognized from product sales when title and risk of loss has passed to the customer in accordance with the related shipping terms, which is generally at the time products are shipped. Certain sales have freight-on-board destination terms, in which case, revenue is recognized when the product is received by the customer. The Company records a provision for estimated sales returns and other allowances as a reduction of revenue at the time of revenue recognition.

Trade receivables and allowance for doubtful accounts

Trade receivables are stated at gross invoice amount, less discounts and provision for uncollectible accounts. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. The Company estimates its allowance for doubtful accounts using two methods. First, the Company determines a specific reserve for individual accounts where information is available that the customer may have an inability to meet its financial obligation. Second, the Company estimates additional reserves for all customers based on historical write-offs.

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of significant accounting policies (Continued)

Accounts are charged-off against the allowance for doubtful accounts when the Company has exhausted all collection efforts and has deemed the accounts uncollectible.

Inventories

Inventories are stated at the lower of cost (average cost method) or market. The Company provides allowances for materials or products that are determined to be obsolete, or for quantities on hand in excess of expected normal, future requirements. Included in packaging materials and supplies are felts and wires. These component parts are kept in inventory until they are installed on the machines. Once installed, felts and wires are amortized over their useful lives of approximately three months.

Maintenance and repairs

Maintenance and repair expenses that do not qualify to be capitalized are expensed as incurred.

Property, plant and equipment

Property, plant and equipment acquired in connection with the Merger, the CityForest Acquisition and the APF Acquisition (see Note 3) were valued at fair value at the date of acquisition. All other property, plant and equipment acquired is stated at cost. Gains and losses on disposals of fixed assets are included in results of operations at amounts equal to the difference between the net book value of the disposed assets and the proceeds received upon disposal. Depreciation of equipment and amortization of leasehold improvements are computed using the straight-line method over the estimated useful lives of the related assets or the life of the lease term, whichever is shorter. The estimated useful lives of the principal classifications of depreciable assets are as follows:

Life in years
Buildings and improvements	20-30
Machinery and equipment	15-30
Furniture and fixtures	10
Land improvements	5
Computer software	5

Asset impairment

The Company evaluates the appropriateness of the carrying amounts of its long-lived assets at least annually, or whenever indicators of impairment are deemed to exist. In the fourth quarter of fiscal year 2007, the Company shut down its machine-glazed paper machine at its Interlake facility permanently (see Note 14) and, accordingly, recorded an impairment charge of $488,274, which is reflected as a separate line item in the Company’s statements of operations for fiscal year 2007. The Company believes that, as of February 28, 2009, there are no significant impairments of the carrying amounts of such assets and no reduction in their estimated useful lives is warranted.

Goodwill and trademarks

Goodwill represents cash paid in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not amortized, but tested for impairment annually at year-end, and at

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of significant accounting policies (Continued)

any time when events suggest impairment may have occurred. The Company’s goodwill impairment test is performed by comparing the fair value of the reporting unit to the carrying value of the reporting unit. The Company has two reporting units (tissue and machine-glazed paper) to which the goodwill is assigned and tested for impairment. The Company incorporates assumptions involving future growth rates, discount rates and tax rates in projecting the future cash flows. In the event the carrying value of a reporting unit exceeds its fair value, an impairment loss would be recognized to the extent the carrying amount of the reporting unit’s goodwill exceeds its implied fair value. Goodwill as of February 28, 2009 was approximately $41.0 million of which $29.6 million was recorded in connection with an acquisition in the current year (see Note 3). No goodwill impairment has been recorded during fiscal year 2009, fiscal year 2008 or the period from June 13, 2006 to February 28, 2007 (post-merger).

Trademarks are not amortized, except in connection with the APF Acquisition, but tested for impairment annually at the end of the Company’s second quarter and at any time when events suggest impairment may have occurred. The impairment test is performed by comparing the carrying amount to its fair market value at the time of the assessment. In the event the carrying value of the trademark exceeds its fair value, an impairment loss would be recognized. No trademark impairments were recorded during fiscal year 2009, fiscal year 2008 or the period from June 13, 2006 to February 28, 2007 (post-merger).

Stock-based compensation

The Company accounts for stock based compensation in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”), Share-Based Payments, which requires the measurement of all share-based payments to employees, including grants of employee stock options, using the fair-value-based method and the recording of compensation expense in the Company’s consolidated statements of operations. Cellu Parent has one share-based payment arrangement under the 2006 Stock Option and Restricted Stock Plan (the “Plan”). Under the Plan, the administrator of the Plan (the “Plan Administrator”) may make awards of options to purchase shares of common stock of Cellu Parent and/or awards of restricted shares of common stock of Cellu Parent. A maximum of 8,095 shares of common stock of Cellu Parent may be delivered in satisfaction of awards under the Plan, determined net of shares of common stock withheld by Cellu Parent in payment of the exercise price of an award or in satisfaction of tax withholding requirements. Key employees and directors of, and consultants and advisors to, Cellu Parent or its affiliates who, in the opinion of the Plan Administrator, are in a position to make a significant contribution to the success of Cellu Parent and its affiliates are eligible to participate in the Plan.

Stock options are granted with a strike price at the estimated fair value of Cellu Parent’s stock on the date of grant and have a 10-year term. Generally, stock option grants vest ratably over four years from the date of grant. The following describes how certain assumptions affecting the estimated fair value of stock options are determined. The dividend yield is zero; the volatility is based on historical market value of Cellu Parent’s stock (55%); the risk-free interest rate is based on U.S. Treasury securities (1.4%); and 10-year expected life. The Company uses historical data in order to estimate exercise, termination and holding period behavior for valuation purposes. The fair value of the stock option grant was estimated on the date of grant using the Black-Scholes option pricing model. The weighted average fair value of stock options granted was $498.18 per share and the unrecognized

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of significant accounting policies (Continued)

total compensation cost as of February 28, 2009 related to nonvested awards is $446,383. A summary of the outstanding options as of February 28, 2009 and for the fiscal year then ended is as follows:

	Options	Weighted average exercise price	Weighted average remaining contractual life
Outstanding, beginning of year	1,125	$733.67	7.80 Years
Forfeited	(125)	$979.25	7.80 Years
Granted	444	$942.99	9.10 Years

Outstanding, end of year	1,444	$776.77	8.20 Years

Exercisable, end of year	375	$610.88	7.70 Years

On September 1, 2008, Cellu Parent entered into a Restricted Stock Agreement with the Company’s newly appointed VP, Sales pursuant to which Cellu Parent granted 300 restricted shares of its common stock to the named individual pursuant to the Plan. The shares will vest and cease to be restricted in four equal annual installments commencing on September 1, 2009, as long as the named individual is continuously employed by the Company until such vesting date with respect to his shares. Any restricted stock outstanding at the time of a Covered Transaction (as defined in the Plan) shall become vested and cease to be restricted stock at the time of a change in control. Additionally, Cellu Parent has agreed to pay an amount to the named individual equal to an amount that would be included in such individual’s gross income and payable as income tax as a result of making a Section 83(b) election under the Internal Revenue Code of 1986, as amended. The named individual has made a timely Section 83(b) election and the Company has paid and recorded as compensation expense $200,275 related to the taxes noted above.

On August 6, 2007, Cellu Parent entered into a Restricted Stock Agreement with the Company’s newly appointed Chief Financial Officer, pursuant to which Cellu Parent granted 700 restricted shares of its common stock to the named individual pursuant to the Plan. The shares will vest and cease to be restricted in four equal annual installments commencing on August 6, 2008, as long as the named individual is continuously employed by the Company until such vesting date. with respect to his shares. Any restricted stock outstanding at the time of a Covered Transaction (as defined in the Plan) shall become vested and cease to be restricted stock at the time of a change in control. Additionally, the Parent has agreed to pay an amount to the named individual equal to an amount that would be included in such individual’s gross income and payable as income tax as a result of making a Section 83(b) election under the Internal Revenue Code of 1986, as amended (the “Code”). The named individual has made a timely Section 83(b) election. In connection with this election, the Company has recorded compensation expense of $501,853 in the third quarter fiscal year 2008.

On June 12, 2006, Cellu Parent entered into Restricted Stock Agreements with the Company’s Chief Executive Officer, Chief Operating Officer and the then Chief Financial Officer, pursuant to which Cellu Parent granted 3,778 restricted shares of its common stock to its Chief Executive Officer and 1,349 restricted shares of its common stock to each of the other two named individuals pursuant to the Plan. The shares will vest and cease to be restricted in four equal annual installments commencing on June 12, 2007, as long as the named individual, as the case may be, is continuously employed by the Company until each such vesting date with respect to his or her shares. Any restricted stock

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of significant accounting policies (Continued)

outstanding at the time of a Covered Transaction shall become vested and cease to be restricted stock at the time of a change in control. Additionally, the Parent has agreed to pay an additional amount to each of the named individuals equal to an amount that would be included in such individual’s gross income and payable as income tax as a result of making a Section 83(b) election under the Code. All named individuals have made a timely Section 83(b) election.

Effective July 31, 2007, the then Chief Financial Officer resigned and forfeited three-fourths of the individual’s restricted stock grant and, accordingly, the Company only recorded compensation expense associated with this individual’s grant through June 12, 2007, as all other shares were forfeited and no compensation expense was required to be recognized for forfeited shares.

For fiscal year 2009, for the fiscal year 2008 and for the period from June 13, 2006 to February 28, 2007, the Company has recorded $753,350, $685,100 and $489,661, respectively, of compensation expense related to the vesting of the above grants in accordance with SFAS 123R. Immediately prior to consummation of the Merger, there were 341.3 restricted shares of Parent’s common stock. In accordance with the terms of the Old Plan, the restricted stock immediately vested. Accordingly, for the period from March 1, 2006 to June 12, 2006, the Company recorded $923,580 of compensation expense related to the vesting of the above restricted stock in accordance with SFAS 123R.

Derivatives and hedging

The Company uses derivative financial instruments to offset a substantial portion of its exposure to market risk arising from changes in the price of natural gas. Hedging of this risk is accomplished by entering into forward swap contracts, which are designated as hedges of specific quantities of natural gas expected to be purchased in future months. These contracts are held for purposes other than trading and are designated as cash flow hedges. The Company measures fair value of its derivative financial instruments in accordance with Statement of Financial Accounting Standard No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defined fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. SFAS 157 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows: level 1-inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access; level 2-inputs utilize data points that are observable such as quoted prices, interest rate and yield curves; level 3-inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

Our derivative contracts, natural gas forward contracts, are valued using industry-standard models that use observable market inputs (forward market prices for natural gas) as their basis. We classify these instruments within level 2 of the valuation hierarchy. SFAS 157 requires that for level 2 and 3 of the fair value hierarchy, where appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit considerations (non performance risk). The fair value of these cash flow hedging instruments was a liability of $2.7 million, of which $2.4 million is included in other current liabilities and $0.3 million is included in other liabilities, and an asset of $0.2 million, which is

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of significant accounting policies (Continued)

included in other current assets, as of February 28, 2009 and as of February 29, 2008, respectively. Prior to the third quarter of the fiscal year ended February 28, 2009, these contracts have not been designated as hedges and accordingly, for the nine months ended November 27, 2008 and for the fiscal year ended February 29, 2008 and February 28, 2007, $0.9 million loss, $0.2 million gain and less than $0.1 million gain, respectively have been recorded to earnings. Hedging activities transacted in the last six months of the fiscal year ended February 28, 2009 have been designated as hedges and during the next 12 months, $2.4 million of the $2.7 million remains to be reclassified to earnings (cost of goods sold) consistent with the underlying hedging transactions.

Foreign currency translation

The financial statements of the Company’s foreign subsidiary have been translated into U.S. dollars in accordance with SFAS No. 52, “Foreign Currency Translation .” All balance sheet accounts are translated at current exchange rates; income and expenses are translated using weighted average exchange rates during the applicable fiscal year. Resulting translation adjustments are reported in other comprehensive income (loss) with the exception of the remeasurement of the portion of an intercompany loan account functioning as a short-term settlement account and not deemed to be of a long-term nature, which is recorded to earnings.

Customer concentrations

For fiscal year 2009, no one customer comprised more than 10% of sales. For fiscal year 2008, one customer comprised 13.4% of sales. For the period from June 13, 2006 to February 28, 2007, no customer comprised more than 10% of sales. For the period March 1, 2006 to June 12, 2006, one customer comprised 10.3% of sales. These sales were in the Company’s tissue segment for fiscal year 2008 and for the period from March 1, 2006 to June 12, 2006.

Labor concentration

At February 28, 2009, approximately 54% of the Company’s active full-time employees were represented by either the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied-Industrial and Service Workers International Union (the “USW”) or Independent Paper Workers of Canada through various collective bargaining agreements that expire between October 2009 and June 2013. In July 2005, the USW was elected to represent 76 hourly employees at the Company’s Mississippi facility and was certified by the National Labor Relations Board as the exclusive collective bargaining representative of such employees. On June 29, 2007, a collective bargaining agreement with the USW was ratified.

Shipping and handling costs

The Company classifies third-party shipping and handling costs as a component of cost of goods sold. Shipping and handling amounts that the Company bills to customers are included in net sales and the related shipping and handling costs that the Company incurs are included in cost of goods sold.

Considerations paid to resellers

The Company recognizes consideration paid to a reseller of its products as a reduction of the selling price of its products sold and, therefore, reduces net sales in the Company’s statement of operations.

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of significant accounting policies (Continued)

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial instruments

The Company estimates the fair value of financial instruments for financial statement disclosure. For these purposes, the carrying amounts for cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to their short-term nature. The carrying amount of the Company’s borrowings under its revolving line of credit approximates its fair value due to its varying interest rate. While there were limited trades of some of the Company’s outstanding debt, the illiquidity in the credit markets and the minimal number of trades points to the fact that these trades may or may not be indicative of the fair value of the debt on the Company’s books. The Company’s fair value estimate for the senior notes was based on quoted trade prices. The estimated fair value as of February 28, 2009 was $177,804,000.

New accounting standards

In September 2006, the FASB issued SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements (see Note 2, Derivatives and Hedging). In February 2008, the FASB issued FSP 157-2, “Effective Date of FASB Statement No. 157 ” (“FSP 157-2”), which delays the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. The Company does not expect the adoption of FSP 157-2 to have a material impact on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities; Including an Amendment of FASB Statement No. 115 ” (“SFAS 159”) This Standard permits entities to chose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 was effective as of the beginning of 2009. The Company evaluated its existing eligible financial assets and liabilities and elected not to adopt the fair value option for any eligible items for the fiscal year ended February 28, 2009.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations ” (“SFAS No. 141R”), and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160 ”). These new standards will significantly change the financial accounting and reporting of business combination transactions and noncontrolling (or minority) interests in consolidated financial statements. SFAS 141 (R) is required to be adopted concurrently with SFAS 160 and is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. The Company is currently assessing the impact that SFAS 141 (R) and SFAS 160 will have on its results of operations and financial position.

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2. Summary of significant accounting policies (Continued)

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 requires entities to provide enhanced disclosures about derivative instruments and hedging activities. SFAS 161 is effective for fiscal years and interim periods beginning on or after November 15, 2008. As SFAS 161 relates specifically to disclosure, it will have no impact on the Company’s results of operations and financial position.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The objective of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R, and other generally accepted accounting principles. This FSP applies prospectively to all intangible assets acquired after the effective date, which is fiscal years beginning after December 15, 2008, whether acquired in a business combination or otherwise. Early adoption is prohibited. The Company is evaluating this guidance but does not expect it to have a significant impact on its financial position or results of operations.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with generally accepted accounting principles in the United States for non-governmental entities. SFAS No. 162 was effective 60 days following approval by the SEC of the Public Company Accounting Oversight Board’s amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles”. The adoption of this statement had no impact.

3. Acquisitions

On July 2, 2008, the Company, through two newly created, wholly-owned subsidiaries, Cellu Tissue—Hauppauge, LLC (“Cellu Hauppauge”) and Cellu Tissue—Thomaston, LLC (“Cellu Thomaston”) consummated the acquisition of certain assets, and assumption of certain liabilities, from Atlantic Paper & Foil Corp. of N.Y., Atlantic Lakeside Properties, LLC, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC and Consumer Licensing Corporation (collectively, the “Sellers”) pursuant to a definitive asset purchase agreement (the “Purchase Agreement”) between the Company and the Sellers. The aggregate purchase price paid was $68.0 million, including a cash payment at closing of $61.7 million and the issuance of a promissory note by the Company to Atlantic Paper & Foil Corp. of N.Y. in the principal amount of $6.3 million (the “Seller Note”), plus the assumption of certain liabilities. The Company also incurred $2.5 million of transaction related costs. The purchase price, which was subject to certain post-closing working capital adjustments, was adjusted downward by approximately $63,000 for the working capital adjustment settlement that was finalized in the third quarter 2009. The acquisition of assets and assumption of liabilities is referred to as the “APF Acquisition” and the acquired business is referred to as “APF”. The Company financed the cash portion of the purchase price with cash on-hand, the borrowings described at Note 6 and an equity contribution from the Parent.

The APF Acquisition has been accounted for as a purchase in accordance with the provisions of SFAS 141 and, accordingly, the consolidated statement of operations includes the results of APF for the fiscal year ended February 28, 2009 from the date of acquisition. The acquisition has resulted in the

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Acquisitions (Continued)

recognition of goodwill, which is attributable to our tissue segment and will be deductible for tax purposes. Goodwill reflects the future earnings and cash flow potential of the acquired business in excess of fair values that are assigned to all other identifiable assets and liabilities. Goodwill arises because the purchase price paid reflects factors including the strategic fit and expected synergies this business brings to existing operations. The Company has allocated the purchase price to the net assets acquired in the acquisition based on its estimates of the fair value of assets and liabilities as follows:

Purchase price allocated to:
Current assets, primarily accounts receivable and inventories	$15,241,036
Property, plant and equipment	5,306,225
Goodwill	29,685,383
Noncompete agreements	12,770,000
Customer lists	12,319,000
Trademarks	56,000
Current liabilities	(4,922,736)

Total	$70,454,908

The Company has estimated the fair value of the assets and liabilities of the APF Acquisition, utilizing information available at the time of acquisition and these estimates are subject to refinement until all pertinent information has been obtained. The purchase price allocations are preliminary with respect to finalizing the transferability of certain tax credits and other minor items. The Company considered outside third-party appraisals of the tangible and intangible assets to determine the applicable fair market values. Depreciation has been calculated on the fair value assigned to the tangible fixed assets based on an average remaining useful life. Intangible assets are being amortized on a straight-line basis, assuming no significant residual value, over the following lives: noncompete agreements—5 years, customer lists—7 years and trademarks—3 years.

The results of APF’s operations from the July 2, 2008 date of acquisition are primarily included in the Company’s tissue segment. Part of the acquisition related to the foam business, which the Company will show as a separate segment (see Note 12). Unaudited pro forma results of operations for the fiscal years ended February 28, 2009 and February 29, 2008, as if the Company and APF had been combined at the beginning of the periods presented, are presented below. The pro forma results include estimates and assumptions, which the Company’s management believes are reasonable. However, the pro forma results do not include any cost savings or other effects of the planned integration of APF and are not necessarily indicative of the results which would have occurred if the business combination had been in effect on the dates indicated, or which may result in the future.

	Fiscal year ended February 28, 2009(1)		Fiscal year ended February 29, 2008(2)
	Actual	Pro forma	Actual	Pro forma
	(in thousands)		(in thousands)
Net sales	$519,023	$551,109	$443,081	$522,522
Operating income	$30,163	$33,772	$19,630	$33,265
Net income	$6,560	$7,350	$3,702	$12,288

(1)	Pro forma operating results include the operating results for APF for the period March 1, 2008 to June 30, 2008, prior to its acquisition on July 2, 2008. The actual operating results include the operating results for APF for the period from the acquisition date (July 2, 2008) to February 28, 2009.

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Acquisitions (Continued)

(2)	Pro forma operating results include the operating results for APF for the year ended December 31, 2007, as APF was previously a calendar year-end company.

On March 21, 2007, the Company executed a definitive merger agreement (the “Acquisition Agreement”) with CityForest Corporation (“CityForest”), Cellu City Acquisition Corporation (“Cellu City Merger Sub”) and Wayne Gullstad as the shareholders’ representative. Pursuant to the Acquisition Agreement, and subject to the terms and conditions therein, Cellu City Merger Sub, a wholly owned subsidiary of the Company, merged with and into CityForest, with CityForest surviving and becoming a wholly owned subsidiary of the Company (the “CityForest Acquisition”). The aggregate merger consideration (including assumption of $18.4 million in aggregate principal amount of industrial revenue bonds) was approximately $61.0 million subject to certain working capital and net cash adjustments. Total cash paid for the acquisition of $46.8 million (purchase price of $61.0 million less assumed indebtedness of $18.4 million plus restricted cash and other miscellaneous adjustments of $1.6 million and acquisition costs of $2.6 million) was financed in part by issuance of unregistered 9 3/4% Senior Secured Notes due 2010 (the “Additional Notes”) of approximately $20.0 million, borrowings on a revolving line of credit ($17.4 million) and available cash on hand.

The CityForest Acquisition has been accounted for as a purchase in accordance with the provisions of SFAS 141 and, accordingly, the consolidated statements of operations includes the results of CityForest for fiscal year 2009 and for fiscal year 2008 from the date of acquisition. The Company has allocated the excess of purchase price to the net assets acquired in the acquisition based on its estimates of the fair value of assets and liabilities as follows:

Excess purchase price allocated to:
Property, plant and equipment	$32,854,514
Trademarks	2,200,000
Goodwill	6,970,001
Long-term debt	(1,724,684)
Deferred income taxes	(17,238,509)

Total	$23,061,322

The results of CityForest’s operations from the date of acquisition (March 21, 2007) are included in the Company’s tissue segment. Unaudited pro forma results of operations for fiscal year 2008, as if the Company and CityForest had been combined at the beginning of the period presented, are presented below. The pro forma results include estimates and assumptions, which the Company’s management believes are reasonable. However, the pro forma results do not include any cost savings or other effects of the planned integration of CityForest and are not necessarily indicative of the results which would have occurred if the business combination had been in effect on the dates indicated, or which may result in the future.

	Year ended February 29, 2008(1)
	Actual	Pro forma (unaudited)
	(in thousands)
Net sales	$443,081	$445,792
Operating income	$19,630	$20,216
Net income	$3,702	$4,262

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. Acquisitions (Continued)

(1)	Pro forma operating results include the operating results for CityForest for fiscal year 2008. The actual operating results include the operating results for CityForest for the period from the acquisition date (March 21, 2007) to February 29, 2008.

4. Inventories

Components of inventories are as follows:

	February 28, 2009	February 29, 2008
Finished goods	$30,608,649	$17,961,802
Raw materials	5,133,206	7,073,131
Packaging materials and supplies	12,326,731	9,082,592

	48,068,586	34,117,525
Reserve for obsolescence	(852,537)	(121,086)

	$47,216,049	$33,996,439

5. Property, plant and equipment

Property, plant and equipment consist of the following:

	February 28, 2009	February 29, 2008
Land and improvements	$4,307,317	$3,982,298
Buildings and improvements	35,907,105	36,325,911
Machinery and equipment	312,775,269	301,631,048
Furniture and fixtures	113,699	91,723
Computer hardware and software	4,856,580	4,420,076
Construction-in-progress	7,867,380	5,620,003

	365,827,350	352,071,059
Less accumulated depreciation	(63,839,409)	(41,582,978)

	$301,987,941	$310,488,081

6. Long-Term Debt

Long-term debt consists of the following:

	February 28, 2009	February 29, 2008
Senior secured 9 3/ 4% notes due 2010	$222,255,572	$182,255,572
Less discount	(2,548,628)	(1,283,628)

	219,706,944	180,971,944
Industrial revenue bond payable, in semi-annual installments, plus interest ranging from 1.38% to 4.15%, due in 2028	17,115,000	17,875,000
Seller Note payable, quarterly interest payments only at 12% annum with principal due July 2, 2011	6,300,000	—

	243,121,944	198,846,944
Less current portion of debt	760,000	760,000

	$242,361,944	$198,086,944

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Long-Term Debt (Continued)

The maturities of long-term debt for the next five years are as follows: 2010—$760,000; 2011—$223,015,572; 2012—$7,060,000; 2013—$760,000; 2014—$760,000 and thereafter—$13,315,000.

In March 2004, the Company completed the private offering of $162.0 million aggregate principal amount of 9 3/4% senior secured notes due 2010 (the “Original Notes”) pursuant to and governed by the Indenture, dated as of March 12, 2004 (as amended and supplemented, the “Cellu Tissue Indenture”) among the Company, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as successor trustee to the Bank of New York (the “Trustee”). In connection with the CityForest Acquisition (see Note 3), the Company entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Wingate Capital Ltd. (“the Purchaser”), dated March 21, 2007, pursuant to which it issued and sold $20.3 million aggregate principal amount of 9 3/4% senior secured notes due 2010 (“First Additional Notes”) to the Purchaser for the purchase price of $20.0 million, which is equal to 98.7383% of the aggregate principal amount of the Additional Notes. The First Additional Notes were issued pursuant to and are governed by the Cellu Tissue Indenture.

In connection with the APF Acquisition (see Note 3) the Company entered into Note Purchase Agreements (the “Note Purchase Agreements”, or “Second Additional Notes”) with each of (i) GMAM Investment Funds Trust II, for the account of the Promark Alternative High Yield Bond Fund (Account No. 7M2E), GMAM Investment Funds Trust, General Motors Welfare Benefit Trust (VEBA), GMAM Investment Funds Trust II for the account of the Promark Alternative High Yield Bond Fund (Account No. 7MWD), DDJ High Yield Fund, Multi-Style, Multi-Manager Funds PLC The Global Strategic Yield Fund (f/k/a Multi-Style, Multi-Manager Funds PLC The Global High Yield Fund), DDJ Capital Management Group Trust, Stichting Pensioenfonds Hoogovens, Caterpillar Inc. Master Retirement Trust, J.C. Penney Corporation, Inc. Pension Plan Trust, Stichting Bewaarder Interpolis Pensioenen Global High Yield Pool, DDJ/Ontario OS Investment Sub II, Ltd. and Stichting Pensioenfonds Metaal en Techniek, (ii) Claren Road Credit Master Fund, Ltd. and (iii) UBS High Yield Relationship Fund, a series of the UBS Relationship funds (the “Purchasers”), dated July 2, 2008, pursuant to which the Company issued and sold $40,000,000 aggregate principal amount of unregistered 9 3/4% Senior Secured Notes due 2010 (“Second Additional Notes”) to the Purchasers for the purchase price of $36,900,000 which is equal to 92.25% of the aggregate principal amount of the Second Additional Notes (together with the Original Notes and the First Additional Notes, the “Notes”). The Second Additional Notes were issued pursuant to and are governed by the Cellu Tissue Indenture.

The Notes mature on March 15, 2010 and require semi-annual interest payments on March 15 and September 15. The Notes are collateralized by a senior secured interest in substantially all of the Company’s assets. The Cellu Tissue Indenture contains certain covenants, including limitations on certain restricted payments, the incurrence of additional indebtedness and the sale of certain assets. The Cellu Tissue Indenture has been amended by three subsequent amendments pursuant to which CityForest, Cellu Hauppauge and Cellu Thomaston became parties to the Cellu Tissue Indenture as guarantors (collectively, the “Additional Guarantors”). As guarantors, the Additional Guarantors, on a joint and several basis, with all the existing guarantors, fully, unconditionally and irrevocably guarantee the obligations of Cellu Tissue under the Cellu Tissue Indenture and Notes. Cellu Tissue has no independent assets or operations and the Notes are unconditionally guaranteed by all of the Company’s subsidiaries.

In connection with the Merger (see Note 1), the Company solicited consents with respect to the Original Notes. Consents were received with respect to 100% of the aggregate outstanding principal amount of the Original Notes. The Company accepted all of the consents delivered in the consent

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Long-Term Debt (Continued)

solicitation and paid to the consenting noteholders a consent fee of $40 per $1,000 principal amount of Original Notes for which they delivered consents. These payments were made in the Company’s second quarter of fiscal year 2007. These payments, along with other transaction costs totaling $5.9 million, are reflected as merger-related transaction costs on the statement of operations for the period March 1, 2006-June 12, 2006. The Company had previously incurred $0.1 million in the first quarter of fiscal year 2007. As a result of the acceptance by the Company of the consents delivered by noteholders and the completion of the consent solicitation, the amendments to the Cellu Tissue Indenture described in the Consent Solicitation Statement dated May 9, 2006 and related Supplement dated May 24, 2006 became operative and the Company was not required to make a change of control offer to purchase any Notes in connection with the Merger.

The Company entered into a Credit Agreement, dated as of June 12, 2006 (the “Credit Agreement”), among the Company, as U.S. Borrower, Interlake Acquisition Corporation Limited (“Interlake”), a subsidiary of the Company, as Canadian Borrower, Parent, the other loan guarantors party thereto, JPMorgan Chase Bank, N.A., as U.S. Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent, and the other lenders party thereto. The Credit Agreement provides for a $35.0 million working capital facility, which was subsequently increased to $60.0 million (see discussion following), including a letter of credit sub-facility and swing-line loan sub-facility. The Credit Agreement provides that amounts under the facility may be borrowed, repaid and re-borrowed, subject to a borrowing base test, until the maturity date, which is June 12, 2011. In the event that the Notes are not refinanced by December 2009, the borrowings under the credit agreement are due and payable and accordingly, outstanding borrowings as of February 28, 2009 are classified as current. An amount equal to $32.0 million, which was subsequently increased to $57.0 million (see discussion following), is available, in U.S. dollars, to the U.S. Borrower under the facility, and an amount equal to $3.0 million is available, in U.S. or Canadian dollars, to the Canadian Borrower under the facility. Borrowings of $17.4 million were made to finance a portion of the CityForest Acquisition and borrowings of $12.1 million were made to finance a portion of the APF Acquisition. As of February 28, 2009, $18.5 million of borrowings remained outstanding under the working capital facility and excess availability was $37.3 million. The weighted average interest rates on short-term borrowings at February 28, 2009 and February 29, 2008 were 9.72% and 9.49%, respectively.

Cellu Tissue has entered into a First Amendment, dated March 21, 2007 (the “First Amendment”), to the Credit Agreement dated June 12, 2006 (as amended by the First Amendment, the “Amended Credit Agreement”) among Cellu Tissue, as U.S. Borrower, Interlake, certain subsidiaries of Cellu Tissue, Parent, the U.S. Administrative Agent and the Canadian Administrative Agent.

The First Amendment (1) increases the working capital facility from $35.0 million to $40.0 million, (2) permits the issuance and sale by the Company of the First Additional Notes, (3) provides for the consummation of the CityForest Acquisition and the conversion by CityForest from a Minnesota corporation to a Minnesota limited liability company, (4) permits the assumption of approximately $18.4 million in aggregate principal amount of indebtedness of CityForest in connection with the CityForest Acquisition in accordance with the terms of the CityForest Bond Documents (as defined below under “CityForest Industrial Revenue Bonds”) and (5) permits the guarantee by Cellu Tissue of certain obligations of CityForest under the CityForest Bond Documents. In connection with the First Amendment, CityForest became a guarantor of the obligations of the borrowers under the Amended Credit Agreement.

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Long-Term Debt (Continued)

The Company has entered into a Second Amendment, dated July 2, 2008 (the “Second Amendment”), to the Credit Agreement dated June 12, 2006 (as amended by the First Amendment and the Second Amendment, “Credit Agreement, as Amended”), among Cellu Tissue, Interlake, certain subsidiaries of Cellu Tissue, the Parent, the U.S. Administrative Agent and the Canadian Administrative Agent. The Second Amendment (1) increases the working capital facility from $40.0 million to $60.0 million, (2) permits the issuance and sale by Cellu Tissue of the Second Additional Notes, (3) provides for the consummation of the APF Acquisition and (4) permits the issuance of the Seller Note. In connection with the Second Amendment, Cellu Hauppauge and Cellu Thomaston became guarantors of the obligations of the borrowers under the Credit Agreement, as Amended.

On September 29, 2008 the Company entered into the Third Amendment to the Credit Agreement, dated as of June 12, 2006 (as amended by the First Amendment and the Second Amendment) and as further amended, supplemented or otherwise modified from time to time, by and among the Parent, Cellu Tissue, Interlake, the Loan Guarantors party thereto, the lenders party thereto, the US Administrative Agent and the Canadian Administrative Agent. This Amendment increases the amount of the Canadian Commitments by $2.0 million and reduces the amount of the US Commitments by the same amount.

CityForest industrial revenue bonds

CityForest is party to a Loan Agreement, dated March 1, 1998 (the “Loan Agreement”), with the City of Ladysmith, Wisconsin (the “Issuer”). Pursuant to the Loan Agreement, the Issuer loaned the proceeds of the Issuer’s Variable Rate Demand Solid Waste Disposal Facility Revenue Bonds, Series 1998 (CityForest Corporation Project) (the “Bonds”) to CityForest to finance the construction by CityForest of a solid waste disposal facility. Approximately $18.4 million in aggregate principal amount of the Bonds was outstanding as of the date of the CityForest Acquisition. CityForest is required, under the terms of the Indenture of Trust governing the Bonds (the “CityForest Indenture”), to provide a letter of credit in favor of the trustee under the CityForest Indenture (the “Bonds Trustee”). CityForest has entered into an Amended and Restated Reimbursement Agreement, dated March 21, 2007 (the “Reimbursement Agreement” and, together with the CityForest Indenture and the Loan Agreement, the “CityForest Bond Documents”), with Associated Bank, National Association (“Associated Bank”), pursuant to which Associated Bank has extended the required letter of credit (the “Associated Bank Letter of Credit”) and has provided a revolving credit facility to CityForest in an aggregate principal amount of up to $3.5 million (the “Associated Bank Revolving Credit Facility”).

The Bonds Trustee is permitted to draw upon the Associated Bank Letter of Credit to pay principal and interest due on the Bonds, and to provide liquidity to purchase Bonds put to CityForest by bondholders and not remarketed; and CityForest is obligated under the Reimbursement Agreement to reimburse Associated Bank for any such draws. CityForest is also obligated to pay a fee in respect of the aggregate amount available to be drawn under the Associated Bank Letter of Credit at a rate per annum initially equal to 1.25%, subject to adjustment on a quarterly basis based on CityForest’s leverage. The expiration date of the Associated Bank Letter of Credit is February 15, 2011.

Amounts borrowed by CityForest under the Associated Bank Revolving Credit Facility bear interest at a rate per annum equal to the LIBOR Rate (as defined in the Reimbursement Agreement), plus an applicable margin. The applicable margin percentage initially is 1.75%, subject to adjustment

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Long-Term Debt (Continued)

on a quarterly basis based upon CityForest’s leverage. During the continuance of an event of default, the outstanding principal balance bears interest at a rate per annum equal to the then applicable interest rate plus 2.00%. CityForest is also obligated to pay a commitment fee in respect of any unused commitment under the Associated Bank Revolving Credit Facility in an amount equal to 0.50% per annum. In addition, subject to certain exceptions, if CityForest terminates the Associated Bank Revolving Credit Facility prior to February 15, 2009, CityForest is obligated to pay to Associated Bank a fee equal to 1.00% of the commitment then being terminated. The maturity date of the Associated Bank Revolving Credit Facility is February 15, 2011.

The Reimbursement Agreement requires scheduled semi-annual payments of principal of the Bonds equal to approximately 2.00% of the principal amount outstanding as of the date of the CityForest Acquisition, with the balance payable at maturity of the Bonds on March 1, 2028. The Reimbursement Agreement also contains a number of other provisions regarding reserve funds and other mandatory and optional repayments in connection with the Bonds. In connection therewith, the Company has $1.3 million and $1.2 million, respectively of reserved cash as of February 28, 2009 and February 29, 2008, which is separately stated on the balance sheet. In addition, the Reimbursement Agreement provides that in certain circumstances where the Company incurs indebtedness, as defined, in excess of amounts currently permitted under the CityForest Indenture or refinances the indebtedness issued under the Indenture, Associated Bank may require CityForest to repay all of its obligations to Associated Bank under the Reimbursement Agreement and either to cause the Bonds to be redeemed or to replace the Associated Bank Letter of Credit with a Substitute Credit Facility, as such term is defined in the CityForest Indenture.

The Reimbursement Agreement contains various affirmative and negative covenants customary for working capital and term credit facilities, as well as additional covenants relating to the Bonds. The negative covenants include limitations on: indebtedness; liens; acquisitions, mergers and consolidations; investments; guarantees; asset sales; sale and leaseback transactions; dividends and distributions; transactions with affiliates; capital expenditures; and changes to the status of the Bonds. CityForest is also required to comply on a quarterly basis with a maximum leverage covenant and a minimum fixed charge coverage covenant.

The Reimbursement Agreement also contains customary events of default, including: payment defaults; breaches of representations and warranties; covenant defaults; cross-defaults to certain other debt, including the Additional Notes and indebtedness under the Amended Credit Agreement; certain events of bankruptcy and insolvency; judgment defaults; certain defaults related to the Employee Retirement Income Security Act of 1974, as amended; and a change of control of CityForest or the Company.

The Company has guaranteed all of the obligations of CityForest under the Reimbursement Agreement, pursuant to a Guaranty, dated March 21, 2007 (the “Cellu Tissue Guaranty”), executed by the Company in favor of Associated Bank. In addition, the obligations of CityForest under the Reimbursement Agreement are secured by first-priority liens in favor of Associated Bank in all of CityForest’s assets. The U.S. Administrative Agent, the Canadian Administrative Agent, Associated Bank and CityForest have entered into an Intercreditor Agreement, dated March 21, 2007, which sets forth the respective rights and priorities of Associated Bank, on the one hand, and the U.S. Administrative Agent and the Canadian Administrative Agent, on the other hand, as to the collateral of CityForest securing the Reimbursement Agreement and the Amended Credit Agreement.

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7. Debt and note issuance costs

In connection with the financing related to the APF acquisition, the Company incurred approximately $232,000 and $654,000 of costs related to the amendment to the credit agreement and note issuance, respectively. These costs have been capitalized as of the date of financing and are being amortized over the respective terms of the financing. The debt issuance costs and related accumulated amortization balances as of February 28, 2009 are as follows:

February 28, 2009
Debt issuance costs-credit agreement	$231,651
Note issuance costs	654,307

885,958
Accumulated amortization	(306,668)

$579,290

These costs, net of accumulated amortization, are included in other assets on the balance sheet as of February 28, 2009.

8. Income taxes

The components of pretax income (loss) consist of the following:

	Year ended February 28, 2009	Year ended February 29, 2008	For the period June 13, 2006- February 28, 2007	For the period March 1, 2006- June 12, 2006
		(Post-merger)		(Pre-merger)
United States	$3,998,310	$(2,750,715)	$(12,859,315)	$(8,234,898)
Foreign	1,950,603	2,543,057	2,020,465	(98,016)

Total pretax income (loss)	$5,948,913	$(207,658)	$(10,838,850)	$(8,332,914)

The provision for income tax benefit consisted of the following:

	Year ended February 28, 2009	Year ended February 29, 2008	For the period June 13, 2006- February 28, 2007	For the period March 1, 2006- June 12, 2006
		(Post-merger)		(Pre-merger)
Current:
Federal	$(28,473)	$1,753,405	$1,346,860	$(1,449,814)
State	468,503	49,000	27,750	9,250
Foreign	1,181,671	1,282,657	1,337,253	(57,095)

	1,621,701	3,085,062	2,711,863	(1,497,659)
Deferred:
Federal	1,132,974	(3,183,542)	(5,885,474)	(404,831)
State	(2,883,138)	(2,053,590)	(362,209)	(14,288)
Foreign	(482,812)	(1,757,344)	(643,424)	23,095

	(2,232,976)	(6,994,476)	(6,891,107)	(396,024)

	$(611,275)	$(3,909,414)	$(4,179,244)	$(1,893,683)

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. Income taxes (Continued)

The foreign portion of the provision for income taxes is a result of operations at one of the Company’s subsidiaries, Interlake Acquisition Corporation Limited (“Interlake”), in Canada. The Company provides for U.S. income tax and foreign withholding tax on the undistributed earnings of Interlake, as these earnings are not considered permanently reinvested outside the U.S. The reconciliation of income tax benefit on income (loss) at the U.S. federal statutory tax rates to the effective income tax rates is as follows:

	Year ended February 28, 2009	Year ended February 29, 2008	For the period June 13, 2006- February 28, 2007	For the period March 1, 2006- June 12, 2006
		(Post-merger)		(Pre-merger)
Tax at U.S. statutory rate	$1,359,425	$(955,416)	$(4,405,542)	$(2,793,026)

Tax at foreign statutory rate	663,205	867,691	707,163	(34,306)
State taxes, net of federal benefit	323,534	(521,065)	(377,954)	24,994
Foreign non-deductible expense	1,260	1,024	525	175
U.S. non-deductible items	698,542	(148,240)	2,060	908,480
Provision to return changes	(64,443)	(867,460)	—	—
AMT credit	—	(290,979)	—	—
Foreign tax credit	(1,103,183)	—	—	—
FIN 48 Provision	232,279	845,668	—	—
State deferred rate change	(2,864,838)	(1,500,184)	—	—
Canadian deferred rate change	—	(1,383,386)	—	—
Other	142,944	42,933	(105,496)	—

Income tax benefit	$(611,275)	$(3,909,414)	$(4,179,244)	$(1,893,683)

Included in the income tax benefit for fiscal year 2009 is $1.1 million benefit related to foreign tax credits generated in the current year and $2.9 million benefit associated with changes in the Company’s effective state tax rates which are expected to be realized in the future. Included in the income tax benefit for fiscal year 2008 is $1.4 million and $1.5 million, respectively, of benefit associated with future changes in Canadian tax rates due to legislative changes and changes in the Company’s effective state tax rates which are expected to be realized in the future.

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. Income taxes (Continued)

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	February 28, 2009	February 29, 2008
Deferred tax assets:
Compensation and benefits	$1,199,632	$1,237,579
NOL carryforward	784,625	4,612,901
Accounts receivable	140,536	133,646
Refinancing costs	1,677,092	2,484,857
Capitalized transaction costs	(336,038)	670,678
AMT credit	25,831	334,979
Foreign tax credit	3,612,331	—
Other	552,632	196,663

	7,656,641	9,671,303
Valuation allowance	(730,778)	—

Total deferred tax assets	6,925,863	9,671,303
Deferred tax liabilities:
Goodwill/trademarks	(290,882)	(900,216)
Restricted stock	(1,412,035)	(918,469)
Interest	(514,530)	—
Property, plant and equipment	(75,662,864)	(82,511,728)
Other	(640,534)	(123,781)

Total deferred tax liabilities	(78,520,845)	(84,454,194)

Net deferred tax liability	$(71,594,982)	$(74,782,891)

	February 28, 2009	February 29, 2008
As presented on the balance sheet:
Current deferred income tax assets	$3,515,295	$7,157,191
Noncurrent deferred income tax liabilities	(75,110,277)	(81,940,082)

	$(71,594,982)	$(74,782,891)

The temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are net operating loss carryforwards, differences between financial statement and tax bases of property, plant and equipment, foreign tax credit carryforwards and other miscellaneous accruals and reserves.

As of February 28 2009, the Company had state NOLs of approximately $9,946,000 which begin to expire in 2019 and foreign tax credit carryforwards of approximately $3,612,000.

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. Income taxes (Continued)

We adopted the previsions of FASB Interpretation 48, “Accounting for Uncertainty of Income Taxes” as of March 1, 2007. A reconciliation of the beginning and ending amount of the unrecognized tax benefits for the years ended February 28, 2009 and February 29, 2008 is as follows:

	Fiscal year ended February 28, 2009	Fiscal year ended February 29, 2008
Beginning of year	$1,509,000	$706,000
Increase in unrecognized tax benefits resulting from:
Positions taken in prior period		803,000
Positions taken in the current period	104,279	—

End of year	$1,613,279	$1,509,000

We recognize interest and penalties accrued related to unrecognized tax benefits as components of income tax expense (benefit). The interest and penalties recorded in income tax expense for fiscal year 2009 and fiscal year 2008 was approximately $128,000 and $43,000, respectively. The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is $1.6 million. If recognized, these items would impact the consolidated statement of operations and the effective tax rate. The Company does not anticipate that the total amount of unrecognized tax benefits will change during the next twelve months due to certain U.S. federal and state statute of limitations expiring. The fiscal tax years 2005 through 2008 remain open to examination by the major taxing jurisdictions to which the Company is subject.

9. Retirement plan

The Company has a Savings Incentive and Profit-Sharing Plan (the “Plan”) qualified under Section 401(k) of the Code. The Plan covers all employees who are 21 years of age or older with one or more years of service. Employees may contribute up to 20% of their annual compensation (subject to certain statutory limitations) to the Plan through voluntary salary deferred payments. The Company matches 100% of the employees’ contribution up to 2% of the employees’ salary and 70% of the remaining employees’ contribution up to 6% of the employees’ salary. The Company contributed $1,685,643, $1,620,998, $1,096,118 and $471,808 to the Plan for fiscal year 2009, for fiscal year 2008, from June 13, 2006 to February 28, 2007 and from March 1, 2006 to June 12, 2006, respectively.

10. Commitments and contingencies

The Company leases certain warehouses, vehicles and equipment under noncancelable operating leases, which expire at varying times through February 2016. Future minimum lease obligations at February 28, 2009 are as follows:

Year ending:
2010	$3,136,422
2011	3,393,787
2012	2,700,104
2013	2,298,318
2014 and thereafter	1,477,997

$13,006,628

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10. Commitments and contingencies (Continued)

Operating lease and rental expenses aggregated $2,885,145, $2,667,485, $1,918,784 and $764,573 for fiscal year 2009, fiscal year 2008, from June 13, 2006 to February 28, 2007 and from March 1, 2006 to June 12, 2006, respectively.

In connection with the APF Acquisition, the Company entered into three leases with the former owners with respect to the converting facility in Thomaston, Georgia, converting facility in Hauppauge, New York and a warehousing facility in Hauppauge, New York. The Company also assumed a lease with a third party for another warehousing facility in Hauppauge, New York. With respect to the three leases with the former owners, the initial term of the leases is 5 years, with three additional options for 5 years each. The aggregate annual rent under these 3 leases is approximately $1,510,992. With respect to the assumed lease, the initial lease is approximately $273,948 annually. All three of the leases for property located in New York were terminated effective March 1, 2009 as the Company relocated the converting operations and warehousing to another facility in Islip, New York and entered into a lease for a 178,916 square foot facility. The initial term of this lease is 5 years with an annual rent expense of approximately $1,073,496. The above table reflects the future minimum lease obligations under the new lease. No additional costs were incurred by the Company to terminate the above mentioned leases.

In December 2007, the Company purchased machinery and equipment for $5.5 million that it had been leasing under a 10-year operating lease. The lease had a remaining term of two years and lease payments were approximately $1.5 million a year.

In the normal course of business, the Company is involved in various claims. The Company’s policy is to accrue environmental investigatory and remediation costs for identified sites when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The amount recorded for identified contingent liabilities is based on estimates and is not material.

The Company enters into agreements with various pulp vendors to purchase various amounts of pulp over the next two to three years. These commitments require purchases of pulp up to approximately 153,000 metric tons per year, at pulp prices below published list prices and allow the Company to shift a portion of its pulp purchases to the spot market to take advantage of more favorable spot market prices when such prices fall. The Company believes that its current commitment under these arrangements or their equivalent approximates 51% of its annual budgeted pulp needs. The future purchase value of the contracts valued at the February 28, 2009 price is $141,076,000.

11. Related party transactions

On June 12, 2006, the Company, Cellu Parent and Merger Sub entered into a Management Agreement with Weston Presidio Service Company, LLC (“Weston Presidio Service Company”) pursuant to which Weston Presidio Service Company has agreed to provide the Company with certain management, consulting and financial and other advisory services. Weston Presidio Service Company is an affiliate of Weston Presidio, which is the controlling shareholder of Cellu Parent, which is the sole shareholder of the Parent. In consideration for such services, the Company and Cellu Parent have jointly and severally agreed to pay Weston Presidio Service Company an annual fee of $450,000, to be paid in equal quarterly installments, and to reimburse out-of-pocket expenses of Weston Presidio Service Company and its affiliates. In addition, in connection with the consummation of the Merger and as required by the Management Agreement, the Company paid Weston Presidio Service Company a

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Related party transactions (Continued)

fee in the amount of $2,000,000. This amount has been capitalized through purchase accounting as part of total merger consideration. The Management Agreement expires on June 12, 2016, but will be automatically extended on each anniversary of such date for an additional year, unless one of the parties provides written notice of its desire not to automatically extend the term at least 90 days prior to such anniversary.

Management fees paid to Weston Presidio Service Company of $450,000 for fiscal year 2009, and fiscal year 2008 and $302,812 for the period June 13, 2006 to February 28, 2007 are reflected in selling, general and administrative expenses.

Management fees and out-of-pocket expenses paid to Charterhouse Group International, Inc. (“Charterhouse”) (the former majority stockholder of the Parent) of $153,482 for the period March 1, 2006 to June 12, 2006 are reflected in selling, general and administrative expenses.

12. Business segments

The Company operates in three business segments: tissue, machine-glazed paper and foam. The foam business segment was added in connection with the APF Acquisition (see Note 3). The Company assesses the performance of its business segments using segment income from operations. Segment income from operations excludes interest income, interest expense, income tax expense (benefit), amortization expense and the impact of foreign currency gains and losses. A portion of corporate and shared expenses is allocated to each segment.

Included in income from operations for fiscal year 2008 is $2,078,212 of terminated acquisition related costs, of which $1,350,838 impacts the tissue segment and $727,374 impacts the machine-glazed paper segment. Also, included in income from operations for fiscal year 2008 is $808,111 of compensation charges related to non-cash compensation expense in connection with the vesting of restricted stock and stock option awards. Of this amount, $525,272 and $282,839 impacts the tissue segment and machine-glazed paper segment, respectively.

Included in loss from operations for the period June 13, 2006 to February 28, 2007 is $142,079 of merger-related transaction costs, $240,218 of restructuring costs and $909,264 for a non-cash charge to cost of goods sold related to excess purchase price allocated to inventory. Of these amounts, $92,351, $156,142 and $591,022, respectively, impacts the tissue segment and $49,728, $84,076 and $318,242, respectively impacts the machine-glazed paper segment. Included in loss from operations for the period June 13, 2006 to February 28, 2007 are compensation charges of $3,825,939 related to non-cash compensation expense related to the vesting of restricted stock awards, payments of taxes associated with such awards and other compensation expense related to the Merger. Of this amount, $2,486,867 impacts the tissue segment and $1,339,072 impacts the machine-glazed paper segment.

Included in loss from operations for the period March 1, 2006 to June 12, 2006 is $5,933,265 of merger-related transaction costs. Of this amount, $3,856,622 impacts the tissue segment and $2,076,643 impacts the machine-glazed paper segment. Also included in loss from operations for the period March 1, 2006 to June 12, 2006 are compensation charges of $923,580 related to restricted stock grants prior to the Merger that vested immediately upon the Merger and normal vesting related to restricted stock grants made after the Merger. Of this amount, $323,253 impacts the machine-glazed

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. Business segments (Continued)

paper segment and $600,327 impacts the tissue segment Segment assets primarily include mill property, plant and equipment, raw material, packaging and finished product inventories and accounts receivable. Corporate assets primarily include prepaid expenses, other current assets and income taxes.

	Year ended February 28, 2009 (post-merger)	Year ended February 29, 2008 (post-merger)	For the period June 13, 2006- February 28, 2007 (post-merger)	For the period March 1, 2006- June 12, 2006 (pre-merger)
Net sales
Tissue	$400,640,192	$333,341,679	$174,073,458	$68,714,100
Machine-glazed paper	114,376,045	109,739,451	73,338,402	28,029,712
Foam	4,006,606

Consolidated	$519,022,843	$443,081,130	$247,411,860	$96,743,812

Segment income (loss) from Operations
Tissue	$29,423,668	$19,775,402	$1,917,384	$(1,210,487)
Machine-glazed paper	3,114,212	(145,319)	(1,306,588)	(2,119,523)
Foam	497,908

Total segment income (loss) from operations	33,035,788	19,630,083	610,796	(3,330,010)
Amortization expense	2,872,523	—	—	—

Consolidated income (loss) from operations	30,163,265	19,630,083	610,796	(3,330,010)
Interest expense, net	(24,709,461)	(19,870,029)	(11,468,975)	(4,896,355)
Net foreign currency transaction gain (loss)	562,232	(100,335)	4,802	(133,598)
Other (expense) income	(67,123)	132,623	14,527	27,049

Pretax income (loss)	$5,948,913	$(207,658)	$(10,838,850)	$(8,332,914)

Capital expenditures
Tissue	$13,683,190	$17,797,901	$5,579,855	$691,503
Machine-glazed paper	1,348,695	1,729,662	1,402,324	256,642
Foam	—	—	—	—
Corporate	1,369,963	949,863	694,962	989,465

Consolidated	$16,401,848	$20,477,426	$7,677,141	$1,937,610

Depreciation
Tissue	$17,035,344	$17,512,477	$11,655,304	$2,981,837
Machine-glazed paper	5,694,571	5,977,162	4,777,553	1,129,705
Foam	56,769	—	—	—
Corporate	869,561	656,498	325,648	115,101

Consolidated	$23,656,245	$24,146,137	$16,758,505	$4,226,643

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. Business segments (Continued)

	February 28, 2009	February 29, 2008
Segment assets
Tissue	$390,692,040	$325,526,456
Machine-glazed paper	88,130,140	91,007,538
Foam	2,268,112	—
Corporate assets	2,956,508	6,682,685

Consolidated	$484,046,800	$423,216,679

Goodwill
Tissue	$39,935,135	$10,249,752
Machine-glazed paper	1,085,003	1,085,003
Foam	—	—

Consolidated	$41,020,138	$11,334,755

13. Geographic data

Net sales and long-lived assets by geographic area are as follows:

	Year ended February 28, 2009	Year ended February 29, 2008	For the period June 13, 2006- February 28, 2007	For the period March 1, 2006- June 12, 2006
	(Post-merger)	(Post-merger)	(Post-merger)	(Pre-merger)
Net sales
United States	$469,072,849	$394,019,201	$208,880,170	$80,395,283
Other, primarily Canada	57,730,655	56,994,578	42,990,743	17,787,863

Sub-total	526,803,504	451,013,779	251,870,913	98,183,146
Sales deductions	7,780,661	7,932,649	4,459,053	1,439,334

Consolidated	$519,022,843	$443,081,130	$247,411,860	$96,743,812

	February 28, 2009	February 29, 2008
Property, plant and equipment
United States	$280,596,007	$278,010,209
Canada	21,391,934	32,477,872

Consolidated	$301,987,941	$310,488,081

14. Other costs

During fiscal year 2008, the Company incurred $2.1 million in costs associated with a potential acquisition that did not transpire. This amount is shown as a separate line item on the fiscal year 2008 statement of operations.

In the fourth quarter of fiscal year 2007, the Company shut down one of its paper machines at its Interlake facility in Ontario, Canada. This decision was due to significant increases in manufacturing costs that the Company was unable to pass on to the machine-glazed segment market. As a result, the Company recorded an impairment charge of $488,274, which is reflected as a separate line item in the Company’s statement of operations for fiscal year 2007.

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Goodwill and other intangibles, net

Goodwill, trademarks and other intangibles and related accumulated amortization as of February 28, 2009 and February 29, 2008 are as follows:

	February 28, 2009	February 29, 2008
Goodwill	$41,020,138	$11,334,755

Trademarks	$9,456,000	$9,400,000
Noncompete agreements	12,770,000	—
Customer lists	12,319,000	—

	34,545,000	9,400,000
Accumulated amortization	(2,872,523)	—

Other Intangibles, Net	$31,672,477	$9,400,000

The increase in goodwill is attributable to the APF Acquisition. Intangible assets are being amortized on a straight-line basis, assuming no significant residual value, over the following lives: noncompete agreements—5 years, customer lists—7 years and trademarks ($56,000)—3 years. Trademarks of $9.4 million related to prior transactions are not be amortized and have been determined to have indefinite lives. Annual aggregate amortization expense estimated for each of the 5 succeeding years is approximately $4.3 million for fiscal year 2010-2013 and $2.6 million for fiscal year 2014. Amortization expense for the fiscal year ended February 28, 2009 was $2,872,523.

16. Earnout payment

On August 29, 2008, $15.0 million in contingent consideration in connection with the Agreement and Plan of Merger that the Parent consummated on June 12, 2006 with Cellu Parent, a corporation organized and controlled by Weston Presidio, and Cellu Acquisition Corporation (“Merger Sub”), a wholly owned subsidiary of Cellu Parent and a newly formed corporation indirectly controlled by Weston Presidio was paid out due to the achievement of certain financial targets for fiscal year 2008. Of the $15.0 million, $1.3 million was issued in stock of Cellu Parent, which was accounted for by the Company as a capital contribution from its Parent. The remaining $13.7 million was paid out in cash and funded by an equity contribution of $6.7 million by Weston Presidio to Cellu Parent and $7.0 million by Cellu Tissue, which was funded through borrowings on the Company’s revolving line of credit. The Company anticipates paying out the remaining $20.0 million as follows: $15.0 million in fiscal year 2010 and the remaining $5.0 million in fiscal year 2011.

17. Quarterly results of operations (unaudited)

Year ended February 28, 2009	First quarter	Second quarter	Third quarter	Fourth quarter	Year
Net sales	$114,527,561	$133,012,856	$143,042,017	$128,440,409	$519,022,843
Gross profit	$11,787,904	$10,999,929	$16,100,895	$16,016,049	$54,904,777
Income from operations	$6,534,556	$5,742,113	$9,372,342	$8,514,254	$30,163,265

Net income (loss)	$992,470	$(247,083)	$1,838,748	$3,976,053	$6,560,188

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17. Quarterly results of operations (unaudited) (Continued)

Year ended February 29, 2008	First quarter	Second quarter	Third quarter	Fourth quarter(1)	Year
Net sales	$106,226,949	$112,026,009	$112,194,182	$112,633,990	$443,081,130
Gross profit	$7,885,765	$10,864,996	$11,716,337	$11,262,016	$41,729,114
Income from operations	$3,169,909	$6,158,801	$6,166,310	$4,135,063	$19,630,083
Net (loss) income	$(1,141,841)	$541,149	$1,645,049	$2,657,399	$3,701,756

(1)	Income from operations for fiscal year 2008 includes $2.1 million related to the write-off of terminated acquisition-related transaction costs.

18. Income (loss) Per Share

In accordance with SFAS No. 128, “Earnings Per Share,” the Company presents basic net income (loss) per share and diluted net income (loss) per share. The following information presents the Company’s computation of basic and diluted income per share:

	Fiscal year ended February 28, 2009	Fiscal year ended February 29, 2008	For the period June 13, 2006 - February 28, 2007	For the period March 1, 2006 - June 12, 2006
Net income (loss)	$6,560,188	$3,701,756	$(6,659,606)	$(6,439,231)
Basic and diluted net income (loss) per share:
Weighted average basic and diluted shares	100	100	100	100
Basic and diluted net income (loss) per share	$65,601.88	$37,017.56	$(66,596.06)	$(64,392.31)

Unaudited pro forma earnings per share

The unaudited pro forma earnings per common share has been provided to give effect to the reorganization transactions, including the conversion of preferred stock into shares of common stock and the stock split of such stock as well as the existing shares of common stock into 16,432,556 shares of common stock.

	Fiscal year ended February 28, 2009	Fiscal year ended February 29, 2008	For the period June 13, 2006 - February 28, 2007	For the period March 1, 2006 - June 12, 2006
Net income (loss)	$6,560,188	$3,701,756	$(6,659,606)	$(6,439,231)
Unaudited pro forma basic and diluted net income (loss) per share:
Weighted average basic and diluted shares	16,432,556	16,432,556	16,432,556	16,432,556
Basic and diluted net income (loss) per share	$0.40	$0.23	$(0.41)	$(0.39)

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

CELLU TISSUE HOLDINGS, INC.

FISCAL YEARS ENDED FEBRUARY 28, 2009, FEBRUARY 29, 2008

AND FEBRUARY 28, 2007

Description	Balance at beginning of year	Charged to costs and expenses	Deductions	Balance at end of year
Allowance for doubtful accounts:
February 28, 2009	$169,811	$857,021	$641,509	$385,323
February 29, 2008	408,314	202,064	440,567	169,811
February 28, 2007	300,314	328,405	220,405	408,314
Inventory obsolescence reserve:
February 28, 2009	$121,086	$762,054	$30,603	$852,537
February 29, 2008	133,588	113,996	126,498	121,086
February 28, 2007	223,218	50,841	140,471	133,588
Income tax valuation allowance:
February 28, 2009	$—	$730,778	$—	$730,778
February 29, 2008	—	—	—	—
February 28, 2007	—	—	—	—

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the three months ended		For the nine months ended
	November 26, 2009	November 27, 2008	November 26, 2009	November 27, 2008
Net sales	$130,147,065	$143,042,017	$386,871,937	$390,582,434
Cost of goods sold	109,873,809	126,941,122	324,143,190	351,693,706

Gross profit	20,273,256	16,100,895	62,728,747	38,888,728

Selling, general and administrative expenses	5,014,478	5,469,559	15,871,380	15,038,246
Terminated acquisition-related transaction costs	—	—	—	140,044
Amortization expense	1,080,163	1,258,994	3,215,855	2,061,429

Income from operations	14,178,615	9,372,342	43,641,512	21,649,009
Interest expense, net	8,512,921	6,910,402	27,350,917	17,951,147
Foreign currency (gain) loss	397,491	(241,333)	1,110,719	(156,713)
Other expense (income)	(85,566)	(36,975)	(458,015)	1,443

Income before income tax expense	5,353,769	2,740,248	15,637,891	3,853,132
Income tax expense	3,353,758	901,500	8,609,541	1,268,999

Net income	$2,000,011	$1,838,748	$7,028,350	$2,584,133

Basic and diluted income per share	$20,000.11	$18,387.48	$70,283.50	$25,841.33

Basic and diluted shares outstanding	100	100	100	100

Unaudited pro forma basic and diluted income per share	$0.12	$0.11	$0.43	$0.16
Unaudited pro forma basic and diluted shares outstanding	16,432,556	16,432,556	16,432,556	16,432,556

See accompanying notes to consolidated financial statements

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	November 26, 2009	February 28, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$7,149,239	$361,035
Receivables, net	50,590,365	54,065,899
Inventories	46,293,794	47,216,049
Prepaid expenses and other current assets	3,793,227	2,085,774
Income tax receivable	114,077	174,084
Deferred income taxes	6,858,622	3,515,295

Total Current Assets	114,799,324	107,418,136
Property, plant and equipment, net	307,389,840	301,987,941
Goodwill	41,020,138	41,020,138
Other intangibles	28,456,622	31,672,477
Other assets	10,435,170	1,948,108

Total Assets	$502,101,094	$484,046,800

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Bank overdrafts	$—	$3,285,420
Revolving line of credit	—	18,530,824
Accounts payable	21,251,246	16,726,143
Accrued expenses	29,043,137	26,548,639
Accrued interest	14,376,826	10,160,124
Other current liabilities	955,155	17,448,707
Current portion of long-term debt	760,000	760,000

Total Current Liabilities	66,386,364	93,459,857
Long-term debt, less current portion	268,322,681	242,361,944
Deferred income taxes	82,004,394	75,110,277
Other liabilities	1,025,426	5,378,059
Stockholders’ Equity:
Common stock, Class A, $.01 par value, 1,000 shares authorized, 100 shares issued and outstanding	1	1
Capital in excess of par value	73,284,301	70,948,860
Accumulated earnings	10,726,421	3,698,071
Accumulated other comprehensive income	351,506	(6,910,269)

Total Stockholders’ Equity	84,362,229	67,736,663

Total Liabilities and Stockholders’ Equity	$502,101,094	$484,046,800

See accompanying notes to consolidated financial statements.

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	November 26, 2009	November 27, 2008
	(Unaudited)
Cash flows from operating activities
Net income	$7,028,350	$2,584,133
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	18,231,462	17,614,651
Amortization of intangibles	3,215,855	2,061,429
Amortization of deferred financing fees	883,013	188,816
Accretion of debt discount	1,326,436	1,211,258
Loss from write-off of discount on notes	1,911,471	—
Write-off of deferred financing fees	299,803	—
Stock-based compensation	636,686	689,534
Deferred income taxes	3,550,790	177,625
Loss on disposal of fixed asset	316,623	—
Loss from natural gas swaps	—	953,523
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	4,424,208	(11,531,614)
Inventories	1,745,955	(3,417,251)
Prepaid expenses, other current assets and income tax receivable	(1,717,083)	645,075
Other assets and liabilities	465,471	(45,630)
Accounts payable, accrued expenses and accrued interest	11,364,625	(1,530,539)

Total adjustments	46,655,315	7,016,877

Net cash provided by operating activities	53,683,665	9,601,010
Cash flows from investing activities
Cash paid for acquisition, net of cash acquired	—	(64,148,096)
Capital expenditures	(19,772,877)	(9,734,100)

Net cash used in investing activities	(19,772,877)	(73,882,196)
Cash flows from financing activities
Equity investment by shareholders	—	21,701,817
Cash portion of earnout payment	(18,301,245)	(13,727,700)
Bank overdrafts	(3,285,420)	1,348,876
Borrowings on revolving line of credit, net	22,411,826	76,600,000
Payments on revolving line of credit, net	(40,942,650)	(57,900,000)
Payments on long-term debt	(760,000)	(760,000)
Retirement of long-term debt	(222,255,572)	—
Payment of deferred financing fees	(9,736,006)	(885,959)
Net proceeds from bond offering	245,738,400	36,900,000

Net cash (used in) provided by financing activities	(27,130,667)	63,277,034
Effect of foreign currency	8,083	634,126

Net increase (decrease) in cash and cash equivalents	6,788,204	(370,026)
Cash and cash equivalents at beginning of period	361,035	883,388

Cash and cash equivalents at end of period	$7,149,239	$513,362

See accompanying notes to consolidated financial statements.

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

November 26, 2009

Note 1. Basis of Presentation

Cellu Tissue Holdings, Inc., a Delaware corporation, together with its consolidated subsidiaries, primarily produces converted tissue products, tissue hard rolls and machine-glazed tissue that are sold to leading consumer retailers and away-from-home distributors of tissue products, vertically integrated manufacturers and third-party converters serving the tissue and machine-glazed tissue segments.

The accompanying unaudited interim consolidated financial statements include the accounts of Cellu Tissue Holdings, Inc. (“Cellu Tissue” or the “Company”) and its wholly-owned subsidiaries. The Company is a wholly-owned subsidiary of Cellu Paper Holdings, Inc. (the “Parent”), which is a wholly-owned subsidiary of Cellu Parent Corporation (“Cellu Parent”).

These statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair statement have been included. Operating results for the three and nine months ended November 26, 2009 are not necessarily indicative of the results that may be expected for the fiscal year ending February 28, 2010. The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP.

Certain amounts have been reclassified from prior year to conform to the current year presentation.

The Financial Accounting Standards Board (“FASB”) is the authoritative body for financial accounting and reporting in the United States. On July 31, 2009, the FASB Accounting Standards Codification (“the Codification”) became the authoritative source of accounting principles to be applied to the financial statements of nongovernmental entities prepared in accordance with GAAP. The following is a list of recent pronouncements recently issued by the FASB and which were adopted by the Company during the second quarter of fiscal 2010:

•

Fair Value Measurements and Disclosures: The pronouncements define fair value, establish guidelines for measuring fair value and expand disclosures regarding fair value measurements. The adoption of fair value measurements and disclosures did not have a material impact on the Company’s results of operations and financial position.

•

Subsequent Events: The pronouncement codifies existing standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The Company adopted the pronouncement in the second quarter of fiscal 2010. The adoption did not have any impact on the Company’s Consolidated Financial Statements. See Note 16 for additional information.

Note 2. APF Acquisition

On July 2, 2008, the Company, through two newly created, wholly-owned subsidiaries, Cellu Tissue—Hauppauge, LLC (“Cellu Hauppauge”) and Cellu Tissue—Thomaston, LLC (“Cellu Thomaston”), consummated the acquisition of certain assets and assumption of certain liabilities, from

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

November 26, 2009

Note 2. APF Acquisition (Continued)

Atlantic Paper & Foil Corp. of N.Y., Atlantic Lakeside Properties, LLC, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC and Consumer Licensing Corporation (collectively, the “Sellers”) pursuant to a definitive asset purchase agreement (the “Purchase Agreement”) between the Company and the Sellers. The aggregate purchase price paid was $68.0 million, including a cash payment at closing of $61.7 million and the issuance of a promissory note by the Company to Atlantic Paper & Foil Corp. of N.Y. in the principal amount of $6.3 million (the “Seller Note”), plus the assumption of certain liabilities. The Company also incurred $2.5 million of transaction related costs. The purchase price, which was subject to certain post-closing working capital adjustments, was adjusted downward by approximately $63,000 for the working capital adjustment settlement that was finalized in the third fiscal quarter 2009. The acquisition of assets and assumption of liabilities is referred to as the “APF Acquisition” and the acquired business is referred to as “APF”. The Company financed the cash portion of the purchase price with cash on hand, the borrowings described at Note 4 and a $15 million equity contribution from the Parent.

The APF Acquisition has been accounted for as a purchase and, accordingly, the consolidated statement of operations includes the results of APF from the date of acquisition. The acquisition has resulted in the recognition of goodwill, which is attributable to our tissue segment and will be deductible for tax purposes. Goodwill reflects the future earnings and cash flow potential of the acquired business in excess of fair values that are assigned to all other identifiable assets and liabilities. Goodwill arises because the purchase price paid reflects factors including the strategic fit and expected synergies this business brings to existing operations. The Company has allocated the purchase price to the net assets acquired in the acquisition based on its estimates of the fair value of assets and liabilities as follows:

Purchase price allocated to:
Current assets, primarily accounts receivable and inventories	$15,241,036
Property, plant and equipment	5,306,225
Goodwill	29,685,383
Noncompete agreements	12,770,000
Customer lists	12,319,000
Trademarks	56,000
Current liabilities	(4,922,736)

Total	$70,454,908

The Company has estimated the fair value of the assets and liabilities of the APF Acquisition, utilizing information available at the time of acquisition. The Company considered outside third-party appraisals of the tangible and intangible assets to determine the applicable fair market values. Depreciation has been calculated on the fair value assigned to the tangible fixed assets based on an average remaining useful life. Intangible assets are being amortized on a straight-line basis, assuming no significant residual value, over the following lives: noncompete agreements—5 years, customer lists—7 years and trademarks—3 years.

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

November 26, 2009

Note 2. APF Acquisition (Continued)

The results of APF’s operations from the July 2, 2008 date of acquisition are primarily included in the Company’s tissue segment. Part of the acquisition related to the foam business, which the Company reports as a separate segment. Unaudited pro forma results of operations for the nine-months ended November 27, 2008, are treated as if the Company and APF had been combined at the beginning of the period presented and are presented below. The pro forma results include estimates and assumptions, which the Company’s management believes are reasonable. However, the pro forma results do not include any cost savings or other effects of the planned integration of APF and are not necessarily indicative of the results which would have occurred if the business combination had been in effect on the dates indicated, or which may result in the future.

	Nine Months Ended November 27, 2008(1)
	Actual	Pro Forma
	(in thousands)
Net sales	$390,582	$422,669
Operating income	21,649	25,258
Net income (loss)	2,584	3,368

(1)	Pro forma operating results include the operating results for APF for the period March 1, 2008 to June 30, 2008, prior to its acquisition on July 2, 2008. The actual operating results include the operating results for APF for the period from the acquisition date (July 2, 2008) to November 27, 2008.

Note 3. Stock Based Compensation

The Company accounts for stock based compensation using the fair value-based method and the recording of such expense in the Company’s consolidated statements of operations. The Company has one share-based payment arrangement under the 2006 Stock Option and Restricted Stock Plan (the “Plan”). Under the Plan, the administrator of the Plan (the “Plan Administrator”) may make awards of options to purchase shares of common stock of Cellu Parent and/or awards of restricted shares of common stock of Cellu Parent. A maximum of 12,095 shares of common stock of Cellu Parent may be delivered in satisfaction of awards under the Plan, determined net of shares of common stock withheld by Cellu Parent in payment of the exercise price of an award or in satisfaction of tax withholding requirements. The maximum number was increased from 8,095 to accommodate the grant made during the first quarter of fiscal 2010. Key employees and directors of, and consultants and advisors to, Cellu Parent or its affiliates who, in the opinion of the Plan Administrator, are in a position to make a significant contribution to the success of Cellu Parent and its affiliates are eligible to participate in the Plan. Stock options are granted at a strike price at the estimated fair value of Cellu Parent’s stock on the date of grant.

On April 13, 2009, Cellu Parent granted 1,600 stock options to non-executive employees whereby 35% of each individual’s stock options vest ratably over 4 years and 65% are earned only upon attainment of certain market conditions relative to a change in ownership of the Company. Furthermore, Cellu Parent granted 2,126 stock options which are earned only upon attainment of certain market conditions relative to a change in ownership of the Company. The fair value of the stock option grants related to service (35% of 1,600, or 562) was estimated on the date of grant using the

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

November 26, 2009

Note 3. Stock Based Compensation (Continued)

Black-Scholes option pricing model. The assumptions used to value the grants were: no dividend yield; 40% volatility; 1.4% risk free interest rate; and 10-year expected life. With respect to the remaining stock options granted associated with the attainment of certain market conditions, the Company has determined the fair value of these stock options at the date of grant using the Monte-Carlo model and the followings assumptions: no dividend yield; 40% volatility; 1.4% risk-free interest rate; and 3.5 year expected term. The total fair value estimated for these options was $0.7 million and is not recognized as expense until the change in ownership occurs.

Total stock compensation expense for the three months ended November 26, 2009 and November 27, 2008 was $0.2 million and for the nine months ended November 26, 2009 and November 27, 2008, was $0.6 million and $0.7 million respectively.

Note 4. Long-Term Debt

During June 2009, through a series of transactions, the Company refinanced its debt, which resulted in higher overall interest rates and extended the overall maturity of its long-term debt. The new 11 1/2% Senior Secured Notes due in 2014 (“2014 Notes”) generated cash proceeds of $245,738,400. These proceeds were used to retire all of the 9 3/4% Senior Secured Notes due in 2010 (“2010 Notes”). In connection with the refinancing, the Company recorded a loss of $2,211,274 for the early extinguishment of debt. Long-term debt consists of the following:

	November 26, 2009	February 28, 2009
2014 Notes	$246,427,681	$—
2010 Notes	—	219,706,944
City Forest Industrial Bonds	16,355,000	17,115,000
Seller Note Payable	6,300,000	6,300,000

	269,082,681	243,121,944
Less current portion of debt	760,000	760,000

	$268,322,681	$242,361,944

2014 Notes: In June 2009, the Company completed a private placement of $255 million principal face amount of 11 1/2% senior secured notes maturing on June 1, 2014 (the “2014 Notes”), which have an effective interest rate of 12.48%. The 2014 Notes pay interest in arrears on June 1 and December 1 of each year, commencing on December 1, 2009. The 2014 Notes are secured by liens on substantially all of the Company’s assets. The Indenture in connection with the 2014 Notes contains customary covenants and events of default, including limitations on certain restricted payments, the incurrence of additional indebtedness and the sale of certain assets. The Company is compliant with these covenants as of November 26, 2009. All of the Company’s subsidiaries guarantee the 2014 Notes. During the third quarter of fiscal year 2010, the Company exchanged all of the original 2014 Notes for new 2014 Notes substantially identical to the old notes, except that the new 2014 Notes are registered with the Securities and Exchange Commission. Cellu Tissue has no independent assets or operations and the 2014 Notes are unconditionally guaranteed by all of the Company’s subsidiaries.

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

November 26, 2009

Note 4. Long-Term Debt (Continued)

2010 Notes: In March 2004, the Company completed a private offering of $162.0 million aggregate principal amount of 9 3/4% senior secured notes due 2010 pursuant to and governed by an Indenture, dated as of March 12, 2004. Subsequently, in fiscal year 2008 and fiscal 2009, in connection with the acquisition of CityForest Corporation and APF, the Company issued and sold $60.3 million aggregate principal amount of the 2010 Notes for $56.9 million, which is equal to 94.3615% of the aggregate principal amount. The Company redeemed the entire $222.3 million principal amount outstanding of these notes in July 2009. In connection with this redemption, the company recorded a loss on early extinguishment totaling $2.2 million, which includes $1.9 million for the unaccreted effective discount and $0.3 million related to the unamortized deferred financing fees.

2006 Credit Agreement: In June 2006, the Company entered into a Credit Agreement (the “Credit Agreement”), that currently provides for a $60.0 million working capital facility, including a letter of credit sub-facility and swing-line loan sub-facility. The Credit Agreement provides that amounts under the facility may be borrowed, repaid and re-borrowed, subject to a borrowing base test, until the maturity date, which is June 12, 2011. An amount equal to $55.0 million is available, in U.S. dollars, to the U.S. Borrower under the facility and an amount equal to $5.0 million is available, in U.S. or Canadian dollars, to the Canadian Borrower under the facility. Borrowings under the working capital facility are secured by substantially all of the Company’s assets and guaranteed by the Company’s subsidiaries. As of November 26, 2009, there were no borrowings outstanding under the working capital facility. As of February 28, 2009, $18.5 million of borrowings were outstanding under this working capital facility.

In connection with a potential initial public equity offering, the Company obtained an amendment to the Credit Agreement, effective upon closing of the initial public offering, to:

•	remove Parent from relevant provisions of the Credit Agreement;

•

revise the definition of the term “change in control” to include, among other items, any person becoming the beneficial owner of more than 50% of the total voting power of Cellu Tissue (other than Weston Presidio V, L.P. and its co-investors) or a change in the majority of our board of directors;

•	revise the definition of the term “prepayment event” to exclude from this definition the issuance of common stock in the offering;

•	revise the definition of the term “swap agreement” to include energy hedging contracts, which we may enter into from time to time to hedge or mitigate risks to which we have actual exposure;

•	permit the reorganization transactions and this offering under the Credit Agreement’s covenants prohibiting certain structural changes and changes to our organizational documents; and

•

permit the payment, redemption or repurchase of any portion of our 2014 Notes, our indebtedness related to our CityForest industrial revenue bonds and our $6.3 million promissory note issued in the APF Acquisition with the proceeds from this offering.

CityForest Industrial Bonds: Cellu Tissue CityForest LLC (“CityForest”) is party to a loan agreement, dated March 1, 1998, with the City of Ladysmith, Wisconsin, pursuant to which the City of

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

November 26, 2009

Note 4. Long-Term Debt (Continued)

Ladysmith loaned the proceeds of its Variable Rate Demand Solid Waste Disposal Facility Revenue Bonds, Series 1998, to CityForest to finance the construction by CityForest of a solid waste disposal facility. Approximately $18.4 million in aggregate principal face amount was outstanding as of the date of the Company’s acquisition of CityForest. The municipal bonds have scheduled semi-annual payments of principal equal to approximately 2.00% of the principal amount outstanding as of the date of the acquisition of CityForest (“CityForest Acquisition”). The balance is payable at maturity of the municipal bonds on March 1, 2028. The bonds are guaranteed by the Company and contain various customary covenants and events of default.

In connection with this borrowing, CityForest entered into an Amended and Restated Reimbursement Agreement (the “Reimbursement Agreement”) pursuant to which Associated Bank has provided a letter of credit and a revolving credit facility in an aggregate principal amount of up to $3.5 million. The letter of credit and revolving credit facility can be used by the bond trustee to pay principal and interest due on the Bonds, and to provide liquidity to purchase bonds put to CityForest by bondholders and not remarketed; and CityForest is obligated to repay any such draws. CityForest is also obligated to pay a fee in respect of the aggregate amount available to be drawn at a rate per annum initially equal to 1.25%, subject to adjustment on a quarterly basis based on CityForest’s leverage. The expiration date of the letter of credit is February 15, 2011.

In connection with a potential initial public equity offering, the Company obtained an amendment to the Reimbursement Agreement, effective upon closing of the initial public offering, which:

•	increases the annual letter of credit fee to 2.5%;

•

revises the definition of the term “change of control” to include, among other items, any person becoming the beneficial owner of more than 50% of the total voting power of Cellu Tissue (other than Weston Presidio V, L.P. and its co-investors) or a change in the majority of our board of directors;

•	decreases the maximum leverage ratio from a ratio of 3.5 to 1.0 to a ratio of 2.5 to 1.0; and

•	increases the minimum fixed charge coverage ratio from a ratio of 1.0 to 1.0 to a ratio of 1.2 to 1.0.

Amounts borrowed by CityForest under the revolving credit facility bear interest at a rate per annum equal to the LIBOR Rate (as defined in the Reimbursement Agreement), plus an applicable margin. The applicable margin percentage initially is 1.75%, subject to adjustment on a quarterly basis based upon CityForest’s leverage. The interest rate was 1.99% and 2.25% at November 26, 2009 and February 28, 2009, respectively. CityForest is also obligated to pay a commitment fee with respect to any unused commitment under the revolving credit facility in an amount equal to 0.50% per annum. The maturity date of the revolving credit facility is February 15, 2011. The revolving credit facility is secured by the assets of CityForest.

In connection with these CityForest credit facilities, the Company has $1.2 million of restricted cash as of November 26, 2009 and February 28, 2008, which is included in other assets on the balance sheet. In addition, the Reimbursement Agreement provides that in certain circumstances where the Company incurs indebtedness, as defined, in excess of amounts currently permitted under the CityForest Indenture or refinances the indebtedness issued under the CityForest Indenture,

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

November 26, 2009

Note 4. Long-Term Debt (Continued)

CityForest may be required to repay all of its obligations under the revolving line of credit and either cause the bonds to be redeemed or to replace the revolving credit facility and provide a new letter of credit from another lender.

Seller Note Payable: As part of the financing of the APF Acquisition, the Company entered into a Seller Note in the principal amount of $6,300,000. Interest at 12% is payable on the note in quarterly installments with the principal due July 2, 2011.

Note 5. Deferred Financing Fees

In connection with the debt refinancing discussed in Note 4, the Company capitalized deferred financing fees of $9.7 million related to the 2014 Notes which are being amortized using the effective interest method over their five year life. In addition, in connection with the APF Acquisition, the Company incurred approximately $0.2 million of costs related to the amendment to the Credit Agreement and $0.7 million of costs related to an additional issuance of 2010 Notes.

As a result of the debt refinancing, the Company wrote off the remaining unamortized 2010 Notes deferred financing fees of $0.3 million during the three months ended August 27, 2009.

The deferred financing fees and related accumulated amortization balances as of November 26, 2009 and February 28, 2009 are as follows:

	November 26, 2009	February 28, 2009
2014 Notes	$9,736,006	$—
Credit agreement	231,651	231,651
2010 Notes	—	654,307

	9,967,657	885,958
Accumulated amortization	(835,179)	(306,668)

	$9,132,478	$579,290

These fees, net of accumulated amortization, are included in other assets on the balance sheet as of November 26, 2009 and February 28, 2009.

Note 6. Comprehensive Income

The components of comprehensive income (loss) are as follows:

	Three Months Ended		Nine Months Ended
	November 26, 2009	November 27, 2008	November 26, 2009	November 27, 2008
Net income (loss)	$2,000,011	$1,838,748	$7,028,350	$2,584,133
Change in unrealized gain (loss) on hedges	774,901	(570,701)	1,762,309	(570,701)
Foreign currency translation adjustments	803,403	(4,808,189)	5,499,467	(6,970,275)

Comprehensive income (loss)	$3,578,315	$(3,540,142)	$14,290,126	$(4,956,843)

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

November 26, 2009

Note 7. Business Segments

The Company operates in three business segments: tissue, machine-glazed tissue and foam. The foam business segment was added in connection with the APF Acquisition (see Note 2). The Company assesses the performance of its business segments using income from operations. Income from operations excludes interest income, interest expense, other income (expense), income tax expense (benefit) and the impact of foreign currency gains and losses. Corporate and shared expenses are allocated to each segment. Segment information is as follows:

	Three Months Ended		Nine Months Ended
	November 26, 2009	November 27, 2008	November 26, 2009	November 27, 2008
Net Sales
Tissue	$98,631,644	$111,144,412	$299,880,029	$300,355,288
Machine-glazed tissue	29,674,620	30,455,456	81,194,563	87,904,091
Foam	1,840,801	1,442,149	5,797,345	2,323,055

Consolidated	$130,147,065	$143,042,017	$386,871,937	$390,582,434

Segment Income From Operations
Tissue	$12,775,812	$8,590,369	$40,487,145	$20,759,448
Machine-glazed tissue	1,698,158	1,969,014	4,365,119	2,700,380
Foam	784,808	71,953	2,005,103	250,610

Total segment income from operations	15,258,778	10,631,336	46,857,367	23,710,438
Amortization expense	(1,080,163)	(1,258,994)	(3,215,855)	(2,061,429)

Consolidated income from operations	14,178,615	9,372,342	43,641,512	21,649,009
Interest expense, net	(8,512,921)	(6,910,402)	(27,350,917)	(17,951,147)
Foreign currency transaction gain (loss)	(397,491)	241,333	(1,110,719)	156,713
Other income (expense)	85,566	36,975	458,015	(1,443)

Income (loss) before income tax expense	$5,353,769	$2,740,248	$15,637,891	$3,853,132

Capital Expenditures
Tissue	$7,903,501	$4,359,725	$17,856,267	$8,168,666
Machine-glazed tissue	420,074	300,714	1,181,365	977,484
Foam	—	—	—	—
Corporate	287,288	253,112	735,245	587,950

Consolidated	$8,610,863	$4,913,551	$19,772,877	$9,734,100

Depreciation
Tissue	$4,666,446	$4,381,706	$13,708,777	$13,032,038
Machine-glazed tissue	1,493,603	1,489,430	4,459,115	4,547,660
Foam	21,346	21,347	63,570	34,953

Consolidated	$6,181,395	$5,892,483	$18,231,462	$17,614,651

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

November 26, 2009

Note 8. Income Taxes

The Company’s tax provision consists primarily of federal, state and foreign taxes. The fiscal 2010 annual effective tax rate is greater than the United States statutory rate due to changes in foreign tax credits and discrete items. During the three months ended November 26, 2009, the Company reduced its estimate of foreign tax credits that will be generated in the current year, which increased the Company’s underlying estimated annual effective tax rate from 34.7% to 36.3%, excluding discrete items. The Company recorded discrete tax expense of $1.2 million associated with the filing of the Company’s 2009 federal income tax return in the current quarter. The differences primarily related to estimates used to calculate foreign subsidiary deemed dividends and estimates affecting the generation and utilization of alternative minimum tax credits. The resulting effective income tax rate for the nine months ended November 26, 2009 is 55.1% compared to 32.9% for the nine months ended November 27, 2008.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The fiscal tax years 2005 through 2009 remain open to examination by the major taxing jurisdictions to which the Company is subject. As of November 26, 2009, the Company does not expect any material changes to unrecognized tax positions within the next 12 months.

Note 9. Goodwill and Other Intangibles, Net

	November 26, 2009	February 28, 2009
Goodwill	$41,020,138	$41,020,138
Other Intangible Assets
Trademarks	$9,456,000	$9,456,000
Non-compete agreements	12,770,000	12,770,000
Customer lists	12,319,000	12,319,000

	34,545,000	34,545,000
Accumulated amortization	(6,088,378)	(2,872,523)

Other Intangibles Assets, Net	$28,456,622	$31,672,477

Intangible assets, except for certain trademarks which have an indefinite life, are being amortized on a straight-line basis, assuming no significant residual value, over the following lives: non-compete agreements-5 years, customer lists-7 years and trademarks with a definite life-3 years.

Note 10. Earnout Payment

In connection with the acquisition of the Company by the current owners in 2006, the Company was required to pay contingent consideration totaling $35.0 million, consisting of cash and shares of Cellu Parent’s Series A preferred stock, to the former owners and advisors of Cellu Parent in the event certain financial targets were met. Those financial targets were met and the Company recorded a liability for $35.0 million. All amounts associated with the earnout were paid as of November 24, 2009 and are listed below:

•

On August 29, 2008, a $15.0 million contingent consideration payment was made to the former owners and advisors of Cellu Parent, consisting of $13.7 million in cash and 1,274 shares of Cellu Parent’s Series A preferred stock valued at approximately $1.3 million.

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

November 26, 2009

Note 10. Earnout Payment (Continued)

•

On August 28, 2009, a $15.0 million contingent consideration payment was made to the former owners and advisors of Cellu Parent, consisting of $13.7 million in cash and 1,274 shares of Cellu Parent’s Series A preferred stock valued at approximately $1.3 million.

•

On November 24, 2009, the remaining payment of $5.0 million was paid to the former owners and advisors of Cellu Parent, consisting of $4.6 million in cash and 425 shares of Cellu Parent’s Series A preferred stock valued at approximately $0.4 million.

The contingent consideration was paid out due to the achievement of certain financial targets.

Note 11. Derivatives and Hedging

The Company uses derivative financial instruments to offset a substantial portion of its exposure to market risk arising from changes in the price of natural gas. Hedging of this risk is accomplished by entering into forward swap contracts, which are designated as hedges of specific quantities of natural gas expected to be purchased in future months. These contracts are held for purposes other than trading and are designated as cash flow hedges. The Company measures fair value of its derivative financial instruments using fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The Company uses a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows: level 1—inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access; level 2—inputs utilize data points that are observable such as quoted prices, interest rate and yield curves; level 3—inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

The Company’s natural gas forward contracts are valued using industry-standard models that use observable market inputs (forward market prices for natural gas) as their basis. The Company classifies these instruments within level 2 of the valuation hierarchy. For level 2 and 3 of the fair value hierarchy, where appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit considerations (non performance risk). As of November 26, 2009, the fair value of these cash flow hedging instruments was $1.0 million and is included in other current liabilities. The fair value of cash flow hedges at February 28, 2009 was a liability of $2.7 million, of which $2.4 million is included in other current liabilities and $0.3 million is included in other liabilities. The notional value of the natural gas forward contracts outstanding is $3.7 million as of November 26, 2009.

The effects of the Company’s natural gas swap contracts on the consolidated statements of operations are presented below.

	Three Months Ended		Nine Months Ended
	November 26, 2009	November 27, 2008	November 26, 2009	November 27, 2008
Gain (loss) recognized in comprehensive income/loss	$774,901	$(570,701)	$1,762,309	$570,701
Loss reclassified from accumulated other comprehensive loss into income	$1,389,478	$—	$4,480,221	$—

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

November 26, 2009

Note 11. Derivatives and Hedging (Continued)

The Company’s natural gas swaps for the three and nine months ended November 27, 2008 did not qualify for hedge accounting treatment, and accordingly, no amounts were recognized in other comprehensive income.

Note 12. Fair Value of Financial Instruments

The following methods and assumptions, including those discussed in Note 11, were used to estimate fair value for purposes of disclosure:

The Company’s 2014 Notes are treated as level 1 instruments and are recorded at cost which was $246.4 million at November 26, 2009. The estimated fair value of these notes was $279.9 million at November 26, 2009 based on the quoted market price of this debt.

The Company’s City Forest Industrial Revenue Bonds in the amount of $16.4 million at November 26, 2009 and $17.1 million at February 28, 2009 are carried at cost. These bonds are determined to be level 1 instruments. These bonds always trade at par value, with adjustments to the variable interest rate by our independent third party market maker. The estimated fair value of these bonds was $16.4 million at November 26, 2009 and $17.1 million at February 28, 2009.

The Company’s Seller Note Payable in the amount of $6.3 million at November 26, 2009 and February 28, 2009 is carried at cost. The estimated fair value of this note was $6.3 million at November 26, 2009 and February 28, 2009 based on the discounted cash flows of this instrument. This note has been determined to be a level 3 instrument. The note payable is between the Company and a private party and has no observable data points to determine fair value.

Note 13. Supplemental Balance Sheet Information

Selected supplemental balance sheet information is presented below.

	November 26, 2009	February 28, 2009
Finished goods	$31,453,323	$30,608,649
Raw materials	4,756,769	5,133,206
Packaging materials and supplies	13,151,815	12,326,731
Inventory reserves	(3,068,113)	(852,537)

	$46,293,794	$47,216,049

Property, plant and equipment, net:
Land	$4,548,085	$4,307,317
Buildings	37,066,037	35,907,105
Machinery and equipment	329,708,554	312,775,269
Other	5,802,862	4,970,279
Construction in progress	13,441,511	7,867,380

	390,567,049	365,827,350
Accumulated depreciation	(83,177,209)	(63,839,409)

	$307,389,840	$301,987,941

CELLU TISSUE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

November 26, 2009

Note 14. Commitments and Contingencies

Investment in Converting Capacity

To satisfy increased customer demand for converted tissue products and to further expand the Company’s geographic reach, the Company has accelerated its growth strategy and expects to invest approximately $30 million over the next 18-24 months to increase retail converting capacity by 50,000 tons. It is anticipated that a portion of this investment will be used to add converting capacity to a new 323,000 square foot facility in Oklahoma City, Oklahoma. The balance of this investment is expected to be used to add converting capacity to our three established facilities in Neenah, Wisconsin, Thomaston, Georgia and Long Island, New York.

Gabayzadeh Litigation

The Company was a defendant in a suit filed August 11, 2008 in the United States District Court for the Eastern District of New York by Mahin Gabayzadeh, as trustee for and on behalf of The Diane Gabayzadeh Trust, The Deborah Gabayzadeh Trust and The John Gabayzadeh U.T.M.A. Trust (the “Gabayzadeh Litigation”). The other defendants in the lawsuit were one of the Company’s officers; Steven C. Catalfamo; Kimberly-Clark Corporation; and Charterhouse Group, Inc. The complaint alleged that the Company fraudulently acquired American Tissue Co.’s Neenah, Wisconsin plant for $5.85 million, which the plaintiffs alleged was approximately $125 million below the then-current appraised liquidation value. The other defendants were alleged to have participated in the fraud. Plaintiffs sought $250 million in damages and alleged joint and several liability. On September 15, 2009, the United States District Court for the Eastern District of New York entered a judgment dismissing the complaint without prejudice.

Note 15. Income Per Share

Basic earnings per share is based on the weighted-average effect of all common shares issued and outstanding and is calculated by dividing net income by the weighted-average shares outstanding during the period. Diluted earnings per share is calculated by dividing net income by the weighted-average number of common share used in the basic earnings per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive shares outstanding. Basic and diluted shares outstanding are equal for all periods presented as there are no potentially dilutive shares outstanding. The following presents basic net income per share and diluted net income per share:

	Three Months Ended		Nine Months Ended
	November 26, 2009	November 27, 2008	November 26, 2009	November 27, 2008
Basic net income	$2,000,011	$1,838,748	$7,028,350	$2,584,133
Basic and diluted net income per share:
Weighted average basic and diluted shares	100	100	100	100
Basic and diluted net income per share	$20,000.11	$18,387.48	$70,283.50	$25,841.33

Unaudited pro forma earnings per share

The unaudited pro forma earnings per common share has been provided to give effect to the reorganization transactions, including the conversion of preferred stock into shares of common stock and the stock split of such stock as well as the existing shares of common stock into 16,432,556 shares of common stock.

	Three Months Ended		Nine Months Ended
	November 26, 2009	November 27, 2008	November 26, 2009	November 27, 2008
Basic net income	$2,000,011	$1,838,748	$7,028,350	$2,584,133
Basic and diluted net income per share:
Weighted average basic and diluted shares	16,432,556	16,432,556	16,432,556	16,432,556
Basic and diluted net income per share	$0.12	$0.11	$0.43	$0.16

Note 16. Subsequent Events

These financial statements have been evaluated for subsequent events through the filing of these financial statements with the Securities and Exchange Commission on December 31, 2009.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors

Atlantic Paper & Foil Corp. of NY,

Consumer Licensing Corporation,

Atlantic Paper & Foil, LLC,

Atlantic Paper & Foil of Georgia, LLC,

Atlantic Lakeside Properties, LLC,

Blue Skies EL 600, LLC,

and 260 G Ventures LLC

Hauppauge, New York

We have audited the accompanying combined balance sheet of Atlantic Paper & Foil Corp. of NY, Consumer Licensing Corporation, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC, Atlantic Lakeside Properties, LLC, Blue Skies EL 600, LLC and 260 G Ventures LLC (collectively, the “Company’s”) as of December 31, 2007, and the related combined statements of income and comprehensive income, shareholders’ equity and members’ capital and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2007 financial statements referred to above present fairly, in all material respects, the financial position of Atlantic Paper & Foil Corp. of NY, Consumer Licensing Corporation, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC, Atlantic Lakeside Properties, LLC, Blue Skies EL 600, LLC and 260 G Ventures LLC at December 31, 2007, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 14 to the financial statements, the financial statements for the fiscal year ended December 31, 2007, have been restated.

/s/ BDO Seidman, LLP

Melville, New York

February 19, 2008, except for Note 14 as to which the date is September 18, 2008.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

ATLANTIC LAKESIDE PROPERTIES, LLC,

BLUE SKIES EL 600, LLC

AND 260 G VENTURES LLC

COMBINED BALANCE SHEET

December 31, 2007
(Restated)
Assets
Current:
Cash and cash equivalents	$2,210,845
Marketable securities	5,882,253
Accounts receivable—trade (Note 10(a)) net of allowance for doubtful accounts of $28,215	8,402,933
Inventories—net (Note 1)	7,419,700
Equipment spare parts inventory	250,000
Prepaid expenses and other current assets	372,844

Total current assets	24,538,575
Property, plant and equipment, less accumulated depreciation and amortization (Notes 3, 4(a), 5 and 6)	40,493,320
Property and building under capitalized lease—Gilpin (Note 4(b))	3,847,320
Deposits	197,474
Other assets	965,450

$70,042,139

Liabilities and Shareholders’ Equity and Members’ Capital
Current:
Current maturities of bank notes and loans payable (Note 5)	$1,205,832
Current maturity of capitalized Gilpin lease (Note 7)	118,301
Current maturities of long-term debt (Note 6)	100,716
Accounts payable	8,416,888
Accrued expenses and taxes payable	1,776,486
Due to related parties (Note 2(c))	940,626
Due to shareholders, unsubordinated	250,000

Total current liabilities	12,808,849
Bank notes and loans payable, less current maturities (Note 5)	1,236,837
Long-term capitalized Gilpin lease (Note 7)	3,900,915
Long-term debt, less current maturities (Note 6)	33,436,238
Shareholders’ loans payable, subordinated (Note 8)	1,875,000

Total liabilities	53,257,839

Commitments and contingencies (Notes 5, 6 and 9)
Shareholders’ equity and members’ capital
Common stock (Note 11)	5,500
Additional paid-in capital (Note 11)	178,703
Accumulated other comprehensive income	445,235
Retained earnings and members’ capital (Notes 12 and 14)	16,154,862

Total shareholders’ equity and members’ capital	16,784,300

$70,042,139

See accompanying notes to combined financial statements.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

ATLANTIC LAKESIDE PROPERTIES, LLC,

BLUE SKIES EL 600, LLC

AND 260 G VENTURES LLC

COMBINED STATEMENT OF INCOME AND COMPREHENSIVE INCOME

Year ended December 31, 2007
(Restated)
Net sales (Note 10(a))	$79,443,648
Cost of sales (Note 10(b))	59,290,285

Gross profit	20,153,363

Operating expenses (income):
Selling and delivery (Note 2)	5,138,618
General and administrative	5,768,377
Gain on sale of aircraft	(1,235,820)

Total operating expenses—net	9,671,175

Operating income	10,482,188

Other income (expenses):
Interest and other income	145,869
Interest expense	(1,609,621)
Interest on capitalized lease obligation	(273,344)
Other expense	(3,419)

Total other expenses—net	(1,740,515)

Income before tax expense	8,741,673
Tax expense (Note 12)	3,596

Net income	8,738,077

Other comprehensive income:
Unrealized gain in marketable securities (net of zero tax)	445,235

Comprehensive income:	$9,183,312

See accompanying notes to combined financial statements.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC

ATLANTIC LAKESIDE PROPERTIES, LLC,

BLUE SKIES EL 600, LLC,

AND 260 G VENTURES LLC

COMBINED STATEMENT OF SHAREHOLDERS’ EQUITY AND

MEMBERS’ CAPITAL

	Common stock (note 10)	Additional paid-in capital	Retained earnings and members’ capital	Accumulated other comprehensive income	Total shareholders’ equity and members’ capital
Balance, December 31, 2006, as restated	$5,500	$178,703	$13,520,785	—	$13,704,988
Net income (Restated)	—	—	8,738,077	—	8,738,077
Increase in equity related to 260 G Ventures (Note 2(b))	—	—	76,000	—	76,000
S corporation distributions	—	—	(6,180,000)	—	(6,180,000)
Unrealized gain on marketable securities, net	—	—	—	445,235	445,235

Balance, December 31, 2007	$5,500	$178,703	$16,154,862	$445,235	$16,784,300

See accompanying notes to combined financial statements.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

ATLANTIC LAKESIDE PROPERTIES, LLC,

BLUE SKIES EL 600, LLC,

AND 260 G VENTURES LLC

COMBINED STATEMENT OF CASH FLOWS (NOTE 13)

Year ended December 31, 2007
(Restated)
Cash flows from operating activities:
Net income	$8,738,077
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,507,346
Depreciation of capitalized building	189,299
Gain on sale of aircraft	(1,235,820)
Changes in assets and liabilities:
Accounts receivable—trade	(433,586)
Inventories	(1,696,207)
Equipment spare parts inventory	(250,000)
Prepaid expenses and other current assets	(179,319)
Other assets	(366,483)
Accounts payable	136,076
Accrued expenses and taxes payable	50,741
Due to related parties	1,113,210

Net cash provided by operating activities	9,573,334

Cash flows from investing activities:
Capital expenditures	(3,145,886)
Equity investment in 260 G Ventures, LLC	76,000
Investment in marketable securities	(5,437,018)
Proceeds from sale of property and equipment	13,513,500

Net cash provided by investing activities	5,006,596

Cash flows from financing activities:
Distribution to stockholders’	(6,180,000)
Repayments of bank notes payable	(1,312,256)
Proceeds from bank notes payable	53,066
Loans from shareholders	250,000
Repayments of long-term debt	(12,826,206)
Repayments of capitalized lease	(110,656)

Net cash used in financing activities	(20,126,052)

Net decrease in cash and cash equivalents	(5,546,122)
Cash and cash equivalents, beginning of year	7,756,967

Cash and cash equivalents, end of year	$2,210,845

See accompanying notes to combined financial statements.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

ATLANTIC LAKESIDE PROPERTIES, LLC,

BLUE SKIES EL 600, LLC,

AND 260 G VENTURES LLC

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of financial statement presentation

The combined financial statements include the accounts of Atlantic Paper & Foil Corp. of NY, (“AP&F”), Consumer Licensing Corporation, (“CLC”), Atlantic Paper and Foil, LLC, Atlantic Paper and Foil of Georgia, LLC (“APFG”) and Atlantic Lakeside Properties, LLC (“ALP”), Blue Skies EL 600, LLC (Blue) and 260 G Ventures LLC (260 G). APFG and ALP were formed in December 2002 as part of a real property purchase and sale agreement between APFG, ALP and AP&F and an unrelated third party (See Note 3). The financial statements of these entities (collectively referred to as the “Company” or “Companies”) are being presented on a combined basis due to common ownership and control. All significant intercompany balances and transactions have been eliminated.

Description of business

AP&F, APFG, are engaged in the manufacture, conversion and sale of paper products and packaging material. ALP owns and manages the Thomaston Georgia facility. CLC was formed for the purpose of obtaining design licenses for tissue boxes and reselling them. CLC has had no activity since 2001 other than the settlement of certain liabilities. Blue is engaged in the charter of an airplane both for the companies benefit as well as for outside charters. 260 G is an investment company that currently has invested funds in a brokerage account with an investment bank (See Note 2(b)).

Revenue recognition

Sales are recognized upon the shipment of finished goods to customers. Allowances for cash discounts and returns are recorded in the period in which the related sale is recognized. Revenue is recognized for airplane charters when the service is provided and investment income is recognized when earned. There were no airplane charters to outside third parties in 2007.

Use of estimates

The financial statements are prepared in accordance with accounting principles generally accepted in the United States. The accounting principles used require the Companies to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting periods presented. The Company believes in the quality and reasonableness of its critical accounting policies; however, it is likely that materially different amounts would be reported under different conditions or using assumptions different from those that the Company has consistently applied.

Cash and cash equivalents

The Company considers all highly liquid cash instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts receivable

Accounts receivable are uncollateralized customer obligations due for products sold. The accounts receivable are due under normal trade terms requiring payment within 30 days from the invoice date. Management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible and any balances determined to be uncollectible are written off. Although no assurance can be given as to the collectibility of the accounts receivable, based on the information available, management believes all balances are collectible.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

Investments

Investments in marketable securities, which consist of debt and equity securities, are classified as available for sale under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, and are stated at fair market value. At December 31, 2007 the cost of marketable securities and short-term investments was approximately $5,437,000. Unrealized gains and losses are presented as a separate component of stockholder’s equity and member capital and in other comprehensive income.

Advertising costs

Advertising costs are charged to expense in the year incurred and amounted to approximately $653 for the year ended December 31, 2007.

Property, plant, equipment and depreciation

Property, plant and equipment is stated at cost. Depreciation is computed using both straight-line and accelerated methods over the estimated useful lives of the assets for both financial reporting and income tax purposes.

Long lived assets

Long lived assets are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. There were no impairment losses incurred through December 31, 2007.

Taxes on income

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under this standard, deferred taxes on income are provided for those items for which the reporting period and methods for income tax purposes differ from those used for financial statement purposes using the asset and liability method. Deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. For the year ended December 31, 2007, any deferred income tax liability (asset) resulting from temporary differences was immaterial.

The Company has elected to be taxed as an S Corporation or Partnership for federal tax purposes; therefore, federal taxes on the Company’s income are the responsibility of the individual stockholders or partners. The Company is liable for certain state taxes.

Concentrations of credit risk

Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of temporary cash investments and accounts receivable.

The Company places its temporary cash investments with financial institutions insured by the FDIC. At times, such investments were in excess of the FDIC insurance limit.

Concentrations of credit risk with respect to trade receivables are limited due to the diverse group of manufacturers, wholesalers and retailers to whom the Companies sell (see Note 10). The Companies review a customer’s credit history and other public information where available before extending credit. The Companies have not established an allowance for doubtful accounts as none is considered necessary, based upon factors such as the credit risk of specific customers, historical trends, other information and past bad debt history which has been immaterial and within the Companies expectations.

Shipping and handling costs

The Company follows Emerging Issues Task Force Statement No. 00-10, “Shipping and Handling Fees and Costs”, which requires that freight costs charged to customers be classified as revenues.

The Company has included freight out as a component of selling and delivery expenses which amounted to approximately $3,271,000 for the year ended December 31, 2007.

Fair value of financial instruments

The carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable, approximate fair value because of the current nature of these instruments. The carrying amounts of debt instruments approximate fair value based upon the terms of the instruments. The fair value of the loans due to and from affiliates and shareholders are difficult to estimate due to their related party nature.

Deferred financing costs

Eligible costs associated with obtaining debt financing are capitalized and amortized over the related term of the applicable debt instruments, which approximates the effective interest method. Amortization expense amounted to $39,075 for the year ended December 31, 2007.

Government grants

The Company treats grants subject to repayment provisions as a liability and amortizes such liability against the value of the assets purchased with the grant funds as the Company reaches the defined thresholds which no longer require repayment.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

ATLANTIC LAKESIDE PROPERTIES, LLC,

BLUE SKIES EL 600, LLC

AND 260 G VENTURES LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Inventories

Inventories are summarized as follows:

December 31, 2007
Raw materials	$5,175,306
Finished goods	2,572,023

7,747,329

Less: inventory reserves	327,629

$7,419,700

2. Related party transactions

a)	Terrapin Express Corp.

Terrapin Express Corp., a corporation related through common ownership, provides shipping and handling services to the Company. The Company purchased approximately $557,300 in shipping and handling services from this related party in 2007.

b)	260 G Ventures LLC

The members of 260 G effective October 31, 2007 assigned their membership interests to Atlantic Paper and Foil Corp. of N.Y. The operations of 260 G have been included in the combined financial statements effective as of that date.

c)	Atlantic Long Island Properties Inc.

AP&F and CLC on December 9, 2005 entered into a capital lease with Atlantic Long Island Properties, Inc. (“ALIP”) ending on January 31, 2026 (see Note 4(b)). Amounts due to ALIP at December 31, 2007 amounted to $940,626 and are expected to be paid in 2008.

3. Acquisition and financing of Thomaston facility

In December 2002, AP&F entered into an Agreement of Sale, as amended, with an unaffiliated third party to purchase a 330,000 square foot manufacturing and distribution facility in Thomaston, Georgia. In conjunction with this Agreement, ALP was established as a real estate holding company to manage the facility and concurrently, APFG was created to operate the facility in accordance with a sublease agreement by and among ALP and APFG. AP&F, ALP and APFG are all under common ownership and control.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

ATLANTIC LAKESIDE PROPERTIES, LLC,

BLUE SKIES EL 600, LLC

AND 260 G VENTURES LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

3. Acquisition and financing of Thomaston facility (Continued)

The purchase price paid, net of acquisition expenses of approximately $300,000, amounted to approximately $3.7 million. The financing of this transaction ($2.3 million) was achieved partially through $4 million of Industrial Development Authority (“IDA”) Series 2002A bonds issued by Thomaston-Upson County, through a certain lease agreement between ALP and the IDA (the remainder of the bond proceeds were used for equipment financing and closing costs) and a $1.7 million Edge Grant issued by the Thomaston Development Authority to AP&F (See Note 6(b)).

4. Property, plant and equipment

(a)	Property, plant and equipment consists of the following:

	December 31, 2007	Useful life years
Land	$1,940,000	—
Land improvements	260,865	15
Buildings and building improvements	7,268,122	7-39
Machinery, equipment and related production fixtures	25,128,965	3-7
Office furniture and equipment	392,259	3-7
Automobiles	571,698	5
Airplane	23,684,677	20

	59,246,586
Less: accumulated depreciation and amortization	18,753,266

Net property and equipment	$40,493,320

Property and building under capitalized lease—Gilpin

(b)	Property and building under capitalized lease—Gilpin (see Note 7 and 14) consists of the following:

	December 31, 2007	Useful Life Years
Land	$424,169	—
Building	3,817,524	39

	4,241,693
Less: accumulated depreciation	394,373

Net property and equipment	$3,847,320

Depreciation expense for the year ended December 31, 2007 amounted to $3,657,570.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

ATLANTIC LAKESIDE PROPERTIES, LLC,

BLUE SKIES EL 600, LLC

AND 260 G VENTURES LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

5. Bank notes payable; lines of credit and term loans

Bank notes, lines of credit and loans payable consists of the following:

December 31, 2007
Term note maturing November 2007(A)	$171,741
Term note maturing August 2009(B)	1,342,667
Term note maturing November 2009(C)	345,593
Term note maturing January 2010(D)	118,963
Term notes maturing through July 2012(E)	463,705

2,442,669
Less: current portion	1,205,832

$1,236,837

(A)	In May 2003, AP&F signed three term notes for $1,990,000, the proceeds of which were used to pay for equipment. The notes provide for 60 monthly payments of $38,361 each, including interest at the rate of 5.88% per annum.
(B)	In August 2004, ALP entered into a term note in the amount of $3,100,000 for the purchase of equipment. The note provides for 60 monthly payments of $60,402 each commencing December 2004, including interest at the rate of 5.98% per annum. The note is collateralized by the equipment.
(C)	In September 2004, AP&F entered into a term note in the amount of $820,000 for the purchase of equipment. The note provides for 60 monthly payments of $16,006 each commencing December 2004, including interest at the rate of 6.40% per annum. The note is collateralized by the equipment.
(D)	In January 2005, AP&F entered into a term note in the amount of $260,000 for the purchase of equipment. The note provides for 60 monthly payments of $5,112 each, commencing February 2005, including interest at the rate of 6.55% per annum. The note is collateralized by the equipment.
(E)	Various notes with maturity dates ranging from October 2007 through July 2012 were used to purchase automobiles and other equipment. The notes provide for monthly payments ranging from $380 to $1,604, with interest rates ranging from zero to 7.99% per annum.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

ATLANTIC LAKESIDE PROPERTIES, LLC,

BLUE SKIES EL 600, LLC

AND 260 G VENTURES LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

5. Bank notes payable; lines of credit and term loans (Continued)

Annual principal maturities of the Company’s bank notes payable are as follows:

Year ending December 31,
2008	$1,205,832
2009	1,035,853
2010	97,184
2011	79,322
2012	18,392
Thereafter	6,086

$2,442,669

Covenants

Certain of the debt agreement require, among other things, the maintenance of minimum tangible net worth amounts for the Company on a combined basis, as defined. The Company is in compliance with all its bank covenants as of December 31, 2007.

6. Long-term debt

Long-term debt consists of the following:

December 31, 2007
Second mortgage(A)	$4,750,000
GE Capital Loan—Airplane(C)	22,622,129
Thomaston Development Authority Edge Grant(B)	1,700,000
Mortgage payable—bank maturing December 2030(D)	4,464,825

33,536,954
Less: current portion	100,716

$33,436,238

(A)	Second mortgage

In September 2006, APFC NY entered into a second mortgage agreement in the amount of $4,750,000. The loan provides for interest only payments for the first twenty-four months, at the interest rate of 7.05%. After that, the agreement calls for monthly payments of principal and interest of $34,000 through September 2025 and a balloon payment in October 2025 for the remaining balance due.

(B)	Edge grant

Borrowings issued by the Thomaston Development Authority in connection with the Thomaston facility purchase are non-interest bearing and contain repayment features subject to minimum

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

ATLANTIC LAKESIDE PROPERTIES, LLC,

BLUE SKIES EL 600, LLC

AND 260 G VENTURES LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

6. Long-term debt (Continued)

annual levels of capital investment and employee workforce through 2010. Repayment of the Edge grant is predicated on a pro-rata portion of the above thresholds not being met through 2010. If the threshold criteria is met throughout the term of the grant, no repayment is warranted. At December 31, 2007, the entire grant has been classified as a long term debt. Although the Companies have achieved some investment and workforce levels through 2007, there is uncertainty as to whether they will achieve the investment and workforce thresholds as outlined in the agreement through 2010 and the impact that will have on the required repayment.

(C)	GE Capital loan—airplane

In November 2007, Blue Skies entered into a loan agreement for $22,622,129 in connection with an airplane purchase.

The loan provides for interest only payments for the first twelve months, at the interest rate of 6.16%. After that, the agreement calls for monthly payments of principal and interest of $200,910 through November 2016 and a balloon payment in December 2016 for the remaining balance due.

(D)	Mortgage payable—bank maturing December 2030

In December 2005, AP&F NY entered into a mortgage agreement in the amount of $4,624,027 to be used to refinance and consolidate previously existing debt. The loan provides for interest and principal payments in the amount of approximately $30,900. The loan bears interest of 6.4% per annum and the repayment term is through December 2030.

Annual principal maturities of long-term debt are as follows:

Year ending December 31,
2008	$100,716
2009	1,130,211
2010	1,292,517
2011	1,375,483
2012	1,463,782
Thereafter	28,174,245

$33,536,954

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

ATLANTIC LAKESIDE PROPERTIES, LLC,

BLUE SKIES EL 600, LLC

AND 260 G VENTURES LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

7. Capitalized lease—Gilpin

The Company leases property and a building from ALIP under a capital lease. The obligation under a capital lease at December 31, 2007 consist of the following:

December 31, 2007
Property and building lease expiring through January 2026, payable in monthly installments of $32,000 including imputed interest at a rate of 6.7%	$4,019,216

Less: current maturities of capital lease obligation	118,301

Obligation under capitalized lease, net of current maturities	$3,900,915

Future minimum payments under the obligation are as follows:

Year ending December 31,
2008	$384,000
2009	384,000
2010	384,000
2011	384,000
2012	384,000
Thereafter	$5,024,000

Total minimum lease payments	$6,944,000

Less: amount representing interest	2,924,784

Present value of net minimum lease payment	$4,019,216

8. Shareholders’ loans payable

Shareholders’ loans are subordinated to the banks, due on demand and are non-interest bearing (See Notes 5 and 6).

9. Commitments and contingencies

(a)	Operating leases

In April 2007, AP&F entered into a six-month operating lease for the use of a building in Hauppauge, New York for warehousing. In October 2007, the lease was extended through April 16, 2008. Minimum annual rentals under this lease amount to approximately $266,000 per annum.

Rental expense charged to operations was approximately $201,000 for the year ended December 31, 2007.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

ATLANTIC LAKESIDE PROPERTIES, LLC,

BLUE SKIES EL 600, LLC

AND 260 G VENTURES LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

9. Commitments and contingencies (Continued)

(b)	Litigation

The Company is a party to various litigation matters arising in the ordinary course of business. In the opinion of management, the outcome of these litigation matters will not have a material adverse effect on the Company’s financial position.

10. Significant concentrations

(a)	Major customers

During the year ended December 31, 2007, sales to three major customers accounted for approximately 51% of revenues and 58% of accounts receivable.

(b)	Major vendors

During the year ended December 31, 2007, the Company purchased approximately 66% of its merchandise from four major suppliers. If the Company’s relationship with these suppliers were disrupted, the Company believes it could purchase from other suppliers without negative impact on its business.

11. Common stock and additional paid-in capital

December 31, 2007
Common stock:
Atlantic Paper & Foil Corp. of NY—no par value, 200 shares authorized, 100 shares issued and outstanding	$500
Consumer Licensing Corporation—no par value, 200 shares, authorized, 100 shares issued and outstanding	5,000

$5,500
Additional paid-in capital:
Atlantic Paper & Foil Corp. of NY	$178,703

12. Tax expense and retained earnings

AP&F and CLC, accrual basis taxpayers, have elected to be treated as “S” Corporations and the shareholders have consented to include their respective shares of AP&F and CLC’s taxable income in their individual tax returns. In addition, Atlantic Paper & Foil, LLC, ALP, APFG, Blue and 260G have been organized as limited liability companies and accordingly, the members will include their respective membership interests of Atlantic Paper & Foil, LLC, ALP and APFG taxable income in their individual tax returns. The Company provides for certain New York State corporate-level income taxes.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

ATLANTIC LAKESIDE PROPERTIES, LLC,

BLUE SKIES EL 600, LLC

AND 260 G VENTURES LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

12. Tax expense and retained earnings (Continued)

Retained earnings at December 31, 2007 includes approximately $9,372,000 of previously taxed income which may be distributed tax-free to shareholders.

13. Statement of cash flows

(a)	Supplemental disclosures of cash flow information are as follows:

Cash paid during the year for:

Year ended December 31, 2007
Interest	$1,683,598

Taxes	$3,596

Non cash financing and investing activities:

(b)	During the year ended December 31, 2007, the Company purchased fixed assets with a total cost of $25,768,015, of which $22,622,129 was in exchange for debt instruments. (See Note 6).

(c)	Unrealized gain on marketable securities of $445,235 for December 31, 2007.

14. Restatement

Subsequent to the issuance of the 2007 combined financial statements, the predecessor auditors restated the 2006 combined financial statements to properly reflect a capital lease and related income statement adjustments and to accrue 2005 State of Georgia job tax credits.

In our originally issued 2007 combined financial statements we showed the above corrections as a prior period adjustment and also reflected as a prior period adjustment the 2006 State of Georgia job tax credits. We have restated our 2007 combined financial statements to reflect the 2006 job tax credits as a 2007 income statement adjustment in the amount of $399,000. The effect of the restatement increased net income for 2007 by the $399,000.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

ATLANTIC LAKESIDE PROPERTIES, LLC,

BLUE SKIES EL 600, LLC AND

260G VENTURES, LLC

COMBINED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,794,408	$2,210,845
Marketable securities	3,274,249	5,882,253
Accounts receivable—trade, net	7,719,758	8,402,933
Inventories, net	8,033,728	7,419,700
Prepaid expenses and other current assets	772,999	622,844

Total current assets	24,595,142	24,538,575
Property, plant and equipment, net	42,942,445	44,340,640
Other assets:
Deposits	131,804	197,474
Other assets	1,349,882	965,450

	1,481,686	1,162,924

Total assets	$69,019,273	$70,042,139

Liabilities and shareholders’ equity
Current liabilities:
Current maturities of bank notes and capital leases	$1,194,282	$1,324,133
Current maturities of long-term debt	563,550	100,716
Due to related parties	904,885	940,626
Shareholders’ loan payable	512,851	250,000
Accounts payable	8,099,847	8,416,888
Accrued expenses	2,064,815	1,776,486

Total current liabilities	13,340,230	12,808,849
Other liabilities:
Bank notes and capital leases, less current maturities	4,809,171	5,137,752
Long-term debt, less current maturities	32,922,752	33,436,238
Shareholders’ loans payable	1,875,000	1,875,000

Total other liabilities	39,606,923	40,448,990

Total liabilities	52,947,153	53,257,839
Commitments and contingencies (Note 8)
Shareholders’ equity:
Common stock, no par value, 400 shares authorized, 110 and 200 shares issued and outstanding, respectively, at June 30, 2008 and December 31, 2007	5,500	5,500
Additional paid-in capital	178,703	178,703
Accumulated other comprehensive (loss) income	(1,099,012)	445,235
Retained earnings	16,986,929	16,154,862

Total shareholders’ equity	16,072,120	16,784,300

Total liabilities and shareholders’ equity	$69,019,273	$70,042,139

See accompanying notes to combined financial statements.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

ATLANTIC LAKESIDE PROPERTIES, LLC,

BLUE SKIES EL 600, LLC

AND 260G VENTURES, LLC

COMBINED STATEMENTS OF OPERATIONS

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$26,070,771	$20,132,206	$46,393,771	$37,562,989
Cost of sales	19,601,144	14,786,793	35,442,220	27,868,922

Gross profit	6,469,627	5,345,413	10,951,551	9,694,067
Operating expenses:
Selling and delivery	1,663,201	1,400,984	3,031,985	2,553,272
General and administrative	1,747,987	899,282	3,525,475	2,615,536

Total operating expenses	3,411,188	2,300,266	6,557,460	5,168,808

Operating income	3,058,439	3,045,147	4,394,091	4,525,259
Other income (expenses):
Interest income	27,613	15,072	70,315	92,433
Interest expense	(476,755)	(430,346)	(1,079,704)	(851,788)
Other (expense) income, net	(5,538)	—	5,790	—

Total other expenses—net	(454,680)	(415,274)	(1,003,599)	(759,355)

Income before tax	2,603,759	2,629,873	3,390,492	3,765,904
Tax expense	375	—	3,425	126

Net income	$2,603,384	$2,629,873	$3,387,067	$3,765,778

See accompanying notes to combined financial statements.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

ATLANTIC LAKESIDE PROPERTIES, LLC,

BLUE SKIES EL 600, LLC

AND 260G VENTURES, LLC

COMBINED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30
	2008	2007
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$3,387,067	$3,765,778
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,919,538	1,546,440
Unrealized loss on securities	(1,544,247)	—
Changes in assets and liabilities:
Accounts receivable—trade	683,175	33,613
Inventories	(614,028)	(1,173,405)
Prepaid expenses and other current assets	2,457,849	(310,136)
Deposits and other assets	(354,503)	(6,728,066)
Accounts payable and accrued expenses	(28,712)	411,041

Total adjustments	2,519,072	(6,220,513)

Net cash provided by (used in) operating activities	5,906,139	(2,454,735)
Cash flows from investing activities
Capital expenditures, net	(521,343)	(1,583,598)

Net cash used in investing activities	(521,343)	(1,583,598)
Cash flows from financing activities
Distributions to stockholders	(2,555,000)	(4,030,000)
Stockholders loans	262,851	—
New borrowings	393,345	1,871,745
Repayment of bank notes payable and capital leases	(851,777)	(772,399)
Repayment of long-term debt	(50,652)	(269,816)

Net cash used in financing activities	(2,801,233)	(3,200,470)

Net increase (decrease) in cash and cash equivalents	2,583,563	(7,238,803)
Cash and cash equivalents, beginning of period	2,210,845	7,756,967

Cash and cash equivalents, end of period	$4,794,408	$518,164

See accompanying notes to combined financial statements.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

ATLANTIC LAKESIDE PROPERTIES, LLC,

BLUE SKIES EL 600, LLC AND

260G VENTURES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

June 30, 2008

1. Basis of Financial Statement Presentation

The accompanying unaudited interim combined financial statements include the accounts of Atlantic Paper & Foil Corp. of NY, (“AP&F NY”), Consumer Licensing Corporation, (“CLC”), Atlantic Paper & Foil, LLC (“AP&F LLC”), Atlantic Paper & Foil of Georgia, LLC (“APFG”), Atlantic Lakeside Properties, LLC (“ALP”) Blue Skies EL 600, LLC (“Blue”) and 260G Ventures, LLC (“260G”). APFG and ALP were formed in December 2002 as part of a real property purchase and sale agreement between APFG, ALP and AP&F NY and an unrelated third party. The financial statements of these entities (collectively referred to as the “Company” or “Companies”) are being presented on a combined basis due to common ownership and control. All significant intercompany balances and transactions have been eliminated.

These statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The Company believes the unaudited combined interim financial statements have been prepared on the same basis as its audited financial statements as of and for the year ended December 31, 2007 and include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. Operating results for the three and six months ended June 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standard Board (“FASB”) issued Financial Accounting Standards No. 157, “Fair Value Measurements” (“FAS 157”). The Company was required to adopt the provisions of FAS 157 effective January 1, 2008. FAS 157 provides a common fair value hierarchy for companies to follow in determining fair value measurements in the preparation of financial statements and expands disclosure requirements relating to how such fair value measurements were developed. FAS 157 clarifies the principle that fair value should be based on the assumptions that the marketplace would use when pricing an asset or liability, rather than company specific data. The adoption of FAS No. 157 did not have a material impact on the Company’s results of operations and financial position.

In February 2007, the FASB issued Financial Accounting Standards No.159, “The Fair Value Option for Financial Assets and Liabilities, Including an amendment of FASB Statement No. 115” (“FAS 159”). This Standard permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. FAS 159 was effective as of the beginning of fiscal 2009 and the Company chose not to adopt these fair value provisions.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

ATLANTIC LAKESIDE PROPERTIES, LLC,

BLUE SKIES EL 600, LLC AND

260G VENTURES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

June 30, 2008

1. Basis of Financial Statement Presentation (Continued)

In April 2009, the FASB issued FAS FAS 107-1 and Accounting Principles Board (APB) 28-1, “Interim Disclosures about Fair Value of Financial Instruments”. The FSP amends SFAS No. 107, “Disclosures about Fair Value of Financial Instruments” to require an entity to provide disclosures about fair value of financial instruments in interim financial information. This FSP is to be applied prospectively and is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of this FSP is not expected to have a significant impact on the Company’s combined financial statements.

In May 2009, the FASB issued SFAS 165, “Subsequent Events” (SFAS 165). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It should not result in significant changes in the subsequent events that an entity reports, either through recognition or disclosure in its financial statements. SFAS 165 introduces the concept of financial statements being available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. SFAS 165 will apply to both interim financial statements and annual financial statements after June 15, 2009. The Company does not anticipate that the adoption of SFAS 165 will have a significant impact on its disclosure.

2. Inventories

Inventories are summarized as follows:

	June 30, 2008	December 31, 2007
Raw materials	$5,335,747	$5,175,306
Finished goods	3,015,567	2,572,023

	8,351,311	7,747,329
Less: Inventory reserves	(317,586)	(327,629)

	$8,033,728	$7,419,700

3. Related Party Transactions

A corporation related through common ownership provides shipping and handling services to the Company. The Company purchased approximately $110,000 and $221,000 and $156,000 and $309,000 in shipping and handling services from this related party in the three and six months ended June 30, 2008 and 2007, respectively.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

ATLANTIC LAKESIDE PROPERTIES, LLC,

BLUE SKIES EL 600, LLC AND

260G VENTURES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

June 30, 2008

4. Bank Notes Payable and Capital Leases

Bank notes payable and capital leases consist of the following:

	June 30, 2008	December 31, 2007
Term note maturing May 2008(A)	$—	$171,741
Term note maturing August 2009(B)	1,014,872	1,342,667
Term note maturing November 2009(C)	259,475	345,593
Term note maturing January 2010(D)	91,903	118,963
Term notes maturing through July 2101(E)	676,150	463,705
Capitalized leases(F)	3,961,053	4,019,216

	6,003,453	6,461,885
Less: current portion	1,194,282	1,324,133

	$4,809,171	$5,137,752

(A)	In May 2003, APFG signed three term notes for $1,990,000, the proceeds of which were used to pay for equipment. The notes provides for 60 monthly payments of $38,361 each, including interest at the rate of 5.88% per annum.
(B)	In August 2004, ALP entered into a term note in the amount of $3,100,000 for the purchase of equipment. The note provides for 60 monthly payments of $60,402 each commencing December 2004, including interest at the rate of 5.98% per annum. The note is collateralized by the equipment.
(C)	In September 2004, AP&F NY entered into a term note in the amount of $820,000 for the purchase of equipment. The note provides for 60 monthly payments of $16,006 each commencing December 2004, including interest at the rate of 6.40% per annum. The note is collateralized by the equipment.
(D)	In January 2005, AP&F LLC entered into a term note in the amount of $260,000 for the purchase of equipment. The note provides for 60 monthly payments of $5,112 each, commencing February 2005, including interest at the rate of 6.55% per annum. The note is collateralized by the equipment.
(E)	Various notes with maturity dates ranging from October 2007 through May 2013 were used to purchase automobiles and other equipment. The notes provide for monthly payments ranging from $380 to $1,865, with interest rates ranging from zero to 7.99% per annum.
(F)	The Company leases property and a building from ALP under a capital lease, expiring in January 2026, payable in monthly installments of $32,000 including imputed interest at a rate of 6.7%.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

ATLANTIC LAKESIDE PROPERTIES, LLC,

BLUE SKIES EL 600, LLC AND

260G VENTURES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

June 30, 2008

5. Long-Term Debt

Long-term debt consists of the following:

	June 30, 2008	December 31, 2007
Second Mortgage(A)	4,750,000	4,750,000
GE Capital Loan—Airplane(C)	22,622,129	22,622,129
Thomaston Development Authority Edge Grant(B)	1,700,000	1,700,000
Mortgage payable—bank maturing December 2030(D)	4,414,173	4,464,825

	33,486,302	33,536,954
Less: current portion	563,550	100,716

	$32,922,752	$33,436,238

(A)	Second Mortgage:

In September 2006, APFC NY entered into a second mortgage agreement in the amount of $4,750,000. The loan provides for interest only payments for the first twenty-four months, at the interest rate of 7.05%. After that, the agreement calls for monthly payments of principal and interest of $34,200 through September 2025 and a balloon payment in October 2025 for the remaining balance due.

(B)	Edge Grant:

Borrowings issued by the Thomaston Development Authority in connection with the Thomaston facility purchase are non-interest bearing and contain repayment features subject to minimum annual levels of capital investment and employee workforce through 2010. Repayment of the Edge grant is predicated on a pro-rata portion of these criteria not being met through 2010. If the threshold criteria is met throughout the term of the grant, no repayment is warranted. At June 30, 2008 and December 31, 2007, the entire grant has been classified as a long-term debt. Although the Companies have achieved some investment and workforce levels through 2008, there is uncertainty as to whether they will achieve the investment and workforce thresholds as outlined in the agreement through 2010 and the impact that will have on the required repayment.

(C)	GE Capital Loan—Airplane:

In November 2007, Blue entered into a loan agreement for $22,622,129 in connection with an airplane purchase. The loan provides for interest only payments for the first twelve months, at the interest rate of 6.16%. After that, the agreement calls for monthly payments of principal and interest through November 2016 of $200,910 and a balloon payment in December 2016 for the remaining balance due.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

ATLANTIC LAKESIDE PROPERTIES, LLC,

BLUE SKIES EL 600, LLC AND

260G VENTURES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

June 30, 2008

5. Long-Term Debt (Continued)

(D)	Mortgage Payable—Bank Maturing December 2030:

In December 2005, AP&F NY entered into a mortgage agreement in the amount of $4,624,027 to be used to refinance and consolidate previously existing debt. The loan provides for interest and principal payments in the amount of approximately $30,900. The loan bears interest at 6.4% per annum and the repayment term is through December 2030.

6. Shareholders’ Loans Payable

Shareholders’ loans are subordinated to the banks, due on demand and non-interest bearing (Notes 4 and 5).

7. Comprehensive Income (Loss)

The components of comprehensive income (loss) for the three and six months ended June 30, 2008 and 2007 are as follows:

	Three Months Ended		Six Months Ended
	2008	2007	2008	2007
Net income	$2,603,384	$2,629,873	$3,387,067	$3,765,778
Change in unrealized loss on securities	(539,821)	—	(1,544,247)	—

Comprehensive income	$2,063,563	$2,629,873	$1,842,820	$3,765,778

8. Commitments and Contingencies

Through the normal course of operations, the Company is party to various litigation activities. Given the status of these procedures, the criteria for accrual of any potential loss have not been satisfied and therefore, the Company has not established an accrual for any such loss in the combined financial statements at June 30, 2008.

9. Taxes on Income

AP&F NY and CLC, accrual basis taxpayers, have elected to be treated as “S” Corporations and the shareholders have consented to include their respective shares of AP&F NY and CLC’s taxable income and loss in their individual tax returns. In addition, Atlantic Paper & Foil, LLC, ALP, APFG, Blue and 260G have been organized as limited liability companies and accordingly, the members will include their respective membership interests of Atlantic Paper & Foil, LLC, ALP, and APFG taxable income in their individual tax returns. The Company provides for certain New York State corporate-level income taxes.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

ATLANTIC LAKESIDE PROPERTIES, LLC,

BLUE SKIES EL 600, LLC AND

260G VENTURES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

June 30, 2008

10. Subsequent Event

On July 2, 2008, the Company consummated the sale of certain assets, and assumption of certain liabilities, of Atlantic Paper & Foil Corp. of N.Y., Atlantic Lakeside Properties, LLC, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC and Consumer Licensing Corporation (collectively, the “Sellers”) pursuant to a definitive asset purchase agreement between the Company and Cellu Tissue Holdings, Inc. The aggregate purchase price paid was $68,000,000, including a cash payment at closing of $61,700,000 and the issuance of a promissory note by Cellu Tissue Holdings, Inc. to Atlantic Paper & Foil Corp. of N.Y. in the aggregate principal amount equal of $6,300,000 plus the assumption of certain liabilities.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors

Atlantic Paper & Foil Corp. of NY,

Consumer Licensing Corporation,

Atlantic Paper & Foil, LLC,

Atlantic Paper & Foil of Georgia, LLC,

and Atlantic Lakeside Properties, LLC

Hauppauge, New York

We have audited the accompanying combined balance sheet of Atlantic Paper & Foil Corp. of NY, Consumer Licensing Corporation, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC and Atlantic Lakeside Properties, LLC (collectively the “Companies”) as of December 31, 2006 and the related combined statements of operations, changes in shareholders’ equity and members’ capital and cash flows for each of the two years in the period ended December 31, 2006. These financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Companies’ internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Companies at December 31, 2006 and the combined results of their operations and their cash flows for each of the two years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Hartford, Connecticut

September 18, 2008

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

AND ATLANTIC LAKESIDE PROPERTIES, LLC

COMBINED BALANCE SHEET

DECEMBER 31, 2006

Assets
Current assets:
Cash and cash equivalents	$7,756,967
Accounts receivable—trade, net of allowance for uncollectible amounts of $28,715	7,969,347
Inventories, net	5,723,493
Prepaid expenses and other current assets	108,525
Due from related parties	172,584

Total current assets	21,730,916
Property, plant and equipment, net	34,507,878
Other assets:
Deposits	452,598
Other assets	467,915

920,513

Total assets	$57,159,307

Liabilities and shareholders’ equity and members’ capital
Current liabilities:
Current maturities of bank notes and loans payable	$1,394,110
Current maturities of capital lease obligation	110,656
Current maturities of long-term debt	527,567
Accounts payable	8,280,812
Accrued expenses	1,725,745

Total current liabilities	12,038,890
Commitments and contingencies (Note 14)
Other liabilities:
Bank notes and loans payable, less current maturities	2,307,749
Long-term debt, less current maturities	23,213,464
Capital lease obligation	4,019,216
Shareholders’ loans payable	1,875,000

Total other liabilities	31,415,429

Total liabilities	43,454,319
Shareholders’ equity and members’ capital:
Common stock, no par value, 400 shares authorized, 110 shares issued and outstanding	5,500
Additional paid-in capital	178,703
Retained earnings and members’ capital	13,520,785

Total shareholders’ equity and member’s capital	13,704,988

Total liabilities and shareholders’ equity and members’ capital	$57,159,307

See accompanying notes to combined financial statements.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

AND ATLANTIC LAKESIDE PROPERTIES, LLC

COMBINED STATEMENTS OF OPERATIONS

	Years ended December
	2006	2005
Net sales	$71,348,191	$66,332,185
Cost of sales	51,747,467	49,786,828

Gross profit	19,600,724	16,545,357
Operating expenses:
Selling and delivery	4,849,973	4,498,612
General and administrative	4,516,050	3,850,186

Total operating expenses	9,366,023	8,348,798

Operating income	10,234,701	8,196,559
Other income (expenses):
Interest income	110,666	16,210
Interest expense	(1,164,834)	(845,469)
Other income (expense), net	(110,000)	13,315

Total other expenses—net	(1,164,168)	(815,944)

Income before tax expense	9,070,533	7,380,615
Tax expense	425	200

Net income	$9,070,108	$7,380,415

See accompanying notes to combined financial statements.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

AND ATLANTIC LAKESIDE PROPERTIES, LLC

COMBINED STATEMENTS OF SHAREHOLDERS’ EQUITY

AND MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

	Common stock	Additional paid-in capital	Retained earnings and members’ capital	Total shareholders’ equity and members’ capital
Balance, December 31, 2004	$5,500	$178,703	$5,430,787	$5,614,990
Net income			7,380,415	7,380,415
Distributions to stockholders			(4,667,000)	(4,667,000)

Balance, December 31, 2005	5,500	178,703	8,144,202	8,328,405
Net income			9,070,108	9,070,108
Distributions to stockholders			(3,693,525)	(3,693,525)

Balance, December 31, 2006	$5,500	$178,703	$13,520,785	$13,704,988

See accompanying notes to combined financial statements.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

AND ATLANTIC LAKESIDE PROPERTIES, LLC

COMBINED STATEMENTS OF CASH FLOWS

	Years ended December
	2006	2005
Cash flows from operating activities
Net income	$9,070,108	$7,380,415
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,017,688	2,470,594
Changes in assets and liabilities:
Accounts receivable—trade	(1,093,287)	(1,134,931)
Inventories	309,507	(1,088,351)
Prepaid expenses and other current assets	171,791	(229,196)
Deposits and other assets	(795,387)	154,456
Accounts payable	(128,742)	(2,715,373)
Accrued expenses and taxes payable	(179,002)	811,917
Due from related parties	(172,584)	4,071,055

Total adjustments	1,129,984	2,340,171

Net cash provided by operating activities	10,200,092	9,720,586
Cash flows from investing activities
Capital expenditures	(13,620,015)	(1,405,003)
Proceeds from sale of property and equipment	67,339	60,000

Net cash used in investing activities	(13,552,676)	(1,345,003)
Cash flows from financing activities
Distributions to stockholders	(3,693,525)	(4,667,000)
Repayment of bank notes payable	(1,560,084)	(1,789,601)
Proceeds from bank notes payable	293,017	338,414
Proceeds from long-term debt	17,602,058
Repayment of long-term debt	(4,194,517)	(533,836)
Principal payment under capital lease obligation	(111,821)

Net cash (used in) provided by financing activities	8,335,128	(6,652,023)

Net increase in cash and cash equivalents	4,982,544	1,723,560
Cash and cash equivalents, beginning of year	2,774,423	1,050,863

Cash and cash equivalents, end of year	$7,756,967	$2,774,423

See accompanying notes to combined financial statements.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

AND ATLANTIC LAKESIDE PROPERTIES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2006

1. Basis of financial statement presentation

The combined financial statements include the accounts of Atlantic Paper & Foil Corp. of NY, (“AP&F NY”), Consumer Licensing Corporation, (“CLC”), Atlantic Paper & Foil, LLC (“AP&F LLC”), Atlantic Paper & Foil of Georgia, LLC (“APFG”) and Atlantic Lakeside Properties, LLC (“ALP”). APFG and ALP were formed in December 2002 as part of a real property purchase and sale agreement between APFG, ALP and AP&F and an unrelated third party (Note 4). The financial statements of these entities (collectively referred to as the “Company” or “Companies”) are being presented on a combined basis due to common ownership and control. All significant intercompany balances and transactions have been eliminated.

2. Summary of significant accounting policies

Description of business

The Companies, except ALP, are engaged in the manufacture, conversion and sale of paper products and packaging material. ALP owns and manages the Thomaston Georgia facility.

Revenue recognition

Sales are recognized upon the shipment of finished goods to customers. Allowances for cash discounts and returns are recorded in the period in which the related sale is recognized.

Use of estimates

The financial statements are prepared in accordance with accounting principles generally accepted in the United States. The accounting principles used require the Companies to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting periods presented. The Company believes in the quality and reasonableness of its critical accounting policies and estimates; however, actual results could differ materially from the estimates made.

Cash and cash equivalents

The Company considers all highly liquid cash instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts receivable

Accounts receivable are uncollateralized customer obligations due for products sold. The accounts receivable are due under normal trade terms requiring payment within 30 days from the invoice date. Management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible and any balances determined to be uncollectible are written

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

AND ATLANTIC LAKESIDE PROPERTIES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2006

2. Summary of significant accounting policies (Continued)

off. Although no assurance can be given as to the collectibility of the accounts receivable, based on the information available, management believes all balances and reserves are fairly stated and reasonable.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

Advertising costs

Advertising costs are charged to expense in the year incurred and amounted to approximately $2,240 and $3,400 for the years ended December 31, 2006 and 2005, respectively.

Property, plant, equipment and depreciation

Property, plant and equipment is stated at cost. Depreciation is computed using both straight-line and accelerated methods over the estimated useful lives of the assets as follows: land improvements 15 years; buildings and improvements 7-39 years; machinery and equipment 3-7 years; office furniture and fixtures 3-7 years; automobiles 5 years and aircraft 20 years.

Long-lived assets

Long-lived assets are evaluated annually for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written-down to fair value. No such impairment existed in 2006.

Taxes on income

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes . Under this standard, deferred taxes on income are provided for those items for which the reporting period and methods for income tax purposes differ from those used for financial statement purposes using the asset and liability method. Deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

The Company has elected to be taxed as an S Corporation or Partnership for federal tax purposes; therefore, federal taxes on the Company’s income are the responsibility of the individual stockholders or partners. The Company is liable for certain state taxes.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

AND ATLANTIC LAKESIDE PROPERTIES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2006

2. Summary of significant accounting policies (Continued)

Concentrations of credit risk

Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of temporary cash investments and accounts receivable.

The Company places its temporary cash investments with financial institutions insured by the Federal Deposit Insurance Corporation (“FDIC”). At times, such investments were in excess of the FDIC insurance limit.

Concentrations of credit risk with respect to trade receivables are limited due to the diverse group of manufacturers, wholesalers and retailers to whom the Companies sell, other than as it relates to our major customers (Note 10). The Companies review a customer’s credit history and other public information where available before extending credit. The Companies establish an allowance for doubtful accounts based upon factors such as the credit risk of specific customers, historical trends, other information and past bad debt history. Actual bad debt write-offs have historically been within the Companies’ expectations.

Shipping and handling costs

The Company includes freight out as a component of selling and delivery expenses which amounted to approximately $2,941,000 and $2,529,000 for the years ended December 31, 2006 and 2005, respectively. Freight in costs are included in costs of sales.

Fair value of financial instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and bank debt approximate fair value; given the current nature of these instruments.

Deferred financing costs

Eligible costs associated with obtaining debt financing are capitalized and amortized over the related term of the applicable debt instruments, approximating the effective interest method.

Government grants

The Company treats a grant received for the purchase of machinery and equipment and employment incentives, which is subject to defined repayment conditions, as a liability. The Company will reduce the liability against the depreciation recognized associated with the assets purchased with the grant funds and the compensation expense recognized, as the Company reaches the defined capital expenditure and employment thresholds and therefore, satisfies the conditions for which repayment is no longer required.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

AND ATLANTIC LAKESIDE PROPERTIES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2006

3. Inventories

Inventories as of December 31, 2006 are summarized as follows:

Raw materials	$2,923,555
Finished goods	3,059,938

5,983,493

Less: inventory reserves	(260,000)

$5,723,493

4. Related party transactions

A corporation related through common ownership provides shipping and handling services to the Company. The Company purchased approximately $575,000 and $439,000 in shipping and handling services from this related party in 2006 and 2005, respectively.

Prior to 2006, the Company purchased and sold paper products to an affiliate, in which the Company’s shareholders have a 100% equity interest. During 2005, the Company purchased and sold approximately $1,733,000 and $8,000, respectively.

As of December 31, 2006, the Company had a due from Atlantic Paper Mills of New Hampshire, LLC, an affiliate, of approximately $173,000, which was primarily to fund the operations of the mill.

5. Property, plant and equipment

Property, plant and equipment as of December 31, 2006 consists of the following:

Land and land improvements	$2,617,534
Buildings and building improvements	11,085,646
Machinery, equipment and production fixtures	23,186,640
Office furniture and equipment	320,888
Automobiles	556,913
Airplane	12,852,058

50,619,679

Less: accumulated depreciation and amortization	16,111,801

Net property and equipment	$34,507,878

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

AND ATLANTIC LAKESIDE PROPERTIES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2006

5. Property, plant and equipment (Continued)

Depreciation and amortization expense totaled $3,017,688 and $2,470,594 for the years ended December 31, 2006 and 2005, respectively, which includes the amortization of the capitalized lease.

Property and building under capitalized lease consists of the following as of December 31, 2006:

Land	$424,169
Buildings	3,817,524

4,241,693

Less: accumulated amortization	(205,074)

Net property and equipment	$4,036,619

6. Bank notes payable and term loans

Bank notes payable and term loans as of December 31, 2006 consist of the following:

Term note maturing November 2007(A)	$607,961
Term note maturing August 2009(B)	1,969,712
Term note maturing November 2009(C)	953,742
Term note maturing January 2010(D)	170,444

3,701,859

Less: current portion	1,394,110

$2,307,749

(A)	In May 2003, APFG signed three term notes for $1,990,000, the proceeds of which were used to pay for equipment. The notes provides for 60 monthly payments of $38,361 each, including interest at the rate of 5.88% per annum.
(B)	In August 2004, ALP entered into a term note in the amount of $3,100,000 for the purchase of equipment. The note provides for 60 monthly payments of $60,402 each commencing December 2004, including interest at the rate of 5.98% per annum. The note is collateralized by the equipment.
(C)	In September 2004, AP&F NY entered into a term note in the amount of $820,000 for the purchase of equipment. The note provides for 60 monthly payments of $16,006 each commencing December 2004, including interest at the rate of 6.40% per annum. The note is collateralized by the equipment.
(D)	In January 2005, AP&F LLC entered into a term note in the amount of $260,000 for the purchase of equipment. The note provides for 60 monthly payments of $5,112 each, commencing February 2005, including interest at the rate of 6.70% per annum. The note is collateralized by the equipment.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

AND ATLANTIC LAKESIDE PROPERTIES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2006

6. Bank notes payable and term loans (Continued)

Annual principal maturities of the Company’s bank notes payable and term loans are as follows:

Year ending December 31:
2007	$1,394,110
2008	1,159,418
2009	1,021,844
2010	71,734
2011	54,753

$3,701,859

7. Long-term debt

Long-term debt as of December 31, 2006 consists of the following:

Second mortgage(A)	$4,750,000
GE Capital loan—airplane(B)	12,743,643
Thomaston Development Authority edge grant(C)	1,700,000
Mortgage payable—bank maturing December 2030(D)	4,547,388

23,741,031
Less: current portion	527,567

$23,213,464

(A)	Second mortgage:

In September 2006, APFC NY entered into a second mortgage agreement in the amount of $4,750,000. The loan provides for interest only payments for the first twenty-four months, at the interest rate of 7.05%. After that, the agreement calls for monthly payments of principal and interest of $34,200 through September 2025 and a balloon payment in October 2025 for the remaining balance due.

(B)	GE Capital loan—airplane:

In September 2006, AP&F LLC entered into a loan agreement for $12,852,000 in connection with an airplane purchase. The loan provides for monthly payments of principal and interest through August 2016 of $107,200 and a balloon payment in September 2016 for the remaining balance due. The loan bears interest at 6.65% per annum.

(C)	Edge grant:

Borrowings issued by the Thomaston Development Authority in connection with the Thomaston facility purchase are non-interest bearing and contain repayment features subject to minimum annual levels of capital investment and employee workforce through 2010. Repayment of the Edge grant is predicated on a pro-rata portion of the above thresholds not being met through

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

AND ATLANTIC LAKESIDE PROPERTIES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2006

7. Long-term debt (Continued)

2010. If the threshold criteria is met throughout the term of the grant, no repayment is warranted. At December 31, 2006 and 2005, the entire grant has been classified as a long-term debt. Although the Companies have achieved some investment and workforce levels through 2006, there is uncertainty as to whether they will achieve the investment and workforce thresholds as outlined in the agreement through 2010 and the impact that will have on the required repayment.

(D)	Mortgage payable—bank maturing December 2030:

In December 2005, AP&F NY entered into a mortgage agreement in the amount of $4,624,027 to be used to refinance and consolidate previously existing debt. The loan provides for interest and principal payments in the amount of approximately $30,900. The loan bears interest at 6.4% per annum and the repayment term is through December 2030.

Annual principal maturities of long-term debt are as follows:

Year ending December 31:
2007	$527,567
2008	590,885
2009	689,492
2010	736,856
2011	787,476
Thereafter	20,408,755

$23,741,031

8. Shareholders’ loans payable

Shareholders’ loans are subordinated to the banks, due on demand and are non-interest bearing (Notes 6 and 7).

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

AND ATLANTIC LAKESIDE PROPERTIES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2006

9. Leases

In April 2002, AP&F and CLC entered into a ten year operating lease with Atlantic Long Island Properties, Inc. (“ALIP”), a related party, for the use of certain land and buildings in Hauppauge, New York for manufacturing and warehousing. In December of 2005, the lease was amended to extend the term through January 31, 2026. In accordance with SFAS No. 13, Accounting for Leases, the modification resulted in a change in lease type from operating to capital. Accordingly, the land and building values were capitalized concurrently with the corresponding capital lease obligation. The lease is payable in monthly installments of $32,000 including imputed interest at a rate of 6.7%. As of December 31, 2006, the obligation under the capital lease was $4,129,872, of which $110,656 was current. Future minimum lease payments under the obligation are as follows:

Year ending December 31:
2007	$384,000
2008	384,000
2009	384,000
2010	384,000
2011	384,000
Thereafter	5,408,000

Total minimum lease payments	7,328,000

Less: amount representing interest	3,198,128

Present value of net minimum lease payments	4,129,872

Less: current maturities	110,656

Non-current lease obligation	$4,019,216

Rental expense charged to operations for the operating lease was approximately $78,000 and $516,000 for the years ended December 31, 2006 and 2005, respectively.

10. Major customers and suppliers

During the years ended December 31, 2006 and 2005, the Company had three customers with net sales exceeding 10% of combined net sales for the respective year. In 2006, Dolgen, ALDI, and Wakefern accounted for 28.8%, 15.8%, and 11.8%, respectively, of net sales, while in 2005, these same three customers accounted for 33.4%, 15.7%, and 11.7%, respectively, of net sales.

The Company had three suppliers with purchases exceeding 10% of combined purchases during the years ended December 31, 2006 and 2005. In 2006, Trebor, Inc., Erving Paper Mills, and Irving Tissue Co. accounted for 27.9%, 14.6%, and 14.5%, respectively, of combined purchases, while in 2005, these same three suppliers accounted for 20.9%, 14.1%, and 10.8%, respectively, of combined purchases.

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

AND ATLANTIC LAKESIDE PROPERTIES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2006

11. Common stock and additional paid-in capital

Common stock and additional paid-in capital as of December 31, 2006 consists of the following:

Common stock:
Atlantic Paper & Foil Corp. of NY—no par value, 200 shares authorized, 10 shares issued and outstanding	$500
Consumer Licensing Corporation—no par value, 200 shares, authorized, 100 shares issued and outstanding	5,000

$5,500

Additional paid-in capital:
Atlantic Paper & Foil Corp. of NY	$178,703

The limited liability company agreements of AP&F LLC, APFG, and ALP, provide that the Members of the respective entities are not liable for the liabilities of these entities beyond amounts contributed.

12. Taxes on income

AP&F NY and CLC, accrual basis taxpayers, have elected to be treated as “S” Corporations and the shareholders have consented to include their respective shares of AP&F NY and CLC’s taxable income and loss in their individual tax returns. In addition, AP&F LLC, ALP and APFG have been organized as limited liability companies, which have elected to be treated as partnerships for tax purposes and accordingly, the members will include taxable income and loss from their respective membership interests of AP&F LLC, ALP and APFG in their individual tax returns. The Company provides for certain New York State corporate-level income taxes.

13. Statement of cash flows

(a)	Supplemental disclosures of cash flow information are as follows:

Cash paid during the year for:

	Years Ended December
	2006	2005
Interest	$1,164,834	$845,469

Taxes	$425	$200

ATLANTIC PAPER & FOIL CORP. OF NY,

CONSUMER LICENSING CORPORATION,

ATLANTIC PAPER & FOIL, LLC,

ATLANTIC PAPER & FOIL OF GEORGIA, LLC,

AND ATLANTIC LAKESIDE PROPERTIES, LLC

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

December 31, 2006

13. Statement of cash flows (Continued)

(b)	Supplemental disclosures of non-cash investing and financing activities as follows:

	Years Ended December
	2006	2005
Capital lease	$4,241,693	—

14. Commitments and contingencies

Through the normal course of operations, the Company is party to various litigation activities. Given the status of these procedures, the criteria for accrual of any potential loss have not been satisfied and therefore, the Company has not established an accrual for any such loss in the combined financial statements at December 31, 2006.

Through and including            , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

             Shares

Common Stock

PROSPECTUS

Goldman, Sachs & Co.

J.P. Morgan

BofA Merrill Lynch

Baird

William Blair & Company

D.A. Davidson & Co.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all fees and expenses, other than underwriting discounts and commissions, payable solely by the registrant in connection with the offer and sale of the securities being registered. All amounts shown are estimated except for the registration fee of the Securities and Exchange Commission and the listing fee of the New York Stock Exchange.

SEC registration fee	$8,296
FINRA filing fee	13,000
NYSE listing fee	126,816
Accounting fees and expenses	493,000
Legal fees and expenses	1,863,000
Printing fees and expenses	400,000
Transfer agent and registrar fees and expenses	5,000
Blue sky fees and expenses	5,000
Miscellaneous	79,000

Total	$2,993,112

Item 14.	Indemnification of Directors and Officers.

Cellu Tissue Holdings, Inc. is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

•

to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

•

the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•

the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 14, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Registrant, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each of the registrants incorporated in Delaware under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). Cellu Tissue may, in its discretion, similarly indemnify its employees and agents.

The amended and restated bylaws of Cellu Tissue provide that, to the fullest extent permitted by the DGCL, Cellu Tissue will indemnify any and all persons whom it has the power to indemnify from and against any and all of the expenses, liabilities or other matters referred to in Section 145 of the DGCL. In addition, the amended and restated certificate of incorporation of Cellu Tissue relieves its directors from monetary damages to it or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for acts or omissions not to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

Cellu Tissue anticipates entering into indemnification agreements with its directors and officers to provide such officers and directors with additional contractual assurances regarding the scope of their indemnification. Cellu Tissue also intends to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15.	Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, we issued and sold the following securities that were not registered under the Act:

1.	In June 2006, in connection with the 2006 Merger described elsewhere in the prospectus that forms a part of this registration statement, an aggregate of 43,002 shares of Cellu Parent Corporation Series A preferred stock were issued to Weston Presidio V, L.P. and RGIP LLP and 983.8498 shares of common stock of Cellu Paper Holdings, Inc. were exchanged for an aggregate of 2,868 shares of Cellu Parent Corporation Series A preferred stock and issued to Russell C. Taylor, our president, chief executive officer and director, Taylor Investment Partners (an affiliate of Mr. Taylor), Chipping Wood Fund, LLC (an affiliate of Mr. Taylor), Steven D. Ziessler, our chief operating officer and Dianne M. Scheu, our former senior vice president, finance and chief financial officer, and 6,476 shares of Cellu Parent Corporation common stock were issued to Messrs. Taylor and Ziessler and Ms. Scheu.

2.	In connection with the 2006 Merger, Cellu Parent Corporation was required to pay up to $35.0 million, in cash and shares of Cellu Parent Corporation Series A preferred stock, of contingent consideration to our former shareholders and to Messrs. Taylor and Ziessler, Taylor Investment Partners and Chipping Wood Fund, LLC in the event financial targets were met. All financial targets were met, $13.7 million in cash was paid to our former shareholders and 1,272 shares of Cellu Parent Corporation Series A preferred stock (which was valued at approximately $1.3 million) were issued to Messrs. Taylor and Ziessler, Taylor Investment Partners and Chipping Wood Fund, LLC on August 29, 2008. In order to fund a portion of the cash payment on August 29, 2008, Cellu Parent Corporation issued 6,700 shares of its Series A preferred stock to Weston Presidio V, L.P. for approximately $6.7 million. The second payment of $15.0 million, consisting of $13.7 million in cash paid to our former shareholders and 1,274 shares of Cellu Parent Corporation Series A preferred stock (which was valued at approximately $1.3 million) issued to Messrs. Taylor and Ziessler, Taylor Investment Partners and Chipping Wood Fund, LLC, was made on August 28, 2009. The final payment of $5.0 million, consisting of $4.6 million in cash paid to our former shareholders and 425 shares of Cellu Parent Corporation Series A preferred stock (which was valued at approximately $0.4 million) issued to Messrs. Taylor and Ziessler, Taylor Investment Partners and Chipping Wood Fund, LLC, was made on November 24, 2009.

3.

In March 2007, in connection with the acquisition of CityForest Corporation described elsewhere in the prospectus that forms a part of this registration statement, Cellu Tissue issued $20.3 million in aggregate principal amount of its 9 3/4% senior secured notes due 2010 for aggregate proceeds of $20.0 million, which proceeds were used to fund a portion of the purchase price in the transaction.

4.	In July 2008, in connection with the APF Acquisition described elsewhere in the prospectus that forms a part of this registration statement, Weston Presidio V, L.P., Messrs. Taylor and Ziessler and David J. Morris, our chief financial officer, Stanley W. Trevisan, our vice president of manufacturing, and RGIP LLP purchased an aggregate of $15.0 million in shares (consisting of 10,061 shares) of Cellu Parent Corporation’s Series B preferred stock, the proceeds of which were used to fund a portion of the purchase price payable in the APF Acquisition.

5.

In July 2008, in connection with the APF Acquisition, Cellu Tissue issued $40.0 million in aggregate principal amount of its 9 3/4% senior secured notes due 2010 for aggregate proceeds of $36.9 million, which proceeds were used to fund a portion of the purchase price in the transaction.

6.

In June 2009, Cellu Tissue issued $255 million in aggregate principal amount of 11 1/2% senior secured notes due 2014, in which J.P. Morgan Securities Inc. and Goldman, Sachs & Co. acted as initial purchasers, for aggregate proceeds of $245.7 million, which proceeds were used to redeem all of Cellu Tissue’s outstanding 9 3/4% senior secured notes due 2010 and fund the contingent earnout payment made on August 28, 2009 described in paragraph 2 above.

7.	Since October 1, 2006, Cellu Parent Corporation has granted stock options to purchase an aggregate of 4,793 shares of Cellu Parent Corporation common stock to employees at exercise prices ranging from $426.69 to $979.25 under the 2006 Stock Option and Restricted Stock Plan.

8.	Since October 1, 2006, Cellu Parent Corporation has issued an aggregate of 1,000 shares of restricted stock to employees pursuant to the 2006 Stock Option and Restricted Stock Plan.

9.	In connection with the reorganization transactions described elsewhere in the prospectus that forms a part of this registration statement, the holders of Cellu Parent Corporation’s outstanding Series A preferred stock will ultimately receive an aggregate of 12,729,233 shares of Cellu Tissue common stock, the holders of Cellu Parent Corporation’s outstanding Series B preferred stock will ultimately receive an aggregate of 2,620,410 shares of Cellu Tissue common stock and the holders of Cellu Parent Corporation’s common stock will receive an aggregate of 1,082,913 shares of Cellu Tissue common stock.

The transactions described above were completed without registration under the Act as follows:

•

the transactions described in paragraphs 1, 2, 4 and 5 were effected in reliance on the exemptions afforded by Regulation D promulgated under the Act, as each such person was an “accredited investor” as defined in Regulation D;

•	the transaction described in paragraph 3 was effected in reliance on the exemptions afforded by Section 4(2) of the Act, as it did not involve any public offering;

•

the sale of the senior secured notes described in paragraph 6 to the initial purchasers was effected in reliance on the exemption afforded by Section 4(2) of the Act, and the resale of such notes to investors was effected in reliance on the exemptions afforded by Rule 144A promulgated under the Act for private resales of securities to qualified institutional buyers and Regulation S promulgated under the Act for offerings of securities outside of the United States;

•	the transactions described in paragraphs 7 and 8 were effected in reliance on the exemptions afforded by Rule 701 promulgated under the Act; and

•	the transactions described in paragraph 9 are anticipated to be effected in reliance on the exemptions afforded by Section 4(2) of the Act and/or Regulation D promulgated under the Act.

Item 16.	Exhibits and Financial Statements.

(a) The exhibits listed below in the “Index to Exhibits” are part of this Registration Statement on Form S-1 and are numbered in accordance with Item 601 of Regulation S-K.

(b) Financial Statement Schedules: Schedule II—Valuation of qualifying accounts of Cellu Tissue Holdings, Inc.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on January 7, 2010.

Cellu Tissue Holdings, Inc.

By:	/s/ Russell C. Taylor
Russell C. Taylor
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title

/s/ Russell C. Taylor Russell C. Taylor	President, Chief Executive Officer and Director (Principal Executive Officer)

* David J. Morris	Senior Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

* R. Sean Honey	Chairman of the Board of Directors

* David L. Ferguson	Director

*By:	/s/ Russell C. Taylor
Russell C. Taylor Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.
1.1†	Form of Underwriting Agreement

3.1†	Form of Amended and Restated Certificate of Incorporation of Cellu Tissue Holdings, Inc.

3.2†	Form of Amended and Restated Bylaws of Cellu Tissue Holdings, Inc.

4.1†	Form of Stock Certificate for Common Stock

4.2†	Indenture, dated as of June 3, 2009, by and among Cellu Tissue, the Subsidiary Guarantors (as defined therein) and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 of Cellu Tissue’s Current Report on Form 8-K dated June 3, 2009) and schedules and exhibits thereto

4.3	Form of 11 1/2% Senior Secured Exchange Note due 2014 (included in Exhibit 4.2 hereto)

4.4	Form of Subsidiary Guarantee (included in Exhibit 4.2 hereto)

4.5†	Registration Rights Agreement, dated June 12, 2006, by and among Cellu Parent Corporation and each of the stockholders party thereto

5.1**	Opinion of King & Spalding LLP regarding legality of securities being offered

10.1	Employment Agreement, dated June 12, 2006, between Russell Taylor and Cellu Tissue (incorporated by reference to Exhibit 10.1 of Cellu Tissue’s Quarterly Report on Form 10-Q for the quarter ended May 25, 2006)

10.2	Employment Agreement, dated June 12, 2006, between Dianne Scheu and Cellu Tissue (incorporated by reference to Exhibit 10.2 of Cellu Tissue’s Quarterly Report on Form 10-Q for the quarter ended May 25, 2006)

10.3	Employment Agreement, dated June 12, 2006, between Steven Ziessler and Cellu Tissue (incorporated by reference to Exhibit 10.3 of Cellu Tissue’s Quarterly Report on Form 10-Q for the quarter ended May 25, 2006)

10.4	Cellu Parent Corporation 2006 Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.1 of Cellu Tissue’s Current Report on Form 8-K, filed with the SEC on June 16, 2006)

10.5	Management Agreement, dated June 12, 2006, by and among Cellu Parent Corporation, Cellu Acquisition Corporation, Cellu Tissue and Weston Presidio Service Company, LLC (incorporated by reference to Exhibit 10.2 of Cellu Tissue’s Current Report on Form 8-K, filed with the SEC on June 16, 2006)

10.6	Shareholders Agreement, dated as of June 12, 2006, among Cellu Parent Corporation and each of the Security Holders (incorporated by reference to Exhibit 10.8 to Cellu Tissue’s Annual Report on Form 10-K, filed with the SEC on May 8, 2009)

10.7	Cellu Paper Holdings 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 of Cellu Tissue’s Registration Statement on Form S-4 dated September 3, 2004 (No. 333-118829))

10.8	Bonus Agreement, dated as of March 27, 2006, between Cellu Tissue Holdings, Inc. and Russell C. Taylor (incorporated by reference to Exhibit 10.8 of Cellu Tissue’s Annual Report on Form 10-K for the fiscal year ended February 28, 2006)

10.9	Bonus Agreement, dated as of March 27, 2006, between Cellu Tissue Holdings, Inc. and Dianne M. Scheu (incorporated by reference to Exhibit 10.9 of Cellu Tissue’s Annual Report on Form 10-K for the fiscal year ended February 28, 2006)

10.10	Bonus Agreement, dated as of March 27, 2006, between Cellu Tissue Holdings, Inc. and Steven Ziessler (incorporated by reference to Exhibit 10.10 of Cellu Tissue’s Annual Report on Form 10-K for the fiscal year ended February 28, 2006)

Exhibit No.
10.11		Restricted Stock Agreement, dated as of March 27, 2006, between Cellu Paper Holdings, Inc. and Dianne M. Scheu (incorporated by reference to Exhibit 10.11 of Cellu Tissue’s Annual Report on Form 10-K for the fiscal year ended February 28, 2006)

10.12		Restricted Stock Agreement, dated as of March 27, 2006, between Cellu Paper Holdings, Inc. and Steven Ziessler (incorporated by reference to Exhibit 10.12 of Cellu Tissue’s Annual Report on Form 10-K for the fiscal year ended February 28, 2006)

10.13		Cellu Tissue Holdings, Inc. Severance Pay Plan (incorporated by reference to Exhibit 10.8 of Cellu Tissue’s Annual Report on Form 10-K for the fiscal year ended February 28, 2005)

10.14	†	Agreement and Plan of Merger, dated as of May 8, 2006, by and among Cellu Parent Corporation, Cellu Acquisition Corporation and Cellu Paper Holdings, Inc. (incorporated by reference to Exhibit 10.14 of Cellu Tissue’s Annual Report on Form 10-K, filed with the SEC on May 9, 2006) and schedules and exhibits thereto

10.15	†	Credit Agreement, dated as of June 12, 2006, among Cellu Paper Holdings, Inc., Cellu Tissue, as U.S. Borrower, Interlake Acquisition Corporation Limited, a subsidiary of Cellu Tissue, as Canadian Borrower, the loan guarantors party thereto, JPMorgan Chase Bank, N.A., as U.S. Administrative Agent, JPMorgan Chase Bank, N.A. Toronto Branch, as Canadian Administrative Agent, and the lenders party thereto (incorporated by reference to Exhibit 10.3 of Cellu Tissue’s Current Report on Form 8-K, filed with the SEC on June 16, 2006) and schedules and exhibits thereto

10.16	†	Merger Agreement among Cellu Tissue, Cellu City Acquisition Corporation, Wayne Gullstad as the Shareholders’ Representative and CityForest Corporation, dated February 26, 2007 (incorporated by reference to Exhibit 10.1 of Cellu Tissue’s Current Report on Form 8-K, filed with the SEC on March 1, 2007) and schedules and exhibits thereto

10.17	†	First Amendment, dated March 21, 2007, to Credit Agreement, dated June 12, 2006, among Cellu Tissue, as U.S. Borrower, Interlake Acquisition Corporation Limited, a subsidiary of Cellu Tissue, as Canadian Borrower, certain subsidiaries of Cellu Tissue, Cellu Paper Holdings, Inc., the parent corporation of Cellu Tissue, JPMorgan Chase Bank, N.A. and JPMorgan Chase Bank, N.A., Toronto Branch (incorporated by reference to Exhibit 10.3 of Cellu Tissue’s Current Report on Form 8-K/A, filed with the SEC on March 27, 2007) and schedules and exhibits thereto

10.18	†	Amended and Restated Reimbursement Agreement, dated March 21, 2007, between Cellu Tissue-CityForest LLC and Associated Bank, National Association (incorporated by reference to Exhibit 10.4 of Cellu Tissue’s Current Report on Form 8-K/A, filed with the SEC on March 27, 2007) and schedules and exhibits thereto

10.19		Loan Agreement, dated March 1, 1998, between CityForest Corporation and City of Ladysmith, Wisconsin (incorporated by reference to Exhibit 10.5 of Cellu Tissue’s Current Report on Form 8-K/A, filed with the SEC on March 27, 2007)

10.20		Guaranty, dated March 1, 1998, executed by Cellu Tissue in favor of Associated Bank, National Association (incorporated by reference to Exhibit 10.7 of Cellu Tissue’s Current Report on Form 8-K/A, filed with the SEC on March 27, 2007)

10.21		Employment Agreement, dated August 6, 2007, between David Morris and Cellu Tissue (incorporated by reference to Exhibit 10.1 of Cellu Tissue’s Quarterly Report on Form 10-Q for the quarter ended August 30, 2007)

10.22	†	Asset Purchase Agreement, dated July 2, 2008, between Cellu Tissue Holdings, Inc. and Atlantic Paper & Foil Corp. of N.Y., Atlantic Lakeside Properties, LLC, Atlantic Paper & Foil, LLC, Atlantic Paper & Foil of Georgia, LLC and Consumer Licensing Corporation, as Sellers (incorporated by reference to Exhibit 10.1 of Cellu Tissue’s Current Report on Form 8-K, filed with the SEC on July 8, 2008) and schedules and exhibits thereto

Exhibit No.
10.23		Second Amendment, dated July 2, 2008, to the Credit Agreement, dated June 12, 2006, among Cellu Tissue, as U.S. Borrower, Interlake Acquisition Corporation Limited, a subsidiary of Cellu Tissue, as Canadian Borrower, certain subsidiaries of Cellu Tissue, Cellu Paper Holdings, Inc., JPMorgan Chase Bank, N.A. and JPMorgan Chase Bank, N.A., Toronto Branch. (incorporated by reference to Exhibit 10.7 of Cellu Tissue’s Current Report on Form 8-K, filed with the SEC on July 8, 2008)

10.24		Third Amendment, dated September 26, 2008, to the Credit Agreement, dated June 12, 2006, among Cellu Tissue, as U.S. Borrower, Interlake Acquisition Corporation Limited, a subsidiary of Cellu Tissue, as Canadian Borrower, certain subsidiaries of Cellu Tissue, Cellu Paper Holdings, Inc., JPMorgan Chase Bank, N.A. and JPMorgan Chase Bank, N.A., Toronto Branch (incorporated by reference to Exhibit 10.7 of Cellu Tissue’s Quarterly Report on Form 10-Q, filed with the SEC on October 10, 2008)

10.25	†	Fourth Amendment, dated May 19, 2009, to the Credit Agreement, dated June 12, 2006, among Cellu Tissue, as U.S. Borrower, Interlake Acquisition Corporation Limited, a subsidiary of Cellu Tissue, as Canadian Borrower, certain subsidiaries of Cellu Tissue, Cellu Paper Holdings, Inc., JPMorgan Chase Bank, N.A. and JPMorgan Chase Bank, N.A., Toronto Branch (incorporated by reference to Exhibit 99.1 of Cellu Tissue’s Current Report on Form 8-K dated June 3, 2009) and schedules and exhibits thereto

10.26		Second Amended and Restated Intercreditor Agreement, dated as of June 3, 2009, among Cellu Tissue Holdings, Inc., The Bank of New York Mellon Trust Company, N.A., as note collateral agent, JPMorgan Chase Bank, N.A., as U.S. Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent and The Bank of New York Mellon Trust Company, N.A., as prior collateral agent (incorporated by reference to Exhibit 10.2 of Cellu Tissue’s Current Report on Form 8-K dated June 3, 2009)

10.27	†	Note Security Agreement, dated as of June 9, 2006, by and among Cellu Tissue Holdings, Inc., and certain of its subsidiaries and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent (incorporated by reference to Exhibit 10.1 of Cellu Tissue’s Current Report on Form 8-K dated June 3, 2009) and schedules and exhibits thereto

10.28	†	Pledge and Security Agreement, dated as of June 12, 2006, by and among Cellu Paper Holdings, Inc., Cellu Tissue Holdings, Inc. and certain of its subsidiaries and JPMorgan Chase Bank, N.A., as U.S. Administrative Agent and schedules and exhibits thereto

10.29		Corporate Bonus Plan, Fiscal Year 2009 (incorporated by reference to Exhibit 10.34 to Cellu Tissue’s Annual Report on Form 10-K, filed with the SEC on May 8, 2009)

10.30		Corporate Bonus Plan, dated June 21, 2007 (incorporated by reference to Exhibit 10.26 of Cellu Tissue’s Annual Report on Form 10-K/A, filed with the SEC on February 3, 2009)

10.31		Performance Stock Option Agreement by Cellu Parent Corporation to David Morris, dated April 13, 2009 (incorporated by reference to Exhibit 10.1 of Cellu Tissue’s Quarterly Report on Form 10-Q, filed with the SEC on July 2, 2009)

10.32		Performance Stock Option Agreement by Cellu Parent Corporation to Steven Ziessler, dated April 13, 2009 (incorporated by reference to Exhibit 10.2 of Cellu Tissue’s Quarterly Report on Form 10-Q, filed with the SEC on July 2, 2009)

10.33		Performance Stock Option Agreement by Cellu Parent Corporation to Russell Taylor, dated April 13, 2009 (incorporated by reference to Exhibit 10.3 of Cellu Tissue’s Quarterly Report on Form 10-Q, filed with the SEC on July 2, 2009)

10.34	†	Form of Indemnity Agreement to be entered into between Cellu Tissue and its directors and executive officers

Exhibit No.
10.35†	Form of Indemnity Agreement to be entered into between Cellu Tissue and representatives of Weston Presidio

10.36†	Cellu Tissue Holdings, Inc. Annual Executive Bonus Program

10.37**	Form of Cellu Tissue Holdings, Inc. 2010 Equity Compensation Plan

10.38†	Form of Amendment Number One to the Cellu Parent Corporation 2006 Stock Option and Restricted Stock Plan

10.39†	Form of Amendment Number Two to the Cellu Parent Corporation 2006 Stock Option and Restricted Stock Plan

10.40†	Form of Shareholders’ Agreement by and between Cellu Tissue and Weston Presidio V, L.P.

10.41	Fifth Amendment, dated December 4, 2009, to the Credit Agreement, dated June 12, 2006, among Cellu Tissue, as U.S. Borrower, Interlake Acquisition Corporation Limited, a subsidiary of Cellu Tissue, as Canadian Borrower, certain subsidiaries of Cellu Tissue, Cellu Paper Holdings, Inc., JPMorgan Chase Bank, N.A. and JPMorgan Chase Bank, N.A., Toronto Branch (incorporated by reference to Exhibit 10.1 of Cellu Tissue’s Current Report on Form 8-K, filed with the SEC on December 9, 2009)

10.42	First Amendment, dated December 4, 2009, to the Amended and Restated Reimbursement Agreement, dated March 21, 2007, between Cellu Tissue-CityForest LLC and Associated Bank, National Association (incorporated by reference to Exhibit 10.2 of Cellu Tissue’s Current Report on Form 8-K, filed with the SEC on December 9, 2009)

10.43**	Form of Amendment to Employment Agreement between Russell C. Taylor and Cellu Tissue

10.44**	Form of Amendment to Employment Agreement between Steven D. Ziessler and Cellu Tissue

10.45**	Form of Amendment to Employment Agreement between David J. Morris and Cellu Tissue

10.46**	Form of Option Certificates pursuant to the Cellu Tissue Holdings, Inc. 2010 Equity Compensation Plan

10.47**	Form of Stock Grant Certificates pursuant to the Cellu Tissue Holdings, Inc. 2010 Equity Compensation Plan

21.1	List of subsidiaries of Cellu Tissue (incorporated by reference to Exhibit 21.1 to Cellu Tissue’s Annual Report on Form 10-K, filed with the SEC on May 8, 2009)

23.1**	Consent of King & Spalding LLP (included as part of its opinion filed as Exhibit 5.1 hereto)

23.2**	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.3**	Consent of Ernst & Young LLP, independent registered public accounting firm

23.4**	Consent of Ernst & Young LLP, independent auditors

23.5**	Consent of BDO Seidman, LLP, independent certified public accounting firm

23.6†	Consent of Cynthia T. Jamison

23.7†	Consent of Joseph T. Troy

23.8†	Consent of Gordon A. Ulsh

23.9†	Consent of Steven D. Ziessler

24.1	Powers of Attorney (included on signature pages)

*	To be filed by amendment.
**	Filed herewith.
†	Previously filed.